PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-296767

Robo.ai Inc.

UP TO 22,343,750 CLASS B ORDINARY SHARES

This prospectus relates to the offer and sale from time to time by the selling shareholder identified herein (the “Selling Shareholder”) of up to 22,343,750 Class B ordinary shares, par value US$0.002 per share (the “Class B ordinary shares”), of Robo.ai Inc. (the “Company”), consisting of up to 22,343,750 Class B ordinary shares issuable to the Selling Shareholder upon the conversion or otherwise pursuant to the terms of two convertible promissory notes in an aggregate principal amount of up to US$13.0 million issued or issuable to the Selling Shareholder pursuant to that certain Securities Purchase Agreement, dated as of December 10, 2025, by and between the Company and the Selling Shareholder (the “Original Securities Purchase Agreement”, and such notes, the “Notes”), as amended by that certain Amendment to Securities Purchase Agreement, dated as of June 5, 2026 (the “SPA Amendment”, and together with the Original Securities Purchase Agreement, the “Securities Purchase Agreement”), based on a conversion premium of 110% and the current floor price of the Third Note (as defined below) of US$0.64 per share.

This prospectus also covers any additional Class B ordinary shares that may become issuable by reason of share splits, share dividends, or other anti-dilution events described in the Notes. The actual number of Class B ordinary shares issuable by us pursuant to any conversions or otherwise pursuant to the terms of the Notes will vary depending on the then-current market price of our Class B ordinary shares and in accordance with the terms and conditions of the Notes.

We provide more information about how the Selling Shareholder may sell or otherwise dispose of Class B ordinary shares offered for resale pursuant to this prospectus in the section entitled “Plan of Distribution” on page 122. We will bear all costs, expenses, and fees in connection with the registration of the Class B ordinary shares offered hereby. The Selling Shareholder will receive all commissions and discounts, if any, attributable to its sales of the Class B ordinary shares offered hereby.

The Class B ordinary shares registered herein are identified in this prospectus as the “Registered Securities.” We will not receive any proceeds from any sale of the Registered Securities by the Selling Shareholder. We will pay the expenses associated with registering the resale of the Registered Securities by the Selling Shareholder, as described in more details in the section titled “Plan of Distribution” on page 122.

The Class B ordinary shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbol “AIIO”. On July 9, 2026, the closing price of the Class B ordinary shares on Nasdaq was US$3.40.

We are also a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the “short-swing” profit recovery provisions under Section 16 of the Exchange Act and our principal shareholders are exempt from the reporting provisions thereof. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. See “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

In addition, as of July 10, 2026, Mr. Alan Nan Wu, the Executive Chairman of our Board of Directors, indirectly owned 8,817,501 Class A ordinary shares and 8,622 Class B ordinary shares through Muse Limited, a Cayman Islands company wholly owned by him, and directly owned 440,160 Class B ordinary shares. These ordinary shares represent approximately 57.4% of the aggregate voting power of our total issued and outstanding share capital. As a result, we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. See “Prospectus Summary — Implications of Being a Controlled Company.”

Robo.ai Inc. is not an operating company, but a holding company incorporated in the Cayman Islands with its headquarters in Dubai, UAE. ROBO.AI Holding Limited, a company incorporated in the Cayman Islands and Robo.ai Inc.’s wholly-owned subsidiary, conducts its operations through Roboai Investments L.L.C-FZ, as well as various subsidiaries in Dubai. The securities registered herein are securities of Robo.ai Inc., not those of its operating subsidiaries. Therefore, investors in Robo.ai Inc. are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company.

This holding company structure involves unique risks to investors. As a holding company, Robo.ai Inc. may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to Robo.ai Inc. may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. See “Prospectus Summary — Our Corporate Structure.” Unless otherwise stated or unless the context otherwise requires, references in this prospectus to “Robo.ai,” “we,” “us,” “our,” “the Company” and “our company” are to Robo.ai Inc. (formerly known as NWTN Inc.) and its subsidiaries.

Additionally, as a result of our corporate structure, our ability to pay dividends depends upon dividends paid by our subsidiaries in the UAE. If our existing subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to Robo.ai Inc. Any determination to pay dividends in the future will be at the discretion of Robo.ai Inc.’s board of directors.

On December 16, 2021, the Public Company Accounting Oversight Board, or the PCAOB, issued a report notifying the Securities Exchange Commission, or the SEC, of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong. Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC will prohibit our ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. The delisting of our ordinary shares, or the threat of them being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. Our former auditor, Assentsure PAC, an independent registered accounting firm based in Singapore (PCAOB ID: 6783), has been subject to inspections by the PCAOB on a regular basis to assess its compliance with the applicable professional standards and was not subject to the determination announced by the PCAOB on December 16, 2021. Our current auditor, OneStop Assurance PAC (“Onestop”), is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Our auditor, OneStop Assurance PAC, the independent registered public accounting firm as an auditor of companies whose shares are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect on December 17, 2020, and it is currently subject to PCAOB inspections, having its last inspection on July 13, 2023. The PCAOB currently has access to inspect the working papers of our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in Mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. For a detailed discussion, see “Risk Factors — Risks Relating to the Regions in Which We Operate — Our ordinary shares may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act in the future, if the PCAOB is unable to inspect and investigate completely our auditor. The delisting of and prohibition from trading our ordinary shares, or the threat of their being delisted and prohibited from trading, may cause the value of our ordinary shares to significantly decline or be worthless.”

We implemented a 1-for-20 reverse stock split of all classes of our ordinary shares effective on April 6, 2026 pursuant to which every 20 ordinary shares was combined into one ordinary share. As a result of the reverse stock split, the par value of the Class A ordinary shares and Class B ordinary shares changed from US$0.0001 each to US$0.002 each. Unless otherwise noted herein, all share and per share information in this prospectus give effect to the reverse stock split.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 10, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the SEC by Robo.ai Inc. The Selling Shareholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by us and the Selling Shareholder and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on the information contained in this prospectus or any supplement. Neither we nor the Selling Shareholder have authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor the Selling Shareholder take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. Neither we nor the Selling Shareholder are making an offer to sell the Registered Securities in any jurisdiction where the offer or sale thereof is not permitted, nor have we or the Selling Shareholder taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Registered Securities and the distribution of this prospectus outside the United States.

References to “U.S. Dollars,” “USD,” “US$,” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which it operates, including our general expectations and market position, market size, market opportunity, market share and other management estimates, is based on information obtained from industry publications and reports and forecasts provided to us, including an independent market research carried out by Frost & Sullivan and commissioned by us. In some cases, we do not expressly refer to the sources from which this information is derived. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information.

We have not independently verified the accuracy or completeness of any such information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, amongst other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “preliminary,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including, but not limited to statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, and the markets in which we operate.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        the ability to maintain the listing of Robo.ai Inc.’s securities on the Nasdaq Capital Market;

•        our market opportunity and our ability to acquire new customers and retain existing customers;

•        our ability to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing client needs, requirements or preferences;

•        the timing and impact of our growth initiatives on our future financial performance;

•        the occurrence of one or more high profile accidents by autonomous driving vehicles that result in lower customer demand or more stringent regulations in one or more jurisdictions in which we intend to operate;

•        our ability to execute our business model, including market acceptance of our planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

•        alternative autonomous driving products and technological improvements by our peers and competitors;

•        our ability to raise capital;

•        the possibility that we may be adversely affected by other economic, business and/or competitive factors, which might be beyond our control;

•        changes in applicable laws or regulations; and

•        the other risks and uncertainties described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

We caution you against placing undue reliance on forward-looking statements, which reflect current expectations and beliefs and are based on information available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. You should read these statements in conjunction with the risk factors disclosed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of this prospectus. Those risks are not exhaustive. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement.

We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled “Where You Can Find Additional Information.”

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “the Company,” “the registrant,” “our company,” “the Group,” “we,” “us,” “our,” “ours,” and “Robo.ai” refer to Robo.ai Inc. (formerly known as NWTN Inc.), an exempted company incorporated under the laws of the Cayman Islands, and its subsidiaries. In this prospectus:

•        “$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

•        “Fifth Amended and Restated Memorandum and Articles of Association” means the fifth amended and restated memorandum and articles of association of Robo.ai Inc., dated April 6, 2026.

•        “Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 15, 2022, as amended as of September 28, 2022, by and among Robo.ai Inc. (formerly known as NWTN Inc.), East Stone, ICONIQ, Muse Merger Sub I Limited, Muse Merger Sub II Limited and Navy Sail International Limited.

•        “Business Combination” means the Mergers and the other transactions contemplated by the Business Combination Agreement and related ancillary documents.

•        “Closing” or “Closing Date” means the closing of the Business Combination, or November 11, 2022.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “East Stone” means East Stone Acquisition Corporation, a British Virgin Islands business company.

•        “EarlyBird” refers to EarlyBird Capital, Inc.

•        “EV” refers to electric vehicle.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “Frost & Sullivan” means Frost & Sullivan (Beijing) Inc., an experienced consultant in the PRC and global EV industry, who has been engaged by ICONIQ as an independent consultant to provide an industry report (the “Frost & Sullivan Report”) for use in whole or in part by the Company.

•        “I-Bankers” refers to I-Bankers Securities, Inc.

•        “ICONIQ” means ICONIQ Holding Limited, a Cayman Islands exempted company.

•        “JOBS Act” means the Jumpstart Our Business Startups Act.

•        “Listing Rules of Nasdaq” refers to the listing rules of Nasdaq Stock Market LLC.

•        “Mainland China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.

•        “Nasdaq” means the Nasdaq Stock Market LLC.

•        “PIPE” means the issuance and sale by Robo.ai Inc. of the PIPE Shares to the PIPE Investors, pursuant to the Subscription Agreements.

•        “PIPE Investors” means the two accredited investors that each respectively entered into a Subscription Agreement with East Stone and Robo.ai Inc. (formerly known as NWTN Inc.) on June 15, 2022 and September 23, 2022, namely the June PIPE Investor and the September PIPE Investor, respectively.

•        “PIPE Shares” means up to 38,986,354 Class B ordinary shares issued to the PIPE Investors in accordance with the Subscription Agreements.

•        “PRC” or “China” refers to the People’s Republic of China.

•        “Class A ordinary shares” means the class A ordinary shares, par value $0.002 per share, of Robo.ai Inc., each of which is entitled to twenty-five (25) votes.

•        “Class B ordinary shares” means the class B ordinary shares, par value $0.002 per share, of Robo.ai Inc., each of which is entitled to one (1) vote.

•        “Representative’s Warrants” means the 690,000 warrants of East Stone issued to I-Bankers and EarlyBird, in connection with their services as underwriters for East Stone’s initial public offering, and which were converted upon the consummation of the Business Combination into warrants of Robo.ai Inc., each of which entitles the holder thereof to purchase one full Class B ordinary share in lieu of one ordinary share of East Stone.

•        “RMB” and “Renminbi” each refers to the legal currency of the People’s Republic of China, excluding, for the purpose of this definition, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.

•        “SAFE” means the State Administration of Foreign Exchange of the PRC, or, where the context permits, its designated local authorities.

•        “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “U.S.” means the United States of America.

•        “U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

We report financial results in U.S. dollars, and a material portion of its sales and operating costs are realized in currencies other than the U.S. dollar. As such, we are exposed to currency risk due to cash, trade and other receivables, borrowings and trade and other payables denominated in foreign currency, being primarily the U.S. dollar. If the value of any currencies in which sales are realized, particularly Renminbi, depreciates relative to the U.S. dollar, our foreign currency revenue will decrease when translated to U.S. dollars for reporting purposes. In addition, any depreciation in foreign currencies could result in higher local prices, which may negatively impact local demand and have a material adverse effect on our business, results of operations or financial condition. Alternatively, if the value of any of the currencies in which operating costs are realized appreciates relative to the U.S. dollar, our operating costs will increase when translated to U.S. dollars for reporting purposes.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in this prospectus. You should carefully consider, among other things, our consolidated financial statements and the related notes, “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Result of Operations” included elsewhere in this prospectus. For additional information, see “Where You Can Find Additional Information” in this prospectus.

Robo.ai Inc.

Overview

Headquartered in Dubai, UAE, we strive to offer vehicles that embody a “passenger-centric” design philosophy. Our innovative vehicle designs integrate technologies such as digital connectivity and autonomous driving to deliver outstanding travel experience to passengers. Since our rebranding in August 2025, we have been strategically shifting into a decentralized, AI-powered intelligent asset platform that integrates smart vehicles, robotics, and blockchain. See “— Recent Development.” Our mission is to build a global AI asset platform that connects AI terminals across industries, empowers users with intelligent infrastructure, and reshapes how value is created and exchanged worldwide. Our vision is to pioneer an intelligent future with an AI-powered smart mobility, smart device, and smart asset ecosystem.

We have historically focused on the development of a portfolio of electric vehicles, or EVs, including MUSE and autonomous logistics vehicles, which are planned to be equipped with autonomous driving technology and digital connectivity through collaboration with strategic partners. The vehicles provide a unique insight into our design DNA and will help anchor our brand positioning as we progressively launch our vehicle portfolio. We envision each of the vehicles to be one enhanced with perception, reasoning, and actuating devices that enhance the riding experience. We are systematically expanding into the smart mobility solutions sector as part of our ongoing transition toward an AI-powered smart mobility ecosystem. Moreover, by partnering with automotive engineering service providers, we have adopted an asset-light manufacturing model, which we believe allows us to lower our initial capital expenditures and ramp up the production and commercialization of our products efficiently. Furthermore, we have established strategic collaborations to jointly develop and deploy electric and autonomous mobility and smart logistics solutions in key international markets to further support our transformation. See “— Recent Development.” We continue to explore opportunities with new partners to enhance product features and to develop new models that can leverage economy of scale from our existing product platforms and technologies, which will help attract external resources, reinforce our brand, and generate additional revenue. See “Business — Manufacturing — Our Asset-Light Manufacturing Model.”

We believe that in recent years, the demand growth in the global passenger vehicle markets has been fueled by increases in per capita income, adoption of electric vehicles, and significant advancement in technologies such as advanced driver assistance system, or ADAS. While electric vehicles remain an important part of our business, we are progressively broadening our focus to adjacent intelligent mobility areas such as autonomous logistics and electric vertical take-off and landing aircrafts, or eVTOL, supported by our evolving AI and digital technology capabilities.

Our Competitive Strengths

•        Differentiated passenger experience that advocate a unique and personalized lifestyle;

•        Redefining EVs with style, ample cabin space, and leading technologies;

•        Strategic partnerships with industry leading suppliers; and

•        Experienced and visionary management team with a track record of success.

Our Growth Strategies

•        Enhance AI-powered technologies;

•        Expand intelligent hardware portfolio and market reach;

•        Integrate smart assets with decentralized infrastructure; and

•        Execute through an asset-light model.

Recent Developments

We recently have diversified our business and initiated a strategic transformation from primarily developing electric vehicles to building a global AI asset platform. To support this transition, we have entered into several strategic cooperation agreements with industry and technology partners to jointly develop and commercialize next-generation intelligent products. As our new initiatives are still at an early stage and involve areas where we have limited operating experience, there is uncertainty as to whether our transformation will be successful. See “Risk Factors — Risks Relating to Our Business — Our ongoing business transformation and limited operating history make it difficult to evaluate our prospects and the risks and challenges we may encounter.”

Rabdan Discontinuation

The Company has developed its major product line of Rabdan branded vehicles, including the Rabdan One model, which was the first NEV awarded a “Made in the Emirates” certificate in the UAE. The Company has marketed three Rabdan models, Rabdan One, Rabdan Five (which was discontinued shortly upon the launch) and Rabdan Seven, to its customers, each of which have been jointly developed by the Company and its partners in China. The Company holds registered trademarks for Rabdan One and Rabdan Seven in the UAE. In the fiscal years ended December 31, 2023, 2024, and 2025, the Company assembled and delivered 889 Rabdan-branded vehicles to its customers.

In March 2024, the Company immediately suspended new orders of Rabdan branded vehicles and engaged in discussions for collaborations with Rabdan Motors LLC, an entity set up by the UAE authority to develop a premium automotive product line under Rabdan brand.

In connection with the discontinuance of the Rabdan branded vehicles, we initiated a workforce restructuring plan beginning in January 2024. As of December 31, 2024, we had reduced our workforce by 222 employees and recognized severance-related charges totaling US$1.7 million, which were recorded within general and administrative expenses, selling expenses, and research and development expenses in our consolidated statement of operations for the year then ended.

In the event we may incur additional severance costs in future periods as the restructuring plan progresses, such costs will be recognized in the period in which they become probable and reasonably estimable, in accordance with ASC 420-10.

Strategic Partnership with W Motors

Partnership with W Motors Dubai Branch

On October 9, 2025, we through one of our wholly-owned subsidiaries, Astra Mobility Meta (Cayman) Limited, entered into a partnership agreement with W Motors Dubai Branch, a company providing turnkey mobility services with in-house design, engineering, and manufacturing capabilities and mobility fleet solutions to governments and corporates in the Middle East and North Africa region, to establish a strategic collaboration focusing on the joint development, procurement, and deployment of electric and autonomous vehicle solutions in the Middle East and other target markets.

Pursuant to this partnership agreement, we and W Motors Dubai Branch will collaborate on the design, engineering, prototyping, and manufacturing of last-mile delivery vehicles, multi-purpose autonomous vehicles (including autonomous delivery solutions), and electric utility vehicles tailored to the operational needs of W Motors’ clients. Upon successful development and testing of such vehicles, W Motors Dubai Branch has committed to procure 30,000 vehicles over a period of five years. The partnership agreement further provides W Motors Dubai Branch with exclusivity for manufacturing such vehicles, subject to limitations. If we terminate the partnership agreement prior to the completion of this project, we are required to refund any development payments made by W Motors Dubai Branch.

Strategic Cooperation with JW Group

Joint Venture with JW Global Holding L.L.C-FZ

On September 19, 2025, we through an affiliate entered into another joint venture agreement with JW Global Holding L.L.C-FZ to establish a joint venture in the United Arab Emirates under Abu Dhabi Global Market or Dubai International Financial Centre regulations under the proposed name “RJ Investment L.L.C.-FZ”, subject to regulatory approval. The joint venture will engage in the import, purchase, marketing, and sale of commercial vehicles (battery or internal combustion engine powered) and provision of related aftersales service within Pakistan, the Gulf, and Arabian Peninsula region.

Pursuant to the joint venture agreement, we through our affiliate will hold 51% of the joint venture’s equity interest and JW Global will hold 49%. we will contribute our commercial vehicle supply chain resources and network in China, while JW Global will contribute its commercial vehicle importation, distribution, sales, service resources, and network within the designated territory. We and JW Global also will make proportionate cash contributions as required to meet registered capital requirements and the need of initial seed funding in the amount of US$5,000. Future capital contribution will be subject to the approval of the board of directors of the joint venture.

The joint venture agreement further provides for the creation of a management equity incentive pool within 90 days after the incorporation of the joint venture, representing 20% of the fully diluted share capital, to be allocated from the parties’ equity, resulting in fully diluted holdings of 40.8% of the joint venture’s equity interest by our affiliate, 39.2% by JW Global, and 20% by the management. The vesting of management equity pool will be contingent upon the achievement of certain key performance indicators. All shareholder rights and obligations associated with the management equity pool are fully delegated to and will be exclusively exercised by our affiliate.

The board of the joint venture will comprise five members, of whom three (including the chairman) will be appointed by us and two by JW Global. The chief executive officer of the joint venture will be jointly appointed by both parties, while the chief financial officer will be appointed by us.

The joint venture agreement has a term of 20 years and may be renewed by mutual written consent. As of the date of this prospectus, the joint venture has not yet been formally established.

Joint Venture with EVT Aerotechnics (Nanjing) Co., Ltd.

On September 6, 2025, we entered into a cooperation agreement with EVT Aerotechnics (Nanjing) Co., Ltd. (“EVT”), an eVTOL R&D and manufacturing enterprise in China, to establish a joint venture company in the United Arab Emirates. The joint venture will be engaged in (i) the global sales of eVTOL, (ii) the establishment of an eVTOL semi-knocked down or completely knocked down factory in the UAE, (iii) the global distribution of eVTOL aircraft under the “RoVtol” brand, and (iv) the localized development of eVTOL aircrafts based on existing products and tailored for the local market.

We will contribute assembly facilities, government relations resources, regulatory approval support, market access support, global market development, and ongoing research and development funding support. EVT will contribute an exclusive license (which is valid for five years) for eVTOL technology and products outside of mainland China, together with technical support and personnel training services. We and EVT will hold 51% and 49% of the equity interest in the joint venture, respectively.

Pursuant to the cooperation agreement, the board of directors of the joint venture shall consist of five members, of which we shall nominate three and EVT shall nominate two. In addition, we are entitled to appoint the chairman of the board and the chief financial officer and EVT has the right to nominate the chief executive officer, whose nomination is subject to the approval of the board of the joint venture.

We executed definitive agreements with EVT, including shareholder agreements, articles of association, technology license agreements and other relevant agreements that govern the joint venture’s formal establishment and operations on September 29, 2025.

The joint venture, Rovtol International Limited, was incorporated in the Cayman Islands effective October 13, 2025. We through our wholly-owned subsidiary, Rovtol Limited, holds 51% of the equity interest in the joint venture, and EVT holds the remaining 49%.

Our Recent Acquisitions

Strategic Investment in Aitos.io Pte. Ltd.

On September 18, 2025, we entered into a share purchase agreement with two shareholders of Aitos.io Pte. Ltd., a technology company focusing on the decentralized physical infrastructure networks, and Mobius Technology Limited, a company incorporated under the laws of British Virgin Islands which consists of the key executives and digital asset experts of Aitos.io Pte. Ltd. The two sellers are Mobius Technology Co., Limited, a company incorporated under the laws of Hong Kong SAR, and Dreamwork International Investments Ltd., a company incorporated under the laws of British Virgin Islands.

Pursuant to the purchase agreement, we agreed to purchase from the sellers an aggregate of 1,745 ordinary shares of Aitos.io Pte. Ltd., representing 16.58% of its issued and outstanding shares, for a total consideration of US$8.29 million, payable in 5,181,250 Class B ordinary shares of our company at US$1.6 per share, within fifteen business days from the execution of the purchase agreement. In addition, we agreed to issue 6,000,000 Class B ordinary shares to the core management team as performance incentives and retention bonus upon the closing. The shares issued thereunder are subject to transfer restrictions and will be unlocked in two tranches: 50% three months after the closing and the remaining 50% six months after the closing. We will receive 8.29% of Aitos.io’s issued and outstanding shares, on the date that is three months following the closing and the remaining 50% on the date that is six months following the closing.

We will be entitled to appoint one new director to Aitos.io’s board of directors within five business days after the Closing. As of the date of this prospectus, this transaction has not been closed. We have issued 4,922,930 shares to Mobius Technology Co., Limited, 6,000,000 shares to Mobius Technology Limited, and 258,320 shares to Dreamwork International Investments Ltd.

Acquisition of Chinasky Car Trading FZE

We entered into a share purchase agreement dated as of February 19, 2026 through our indirectly wholly owned subsidiary, Robo.ai Investments L.L.C.-FZ, with Yuntao Liu, the 100% equity owner of Chinasky Car Trading FZE, an automobile trading company incorporated in Dubai under the laws of United Arab Emirates.

Pursuant to the share purchase agreement, Robo.ai Investments L.L.C.-FZ will acquire from the Seller 51% of the issued and outstanding shares of the Target, for a total consideration of US$1,000,000, payable in 7,388,799 Class B ordinary shares of the Company (the “Consideration Shares”). The Consideration Shares are subject to a lock-up period of 4 years commencing on the closing date and will be released in four equal annual tranches on each of the first four anniversaries of the closing date. Closing will occur on or before March 31, 2026 or on a later date as mutually agreed in writing, provided that all conditions precedent have been satisfied or waived. As of the date of this prospectus, the transaction has not been closed.

Acquisition of Neurovia AI Limited

Pursuant to the terms of a Share Purchase Agreement dated as of 4 May, 2026, the Company acquired 100% of the issued and outstanding equity interests of Neurovia AI. Following the Closing Date, Neurovia AI operates as a wholly-owned subsidiary of Robo.ai Inc. The Acquisition expands the Company’s strategic footprint into the visual data infrastructure market for Physical Artificial Intelligence (“Physical AI”) and establishes a regional operational hub in the Middle East. The transaction was closed and completed on 18 May, 2026.

The exponential growth of unstructured visual data generated by cameras, sensors, autonomous systems, and surveillance infrastructure has created structural bottlenecks in storage costs, transmission bandwidth, and computing energy consumption. Traditional video compression standards rely on lossy methodologies such as frame dropping, pixel reduction, and format conversion, requiring dedicated decompression hardware or software and introducing latency, signal degradation, and system friction.

Neurovia AI possesses visual data processing platform, NeuroStream™, based on a Bitmap Vectorization Algorithm that transforms visual data into vectorized mathematical representations. Unlike traditional codecs, NeuroStream™ processes video files without requiring decompression, preserves native file formats (including resolution, frame rate, timestamps, and metadata), and maintains 100% compatibility with existing video management systems, playback devices, and artificial intelligence recognition algorithms.

The Acquisition enables the Company to:

•        Integrate high-fidelity, low-energy, lossless compression technology into its broader AI machine economy ecosystem;

•        Address critical infrastructure needs in public security, smart cities, and satellite communications;

•        Capture a portion of the estimated total addressable market of AI and automation, cloud storage and edge infrastructure, and autonomous mobility sectors

As an overview, Neurovia AI is a data technology company focused exclusively on providing visual data infrastructure for Physical AI. The company’s core mission is to transition traditional visual data architectures from “Human Seeing” to “Machine Understanding” by solving the structural bottlenecks of storage costs, transmission bandwidth limitations, and excessive computing energy consumption driven by the growth of unstructured visual data.

Neurovia AI’s principal technological asset is the NeuroStream™ platform, developed upon Bitmap Vectorization Algorithm. The platform differs fundamentally from traditional lossy compression standards in the following respects:

No Decompression Required. Visual files processed by NeuroStream™ require no dedicated decompression software, decoding plug-ins, specialized hardware, or codec libraries for playback. Processed files are natively compatible with operating systems, mainstream media players, video management systems, and artificial intelligence recognition algorithms.

Native Format Preservation. The algorithm preserves all original file parameters, including resolution, frame rate, file format, timestamps, checksums, and metadata. The platform performs no frame dropping, pixel reduction, resolution downscaling, or format conversion.

Deterministic Mathematical Operations. The Bitmap Vectorization Algorithm uses deterministic, non-generative mathematical operations that eliminate invalid noise and optimize signal-to-noise ratio. The platform contains zero generative artificial intelligence hallucination, pixel fabrication, or content forgery mechanisms, ensuring processed data retains full evidentiary integrity for judicial, regulatory, and sovereign security applications.

Broad Hardware and System Compatibility. The NeuroStream™ platform features an agnostic architecture that embeds into existing video management systems, defense command centers, industrial monitoring systems, and cloud infrastructures. It natively supports mainstream surveillance hardware brands, and is fully compatible with standard video formats.

Artificial Intelligence Recognition Accuracy. Verified through mainstream recognition algorithms, machine recognition accuracy remains unchanged pre- and post-NeuroStream™ processing. In certain use cases, noise reduction improves artificial intelligence algorithm efficiency and stability.

Neurovia AI’s technology is under active proof-of-concept evaluation in the following sectors:

•        Public Security and Smart Cities:    Reducing long-term retention costs of massive surveillance data while maintaining evidentiary integrity;

•        Defense, Satellite, and Special Communications:    Enabling high-fidelity image transmission over narrow satellite bandwidth and short transmission windows;

•        Financial Regulatory Compliance:    Providing low-cost, compliant storage for dual-recording audio and video files subject to financial regulatory retention requirements; and

•        Industrial and Autonomous Systems:    Supporting smart manufacturing, autonomous mobility, and industrial computer vision applications.

Global Strategic Roadmap. The Company plans to use the Middle East as its initial core hub, subsequently expanding into the Asia-Pacific region (targeting smart manufacturing and mobility) and the European market (targeting healthcare and energy compliance).

Acquisition of QC Capital Limited

On June 12, 2026, our indirectly wholly owned subsidiary, Robo.ai Investments L.L.C.-FZ, entered into a share purchase agreement dated as of June 12, 2026 with all shareholders of QC Capital Limited, a technology company incorporated under the laws of the British Virgin Islands.

Pursuant to the share purchase agreement, Roboai Investments L.L.C-FZ will acquire from the sellers 100% of the issued and outstanding shares of the QC Capital limited, for a total consideration of US$60,000,000, payable in 20,491,805 Class B ordinary shares of the Company (the “Consideration Shares”). 97% of the Consideration Shares are subject to a lock-up period of 8 years commencing on the closing date and will be released in five equal annual tranches on each of the anniversaries after the closing date, starting from the fourth anniversary after the closing date, and 3% of the Considerations Shares are subject to lock-up until their registration. On June 15, 2026, we closed this acquisition and issued 20,491,805 Class B ordinary shares. 97% of the Consideration Shares, or 19,877,050 Class B ordinary shares are subject to terms of the lock-up period pursuant to the share purchase agreement. 3% of the Consideration Shares, or 614,755 Class B ordinary shares will be unlocked upon the effectiveness of a registration statement, which is expected by end of September 2026.

Risk Factors Related to the Acquisition

See “Item 3.    Key Information — Risk Factors — Risks Related to the Acquisition of Neurovia AI” for a discussion of risks associated with the integration of Neurovia AI’s business, dependence on proprietary technology, market adoption in the Middle East, regulatory compliance in multiple jurisdictions, and protection of intellectual property.

Recent Investment from Global Institutional Investors

Convertible Note Facility

On December 10, 2025, we entered into the Original Securities Purchase Agreement with the Selling Shareholder, pursuant to which we agreed to issue and sell, and the Selling Shareholder agreed to purchase, in multiple closings, subject to the satisfaction or waiver of certain closing conditions, convertible promissory notes (the “SPA Notes”) in an aggregate original principal amount of up to $80 million, which SPA Notes are convertible into Class B ordinary shares at a purchase price of US$920 per US$1,000 of principal amount.

Also on December 10, 2025, we completed the initial closing pursuant to the Securities Purchase Agreement (the “Initial Closing”) in which we issued and sold to the Selling Shareholder a Note in the aggregate principal amount of US$8.5 million (the “Initial Note”) for a purchase price of US$7.82 million. On May 14, 2026, we completed the second closing pursuant to the Securities Purchase Agreement (the “Second Closing”) in which we issued and sold to the Selling Shareholder a Note in the aggregate principal amount of $1.5 million (the “Second Note”) for a purchase price of $1.38 million.

On June 5, 2026, the Company and the Selling Shareholder entered into the SPA Amendment to revise the principal amount of, and closing conditions for, the issuance of the third Note (the “Third Note”) pursuant to the third closing (the “Third Closing”) and to add the issuance of an additional principal of SPA Notes upon the satisfaction of certain conditions (the “Fourth Closing”, and such Note, the “Fourth Note”). Pursuant to the SPA Amendment, on June 5, 2026, the Company issued the Third Note in the principal amount of $2.0 million for aggregate gross proceeds of $1.84 million.

Also pursuant to the SPA Amendment, the Company and the Selling Shareholder agreed that following (i) the effective date of the registration statement covering the resale of all of the Class B ordinary shares issuable upon conversion or otherwise pursuant to the terms of the Third Note and Fourth Note, and (ii) the Company’s receipt of written notice of from Nasdaq that the Company is in compliance with all continued listing requirements of the Nasdaq, the Company will issue and sell, and the Selling Shareholder will, purchase the Fourth Note in an aggregate principal amount of $11.0 million, subject to the satisfaction or waiver of certain closing conditions. The effectiveness of the registration statement of which this prospectus forms a part will satisfy one of the conditions to the issuance and sale of the Fourth Note. The aggregate principal amount of SPA Notes that may be issued and sold pursuant to the Securities Purchase Agreement remained unchanged as a result of the SPA Amendment.

Additional closings may be initiated by either party, subject to the satisfaction or waiver of certain closing conditions, including, but not limited to, minimum trading liquidity requirements, the effectiveness of a registration statement related to the resale of the Class B ordinary shares issuable upon the conversion or otherwise pursuant to the terms of the SPA Notes, limits on outstanding principal from prior tranches, and other customary equity conditions. The Selling Shareholder may waive any such conditions and may elect to initiate a closing at its discretion.

The SPA Notes mature two years after the applicable issuance date and bear no interest; however, the SPA Notes will bear interest at a rate of 14% per annum upon the occurrence of any Event of Default (as defined in the Securities Purchase Agreement) for so long as such event remains uncured. The SPA Notes rank pari passu with all other SPA Notes and are our senior obligations. The SPA Notes are convertible, in whole or in part at any time after issuance, into conversion shares in an amount equal to the (i) product of the principal being converting and 110%, divided by (ii) the lower of (A) the closing price on the day prior to the issuance date and (B) the greater of (I) 90% of the lowest daily VWAP (as defined in the Securities Purchase Agreement) during the 10 Trading Days (as defined in the Securities Purchase Agreement) prior to conversion and (II) the Floor Price (as defined in the Securities Purchase Agreement). The Initial Note matures on December 10, 2027 and had an initial conversion price of US$0.58 per Class B ordinary share, as adjusted to US$11.60 per Class B ordinary share following the 20-1 reverse stock split. The Second Note matures on May 14, 2028 and has an initial conversion price of US$2.61 per Class B ordinary share. The Third Note matures on June 5, 2028 and has an initial conversion price of US$3.20 per Class B ordinary share. The SPA Notes contain standard adjustments to the conversion price for forward or reverse stock splits, pro rata distributions to shareholders, and share dividends. In addition, should the Company sell, grant or issue any Class B ordinary shares at a consideration price per share that is less than the then effective conversion price of the then outstanding SPA Notes, the conversion price of such SPA Notes will be adjusted to the lower of (x) 105% of such consideration price, and (y) the conversion price then in effect.

The Selling Shareholder may not convert any portion of a Note, to the extent that, after giving effect to such conversion, it (together with certain of its affiliates and other related parties) would beneficially own in excess of 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). However, the Selling Shareholder, upon notice to us, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to us.

Pursuant to the Securities Purchase Agreement, we will use the net proceeds from the sale of the SPA Notes for general corporate purposes and working capital; however, no more than an aggregate of US$1,000,000 may be used for (i) the satisfaction of any indebtedness of the Company or its subsidiaries, (ii) the redemption or repurchase of any securities of the Company or its subsidiaries, or (iii) the settlement of any outstanding litigation.

Pursuant to the Securities Purchase Agreement, we agreed, for a period beginning on December 10, 2025 and ending on the 20th Trading Day after the Applicable Date (as defined in the Securities Purchase Agreement), not to issue, offer, sell, or otherwise dispose of, or announce the issuance of, any equity or equity-linked securities, subject to certain exceptions. In addition, we agreed, during the covenant period not to effect or enter into any agreement to effect a Subsequent Placement (as defined in the Securities Purchase Agreement) involving a Variable Rate Transaction (as defined in the Securities Purchase Agreement).

On December 10, 2025, we and the Selling Shareholder also entered into a registration rights agreement (the “Note Registration Rights Agreement”) pursuant to which we agreed to file a registration statement on Form F-1 with the SEC to register the resale of all of the Class B ordinary shares issuable pursuant to the terms of the SPA Notes within 30 calendar days after the date of the Initial Closing and to have such registration statement be declared effective by the SEC within 90 calendar days of the date of the Initial Closing. Pursuant to the terms of the Note Registration Rights Agreement, we must also file one or more additional registration statements for the resale of the Registrable Securities (as defined in the Note Registration Rights Agreement), if necessary. We previously registered the resale of 100,000,000 Class B ordinary shares, 5,000,000 on a post-reverse stock split basis, issuable pursuant to the terms of up to $12 million of aggregate principal amount of SPA Notes on a registration statement on Form F-1 initially filed on December 31, 2025, which was declared effective on January 12, 2026 (the “Prior Registration Statement”). This prospectus, and the registration statement of which it forms a part, registers the resale of an additional 22,343,750 Class B ordinary shares issuable upon the conversion or otherwise pursuant to the terms of the SPA Notes. We will be required to file one or more additional registration statements for the resale of additional Class B common shares, if the Class B common shares included in this prospectus are insufficient to satisfy our obligations under the SPA Notes.

Equity Purchase Facility

On December 11, 2025, we entered into an equity purchase facility agreement (the “EPFA”), with the investor named therein (the “EPFA Investor”). Pursuant to the EPFA, we have the right, but not the obligation, to direct the EPFA Investor to purchase up to US$100.0 million in newly issued Class B ordinary shares (the “Advance Shares”).

During the term of the EPFA, we may, subject to the terms and conditions therein, direct the EPFA Investor to purchase a certain portion of the commitment amount (“Advance”) by delivering a notice to the EPFA Investor (each an “Advance Notice”). We shall, in our sole discretion, select the amount of our requested

Advance in each Advance Notice. There is no mandatory minimum amount for each Advance or non-usage fees for not providing advances, however, each requested Advance may not exceed the Maximum Advance Amount (as defined in the EPFA).

We may not direct the EPFA Investor to purchase any Advance Shares under the EPFA if such purchase, when aggregated with all other Class B ordinary shares then owned by the EPFA Investor and its affiliates beneficially, would result in them beneficially owning (on an aggregated basis) more than 4.99% of the then outstanding voting power or number of Class B ordinary shares; provided that, the EPFA Investor may increase or decrease this ownership limitation, upon notice to us, which notice with respect to an increase will not be effective until the 61st day following the date such notice is delivered, not to exceed 9.99% of the number of Class B ordinary shares outstanding immediately after giving effect to the issuance of Class B ordinary shares held by the EPFA Investor.

Additionally, we are prohibited from conducting any Variable Rate Transactions (as defined in the EPFA) from the date of the EPFA to the earlier of (i) 12 months after the date on which the initial Registration Statement (as defined in the EPFA) is declared effective by the SEC, which occurred on January 12, 2026, and (ii) one month after the date of termination of the EPFA.

In addition, at any time during the Additional Issuance Restricted Period (as defined in the EPFA), neither we nor any of our subsidiaries (as defined in the EPFA) may, directly or indirectly, effect any Subsequent Placement (as defined in the EPFA) without prior written approval from the EPFA Investor. The EPFA Investor also has the right to participate in any Subsequent Placement during the Additional Issuance Restricted Period. We are required to provide the EPFA Investor with the securities to be issued in such Subsequent Placement on the same terms as other investors.

The EPFA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

On December 11, 2025, we and the EPFA Investor also entered into a registration rights agreement (the “EPFA Registration Rights Agreement”) pursuant to which we will be required to file a registration statement with the SEC to register the resale of Class B ordinary shares and any securities issued or issuable to the EPFA Investor from time to time under the EPFA within 30 calendar days of the date of the EPFA, and to have such registration statement be declared effective by the SEC within 90 calendar days of the date of the EPFA. We must also file one or more additional registration statements for the resale of the Registrable Securities (as defined in the EPFA Registration Rights Agreement) if necessary. We previously registered the resale of 50,000,000 Class B ordinary shares, 2,500,000 on a post-reverse stock split basis, on the Prior Registration Statement, all of which have been sold. As of the date hereof, we have received approximately US$2.1 million in gross proceeds from the sale of 2,499,999 Class B ordinary shares pursuant to the EPFA and approximately US$97.9 million remains available under the EPFA. To continue to issue and sell Class B common shares pursuant to the EPFA, we will be required to file one or more additional registration statements for the resale of additional Class B common shares issuable pursuant to the terms of the EPFA.

Private Placement

On September 29, 2025, we entered into a convertible note purchase agreement (the “Burkhan Note Purchase Agreement”) with Burkhan Capital LLC, a Delaware limited liability company, pursuant to which we agreed to issue and sell to Burkhan a US$300,000,000 convertible note with associated board designation rights, advisory share issuances, and registration rights, subject to the terms and conditions therein.

On December 10, 2025, we and the Burkhan Capital LLC, entered into a termination agreement pursuant to which both parties mutually agreed, in accordance with Section 6.1(a) of the Burkhan Note Purchase Agreement, to immediately terminate the Burkhan Note Purchase Agreement in its entirety, effective as of December 10, 2025. The termination agreement also provides for a mutual release of any and all claims, liabilities, and obligations arising under or related to the Burkan Note Purchase Agreement.

Pursuant to the termination agreement dated as of December 10, 2025 and a separate Share Subscription Agreement dated as of December 12, 2025 by and between us and Burkhan Capital LLC (the “Burkhan Agreements”), we have agreed to issue 500,000 Class B ordinary shares to Burkhan Capital LLC as consideration for its advisory services. We also mutually agreed that such shares would be subject to a 6-month lock-up restriction beginning from December 19, 2025 that prohibits any sale, transfer, pledge, or disposal of the shares until expiration. We issued 500,000 Class B ordinary shares to Burkhan Capital LLC on December 19, 2025 in a private placement exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Joint Venture with DaBoss.AI Inc.

We entered into a joint venture agreement dated as of February 9, 2026 through our indirectly wholly owned subsidiary, Robo.ai Investments L.L.C.-FZ, with DaBoss.AI Inc. in connection with a proposed establishment of joint venture under the laws of the United Arab Emirates to establish an Embodied AI Data Collection Center within the territories of the Gulf Cooperation Counsil. Robo.ai Investments L.L.C.-FZ is responsible for all non-technical infrastructure and operational support, while DaBoss.AI Inc. is responsible for all technical and commercial operations of the joint venture’s core function.

Pursuant to the joint venture agreement, we will beneficially own 51% of the joint venture and thus will consolidate our financial results under U.S. GAAP. Both parties agree that additional shareholders may participate in the joint venture based on strategic business and operational development needs. The joint venture is expected to be established within 60 days after the execution of the joint venture agreement. As of the date of this prospectus, the joint venture has not yet been formally established. The board of directors of the joint venture will consist of five people, three of whom will be appointed by Robo.ai Investments L.L.C.-FZ and two of whom will be appointed by DaBoss.AI Inc. The CEO of the joint venture company will be nominated by DaBoss.AI Inc., while the CFO will be nominated by Robo.ai Investments L.L.C.-FZ. Any single expenditure exceeding US$100,000 requires the joint signature of the CFO and an authorized representative of DaBoss.AI Inc., which will have real-time, read-only access to all financial systems. Certain reserved matters require the approval of shareholders representing at least two-thirds of the voting rights or the affirmative vote of the director appointed by DaBoss.AI Inc.

The first major project planned by the joint venture will be the deployment of an initial distributed data collection network within the United Arab Emirates.

All business opportunities involving data collection and annotation services utilizing robotic terminals or robotic arms in physical location in the Gulf Cooperation Counsil region must be executed exclusively by the joint venture, and any party diverting this business will be subject to financial penalties. The joint venture will serve as the preferred provider for data collection outside of the Gulf Cooperation Counsil region. However, DaBoss.AI Inc. maintains the sole and absolute discretion to route global orders based on specific scenario requirements, technical standards, and cost-efficiency across various regions.

Joint venture with Tachyon9 Corporation

We entered into a joint venture agreement dated as of January 28, 2026 through our indirectly wholly owned subsidiary, Robo.ai Investments L.L.C.-FZ, with Tachyon9 Corporation in connection with a proposed establishment of joint venture under the laws of the United Arab Emirates to invest in, develop, own, and operate data center facilities.

Pursuant to the joint venture agreement, we will beneficially own 51% of the joint venture and thus will consolidate our financial results under U.S. GAAP. The joint venture is expected to be established within 60 days after the execution of the joint venture agreement. As of the date of this prospectus, the joint venture has not yet been formally established. The board of directors of the joint venture will consist of three people, two of whom will be appointed by Robo.ai Investments L.L.C.-FZ and one of whom will be appointed by the other joint venture party. The CEO of the joint venture company will be appointed by both joint venture parties, while the CFO will be appointed by Robo.ai Investments L.L.C.-FZ.

The first material project planned by the joint venture will be the development and operation of a data center facility with a target design capacity of approximately twenty megawatts (20 MW) of critical IT load. The planned project will be located within the Asia-Pacific or Middle East and North Africa regions, with the specific site to be mutually agreed upon by the joint venture parties based on a feasibility study to be commissioned by the joint venture.

Disposition of ICONIQ Holding Limited

We entered into an agreement for the transfer of one ordinary share in our wholly-owned subsidiary, ICONIQ Holding Limited, dated as of February 5, 2026 (“Energy Plus Agreement”) with Energy Plus Management Limited, pursuant to which Energy Plus Management Limited agreed to acquire from us 100% of the issued and outstanding ordinary shares of ICONIQ Holding Limited for a purchase price of US1.00 in cash. In the Energy Plus Agreement, the Company and Energy Plus have made representations and warranties and have agreed to covenants relating to the transaction. The closing of the transaction took place in February 2026.

Other Recent Corporate Events

Reverse Stock Split

We implemented a 1-for-20 reverse stock split of all classes of our ordinary shares effective on April 6, 2026 pursuant to which every 20 ordinary shares was combined into one ordinary share. Unless otherwise noted herein. all share and per share information in this prospectus give effect to the reverse stock split. As a result of the reverse stock split, the par value of the Class A ordinary shares and Class B ordinary shares changed from US$0.0001 each to US$0.002 each.

Our Corporate Information

Robo.ai Inc. was incorporated on March 22, 2022 as a Cayman Islands exempted company, and our principal executive office is located at c/o Meydan Grandstand, 6th floor, Meydan Road, Nad Al Sheba, Dubai, UAE.

Our Class B ordinary shares and warrants commenced trading on The Nasdaq Capital Market on November 14, 2022 under the ticker symbols “NWTN” and “NWTNW,” respectively. In conjunction with our name change, we also changed the trading symbol for our Class B ordinary shares from “NWTN” to “AIIO,” and the trading symbol for our warrants from “NWTNW” to “AIIOW,” both effective on August 26, 2025.

Our website address is http://www.roboai.io, and our telephone number is (971) 58 543 6466. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Business Combination and Related Transactions

On November 11, 2022 (the “Closing Date”), pursuant to the Business Combination Agreement dated as of April 15, 2022, as amended on September 28, 2022, by and among Robo.ai Inc. (formerly known as NWTN Inc.), East Stone, Purchaser Representative, First Merger Sub Second Merger Sub, and ICONIQ, the parties consummated the mergers of (a) the First Merger Sub merging with and into ICONIQ, with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Robo.ai Inc., and (b) the Second Merger Sub merging with and into East Stone, with East Stone surviving the Second Merger as a wholly-owned subsidiary of Robo.ai Inc., as well as the other transactions contemplated by the Business Combination Agreement. As a result of the Business Combination, Robo.ai Inc. currently owns 100% of the outstanding ordinary shares of ICONIQ.

Pursuant to the Business Combination Agreement, immediately prior to the Closing of the Business Combination, all of the Class A ordinary shares of ICONIQ that were issued and outstanding immediately prior to the First Merger were cancelled and converted into an aggregate of 32,715,010 Class A ordinary shares of Robo.ai Inc., and all of the Class B ordinary shares of ICONIQ that were issued and outstanding immediately prior to the First Merger were cancelled and converted into an aggregate of 207,314,707 Class B ordinary shares of Robo.ai Inc.

On the Closing Date, the following securities issuances were made by Robo.ai Inc. to East Stone’s securityholders: (i) each outstanding ordinary share of East Stone was cancelled and converted automatically into the right to receive one Class B ordinary share; (ii) each outstanding warrant (including public warrant and private warrant) of East Stone was converted into a warrant to purchase the same number of Class B ordinary shares at the same exercise price and for the same exercise period; (iii) each outstanding right of East Stone was automatically converted into one-tenth of one Class B ordinary share.

Additionally, pursuant to the Subscription Agreements with the PIPE Investors, the PIPE Investors received an aggregate of 38,986,354 Class B ordinary shares for a purchase price at $10.26 per share for an aggregate purchase price of $400 million.

Our Corporate Structure

Robo.ai Inc. is not an operating company, but a holding company incorporated in the Cayman Islands with its headquarters in Dubai, UAE. ROBO.AI Holding Limited, a company incorporated in the Cayman Islands and Robo.ai Inc.’s wholly-owned subsidiary, conducts its operations through Roboai Investments L.L.C-FZ, as well as various subsidiaries in Dubai. The securities registered herein are securities of Robo.ai Inc., not those of its operating subsidiaries. Therefore, investors in Robo.ai Inc. are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company.

This holding company structure involves unique risks to investors. As a holding company, Robo.ai Inc. may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to Robo.ai Inc. may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt.

The following diagram illustrates our corporate structure, including our principal and other subsidiaries as of the date of this prospectus.

Cash Transfers and Dividend Distribution

As a result of our corporate structure, our ability to pay dividends depends upon dividends paid by our subsidiaries in the UAE. If our existing subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to Robo.ai Inc. Any determination to pay dividends in the future will be at the discretion of Robo.ai Inc.’s board of directors.

The Holding Foreign Companies Accountable Act

On December 16, 2021, the Public Company Accounting Oversight Board, or the PCAOB, issued a report notifying the Securities Exchange Commission, or the SEC, of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong. Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC will prohibit our ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. The delisting of our ordinary shares, or the threat of them being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. Our former auditor, Assentsure PAC, an independent registered accounting firm based in Singapore (PCAOB ID: 6783), has been subject to inspections by the PCAOB on a regular basis to assess its compliance with the applicable professional standards and was not subject to the determination announced by the PCAOB on December 16, 2021. Our current auditor, OneStop Assurance PAC, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Our auditor, OneStop Assurance PAC, the independent registered public accounting firm as an auditor of companies whose shares are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect on December 17, 2020, and it is currently subject to PCAOB inspections, having its last inspection on July 13, 2023. The PCAOB currently has access to inspect the working papers of our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in Mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. For a detailed discussion, see “Risk Factors — Risks Relating to the Regions in Which We Operate — Our ordinary shares may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act in the future, if the PCAOB is unable to inspect and investigate completely our auditor. The delisting of and prohibition from trading our ordinary shares, or the threat of their being delisted and prohibited from trading, may cause the value of our ordinary shares to significantly decline or be worthless.”

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the “short-swing” profit recovery provisions under Section 16 of the Exchange Act and our principal shareholders are exempt from the reporting provisions thereof. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies. We intend to continue to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an emerging growth company.

Implications of Being a Controlled Company

Additionally, as of July 10, 2026, Mr. Alan Nan Wu, our Executive Chairman of the board of directors, indirectly owned 8,817,501 Class A ordinary shares and 8,622 Class B ordinary shares through Muse Limited, a Cayman Islands company wholly owned by him, and directly owned 440,160 Class B ordinary shares. These ordinary shares represent approximately 57.4% of the aggregate voting power of our total issued and outstanding share capital. As a result, we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. See “Risk Factors — Risks Relating to This Offering and Our Ordinary Shares — We are a “controlled company” within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors” in this prospectus. You should carefully consider such risks before deciding to invest in our securities.

Risks Relating to Our Business

•        Our ongoing business transformation and limited operating history make it difficult to evaluate our prospects and the risks and challenges we may encounter.

•        The cessation of our major product line of Rabdan branded vehicles has materially and adversely affected, and may continue to materially and adversely affect, our business, financial condition, results of operations and prospects. Failure to effectively and efficiently manage changes of our existing business and new business may materially and adversely affect our ability to capitalize on new business opportunities.

•        We conduct analysis and outlook on the future market and will introduce some new automotive products and adjust some of our past ones, which may cause some impacts and challenges to the Company at the market and production levels.

•        We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses in our internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•        Our ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale, is unproven and still evolving. Our vehicles may not perform in line with customer expectations.

•        Our financial statements have been prepared on a going concern basis and we may need to raise additional capital in the future to fund our continued operations.

•        Our ability to generate positive cash flow is uncertain, as customers may cancel or delay orders.

•        Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on our business operations.

•        We may be adversely affected by economic uncertainty and volatility in the market, including as a result of the military conflicts in Ukraine and the Middle East.

•        Our inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply could have a material adverse effect on our business, results of operations or financial condition.

•        Our brand and reputation could be harmed by negative publicity or safety concerns regarding our products or the products of our competitors, which could materially and adversely affect our business, results of operations or financial condition.

•        We are dependent upon our relationship with certain third-party manufacturers for the manufacturing of our products and technological partners for the advancement of our research and development.

•        The proposed transaction to acquire operational rights to a facility in Pakistan exposes us to substantial counterparty and regional risks.

•        Our future growth is dependent upon consumers’ willingness to adopt EVs and specifically our vehicles.

•        The global passenger vehicle market is highly competitive, and demand for EVs may be cyclical and volatile. We may not be successful in competing in this industry, which may materially and adversely affect our business, results of operations or financial condition.

•        Changes in government policies that are favorable for EVs or domestically manufactured vehicles in the markets where we intend to sell our vehicles could materially and adversely affect our business, financial condition, results of operations, and prospects.

•        Developments in alternative technologies or improvements in the internal combustion engine (“ICE”) may materially adversely affect the demand for our EVs.

•        Our research and development efforts may not yield expected results.

•        We may be subject to intellectual property infringement claims or other allegations, which may be time-consuming and result in substantial costs and removal of data or technology from our system.

•        Any deterioration in relationships between us and our employees, as well as any work stoppage or similar difficulties, could have a material adverse effect on our business, results of operations or financial condition.

•        Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would materially and adversely affect our business and results of operations.

Risks Relating to the Regions in Which We Operate

•        We face risks associated with our international operations, including unfavorable regulatory, political, trade, tax and labor conditions in the UAE, and if we are unable to effectively manage these risks, our business, financial condition and results of operations may be materially and adversely affected.

•        Uncertainties with respect to the UAE legal system and changes in laws and regulations in the UAE, including with respect to licenses, approvals and taxes, could adversely affect our business.

•        The economies of a number of our markets in the Gulf Cooperation Council region are highly dependent upon the oil and gas industry.

•        Current and escalating geopolitical tensions in the middle east may adversely affect the potential business opportunities for government procurement contracts for GHIATH vehicles.

•        Our insurance coverage may be inadequate or unavailable to cover losses resulting from geopolitical instability and ongoing armed conflict in the Middle East.

•        It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

For a more detailed discussion, see “Risk Factors — Risks Relating to the Regions in Which We Operate.”

Risks Relating to Being a Public Company

•        We will incur increased costs as a result of operating as a public company, and our management devotes substantial time to new compliance initiatives.

•        A market for our securities may not be sustained, which would adversely affect the liquidity and price of our securities.

Risks Relating to This Offering and Our Ordinary Shares

•        The market price and trading volume of our Class B ordinary shares and warrants may be volatile.

•        The resale of a substantial amount of Class B ordinary shares by the Selling Shareholder in the public market, could adversely affect the market price of our ordinary shares.

•        Our ability to pay any dividends in the future will depend entirely on distributions from ROBO.AI Holding Limited and our other subsidiaries.

•        As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and are permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

•        We are a “controlled company” within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

For additional detail on these and other risks, see “Risk Factors” starting on page 18 of this prospectus.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the Class B ordinary shares.

Total Issued and Outstanding Ordinary Shares of Robo.ai Inc.	As of July 10, 2026, there were 173,131,207 ordinary shares issued and outstanding, consisting of 8,817,501 Class A ordinary shares and 164,313,706 Class B ordinary shares(1).
Resale of Ordinary Shares by the Selling Shareholder
Ordinary Shares Offered by the Selling Shareholder

Up to 22,343,750 Class B ordinary shares issuable to the Selling Shareholder upon conversion or otherwise pursuant to the terms of the Notes in the aggregate principal amount of up to US$13.0 million issued or issuable to the Selling Shareholder pursuant to the Securities Purchase Agreement, based a conversion premium of 110% and the current floor price of the Third Note of US$0.64 per share.

Selling Shareholder	The Selling Shareholder named herein is set forth in the section entitled “Selling Shareholder” of this prospectus.
Offering Price

The Selling Shareholder will offer Class B ordinary shares at the prevailing market prices or privately negotiated prices. The offering price of our Class B ordinary shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value. Our Class B ordinary shares may not trade at the market prices in excess of the offering prices for Class B ordinary shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Use of Proceeds

We will not receive any proceeds from the sale of Class B ordinary shares by the Selling Shareholder. All of the net proceeds from the sale of our Class B ordinary shares will go to the Selling Shareholder as described below in the sections entitled “Selling Shareholder” and “Plan of Distribution”. We will, however, receive proceeds from the sale of the Fourth Note in an additional closing pursuant to the Securities Purchase Agreement. The Selling Shareholder will pay any agent’s commissions and expenses it incurs for brokerage, accounting, tax or legal services, or any other expenses that it incurs in disposing of the Class B ordinary shares. We have agreed to bear all other expenses relating to the registration of the resale of the Class B ordinary shares for the Selling Shareholder.

____________

(1)      The number of ordinary shares outstanding excludes:

•        388,250 ordinary shares issuable upon exercise of outstanding options and warrants, which is currently out of money,

•        54,289,778 ordinary shares reserved for future issuance under the Company’s equity incentive plans; and

•        3,437,500 ordinary shares issuable upon conversion of any outstanding convertible securities.

Dividend Policy

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Market for the Class B Ordinary Shares	The Class B ordinary shares are listed on Nasdaq under the trading symbol “AIIO”.
Risk Factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, financial condition, results of operations, prospects and trading price. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by us, which later may prove to be incorrect or incomplete. We may face additional risks and uncertainties that are not presently known to us, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on us. The trading price and value of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.

Risks Relating to Our Business

Our ongoing business transformation and limited operating history make it difficult to evaluate our prospects and the risks and challenges we may encounter.

Since August 2025, we have been transitioning our business focus from primarily developing smart electric vehicles to building a decentralized, AI-powered intelligent asset platform that connects AI terminals across sectors. This transformation involves significant changes to our business model, technology architecture, and target markets. It is difficult to predict our future revenues and appropriate budget for our expenses, and we may have limited visibility into trends that may emerge and affect our business, particularly as we expand into new areas such as AI-driven intelligent mobility, decentralized computing, and smart logistics, where we have limited operating experience. Given that our new initiatives remain at an early stage of development, we can not assure you that we will be able to successfully execute our transformation strategy or achieve commercial success in these new areas.

We may face various challenges during this transition, including technology integration risks, higher research and development costs, potential delays in product commercialization, and uncertainties in market acceptance. Our existing products, such as MUSE and Astra, are still under development, and our ability to leverage their technologies to support our new platform model remains untested. Furthermore, as we shift toward an AI-driven ecosystem, we may need to modify our business model or discontinue certain legacy projects. Any failure to manage these changes effectively could adversely affect our business, financial condition, and results of operations

The cessation of our major product line of Rabdan branded vehicles has materially and adversely affected, and may continue to materially and adversely affect, our business, financial condition, results of operations and prospect. Failure to effectively and efficiently manage changes of our existing business and new business may materially and adversely affect our ability to capitalize on new business opportunities.

In March 2024, we were orally informed by a representative of the UAE authority, who oversees the trademark use of the Rabdan brand for vehicles, to refrain from producing any vehicles under the Rabdan brand, as the authority intended to create a premium automotive product line using the Rabdan moniker. We immediately suspended new orders of Rabdan branded vehicles and engaged in discussions for collaborations with Rabdan Motors LLC, an entity set up by the UAE authority to develop a premium automotive product line under Rabdan brand.

In June 2024, we were notified by the same representative to refrain from selling any Rabdan branded vehicles within the UAE. Since that time, we have commenced the re-badging of vehicles held in inventory from the Rabdan brand to our own brand and have those re-branded vehicles.

In connection with the discontinuance of the Rabdan branded vehicles, we initiated a workforce restructuring plan beginning in January 2024 and ending in December 2024. For the year ended December 31, 2024, we had reduced our workforce by 222 employees and recognized severance-related charges totaling US$ 1.7 million, which were recorded within general and administrative expenses, selling expenses, and research and development expenses in our consolidated statement of operations for the year then ended.

In the event we may incur additional severance costs in future periods as the restructuring plan progresses, such costs will be recognized in the period in which they become probable and reasonably estimable, in accordance with ASC 420-10.

We have been actively exploring new partnerships in new regions, including potential investment from original equipment manufacturers (“OEMs”) in China. However, we may not find alternative partners on favorable terms or maintain our existing strategic cooperation relationships with our business partners. If we are unable to introduce or manage new and existing brands and models of vehicles that customers recognize as valuable, we may fail to retain and attract customers and our operating results may be further adversely affected.

Our ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale, is unproven and still evolving. Our vehicles may not perform in line with customer expectations.

The sustainability of our business depends, in large part, on our ability to timely execute our plan to develop, manufacture, and deliver, on a large scale, vehicles of high quality and appeal to customers. Currently, we have not launched mass production of any vehicles and our plans for the development and commercialization of our vehicles have experienced changes and delays in the past few years. See also “— Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business.”

The development, manufacturing, and delivery of automobiles of high quality to achieve our targeted production volume is and will be subject to risks, including with respect to:

•        lack of necessary funding;

•        delays or disruptions in supply chain;

•        quality control deficiencies;

•        compliance with environmental, workplace safety, and relevant regulations; and

•        cost overruns.

Historically, automakers are expected to periodically introduce new and improved models to stay abreast of the market. To remain competitive, we may be required to introduce new vehicle models and perform facelifts on existing vehicle models earlier or more frequently than is originally planned. We cannot assure that any models launched will appeal to the customers as expected.

Furthermore, we rely on third-party ESPs, such as W Motors and other service providers for the designing, development and manufacturing of our vehicles. To the extent these third-party service providers experience any difficulties in providing us with the services, we could experience delays in delivering vehicles. Any delay in the designing, development, manufacturing, and delivery of any of our vehicle models could subject us to customer complaints and materially and adversely affect our reputation, demand for our vehicles, and our growth prospects.

Any of the foregoing could materially and adversely affect our business, financial condition, and results of operations.

We conduct analysis and outlook on the future market and will introduce some new automotive products and adjust some of our past ones, which may cause some impacts and challenges to our Company at the market and production levels.

As of the date of this prospectus, we have postponed the research and development of supercars and ADA, a mid-sized compact SPV models. We are conducting market analysis and research to explore a shift in focus to autonomous logistics vehicles and specialty vehicles in the UAE. We believe that these vehicle lines could be more adaptable to future market competition. Although we have already reserved corresponding technologies, personnel and resources, we anticipate that we will face some risks and challenges in this market shift:

•        The risk of market acceptance:    we will face the challenges of promoting to new markets.

•        The risk of technology and regulations:    The production process and quality control system of the new product may be different from those of the original product. If quality cannot be effectively controlled during the production process, and problems such as unstable supply of components and imperfect assembly techniques occur, it may lead to uneven product quality, increase after-sales maintenance costs, and damage the brand image.

•        The risk of internal management:    The transformation of product strategy requires us to make corresponding adjustments in aspects such as strategic planning, organizational structure, and human resources. If the work among various departments within the Company cannot be effectively coordinated, resulting in the inadequate implementation of the strategy, it may affect the promotion of new products and the overall development of the Company.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses in our internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

We have identified material weaknesses in our internal control over financial reporting relating to (i) our lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and financial reporting requirements set forth by the SEC to address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements, including disclosure notes, in accordance with U.S. GAAP and SEC financial reporting requirements, (ii) our lack of period end financial closing policies and procedures for preparation of consolidated financial statements, including disclosure notes, which are in compliance with U.S. GAAP and relevant SEC financial reporting requirements, (iii) our lack of internal file management procedures and an effective record management system which causes the deficiency in liability recording and cut-off evaluation process, and (iv) our lack of sufficient approval process for expenditures. The deficiency may result in material errors going unnoticed or unauthorized transactions being processed.

In view of the material weaknesses in the Company’s internal control over financial reporting, the Company has hired a qualified financial reporting personnel with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements to oversee the accounting closing and financial reporting. The Company has performed additional work to obtain assurance regarding the reliability of its financial statements. However, the Company still has substantial work remaining to remedy these material weaknesses, and the Company is in the process of further developing a remediation plan to address its control deficiencies.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. To respond to the material weaknesses we identified, we plan to implement enhanced communication processes with our independent registered public accounting firm relating to future Public Company Accounting Oversight Board (“PCAOB”) audits of our financial statements. Even if we successfully implement our remediation plan, there is no assurance that this initiative will ultimately have its intended effect.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such a case, we may be unable to maintain compliance with applicable U.S. securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result.

Our financial statements have been prepared on a going concern basis and we may need to raise additional capital in the future to fund our continued operations.

Our ability to continue as a going concern is subject to significant uncertainty due to our deteriorating financial condition and lack of executed recovery measures. For the years ended December 31, 2025, 2024 and 2023, the Company incurred significant and recurring operating losses of approximately US$157.1 million, US$95.4 million and US$212.0 million, respectively. Operating cash flows were negative at approximately US$5.1 million and US$138.0 million for the years ended December 31, 2025 and 2023, respectively, compared with a positive inflow of US$33.6 million for the year ended December 31, 2024. Additionally, we reported an accumulated deficit of US$904.4 million as of December 31, 2025, as compared to US$737.0 million as of December 31, 2024.

We remain highly dependent on securing external financing to sustain our operations, with no assurance that additional capital will be available on acceptable terms, or in sufficient amounts, if at all. In addition, unresolved litigation exposures and guarantee obligations create further contingent demands on our limited liquidity. Our commercial prospects and operational outlook have been materially weakened by the discontinuation of our Rabdan-branded vehicle line, following regulatory directives from UAE authorities, without the introduction of replacement revenue streams.

While management has intentions to obtain additional financing and reduce expenditures, no definitive agreements have been reached save as disclosed, and no credible pathway to achieving financial stability has been demonstrated. Based on these conditions, and absent the successful execution of a comprehensive restructuring or capital-raising strategy, substantial doubt about our ability to continue as a going concern has not been alleviated. These matters represent a material business risk, exposing theus to a heightened likelihood of financial distress, restructuring, or liquidation.

We may in the future need to raise additional funds to meet our capital requirements, and such funds may not be available to us on commercially reasonable terms, or at all, which could materially and adversely affect our business, results of operations or financial condition and our ability to continue as a going concern.

Our business and future plans are capital-intensive. We will need significant capital to, among other things, conduct research and development, ramp up our production capacity and build up our sales and service network. As we ramp up our production capacity and operations, we may also require significant capital to acquire, construct and maintain our property, plant and equipment and such costs may be greater than anticipated. We expect that our level of capital expenditures will be significantly affected by user demand for our vehicles and other services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may seek equity or debt financing to finance a portion of our future capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all. If we fail to obtain required additional financing to sustain our business before we are able to produce levels of revenue to meet our financial needs, we would need to delay, scale back or eliminate our business plan and may be forced to curtail or discontinue our operations.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. In particular, recent disruptions in the financial markets and volatile economic conditions could affect our ability to raise capital. If we are unable to raise sufficient funds, we will have to significantly reduce our spending or delay or cancel our planned activities. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. The issuance of debt securities and incurrence of additional indebtedness would result in increased debt service obligations. Holders of any debt securities or preferred shares will have rights, preferences and privileges senior to those of holders of our ordinary shares in the event of liquidation. Any financial or other restrictive covenants from any debt securities would restrict our operations or our ability to pay dividends to our shareholders.

Our ability to generate positive cash flow is uncertain, as customers may cancel or delay orders.

We had negative cash flow from operating activities of US$138.0 million, excluding US$45.0 million in an escrow account for the year ended December 31, 2023. We had cash inflow of $33.6 million for the year ended December 31, 2024. We had negative cash flow from operating activities of US$5.1 million for the year ended December 31, 2025. We had comprehensive loss of US$268.2 million, US$172.5 million, and US$169.3 million and $40.6 million for the years ended December 31, 2023, 2024 and 2025, respectively.

We may continue to have significant negative cash flow from operating and investing activities in the future until we are able to achieve mass production of our vehicles and generate significant revenue, as we expect to incur research and development, general and administrative expenses, and make capital expenditures in our efforts to engage in research and development work and ramp up operations. Such cancelations or delays could materially and adversely affect our ability to generate positive cash flow (which could in turn affect our ability to raise needed capital on reasonable terms), diminish supplier or customer willingness to enter into transactions with us and have other adverse effects that may decrease our long-term viability. There can be no assurance that we will achieve positive cash flow in the near future or at all.

Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on our business operations.

There have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect our business operations.

Recently, the U.S. has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the U.S., other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs. and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future.

Tariffs, the threat of tariffs, increased tariffs or retaliatory tariffs could have a significant negative impact on automotive industry and our businesses. These tariffs and threats of tariffs and other potential trade policy changes could negatively affect our business prospects, or lead to material adverse effects on our company. Among other things, historical financial performance of our company affected by trade policies and/or tariffs may not provide useful guidance as to our future performance, because our future financial performance may be materially affected by new U.S. tariffs or foreign retaliatory tariffs, or other changes to trade policies.

The Company is an automotive enterprise targeting the markets of Dubai and the Middle East. Therefore, the impact of the U.S. tariffs on the Company is limited. Our focus remains on local markets and other segments of the global supply chain and Dubai and the Middle East is not a major source of U.S. auto imports. However, U.S. tariffs could indirectly affect global logistics and supply chain. The Company will closely monitor the disturbances to the global supply chain caused by the tariff policy and flexibly adjust its procurement, production and market strategies.

Our global operations, manufacturing capabilities, and financial performance face material adverse effects from disruptions in the supply of rare earth elements and neodymium-iron-boron magnets due to China’s export restrictions. These restrictions, effective since April 4, 2025, may impair our ability to source critical components for EV motors, power steering, braking systems, and electronic subsystems, potentially halting production lines, increasing costs, and eroding market competitiveness.

We may not be able to adequately address the risks presented by these tariffs or other potential trade policy changes. Consequently, our operations and financial results could be adversely affected as a result of tariffs or changes to trade policies, which may cause the market value of our securities to decline.

We may be materially adversely affected by current global geopolitical conditions resulting from the ongoing Russia-Ukraine conflict and the recent escalation of conflict in the Middle East and Southwest Asia.

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of conflict in the Middle East and Southwest Asia. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, or have undertaken or will undertake military strikes in Southwest Asia, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of conflict in the Middle East and Southwest Asia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

The extent and duration of the ongoing conflicts, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in this section. Although we are not aware of any company-related operations or activities in Russia, the Middle East and Southwest Asia, any economic sanctions and other laws and regulations could disrupt our supply chains, impair our ability to compete in current or future markets, or otherwise subject us to potential liability. Failure by our employees, representatives, contractors, agents, intermediaries, or other third parties to comply with applicable laws and regulations in this regard could have negative consequences for us, including reputational harm, government investigations, loss of export privileges, and penalties or fines. These economic sanctions and other restrictions continue to evolve, and the long-term potential impact on our operations and business is still unclear.

If sanctions and supply chain disruptions discussed above persist when we commence commercial production of vehicles, we may experience, including but not limited to, suspension of the production, purchase, sale or maintenance of certain items; higher costs due to constrained capacity or increased commodity prices or challenges sourcing materials (e.g., nickel, palladium, neon, cobalt, iron, platinum or other raw material sourced from Russia, Belarus, or Ukraine); surges or declines in consumer demand for which we are unable to adequately adjust our supply; inability to supply products at competitive prices or at all due to export restrictions, sanctions, or the ongoing invasion; or exposure of other supply chain risks in light of Russia’s invasion of Ukraine and/or related geopolitical tension and may be forced to “de-globalize” our supply chain. The occurrence of any such event may materially and adversely affect our business, results of operations and prospects.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of conflict in the Middle East and Southwest Asia and subsequent sanctions or related actions, could adversely affect our business, results of operations and prospects.

Our inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply could have a material adverse effect on our business, results of operations or financial condition.

We expect in the future to apply, for grants, loans and tax incentives under government programs designed to support the development of autonomous driving vehicles and related technologies. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. There is no assurance that we will be successful in obtaining any of these additional grants, loans and other incentives. We cannot assure you that we will be successful in obtaining any of these grants, loans and other incentives, and our inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply could have a material adverse effect on our business, results of operation or financial condition.

Our brand and reputation could be harmed by negative publicity or safety concerns regarding our products or the products of our competitors, which could materially and adversely affect our business, results of operations or financial condition.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen our brand. Our ability to develop, maintain and strengthen our brand will depend heavily on the success of our marketing efforts and our ability to offer high-quality products and services. If product liability incidents happen, whether or not such incidents are our fault, we could be subject to negative publicity, which could quickly proliferate on the internet and harm customer perceptions of, and confidence in, our brand. Additionally, in recent years, we have experienced a number of labor disputes with our employees in the PRC, primarily involving wage arrears, as well as a number of commercial disputes as we and/or our PRC subsidiaries were unable to repay debts and/or account payables to certain creditors and/or vendors due to liquidity issue. See “— We are subject to claims, disputes, lawsuits and other legal and administrative proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse, it could have a material adverse effect on our business, prospects, results of operations or financial condition.” Such disputes and resulting litigation, arbitration and administrative or judicial measures may also harm customer perceptions of, and confidence in, our brand. If we do not develop and maintain a strong brand, we may lose the opportunity to build a critical mass of customers, and our business, prospects, financial condition and operating results will be materially and adversely impacted.

We are dependent upon our relationship with certain third-party manufacturer for the manufacturing of our products and other technological partners for the advancement of our research and development. Any adverse change in our relationship with such manufacturers or partners may result in a material and adverse effect on our business, results of operations or financial condition.

We currently rely on W Motors, our sole manufacturer in Dubai, for the contract manufacturing of our products. For details, see “Business — Manufacturing.”

While we take comprehensive measures to ensure that W Motors manufacture our vehicles in accordance with our standards, there can be no assurance that such measures will be effective. Collaboration with third parties for the manufacturing of vehicles is subject to risks with respect to operations over which we have limited control. We could experience delays to the extent such third-party manufacturer do not meet agreed upon timelines or experience capacity constraints as well as quality issues. There is risk of potential disputes with such third-party manufacturer, and we could be affected by adverse publicity related to such third-party manufacturer, whether or not such publicity is related to their collaboration with us. Our ability to successfully build our brand could also be adversely affected by perceptions about the quality of our vehicles. In addition, although we are closely involved in each step of the supply chain and manufacturing process, given that we also rely on such third-party manufacturer to meet our quality standards, there can be no assurance that we will successfully maintain quality standards of the vehicles produced at the plants of such third-party manufacturers.

We may be unable to enter into new agreements or extend existing agreements with such third-party manufacturer on terms and conditions acceptable to us. The agreement with such third-party manufacturer may also be terminated by mutual consent. If any of these events occurs, we may need to contract with other third parties or start to build its own production capacity from scratch. There can be no assurance that, in such event, we would be able to partner with other third parties or build our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition and to assure that vehicles manufactured at facilities of new third-party partners comply with our quality standards and regulatory requirements may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

The proposed transaction to acquire operational rights to a facility in Pakistan exposes us to substantial counterparty and regional risks.

We have entered into an asset contribution and share issuance agreement to acquire exclusive operational rights for a facility located in Pakistan in exchange for the issuance of our equity. The completion and subsequent success of this proposed transaction are subject to significant uncertainties inherent in conducting business within this jurisdiction. Even if all conditions precedent are technically satisfied at closing, the facility’s long-term viability remains highly susceptible to Pakistan’s volatile macroeconomic climate, including chronic energy shortages, severe currency devaluation of the Pakistani Rupee, and shifting foreign investment regulations. Any political instability or change in cross-border trade policies in the region could render the four-year operational rights significantly less valuable than the equity issued in exchange. Ultimately, if these regional or contractual risks materialize, we may suffer dilution of our share capital without realizing a commensurate return on the contributed assets, potentially leading to material impairment charges.

We are dependent on our suppliers, some of which are single-source suppliers. Suppliers may fail to deliver necessary components of our vehicles according to our schedule and at prices, quality levels and volumes acceptable to us.

We procure components from both domestic and global suppliers, some of which are currently single-source suppliers for certain components. We attempt to mitigate our supply chain risk by qualifying and obtaining components from multiple sources where practicable and maintaining safety stock for certain key components and components with lengthy procurement lead times. However, we may still experience component shortages for our production or the components may not meet our specifications or quality needs. Furthermore, qualifying alternative suppliers or developing our own replacements for certain highly customized components of our vehicles may be time-consuming and costly. Any disruption in the supply of components, whether or not from a single-source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is fully qualified by us or we are able to procure the relevant components in sufficient quantities from other existing suppliers. Any failure to timely find alternative component sources may materially delay delivery of our vehicles, which may materially and adversely affect our business and results of operations. The loss of any supplier for any reason, including any export control measures adopted by any foreign country to limit the import of supplies into China, could lead to vehicle design changes, production delays and potential loss of access to important technologies, any of which could result in quality issues, delays and disruptions in deliveries, negative publicity and damage to our brand. If any of such suppliers fails to meet our demand, it may take us significant time, and we may incur significant expenses, to find alternative suppliers and quantify our components. In addition, our suppliers may fail to comply with applicable laws and regulations, or they may be involved in product liability claims or incidents of negative publicity. If any of these incidents occur, customers may also lose confidence in our vehicles that incorporate components from the relevant suppliers, and our reputation, business and results of operations could be adversely affected. Developments that we cannot presently anticipate, such as changes in business conditions or government policies, natural disasters or epidemics, could also affect our suppliers’ ability to deliver components to us in a timely manner.

Any significant increases in our production, such as the launch of a new model or SKD operations, have required and may in the future require us to procure additional components in a short amount of time. Our suppliers may not ultimately be able to sustainably and timely meet our cost, quality and volume needs, requiring us to replace them with other sources. While we believe that we will be able to secure additional or alternative sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components. Additionally, we continuously negotiate with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms, seek new and less expensive suppliers for certain parts, and attempt to redesign certain parts to make them less expensive to produce. Our failure to control and reduce supplier costs as well as increases in costs, disruption of supply or shortage of components and materials could materially and adversely affect our business, results of operations or financial condition.

Furthermore, as the scale of our vehicle production increases, we will need to accurately forecast, purchase, warehouse and transport components to the relevant manufacturing facilities and service stores and at much higher volumes. If we are unable to accurately match the timing and quantities of component purchases to our actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, as well as storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business.

We continue aiming to commence mass production of our first full-sized SPV, MUSE, in 2027 and specialty vehicles and autonomous logistics vehicles at the end of 2025. We plan to continuously introduce new models and facelifts to enrich our product portfolio and offer customers more selections. OEMs often experience delays in the design, manufacture and commercial release of new vehicle models. Delays in the launch of new models and new versions may occur for a variety of reasons, such as changes in market conditions, technological challenges, lack of necessary funding, as well as disruptions in our supply chain or manufacturing facilities. To the extent we need to delay the launch of our vehicles, our growth prospects could be adversely affected as we may fail to grow our market share. We also plan to periodically perform facelifts or refresh existing models, which could also be subject to delays. Furthermore, we rely on third-party suppliers for the provision and development of many of the key components and technologies used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components or technologies or experience quality issues, we could experience delays in delivering on our timelines. Any delay in the manufacture and launch of our vehicle models or in performing facelifts to existing models could lead to customer dissatisfaction and materially and adversely affect our reputation, demand for our vehicles, results of operations and growth prospects.

Our future growth is dependent upon consumers’ willingness to adopt EVs and specifically our vehicles.

The demand for our vehicles and services will highly depend upon the adoption by consumers of EVs in general and our vehicles in particular. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, prices and the competitive landscape, evolving government regulation and industry standards and changing consumer demands and behaviors. Other factors that may influence the adoption of EVs, and specifically our vehicles, include:

•        perceptions about EV quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs, whether or not such vehicles are produced by us or other OEMs;

•        perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technologies, such as autonomous driving and lithium battery cells;

•        the limited range over which EVs may be driven on a single battery charge and the speed at which batteries can be charged;

•        the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•        the availability of other types of EVs, including plug-in hybrid electric vehicles;

•        improvements in the fuel economy of the ICE;

•        the availability of after-sales service for EVs;

•        the environmental consciousness of consumers;

•        access to charging stations, standardization of EV charging systems and consumers’ perceptions about convenience and cost for charging an EV;

•        the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of non-polluting vehicles;

•        perceptions about and the actual cost of alternative fuel; and

•        macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase our vehicles and use our services. If the market for EVs does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively affected.

The global passenger vehicle market is highly competitive, and demand for EVs may be cyclical and volatile. We may not be successful in competing in this industry, which may materially and adversely affect our business, results of operations or financial condition.

The global passenger vehicle market is large yet competitive, and we have strategically focused on offering vehicles for the mid- to high-end segment. We directly compete with other pure-play EV companies, especially those targeting the mid- to high-end segment. To a lesser extent, our vehicles also compete with (i) new energy vehicles (“NEVs”), which include EVs, plug-in hybrid electric vehicles, hybrid electric vehicles and fuel cell electric vehicles, and (ii) ICE vehicles in the mid- to high-end segment offered by traditional OEMs. We may also in the future face competition from new entrants that will increase the level of competition. Many of our current and potential competitors, particularly international competitors, have more financial, technical, manufacturing, marketing and other resources than us, and may be able to devote significant resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, energy efficiency, sales and marketing capabilities, distribution network, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects. There can be no assurance that we will be able to compete successfully. Our competitors may introduce new vehicles or services that surpass the quality or performance of our vehicles or services, which would adversely affect our competitive position in the market. They may also offer vehicles or services at more competitive prices, which would have an adverse impact on our sales and profitability. In addition, we may compete with state-owned enterprises or companies that have received investments or other forms of support from state-owned enterprises or other government entities, and such competitors may therefore possess more resources than us.

In addition, volatility in the automobile industry may materially and adversely affect our business, prospects, operating results and financial condition. The sales volume of EVs in the mid- to high-end segment may not grow at the rate that we expect, or at all. Demand for EVs depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new entrant to the EV market, we have fewer financial resources than more established OEMs to withstand changes in the market and disruptions in demand. Demand for our vehicles may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and components, cost of oil and gasoline and governmental regulations, including tariffs, import regulation and sales taxes. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results. These effects may have a more pronounced impact on our business given our relatively smaller scale and less financial resources as compared to many traditional OEMs.

Changes in government policies that are favorable for EVs or domestically manufactured vehicles in the markets where we intend to sell our vehicles could materially and adversely affect our business, financial condition, results of operations, and prospects.

The growth of our business in part depends on government policies in the markets where we intend to sell our vehicles that support the development of EVs and domestically manufactured vehicles. For instance, changes in government policies on the classification of NEVs and license plates materially and adversely affect the demand for MUSE and our future vehicles, which in turn could materially and adversely affect our business, results of operations, financial conditions, and prospects. Furthermore, changes in government incentives or subsidies to support EVs could adversely affect our business. It cannot be guaranteed that any government policy changes would be favorable to our business. Furthermore, any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of EVs, fiscal tightening or other factors may affect government incentives or subsides and result in the diminished competitiveness of the EV industry generally.

As of June 2026, the UAE government has shown strong support for the EV industry, aiming to position itself as a global leader in clean and sustainable mobility. However, some government policies and initiatives, though beneficial in the long term, have inadvertently slowed the pace of development in the sector. For example, the implementation of stringent regulatory frameworks around EV manufacturing and the approval processes for new technologies has caused delays in the rollout of certain projects. Additionally, there have been challenges related to the development of nationwide EV charging infrastructure, with some policies needing further alignment between local and federal authorities. While the UAE’s ambitious goals to reduce carbon emissions and diversify its energy sources remain a priority, these policy gaps have led to temporary slowdowns in the speed of EV adoption and related infrastructure projects, preventing the market from achieving its full potential as quickly as adoption and related infrastructure projects, preventing the market from achieving its full potential as quickly as anticipated.

Developments in alternative technologies or improvements in the ICE may materially adversely affect the demand for our electric vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the ICE, may materially and adversely affect our business and prospects in ways it cannot anticipate. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay its development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of its vehicles, decreased revenue and a loss of market share to competitors.

We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, including reputational harm, increased insurance premiums or the need to self-insure, which could adversely affect our business and operating results.

Our vehicles, including MUSE, have autonomous driving capabilities, which present the risk of significant injury, including fatalities. We may be subject to claims if any of our vehicles is involved in an accident and persons are injured or purport to be injured or if property is damaged. Any insurance that we carry may not be sufficient or it may not apply to all situations. The risk of serious injury, death and substantial damage to property may be much higher with larger fast-moving autonomous passenger vehicles. In the event of such an event or multiple events, our insurance premiums could increase significantly or insurance may not be available to it at all. Furthermore, if insurance is not available on commercially reasonable terms, or at all, we might need to self-insure. In addition, lawmakers or governmental agencies could pass laws or adopt regulations that limit the use of systems equipped by our vehicles or increase liability associated with their use. Any of these events could adversely affect our brand, customer relationships, operating results, or financial condition.

Our vehicles make use of lithium cells, and lithium cells may catch fire or vent smoke and flame on rare occasions.

Our vehicles’ battery packs make use of lithium cells. On rare occasions, lithium cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium cells. While our batteries are built with robust safety features and strong thermal management capabilities, there can be no assurance that our batteries will always function safely. If any safety accident occurs with any of our vehicles’ battery pack, we could be subject to lawsuits, product recalls or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium cells for automotive applications or any future incident involving lithium cells, such as a vehicle fire, even if such incident does not involve our vehicles, could seriously harm customers’ confidence in our vehicles.

The autonomous driving technology we seek to develop relies on software and hardware that is highly technical, and if the software or hardware contains errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating the technical limitations in our system, our business, results of operations or financial condition could be materially and adversely affected.

The autonomous driving technology we seek to develop relies on software and hardware, including software and hardware developed or maintained internally or by third parties, that is highly technical and complex and will require modification and updates over the life of the vehicle. This software and hardware may contain errors, bugs or vulnerabilities that could subject our system to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities may be inherently difficult to detect and may only be discovered after the code has been released for external or internal use. Although we may attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which could materially and adversely affect our business and financial results.

Industry data, forecasts and estimates contained in this prospectus are inherently uncertain and subject to interpretation, and may not be an indication of the actual results of the transaction or our future results. Accordingly, you should not place undue reliance on such information.

Industry data, forecasts and estimates included in this prospectus are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Certain facts, forecasts and other statistics relating to the industries in which we compete have been derived from various public data sources, a commissioned third-party industry report and other third-party industry reports and surveys. In connection with the Business Combination, we commissioned Frost & Sullivan to conduct market research concerning the passenger vehicle and EV markets in Mainland China and overseas, competitive landscape, technological development, government policy support and changing customer demands. While we generally believe Frost & Sullivan’s report to be reliable, we have not independently verified the accuracy or completeness of such information. Frost & Sullivan’s report may not have been prepared on a comparable basis or may not be consistent with other sources. Moreover, geographic markets and the industries we operate in are not clearly defined or subject to standard definitions, and are the result of subjective interpretation. Accordingly, our use of the terms referring to its geographic markets and industries such as passenger vehicles and EVs may be subject to interpretation, and the resulting industry data, projections and estimates may not be accurate or reliable. In addition, our industry data and market share data should be interpreted in light of the defined geographic markets and defined industries in which we operate. Any discrepancy in the interpretation thereof could lead to varying industry data, measurements, forecasts and estimates and result in errors and inaccuracies. For these reasons, you should not place undue reliance on such information as a basis for making your investment decision.

Failure to carry adequate insurance coverage may have a material adverse effect on our business, results of operations or financial condition.

Our directors and officers (“D&O”) liability insurance policy expired in November 2023. We purchased a new D&O liability insurance policy in December 2024, which applied retroactively with certain conditions.

While we may obtain certain insurance associated with our business operation in the future, there can be no assurance that our insurance coverage will be sufficient, or that insurance proceeds will be paid to us in a timely manner. In addition, there are types of losses that we may incur but against which we cannot be insured, or that we believe are not economically reasonable to insure, such as losses due to acts of war and certain natural disasters. If we incur these losses and they are material, our business, results of operations or financial condition could be materially and adversely affected.

We may not be able to successfully implement our growth strategy on a timely basis, or at all, and we may be unable to manage future growth effectively, which could negatively impact our brand and financial performance.

Our future growth, results of operations and financial condition depend upon our ability to successfully implement our growth strategy, which, in turn, is dependent upon a number of factors, some of which are beyond our control, including our ability to:

•        keep existing, and obtain future, partners and customers;

•        economically achieve the mass production of our vehicles;

•        effectively introduce new products and services;

•        strengthen and expand relationships with our partners, including engineering service providers, technology providers and key component suppliers;

•        keep pace with technological advances affecting the EV industry;

•        effectively compete in the markets in which we operate;

•        adapt to changing regulatory environment; and

•        attract and retain management or other employees who possess specialized market knowledge and technical skills.

There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Furthermore, achieving these objectives will require investments that may result in both short- and long-term costs without generating any current revenue and therefore may be dilutive to earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect to generate from our growth strategy. Failure to realize those benefits could have a material adverse effect on our business, results of operations or financial condition.

Even if we can achieve the above benefits and successfully implement our growth strategy, any failure to manage our growth effectively could materially and adversely affect our business, results of operations or financial condition. We intend to expand our operations significantly, which will require us to hire and train new employees across all divisions, accurately forecast supply and demand, production and revenue, control expenses and investments in anticipation of expanded operations, establish new or expand current design, production, and sales and service facilities and implement and enhance administrative infrastructure, systems and processes. Failure to efficiently manage any of the above could have a material adverse effect on our business, results of operations or financial condition.

Our research and development efforts may not yield expected results.

While we have our own research and development team, we have also entered into agreements with third-party service providers to conduct research and development. Besides the technologies researched and developed by third-party service providers for us, we also rely on certain technologies of our suppliers to enhance the performance of our vehicles. We have been and will continue to invest in our research and development efforts.

The EV industry is experiencing rapid technological changes, and we need to invest significant resources in research and development in order to remain competitive in the market. Therefore, we expect to continue investing in our research and development activities and those of our partners. Furthermore, research and development activities are inherently uncertain, and there can be no assurance that we or our partners will be able to achieve technological breakthroughs and successfully commercialize such breakthroughs. As a result, our expenditures on research and development may not generate corresponding benefits. If our research and development efforts fail to keep up with the latest technological developments, we would suffer a decline in our competitive position. There can be no assurance that we will be able to equip our products with the latest technologies. Even if we are able to keep pace with changes in technologies and develop new vehicle models, our prior models could become obsolete more quickly than expected, potentially reducing our return on investment.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

The production of our vehicles will require the development, maintenance and improvement of information technology and communication systems, which will include product data management, procurement, inventory management, production planning and execution, sales, service and logistics, financial, tax and regulatory compliance systems. In addition, software, information technology and communication systems will be integral to the operation and functionality of vehicles, which are designed with built-in data connectivity to accept and install periodic remote updates to improve or update their functionality.

All of these systems may be vulnerable to damage or interruption from, among other things, data breaches, cyberattacks, fire, natural disasters, power loss, telecommunications failures, computer viruses and other attempts to access our proprietary information or to harm our system or vehicles. Although these systems will be designed and tested for resiliency and security, there can be no assurance that these systems or their required functionality will be effectively and timely developed, implemented and maintained or that they will be entirely free from vulnerabilities. Any compromise of our proprietary information or our systems could adversely affect our reputation and could result in lengthy interruptions to our business operations and our customers’ ability to operate the vehicles.

Although we have not yet experienced cyberattacks as of the date hereof, the risks of potential cyberattacks by state actors or others have been heightened in connection with the ongoing conflicts between Russia and Ukraine and in the Middle East and Southwest Asia and it is uncertain how this new risk landscape will impact our operations. When geopolitical conflicts develop, government systems as well as critical infrastructures such as financial services and utilities may be targeted by state-sponsored cyberattacks even if they are not directly involved in the conflict. There can be no assurance that our business will not become a potential target as adversaries may attack networks and systems indiscriminately. Such cyberattacks may potentially cause unauthorized access to our sensitive data (including our proprietary software codes), products, and systems, causing data breach, or disruption, modification, destruction to our systems and applications. As a result, we may suffer monetary losses, business interruption, and long-lasting operational issues, damage to our reputation and brand, loss of our intellectual property or trade secrets. To mitigate such risks, we have adopted robust cybersecurity protection practices. Our key confidential information is only saved on private cloud servers, segregated from any public cloud platform and only allows for access from authorized devices. Other information is stored on public cloud systems maintained by leading infrastructure providers and with anti-cyberattack services enacted. For background operations and maintenance, we adopt a bastion machine solution to protect our systems from being attacked. We will endeavor to ensure that any business network and data security systems we establish or procure in the future are capable of adequately protecting our business against such risks.

We may be subject to intellectual property infringement claims or other allegations, which may be time-consuming and result in substantial costs and removal of data or technology from our system.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our products, which could make it more difficult for us to operate our business. We may not be aware of all the intellectual property infringement assertions from third parties surrounding our current or future products, which could materially impair our ability to commercialize our products. Any analysis performed may not identify all the third-party intellectual property that is potentially relevant, including intellectual property that is not publicly available for review, and would not prevent third parties from bringing intellectual property infringement claims.

From time to time, we may need to defend ourselves against intellectual property infringement or trade secret misappropriation claims, and companies holding patents, copyrights, trademarks or other intellectual property rights may bring suits alleging infringement of such rights by us or our employees or otherwise assert their rights and urge us to purchase licenses. Any such intellectual property infringement claim could result in costly litigation and divert management’s attention and resources.

If we or our employees are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease offering products and solutions that incorporate or use the challenged intellectual property;

•        pay substantial damages;

•        seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•        redesign our products and solutions or relevant services, which would result in significant cost; or

•        establish and maintain alternative branding for our products and solutions or services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, financial condition and results of operation could be materially and adversely affected. In addition, any litigation or claims, whether valid or not, could result in substantial costs, negative publicity and diversion of resources and management attention.

We rely on patents (including pending patent applications), unpatented proprietary know-how, trade secrets and contractual restrictions to protect some of our intellectual and other proprietary rights. Failure to adequately protect, enforce or otherwise obtain sufficient coverage of intellectual and other proprietary rights may undermine our competitive position and could materially and adversely affect our business, prospects, results of operations or financial condition.

Protection of proprietary technology, processes, methods and other intellectual property related to us is critical to our business. We rely on patents (including pending patent applications), unpatented proprietary know-how, trade secrets and contractual restrictions to protect our intellectual property and other proprietary rights. For details, see “Business — Intellectual Property.” However, the patent applications that we have filed and may file in the future may not result in patents being issued, and the issuance of a patent may not provide us with sufficient protection with respect to our current and future products or against competitors. It cannot be guaranteed that our procedures and process will absolutely prevent any disclosures that would result in a loss of our confidential information. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantages and a decrease in revenue, which would adversely affect our business, prospects, financial condition and operating results.

In addition, there can be no assurance that competitors and other third parties will not independently develop or publicly disclose the know-how and trade secrets related to our proprietary technology, in which case we would not be able to prevent such third parties from using such know-how and trade secrets, or develop better products or manufacturing methods or processes than us. There can also be no assurance that competitors will not or cannot design their products to avoid our patents. The validity or enforceability of our intellectual property, including patents, could also be challenged by third parties, which could result in our intellectual property being found invalid or unenforceable.

Further, we may not be able to deter current and former employees, consultants, suppliers and customers or other parties from breaching confidentiality agreements and misappropriating proprietary information, for which breaches we may not receive adequate remedies, and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property and other proprietary rights. We may in the future need to rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and have a material adverse effect on our business, prospects, results of operations or financial condition regardless of the outcome. In some cases, the costs associated with such litigation could make enforcement impracticable. Further, intellectual property and contract laws vary throughout the world, making the policing of the unauthorized use of our intellectual property difficult in various jurisdictions. Therefore, there is no assurance that we will be able to enforce our intellectual property rights as expected. Failure to adequately enforce our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results.

We are dependent on proprietary technologies co-developed with third parties. If we fail to obtain rights to own or use these proprietary technologies, it may not be able to timely find replacement technology on acceptable terms, or at all, and may be forced to modify or cease selling our products.

We are dependent on proprietary technologies co-developed with third parties, including W Motors and other third-party suppliers and partners. If we fail to obtain the rights to own or use these technologies on commercially reasonable terms or if such technologies otherwise become unavailable to us, our expenses could increase, and our ability to sell our products and our results of operations could be impaired until equivalent services are obtained or replacements are developed. In the occurrence of such event, we may be forced to acquire or develop alternative technology and may not be able to do so in a commercially feasible manner or at all, resulting in us having to use alternative technology of lower quality or performance. This could limit and delay our ability to offer new or competitive products and increase our costs of production. As a result, our business and results of operations could be significantly harmed.

Furthermore, we cannot be certain that those technologies co-developed with or licensed from our partners are not infringing the intellectual property rights of third parties, or have sufficient rights to the licensed intellectual property in all jurisdictions in which we may sell our products. Accordingly, our use of this intellectual property may expose us to third-party claims of infringement. In addition, many licenses are nonexclusive and may not prevent our competitors from licensing the same technology on equivalent or more favorable terms.

We are highly dependent on the services of our senior management team. Our inability to attract and retain management or other employees who possess specialized market knowledge and technical skills could materially and adversely affect our business, results of operations or financial condition.

Our success depends, in part, on our ability to retain our senior management team. The unexpected loss of or failure to retain one or more of our management or other employees who possess specialized market knowledge and technical skills could adversely affect our business. Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand, and competition for these employees can be intense. In particular, as certain number of our senior management have joined after 2024, the stability of senior management team cannot be guaranteed in the future.

We have had recent changes of key executive officers, including Chief Executive Officer and Chief Financial Officer, and changes in our board of directors. These changes have resulted, and may result in the future, in changes to our management style, operations, and strategies. Any significant leadership change or senior management transition involves inherent risk and could hinder our strategic planning, business execution and future performance. In particular, this or any future leadership transition may result in a loss of personnel with deep institutional or technical knowledge and changes in business strategy or objectives, and has the potential to disrupt our operations and relationships with employees and customers due to added costs, operational inefficiencies, changes in strategy, decreased employee morale and productivity, and increased turnover. Failure to successfully transition to the new leadership team could affect our ability to attract and retain skilled personnel and may have an adverse effect on our results of operations, business, and financial position.

The ability to hire, attract and retain talent depends on the our ability to provide competitive compensation, and we may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect our business, including the execution of our global business strategy. Furthermore, certain of our senior management may hold positions in entities other than Robo.ai. Such positions outside of Robo.ai may require significant management attention by such individuals and the actions taken by such individuals in such positions outside of Robo.ai may not be aligned with the interest of Robo.ai. Any failure by our management team and our employees to perform as expected may also have a material adverse effect on our business, prospects, financial condition and operating results.

Our employees, business partners and suppliers may engage in misconduct or other improper activities, either during or before their service for us, including noncompliance with regulatory standards and requirements, which could expose us to potentially significant legal liabilities, reputational harm and have a material adverse effect on our business, results of operations or financial condition.

We are exposed to the risk that our employees, engineering service provider partners, technology providers, suppliers or other parties we collaborate with may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, fraud, abuse, data privacy and security laws, other similar laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us and it is not successful in defending ourselves or asserting our rights, those actions could have a material adverse effect on our business, results of operations or financial condition, including, without limitation, by way of imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, imprisonment and other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations.

Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would materially and adversely affect our business and results of operations.

All vehicles sold must comply with various standards of the market where the vehicles are sold. Our vehicles must meet or exceed all mandated safety standards in the markets where we sell our vehicles. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving these standards. Furthermore, the government authorities may carry out supervision and scheduled or unscheduled inspection of certified vehicles on a regular basis. In the event that our certification fails to be renewed upon expiry, a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of certified vehicles to comply with certification requirements is discovered during follow-up inspections, the certification may be suspended or even revoked. With effect from the date of revocation or during suspension of the certification, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold, imported, or used in any commercial activity. Our failure to satisfy motor vehicle standards would materially and adversely affect our business and results of operations.

We are subject to anti-corruption, anti-bribery, sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery and similar laws and regulations in various jurisdictions in which we conduct our activities. We may have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. These interactions subject us to an increased level of compliance-related concerns. We endeavor to implement policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption and anti-bribery and similar laws and regulations. However, such policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption or anti-bribery laws and regulations could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation.

We are subject to claims, disputes, lawsuits and other legal and administrative proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse, we could have a material adverse effect on our business, prospects, results of operations or financial condition.

We are and may continue to be subject to legal proceedings from time to time in the ordinary course of our business, which could have a material adverse effect on our business, results of operations or financial condition. Claims arising out of actual or alleged violations of law could be asserted against us by our creditors, customers, competitors, governmental entities in civil or criminal investigations and proceedings, or other entities. These claims could be asserted under a variety of laws, including, but not limited to, product liability laws, consumer protection laws, intellectual property laws, labor and employment laws, securities laws, tort laws, contract laws, property laws and employee benefit laws. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. Even if we are successful in our attempt to defend ourselves in legal and administrative actions or to assert our rights under various laws, enforcing our rights against the various parties involved may be expensive, time-consuming and ultimately futile. These actions could expose us to negative publicity and/or to substantial monetary damages and legal defense costs, injunctive relief and criminal, civil and administrative fines and penalties.

Risks Relating to the Regions in Which We Operate

We face risks associated with our international operations, including unfavorable regulatory, political, trade, tax and labor conditions in the UAE, and if we are unable to effectively manage these risks, our business, financial condition and results of operations may be materially and adversely affected.

We have operations in the UAE with plans to further expand the geographic coverage of our product and service offerings. Therefore, we are and will be subject to a number of risks associated with international business activities that may increase our costs, impact our ability to expand on a global basis and require significant management attention. These risks include:

•        conforming our vehicles to various international regulatory requirements as applicable;

•        difficulty in staffing and managing foreign operations;

•        difficulty in attracting customers in new countries or regions;

•        foreign government taxes, regulations, and permit requirements;

•        fluctuations in foreign currency exchange rates and interest rates;

•        foreign government trade restrictions, tariffs and price or exchange controls;

•        changes in diplomatic and trade relationships;

•        compliance by our company and our business partners with anti-corruption laws, import and export control laws;

•        tariffs, trade barriers and economic sanctions, and other regulatory limitations on our ability to provide our services and products in certain international markets;

•        attract, recruit and retain talent internationally;

•        foreign labor laws, regulations and restrictions;

•        political instability, natural disasters, epidemics, war or events of terrorism; and

•        the strength of international economies.

The military conflicts between Russia and Ukraine and in the Middle East and Southwest Asia may increase the likelihood of supply interruptions and hinder our ability to procure the materials we need to manufacture our vehicles. Any supply disruption may make it harder for us to find favorable pricing and reliable sources for the materials it needs, putting upward pressure on our costs and increasing the risk that it may be unable to acquire the materials and services we need to for the production of our vehicles.

If we fail to successfully address these risks, our business, prospects, operating results and financial condition could be materially affected.

Uncertainties with respect to the UAE legal system and changes in laws and regulations in the UAE, including with respect to licenses, approvals and taxes, could adversely affect our business.

Headquartered in Dubai, our operations are subject to the laws and regulations of the UAE. Any UAE entity must perform the activities in the manner stipulated in the trade license issued by the relevant UAE government authorities or face penalties. Moreover, an automotive manufacturer may face restrictions in selling its vehicles directly in the region unless they are produced in the UAE. We may overcome such restrictions by entering into contract manufacturing and distributorship agreements with W Motors to sell our vehicles in the region. We cannot guarantee if we will be able to enter into new agreements or extend existing agreements with W Motors on terms and conditions acceptable to us. Such agreement with W Motors may also be terminated by mutual consent. If any of these events occurs, we may need to contract with other local contract manufacturers and/or distributors or start to build our own production and distribution capacity in the UAE. There can be no assurance that in such event we would be able to partner with other third parties or build our own production and distribution capacity in the region to meet our needs on acceptable terms or at all. The expense and time required to complete any transition and to assure that vehicles manufactured at facilities of new third-party partners comply with our quality standards and regulatory requirements may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

Currently, companies operating in the designated free zones of the UAE are exempt from any personal, income and corporate taxes as well as granted exception from custom duty for goods and services, except that any free zone company selling any goods in the UAE mainland must pay a 5% duty tax. The UAE’s Federal Corporate Tax Law indeed came into effect on June 1, 2023, and has impacted many industries, including the EV sector. Under this law, companies with an annual net profit exceeding AED 375,000 (approximately US$100,000) will be subject to a tax at a standard rate of 9%. Certain industries or businesses, such as energy, oil, and gas sectors, as well as government-supported enterprises in specific regions, may benefit from tax incentives. Although the Corporate Tax Law does not specifically mention the EV industry, the UAE government’s promotion of green energy and sustainable development strategies means that the EV sector, as part of renewable energy and clean technology, is likely to benefit from other government support policies, such as tax reductions, subsidies, and infrastructure development support.

Implementation of such corporate tax may increase our tax expenses and adversely affect our business, results of operations, financial condition and prospects.

The economies of a number of our markets in the Gulf Cooperation Council region are highly dependent upon the oil and gas industry.

The UAE’s economy as well as a number of other economies within the Gulf Cooperation Council region are highly dependent upon the oil and gas industry. Oil and gas prices fluctuate in response to changes in many factors, including, but not limited to:

•        economic and political developments in oil producing regions;

•        global and regional supply and demand, and expectations regarding future supply and demand, for oil and gas products;

•        the ability of members of OPEC and other crude oil producing nations to agree upon and maintain specified global production levels and prices;

•        the impact of international environmental regulations designed to reduce carbon emissions;

•        actions taken by major crude oil and gas producing or consuming countries;

•        prices and availability of alternative fuels;

•        global economic and political conditions;

•        development of new technologies; and

•        global weather and environmental conditions.

Oil prices declined significantly beginning in June 2014, and although prices have recovered in 2018, they have remained volatile with periodic declines since October 2018, including during the first quarter of 2020. If oil prices decline again, this is likely to have an adverse effect on the GDP and other economic indicators of oil producing markets, such as the UAE, and may also adversely affect consumer confidence and purchasing power, resulting in lower overall expenditure by mobile users, which could materially and adversely affect our business, financial condition, and results of operations.

Current and escalating geopolitical tensions in the middle east may adversely affect the potential business opportunities for government procurement contracts for GHIATH vehicles.

We plan to collaborate with the Dubai Police for the development and procurement of the GHIATH vehicle, a purpose-built vehicle tailored to specific public service needs and law enforcements. Our ability to gain potential government procurement contracts is subject to the UAE government’s continued prioritization of smart-city infrastructure. The ongoing conflict in the Middle East may result in regional instability that affects the relevant authorities’ budgetary allocations. If our potential government customers shift fiscal resources toward defense or regional security initiatives, their procurement timelines may be deferred or cancelled. As a result, our business opportunities for government procurement contracts could be adversely affected.

Our insurance coverage may be inadequate or unavailable to cover losses resulting from geopolitical instability and ongoing armed conflict in the Middle East.

A substantial part of our assets, employees, and operations are currently located in Dubai, UAE. The continuation or escalation of armed conflict in the Middle East could lead to physical damage to our property, disruptions in our supply chain, or threats to the safety of our personnel. We have not obtained any war insurance and our other insurance policies typically exclude losses arising from war-related risks or hostile acts. As a result, any loss not covered by insurance, or exceeding our policy limits, would have to be paid out of our own resources, which would significantly impair our liquidity and financial condition.

Our business generates and processes a large amount of data, and we are required to comply with laws and regulations in the jurisdictions where we operate relating to data privacy and security. The improper use or disclosure of data could have a material and adverse effect on our business and prospects.

We capture or collect, process, transmit and store employee and partner data as of the date hereof, and may, in the future, capture or collect, process, transmit and store client data, including personal information, in and across multiple jurisdictions during our course of business. These are common data collected for the type of business we are engaged in and we do not intend to track or store customer usage data after their purchase of our vehicles.

As a result of our global operations, we may be subject to a variety of laws and regulations in various jurisdictions where we operates, as well as contractual obligations, regarding data privacy, protection and security. Some of these laws and regulations require obtaining data subjects’ consent to the collection and use of their data, honoring data subjects’ requests to delete their data or limit the processing of their data, providing notifications in the event of a data breach and setting up the proper legal mechanisms for cross-border data transfers. Some users may refuse to provide consent to have their personal information collected or may restrict the use of such personal information. Furthermore, it is not feasible to obtain consent from data subjects in the general public whose personal information may be captured by our vehicles, all of which may hinder our ability to enhance our data analytics and artificial intelligence technology, and may harm the competitiveness of our technology. In many cases, these laws and regulations apply not only to the collection and processing of personal information from third parties with whom we do not have any contractual relationship, but also to the sharing or transfer of information between or among us, our subsidiaries and other third parties with which we have commercial relationships, such as our business partners and customers. The regulatory framework for data privacy, protection and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. In particular, some of these laws and regulations may require us to store certain categories of data collected from individuals residing in a jurisdiction only on servers physically located in such jurisdiction, and may further require us to conduct security assessments and/or adopt other cross-border data transfer mechanisms in order to transfer such data outside of such jurisdiction. In addition, the number of high-profile data breaches at major companies continues to accelerate, which will likely lead to even greater regulatory scrutiny.

In addition, the research and testing of autonomous driving technology on public or permitted roads may require certain qualifications, permits or consents from different governmental authorities, but such requirements are not firmly settled. We and our subsidiaries may need to apply for qualifications, permits or consents from relevant government authorities in each jurisdiction in which we test autonomous driving technology.

Because Robo.ai Inc. is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Robo.ai Inc. is an exempted company incorporated in the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon Robo.ai Inc.’s directors or officers, or enforce judgments obtained in the United States courts against Robo.ai Inc.’s directors or officers.

Robo.ai Inc.’s corporate affairs are governed by our Fifth Amended and Restated Memorandum and Articles of Association, the Companies Act (Revised) of the Cayman Islands (as the same may be supplemented or amended from time to time) (“Companies Act”) and the common law of the Cayman Islands. Robo.ai Inc. is subject to the federal securities laws of the United States. The rights of our shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Robo.ai Inc.’s directors to Robo.ai Inc. under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

We have been advised by Appleby, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Not all of our directors and executive officers are residents of the United States, and the assets of the company or these persons may be located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, prospects, financial condition and results of operations.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. Economic conditions in the UAE and other regions where we seek to operate are sensitive to global economic conditions. Credit risks of customers and suppliers and other counterparty risks may also increase.

Sales of our vehicles depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of our vehicles and our results of operations may be materially and adversely affected.

Natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, boycotts and geo-political events could materially and adversely affect our business, results of operations or financial condition.

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, epidemic or pandemic outbreaks, boycotts and geopolitical events, such as civil unrest and acts of terrorism, or similar disruptions, could materially and adversely affect our business, results of operations or financial condition. These events could result in physical damage to property, an increase in energy prices, temporary or permanent closure of one or more of our current or planned facilities, temporary lack of an adequate workforce in a market, temporary or long-term disruption in the supply of raw materials, product parts and components, temporary disruption in transport, or disruption to our information systems. We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition.

Cayman Islands economic substance requirements may have an effect on our business and operations.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2024 Revision) (the “ES Act”) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. Under the Cayman Islands ES Act, if a company is considered to be a “relevant entity” and is conducting one or more of the nine “relevant activities” then that company will be required to comply with the economic substance requirements in relation to the relevant activity from 1 July 2019. All companies whether a relevant entity or not is required to file an annual report in the Cayman Islands with the Companies Registry confirming whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test. If the only business activity that the Company carries on is to hold equity participation in other entities and only earns dividends and capital gains, then based on the current interpretation of the ES Act, the Company is a “pure equity holding company” and will therefore only subject to the minimum substance requirements, which require us to (i) comply with all applicable requirements under the Companies Act and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

We may re-domicile or continue out of the Cayman Islands into another jurisdiction, and the laws of such jurisdiction will likely govern all of our material agreements and we may not be able to enforce our legal rights.

We may relocate the home jurisdiction of our business or re-domicile or continue out of the Cayman Islands to another jurisdiction. If we determine to do this, the laws of such jurisdiction would likely govern all of our material agreements. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Any such reincorporation and the international nature of our business will likely subject us to foreign regulations.

Risks Relating to Being a Public Company

We incur increased costs as a result of operating as a public company, and our management devotes substantial time to new compliance initiatives.

We are a public company subject to reporting requirements in the United States, and incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase now that we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain D&O liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

A market for our securities may not be sustained, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to, among other things, general market and economic conditions. An active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business conditions and the release of our financial reports. Additionally, if our securities become delisted from Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if we were quoted or listed on the New York Stock Exchange, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Risks Relating to This Offering and Our Ordinary Shares

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

On November 12, 2024, the Company received a delisting determination notice (the “Determination”) from the staff of the Listing Qualifications Department (the “Staff”) of Nasdaq to delist the Company’s securities from Nasdaq on the grounds that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because it failed to file its Annual Report on Form 20-F for the fiscal year ended December 31, 2023 (the “2023 Annual Report”) with the SEC by November 11, 2024, the extended deadline previously approved by the Staff for filing such report. On January 6, 2025, the Company received notice (the “January 6, 2025 Notice”) from the Staff informing the Company that: (i) the Company no longer met the audit committee requirements for continued listing on Nasdaq set forth in Nasdaq Listing Rule 5605 due to the resignations of Messrs. Xiaoma (Sherman) Lu and Changqing (Benjamin) Ye on December 6, 2024 and Ms. Xinyue (Jasmine) Geffner on December 7, 2024; and (ii) the Company is not in compliance with Nasdaq Listing Rule 5250(c)(2) because it failed to the file a Form 6-K containing interim balance sheet and income statement as of the end of its second quarter ended June 30, 2024, which two deficiencies serve as additional bases for delisting.

On January 16, 2025, the Company attended the hearing before a Hearings Panel (the “Panel”). On February 24, 2025, the Panel issued its decision (“Decision”) to grant the Company’s request for continued listing on Nasdaq, subject to the conditions that: (i) on or before March 30, 2025, the Company shall file restatements for the financial statements included in the Company’s Form 20-F for fiscal year 2022 and the interim financial statements for fiscal year 2023; (ii) on or before May 12, 2025, the Company shall file its 2023 Annual Report and its interim financial statements for fiscal year 2024; and (iii) on or before May 12, 2025, the Company shall demonstrate compliance with Nasdaq Listing Rule 5605(c)(2). On March 31, 2025, the Company filed Amendment No. 1 to the Annual Report on Form 20-F for fiscal year 2022 and Amendment No. 1 to its report Form 6-K for the six-month periods ended June 30, 2023 and 2022.

On January 9, 2025, the board of directors of the Company appointed (i) Elizabeth Ching Yee Chung as a member of the Board, as chairperson of the audit committee and as a member of the compensation committee; (ii) Benjamin Bin Zhai as a member of the board and as chairperson of the compensation committee; (iii) Jin He as a member of the Board, as a member of the audit committee and as a member of the compensation committee; (iv) Joseph Levinson as a member of the Board and as a member of the audit committee; and (v) Jinming Dong as Chief Financial Officer of the Company. With the appointments of Ms. Chung and Messrs. He and Levinson to the Board’s audit committee on January 9, 2025, the Company believes that it has regained compliance with the audit committee requirements in Nasdaq Listing Rule 5605(c)(2).

On February 24, 2025, the Panel issued its decision on the Company’s appeal, granting the Company’s request for continued listing until May 12, 2025 while the Company seeks to regain compliance with the aforementioned deficiencies, subject to the Company meeting certain compliance milestones.

The Company filed its 2023 Annual Report on April 28, 2025 and its interim report for the six months ended June 30, 2024 on May 12, 2025. On May 19, 2025, the Company received a letter from the Panel informing the Company that it had regained compliance with the requirements set forth in Nasdaq Listing Rules 5250(c)(1) (the “Periodic Filing Rule”), 5250(c)(2), and 5605(c)(2), and in application of Nasdaq Listing Rule 5815(d)(4)(B), the Company will be subject to a mandatory Panel monitoring period of one year from May 19, 2025 (the “Mandatory Panel Monitor”). If, within that one-year monitoring period, the Staff finds the Company again out of compliance with the Periodic Filing Rule, the Staff will issue a delisting determination and notice and the Company will not be permitted to provide the Staff with a plan of compliance, nor will the Staff will be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the Company be afforded an applicable cure or compliance period pursuant to Nasdaq Listing Rule 5810(c)(3).

On May 21, 2025, the Company received a delisting determination letter, informing the Company that in accordance with the Mandatory Panel Monitor, as a result of the Company’s failure to file its Annual Report on Form 20-F for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) with the SEC and comply with the Periodic Filing Rule, the Company’s securities will be delisted from Nasdaq (the “2025 Delisting Determination”). Unless the Company requests an appeal of the delisting determination by May 28, 2025, trading of the Class B ordinary shares and warrants will be suspended at the opening of business on May 30, 2025 and a Form 25-NSE will be filed with the SEC, which will remove the Company’s securities from listing and registration on Nasdaq.

On May 28, 2025, the Company requested a hearing to appeal the 2025 Delisting Determination and an extended stay of the trading suspension until a Hearings Panel has rendered a decision on such appeal. The Company is working diligently to file the 2024 Annual Report as soon as practicable, however there can be no assurance that the Company will be able to regain compliance with the Periodic Filing Rule or will otherwise maintain compliance with other Nasdaq listing criteria. There can be no assurance that the Hearings Panel will grant the Company’s request for continued listing or stay the suspension of the Company’s securities. On May 28, 2025, the Company issued a press release announcing its receipt of the 2025 Delisting Determination.

In addition, on December 10, 2025, the Company received a letter from Nasdaq notifying the Company that we were not in compliance with the minimum bid price requirement provided by Listing Rule 5550(a)(2), as the closing bid price of our Class B ordinary shares had been below US$1.00 per share for the previous 30 consecutive business days. On May 28, 2026, the Company received another letter from Nasdaq notifying us that we were no longer considered below the Nasdaq minimum bid price requirement and has regained compliance regarding this matter.

If we fail to satisfy the continued listing requirements of Nasdaq, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action we take to attempt to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities become delisted from Nasdaq, for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The market price and trading volume of our Class B ordinary shares and warrants may be volatile.

The stock markets, including Nasdaq on which Robo.ai Inc. lists our Class B ordinary shares and warrants under the symbols “AIIO,” and “AIIOW,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market is sustained for our Class B ordinary shares and warrants, the market price of our Class B ordinary shares and warrants may be volatile and could decline significantly. In addition, the trading volume in our Class B ordinary shares and warrants may fluctuate and cause significant price variations to occur. If the market price of our Class B ordinary shares and warrants declines significantly, you may be unable to resell your shares or warrants at or above the market price of such shares and warrants. We cannot assure you that the market price of our Class B ordinary shares and warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        the realization of any of the risk factors presented in this prospectus;

•        actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

•        additions and departures of key personnel;

•        failure to comply with the requirements of Nasdaq;

•        failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•        future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities including due to the expiration of contractual lock-up agreements;

•        publication of research reports about our company;

•        the performance and market valuations of other similar companies;

•        failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

•        new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to our company;

•        commencement of, or involvement in, litigation involving our company;

•        broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•        speculation in the press or investment community;

•        actual, potential or perceived control, accounting or reporting problems;

•        changes in accounting principles, policies and guidelines; and

•        other events or factors, including those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

The resale of a substantial amount of Class B ordinary shares by the Selling Shareholder in the public market, could adversely affect the market price of our Class B ordinary shares.

We are registering for resale 22,343,750 Class B ordinary shares. Sales of substantial amounts of our Class B ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Class B ordinary shares. We cannot predict if and when the Selling Shareholder may sell such Class B ordinary shares in the public market.

Our periodic operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our operating results may fluctuate significantly because of several factors, including:

•        labor availability and costs for hourly and management personnel;

•        our ability to successfully develop, commercialize, and obtain market acceptance for our products;

•        changes in interest rates;

•        impairment of long-lived assets;

•        macroeconomic conditions, both internationally and locally;

•        changes in consumer preferences and competitive conditions;

•        expansion to new markets; and

•        fluctuations in commodity prices.

Our ability to pay any dividends in the future will depend entirely on distributions from ROBO.AI Holding Limited and our other subsidiaries.

Robo.ai Inc. is a holding company and does directly own any operating assets other than its ownership of interests in ROBO.AI Holding Limited and our other subsidiaries. We depend on ROBO.AI Holding Limited and our other subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends. The earnings from, or other available assets of, ROBO.AI Holding Limited and our other subsidiaries may not be sufficient to make distributions or pay dividends, pay expenses or satisfy our other financial obligations.

If we fail to implement and maintain an effective system of internal control over financial reporting, our ability to accurately and timely report financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our securities, including our Class B ordinary shares, may be adversely impacted. If we fail to implement and maintain an effective system of internal control, we will not be able to conclude, and our independent registered public accounting firm will not be able to report, that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act in any future annual report on Form 20-F covering the fiscal year in which this failure occurs.

We are subject to the reporting requirements of the Exchange Act and to the requirements of the Sarbanes-Oxley Act, and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.

Effective internal control over financial reporting is necessary for us to produce reliable financial reports. Any failure to maintain effective internal control over financial reporting could prevent us from identifying fraud and result in the loss of investor confidence in the reliability of our financial statements, which in turn could have a material and adverse effect on the trading price of our securities. Furthermore, we may need to incur additional costs and use additional management and other resources as our business and operations further expand or in an effort to remediate any significant control deficiencies that may be identified in the future.

We may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, applicable law, regulations, restrictions, our results of operations, financial condition, cash requirements, contractual restrictions, our future projects and plans and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends depends significantly on the extent to which we receive dividends from ROBO.AI Holding Limited and our other subsidiaries, and there can be no assurance that ROBO.AI Holding Limited our other subsidiaries will pay dividends. As a result, capital appreciation, if any, of our ordinary shares will be an investor’s sole source of gain for the foreseeable future.

Provisions in our Fifth Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Robo.ai, which could limit the price investors might be willing to pay in the future for our securities and could entrench management.

Our Fifth Amended and Restated Memorandum and Articles of Association contains provisions that may discourage unsolicited takeover proposals that our shareholders may consider to be in their best interests. Among other provisions, subject to the right of our shareholders as specified in the Amended and Restated Memorandum and Articles of Association, the ability of our board of directors to issue additional shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the board of directors may determine, to the extent authorized but unissued, and without shareholder approval, may make it more difficult for our shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and are permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

We are considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Robo.ai Inc.’s securities.

In addition, as a “foreign private issuer,” we are permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. We currently intend to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Nasdaq that we do follow, we cannot give any assurances that we will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow us to follow our home country practice. Unlike the requirements of Nasdaq, we are not required, under the corporate governance practice and requirements in the Cayman Islands, to have our board consist of a majority of independent directors, are we required to have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of our ordinary shares.

We would lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Our dual-class capital structure may render our Class B ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of our Class B ordinary shares.

We cannot predict whether our dual-class capital structure will result in a lower or more volatile market price of our Class B ordinary shares, adverse publicity or other adverse consequences. Certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. For example, in July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public shareholders, and S&P Dow Jones announced in the same month that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual-class capital structure might make our Class B ordinary shares ineligible for inclusion in any of these indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our Class B ordinary shares. It is unclear what effect, if any, these policies will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class capital structure of our ordinary shares, we will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class B ordinary shares less attractive to other investors. As a result, the market price and liquidity of our Class B ordinary shares could be materially adversely affected.

We are a “controlled company” within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

In addition to being a foreign private issuer, we are a “controlled company” as defined under the Listing Rules of Nasdaq, because Alan Nan Wu, our Executive Chairman, is able to exercise 57.4% of the aggregate voting power of our total issued and outstanding shares. For as long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

If securities or industry analysts do not publish or cease publishing research or reports about our company, our business, or our market, or if they change their recommendations regarding our securities adversely, then the price and trading volume of our securities could decline.

The trading market for our securities is and will be influenced by the research and reports that industry or financial analysts publish about our business. We do not control these analysts, or the content and opinions included in their reports. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we may fail to meet their estimates. In the event that we obtain industry or financial analyst coverage, if any of the analysts who cover our company issues an inaccurate or unfavorable opinion regarding our company, the price of our securities would likely decline. If our financial results fail to meet, or significantly exceed, the announced guidance or the expectations of analysts or public investors, analysts could downgrade our securities or publish unfavorable research about us. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause the price of our securities or trading volume to decline.

In the event that our Class B ordinary shares are delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in our Class B ordinary shares because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our Class B ordinary shares could be considered to be a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in our Class B ordinary shares, which could severely limit the market liquidity of such ordinary shares and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

The market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Alan Nan Wu, whose interests may conflict with yours, can exercise significant influence over our company. The concentrated ownership of our ordinary shares may prevent you and other shareholders from influencing significant decisions or may prevent or discourage unsolicited acquisition proposals or offers for our capital stock, and that may adversely affect the trading price of our securities.

As of the date of this prospectus, Alan Nan Wu, through Muse Limited, a company incorporated in the British Virgin Islands (“Muse Limited”), owns 100% of our Class A ordinary shares and 448,782 of our Class B ordinary shares, which represent 57.4% of the voting interests of Robo.ai Inc. For so long as he holds at least a majority of the voting interests of Robo.ai Inc., Alan Nan Wu will have the ability, through our board of directors, to significantly influence decision-making with respect to our business direction and policies. Matters over which Alan Nan Wu may, directly or indirectly, exercise significant influence include: (i) the election of members of our board of directors; (ii) business combinations and other merger transactions requiring shareholder approval, including proposed transactions that would result in our shareholders receiving a premium price for their shares; and (iii) amendments of our Fifth Amended and Restated Memorandum and Articles of Association or increases or decreases in the size of our board of directors. Even if Alan Nan Wu’s voting interests fall below a majority, he may continue to be able to strongly influence our decisions. In addition, such concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders. As a result, such concentrated control may adversely affect the market price of our Class B ordinary shares.

If we are characterized as a passive foreign investment company for U.S. federal income tax purposes, our U.S. shareholders may suffer adverse tax consequences.

If we are a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our ordinary shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Our PFIC status for our current and subsequent taxable years may depend on our unbooked goodwill as valued based on the projected market value of our equity and whether we qualify for the PFIC start-up exception. Depending on the particular circumstances, the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that we will qualify for the start-up exception. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of our ordinary shares.

The registration of shares for resale as provided by the Business Combination and the grant and future exercise of registration rights may adversely affect the market price of our securities.

In connection with the Business Combination, Robo.ai Inc. agreed to register for resale on Form F-1 (i) the ordinary shares, which have been exchanged for, or which shall be issued upon exercise of the other Robo.ai securities that were exchanged for securities of East Stone underlying the private placement units that were issued concurrently with the East Stone’s initial public offering, (ii) the ordinary shares issued to the shareholders of ICONIQ as consideration in connection with the consummation of the Business Combination, and (iii) all the ordinary shares issued or to be issued upon conversion of certain convertible notes and equity investment, subject to certain conditions, no later than sixty (60) business days after the closing date of the Business Combination (the “Closing Date”), and to use its reasonable efforts to cause such resale registration statement to become effective on or before one hundred twenty (120) days after the Closing.

In connection with the Closing of the Business Combination, East Stone, Robo.ai Inc., certain initial shareholders of East Stone and the other parties thereto entered into an amendment to the Founders Registration Rights Agreement (the “Founders Registration Rights Agreement Amendment”), pursuant to which such holders can demand that we register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that we undertake. We intend to file and maintain an effective registration statement under the Securities Act covering such securities.

In addition, Yellow River (Cayman) Limited, a Cayman Islands company, has been granted both demand and piggyback registration rights for the Robo.ai securities that it received in connection with the Business Combination.

The registration of these securities, once completed, will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class B ordinary shares post-Business Combination.

We may be subject to legal proceedings due to failure to timely file the registration statement as required by the Founders Registration Rights Agreement Amendment.

Failure to file a registration statement by the required deadline constitutes an event of default and investors may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in the Founders Registration Rights Agreement Amendment or for an injunction against the breach of any such term or in aid of the exercise of any power granted in the Founders Registration Rights Agreement Amendment or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond.

SELECTED HISTORICAL FINANCIAL DATA

The following tables present our selected consolidated financial data. We prepare our consolidated financial statements in accordance with U.S. GAAP. The selected consolidated statements of comprehensive loss data for the years ended December 31, 2023, 2024 and 2025. the selected consolidated balance sheet data as of December 31, 2023 and 2024 and 2025, and the selected consolidated statement of cash flows data for the years ended December 31, 2023, 2024 and 2025 have been derived from our audited consolidated financial statements for the years ended December 31, 2023, 2024 and 2025, which are included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Selected Consolidated Statements of Comprehensive Loss Data

	For the years ended December 31,
	2025	2024	2023
Net revenue	$950	$11,995	$37,333
Cost of revenues	(356)	(9,327)	(49,014)
Gross profit (loss)	594	2,668	(11,681)

Operating expenses:
General and administrative expenses	(156,964)	(90,956)	(168,971)
Selling expenses	(676)	(2,609)	(6,908)
Research and development expenses	(64)	(4,479)	(24,434)
Total operating expenses	(157,704)	(98,044)	(200,313)
Loss from operations	(157,110)	(95,376)	(211,994)
Other loss:
Other income (expenses), net	2,006	(22,840)	(18,482)
Interest expenses, net	(9,802)	(2,691)	(3,248)
Financial expenses	—	(36,137)	(30,000)
Impairment of property and equipment	—	—	(3,183)
Loss of impairment on investments	—	(15,918)	—
Changes in fair value of warrant liabilities	(35)	236	212
Change in fair value of convertible notes	(2,626)	—	—
Total other loss	(10,457)	(77,350)	(54,701)

Loss before income tax provision	(167,567)	(172,726)	(266,695)
Income tax provision	—	—	—
Net loss	$(167,567)	$(172,726)	$(266,695)
Less: Net loss contributed to noncontrolling interests	(225)	(191)	(1,401)
Net loss attributable to Robo.ai’ s shareholders	(167,342)	(172,535)	(265,294)
Other comprehensive (loss) gain
Foreign currency translation (loss) gain	(1,701)	225	(1,545)
Total comprehensive loss	$(169,268)	$(172,501)	$(268,240)
Loss per ordinary share attributable to shareholders
Basic and Diluted	$(10.59)	$(11.81)	$(18.50)
Weighted average number of ordinary shares outstanding
Basic and Diluted	15,795,362	14,609,985	14,340,340

Selected Consolidated Balance Sheet Data

	As of December 31,
	2025 US$	2024 US$	2023 US$
	(in thousands)
Total current assets	8,000	32,552	82,870
Total non-current assets	444	8,913	83,380
Total assets	8,444	41,465	166,250
Total current liabilities	124,559	103,228	98,241
Total non-current liabilities	—	4,804	7,075
Total liabilities	124,559	108,032	105,316
Total shareholders’ (deficit) equity	(116,115)	(66,567)	60,934

Selected Consolidated Statement of Cash Flows Data

	For the years ended December 31,
	2025	2024	2023
Summary Consolidated Cash Flow Data
Net cash (used in) provided by operating activities	(5,066)	33,577	(138,046)
Net cash provided by (used in) investing activities	76	(656)	(21,229)
Net cash provided by (used in) financing activities	8,827	(55,000)	(26,979)
Effect of exchange rate changes	203	(24)	(2,366)
Net increase/(decrease) in cash and cash equivalents	4,040	(22,103)	(188,620)
Cash and cash equivalents and restricted cash, at beginning of the year	1,287	23,390	212,010
Cash and cash equivalents and restricted cash, at end of the year	$5,327	$1,287	$23,390

USE OF PROCEEDS

We will not receive any proceeds from the resale of Class B ordinary shares by the Selling Shareholder. All of the net proceeds from the resale of our Class B ordinary shares will go to the Selling Shareholder as described below in the sections entitled “Selling Shareholder” and “Plan of Distribution”. We will, however, receive proceeds from the issuance and sale of the Fourth Note in an additional closing pursuant to the Securities Purchase Agreement.

The Selling Shareholder will pay any agent’s commissions and expenses it incurs for brokerage, accounting, tax or legal services, or any other expenses that it incurs in disposing of the Class B ordinary shares. We have agreed to bear all other expenses relating to the registration of the resale of the Class B ordinary shares for the Selling Shareholder.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

As a holding company, we may rely on dividends from our subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to us may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt.

Subject to the Companies Act and our Fifth Amended and Restated Memorandum and Articles of Association, our Company in general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by our board of directors. Subject to a solvency test, as prescribed in the Companies Act, and the provisions, if any, of our Memorandum and Articles of Association, a company may pay dividends and distributions out of its share premium account. In addition, based upon English case law which is likely to be persuasive in the Cayman Islands, dividends may be paid out of profits.

BUSINESS

Overview

Headquartered in Dubai, UAE, we strive to offer vehicles that embody a “passenger-centric” design philosophy. Our innovative vehicle designs integrate technologies such as digital connectivity and autonomous driving to deliver outstanding travel experience to passengers. Since our rebranding in August 2025, we have been strategically shifting into a decentralized, AI-powered intelligent asset platform that integrates smart vehicles, robotics, and blockchain. See “Prospectus Summary — Recent Development.” Our mission is to build a global AI asset platform that connects AI terminals across industries, empowers users with intelligent infrastructure, and reshapes how value is created and exchanged worldwide. Our vision is to pioneer an intelligent future with an AI-powered smart mobility, smart device, and smart asset ecosystem.

We have historically focused on the development of a portfolio of EVs, including MUSE and autonomous logistics vehicles, which are planned to be equipped with autonomous driving technology and digital connectivity through collaboration with strategic partners. The vehicles provide a unique insight into our design DNA and will help anchor our brand positioning as we progressively launch our vehicle portfolio. We envision each of the vehicles to be one enhanced with perception, reasoning, and actuating devices that enhance the riding experience. We are systematically expanding into the smart mobility solutions sector as part of our ongoing transition toward an AI-powered smart mobility ecosystem. Moreover, by partnering with automotive engineering service providers, we have adopted an asset-light manufacturing model, which we believe allows us to lower our initial capital expenditures and ramp up the production and commercialization of our products efficiently. Furthermore, we have established strategic collaborations to jointly develop and deploy electric and autonomous mobility and smart logistics solutions in key international markets to further support our transformation. See “— Recent Development.” We continue to explore opportunities with new partners to enhance product features and to develop new models that can leverage economy of scale from our existing product platforms and technologies, which will help attract external resources, reinforce our brand, and generate additional revenue. See “Business — Manufacturing — Our Asset-Light Manufacturing Model.”

We believe that in recent years, the demand growth in the global passenger vehicle markets has been fueled by increases in per capita income, adoption of electric vehicles, and significant advancement in technologies such as advanced driver assistance system. While electric vehicles remain an important part of our business, we are progressively broadening our focus to adjacent intelligent mobility areas such as autonomous logistics and eVTOLs, supported by our evolving AI and digital technology capabilities.

Competitive Strengths

Differentiated passenger experience that advocate a unique and personalized lifestyle

“Passenger-centric” is embedded in our product DNA, and we strive to offer our passengers a comprehensive smart mobility experience comprised of comfort, infotainment and personalized services to satisfy the needs of the mid- to high-end segment of corporate and family customers. Such experience will be measured by our products’ interior, safety features, intelligent devices as well as our ability to provide tailored services for each passenger. Our SPVs are designed to minimize motion sickness for the passengers and equipped with multiple passenger vehicle riding modes, including, for example, sporty, comfort and quiet as well as autonomous. These vehicles are designed to sense the physical wellness of a passenger, including pulse, blood pressure and body temperature, and to communicate with personal healthcare providers for advice if and when needed. They can also be facially recognized when stepping into a vehicle, which allows the vehicle to adjust all passenger presets for each individual, including lighting, seat position and seat stiffness. The vehicles are planned to be designed to adapt to the cabin environment and passenger condition as well as proactively turn on the entertainment, shopping and office work systems which are also customized for each passenger. The vehicles are also planned to be designed as a personal concierge who has a storage of the passenger’s favorite locations including restaurants, hotels, pharmacies and other locations, and the vehicle will automatically plan the travel routes based on the purpose, destination and road conditions.

Redefining EVs with style, ample cabin space, and leading technologies

The differentiated passenger experience offered by our vehicles is intended to be supported by our stylistic exterior and interior, cabin space and suite of innovative technologies. Each line of our vehicles is planned to have modern and distinguishing design which appeals to the global customer base who adore esthetics and embrace technology.

Furthermore, our SPVs are designed as interconnected electronic device. They are planned to be designed with an innovative new dock, which provides the ultimate environment for hardware and passenger system integration that is optimized for seamless operation. In addition to large and separate high-definition touch screens, high-end audio systems, facial and voice recognition devices and body condition sensors to provide the best-in-class on-board entertainment, shopping and office experiences, our SPVs are planned to carry chassis sensor and motion reverse system to minimize cabin motion as well as seat sensors that can recognize a passenger’s physical conditions. Additionally, our SPVs are expected to support high-speed 5G internet and further enhance passenger experience. For details, see “Business — Our Technologies.”

Strategic partnerships with industry leading suppliers

We work with industrial leaders and local governments in defining the next generation of EV passenger experience. This contract engineering approach is widely employed in global passenger vehicle production, as many major OEMs around the globe currently have contract engineering arrangements.

We believe these partnerships will allow us to strategically differentiate ourselves from our peers, and such cooperation model enables us to focus on what we are best at, such as designing industry-leading vehicles that focus on passenger experiences supported by our leading technology and understanding of changing customer needs, while benefiting from accelerated product development with reduced capital investment. For details, see “Business — Manufacturing — Our asset-light manufacturing model.” Moreover, such cooperation model grants us access to the latest technologies available in the market and the ability to grow along with the leaders of the EV industry.

Experienced and visionary management team with a track record of success

Our experienced management, senior advisors and talented employees are one of the key assets of our business and the foundation of our corporate culture, value and leadership. We have built a diversified team with different industry background, nationality, gender, age and career background, which we believe can leverage the full potential of each and every person. Built as a global company from day one, we believe we have attracted a deep bench of industry veterans across EV and traditional automotive companies as well as industrials and financial institutions to achieve our common vision and mission. We believe this multi-disciplinary approach is important to our credibility and sustainability in today’s global market.

Growth Strategies

We pursue the following strategies to accomplish our mission and advance our transition from an electric vehicle manufacturer to an AI-powered mobility and intelligent asset platform. We maintain a dynamic growth framework, conducting periodic strategic reviews, particularly around smart technologies and advanced manufacturing segments, to optimize market positioning and resource allocation. We will proactively refine our approach in response to technological advancements, competitive opportunities, and evolving market demands within our capital and operational constraints.

Enhance AI-powered technologies

We plan to expand our technology capabilities beyond vehicle manufacturing by developing or acquiring AI-powered software solutions that will serve as the central intelligence of our ecosystem. These software technologies will be used to optimize the operation of smart devices, enable autonomous decision-making, and create new software-as-a-service (SaaS) revenue opportunities. Through our strategic partnerships and investments, we aim to integrate these technologies across our product lines to strengthen connectivity, improve performance, and support scalable commercialization.

Expand intelligent hardware portfolio and market reach

Building upon our robust foundation in electric mobility, we are systematically expanding our intelligent hardware products that can be deployed across transportation and industrial applications, including but not limited to autonomous logistics systems, eVTOL, robotaxis, and commercial vehicles. We also intend to leverage our strategic presence and industry resources in the UAE and partnerships in the Middle East, Africa, and other target markets to expand our international footprint in the evolving smart mobility landscape. This expansion will enable us to enhance localization capabilities, diversify our revenue base, and position ourselves in the global smart mobility and intelligent hardware markets.

Integrate smart assets with decentralized infrastructure

We are exploring the convergence of smart devices and blockchain-enabled infrastructure to establish an intelligent, transparent, and interoperable network of connected assets. Through strategic investments in pioneers in decentralized physical infrastructure networks, we seek to reduce transactional friction, enable new data-driven monetization models, and advance the development of an emerging “smart machine economy.” We also plan to co-innovate compliant wallet and digital account infrastructure through collaborations with regulated virtual asset service providers. The synergy between decentralized architecture and regulatory custody will lay the foundation for a safe, transparent, and compliant embedded finance ecosystem and unlock new value streams for our growth.

Execute through an asset-light model

Consistent with our disciplined capital approach, we will continue to operate under an asset-light manufacturing model. We will leverage a global network of best-in-class supply chain and manufacturing partners, focusing our internal resources on high-value, last-mile semi-knock-down and complete-knock-down processes. By partnering with leading automotive engineering and manufacturing service providers, we aim to maintain flexibility, minimize upfront investment, and achieve operational efficiency while retaining control over quality, technology and customer experience. This model also allows us to allocate resources toward higher-value activities, such as product design, technology integration, and ecosystem development.

See also “Risk Factors — Risks Relating to Our Business — We may not be able to successfully implement our growth strategy on a timely basis, or at all, and it may be unable to manage future growth effectively, which could negatively impact its brand and financial performance.”

Our Products

MUSE

MUSE is planned to be a full-sized SPV which serves as our brand marquee model, with services to offer comprehensive passenger experience, Level 2.5 autonomous driving technology, and based on an advanced EV platform. In 2019, we and W Motors unveiled the Seven SPV, which was the predecessor of MUSE, as a collaborative project with a global community of automotive experts and visionaries. Since 2022, we have transformed the Seven SPV concept into MUSE to serve as a brand shaper for us. MUSE is planned to have several advanced features, including (i) innovative appearance with 1.42-meter-high ingress and egress which provides better passenger experience; (ii) luxurious interior with front swivel seat, double large screens and independent operating system, AI-NAS; (iii) holistic experience with multiple riding modes of work, health, meeting, entertainment and relaxation; and (iv) smart navigation with adaptability for future autonomous driving technology.

We believe that, unlike certain other multi-purpose vehicles (“MPVs)” on the market, MUSE pays more attention to the passenger’s riding experience, and we believe it will perform better in terms of comfort, intelligence and personalized services. MUSE seeks to transform vehicles from a traditional travel machine into a mobile living space by breaking the internal design of the vehicle and equipping and accessorizing it with smartphone like functionalities. At the same time, we plan to cooperate with reputable suppliers to provide passengers with a top-notch riding experience that meets modern-day travel needs of both corporate and family customers.

We are currently in the concept A surface digital design and packaging feasibility phase for upper body and initial production intent design phase for underbody including chassis, high voltage and components, and body structure for the development of MUSE. See “Business — Manufacturing — Vehicle development and contract engineering process.” We are working with W Motors and others to complete MUSE design. MUSE will be our first mass-production SPV in the market. See also “Risk Factors — Risks Relating to Our Business — Our ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving. Our vehicles may not perform in line with customer expectations.” and “Risk Factors — Risks Relating to Our Business — Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on its business.”

GHIATH

We plan to create GHIATH, a purpose-built vehicle tailored to specific public service needs and law enforcements through a collaboration with Dubai Police expertise. Dubai aims to develop its own police vehicle fleet and technology solutions program.

As changing socioeconomics, demographics, and advancements in technology frame the future of law enforcement, Dubai Police responds in a resilient, sustainable, and innovative manner to such externalities. With the vision of police pioneering for a safe city, Dubai Police’s mission and strategic objectives encapsulate the wellbeing and happiness of the community within the safety and security aspect stretching policing efforts beyond traditional norms and outside the world of crime and justice. Such an exemplary model of policing creates a cycle of continuous innovation addressing myriad societal needs in a human-centric manner.

In line with the vision of UAE’s leadership, GHIATH strives to encapsulate the digital technologies brought forth by the 5th industrial revolution as well as optimize police operations to become the first vehicle to respond to all types of incidents.

Autonomous Logistics Vehicle — Astra

We plan to launch Astra, a commercial-grade driverless vehicle, providing intelligent logistics, automatic delivery and shared travel solutions. Astra will combine AI and advanced sensing technology to achieve highly automated and safe driving. We will cooperate with governments, enterprises and smart city projects to promote the commercialization of driverless vehicles. Target markets for Astra include the Middle East, Asia and major smart transportation hubs around the world.

Astra’s mission is to make mobility delight your life. Its vision is to become a world top 10 AI Mobility Provider by 2030. The brand is built on pillars, such as being AI driven, offering mobility as a service, and emphasizing efficiency.

Astra can reduce the costs of human drivers, enhance transportation efficiency, and cut down the long-term expenditures of logistics companies. Since they can operate around the clock without rest, they are able to optimize urban freight dispatch and reduce transportation delays. Meanwhile, with advanced perception and decision-making systems, human driving errors can be reduced, and the traffic accident rate can be lowered. Through intelligent route planning, traffic congestion can be alleviated, and the utilization rate of urban roads can be improved. By integrating new energy technologies, carbon emissions can be reduced, thus contributing to the development of green and intelligent logistics. In conclusion, the widespread use of Astra will promote the upgrading of intelligent logistics and urban transportation, bringing more efficient, safe and environmentally-friendly solutions to future urban freight.

SKD Project

Since 2022, we have forged ahead with a strategic partnership with leading mainstream OEMs within Mainland China. This collaboration has been far-reaching but significant, as it has enabled us to secure the exclusive rights for sales and joint development of specific vehicle models in the UAE region.

We capitalized on our robust local manufacturing capabilities in the UAE. We sourced complete sets of new-energy vehicle parts and components from within China. These components were then transported to the UAE. Subsequently, at our Abu Dhabi factory, the relevant vehicle models underwent SKD production.

Since 2023, we have increased the local production of the following vehicle models: NWONE (SUV) and RABDAN ONE (SUV) and RABDAN SEVEN (MPV) in the UAE by virtue of the SKD model.

We plan to shift our resources and capital to development of MUSE, GHIATH and Astra models.

Our Technologies

We are developing an AI-NAS ecology which will focus on providing a passenger-centric ecosystem, integrating hardware and software, using on-board computing power and offering open cloud platform for various service providers.

Our AI-NAS ecology system seeks to transform a vehicle into a mobile living space based on (i) AI-NAS in cabin, which is planned to equip and accessorize the vehicle with smartphone like functionalities supported by independent systems for in-vehicle personalized and interactive experiences, (ii) smart devices with expandable functions which are planned to be seamlessly connected to in-cabin AI-NAS with abundance of software applications downloadable from third party application stores, and (iii) private cloud AI-NAS with expandable and upgradable service provided by us and our ecosystem partners, including video, music and game streaming, medical, online shopping and utilities service providers.

Additionally, we envision our AI-NAS ecology system to be complemented by a suite of innovative vehicle hardware, including:

Modular pure electric platform, which is planned to comprise a long wheelbase (3000 mm in the case of MUSE) chassis, electrified chassis solution (integrated four-in-one motor drive system), integrated thermal management solutions (battery storage system/electronic components), flexible and scalable battery storage system with standard and customized components, integrated crash functions, all of which are planned to offer a best-in-class ride and handling performance.

High density battery pack system, planned to be capable of 600-800km NEDC (New European Driving Cycle) driving range with 0.31 draft coefficient and peak discharge power of 300kW. We also plan to have advanced thermal management technology to extend battery service life as well as innovative dry wet separation structure and advanced BMS (Battery Management System) and thermal management to ensure product safety in the whole vehicle life cycle. Moreover, we plan to conduct simulation analysis and test verification to ensure the reliability of our products.

Furthermore, we are in the process of developing new passenger experience enabled by modular-distributed design system and 5G network. Our goal is for our proprietary AI-NAS to allow our passengers to seamlessly enjoy their favorite application and digital value-add services in any of our vehicles worldwide. AI-NAS is designed to have characteristics of passenger-defined functionalities, autonomous driving-oriented design, integrated electric and electronic architecture and iterative R&D and upgrades. We believe AI-NAS will enrich passenger experience through:

•        Five Senses System, which is planned to cover (i) auditory system for global hearing, privacy hearing, etc., (ii) visual system for lighting, screen display, projection, AR, VR, etc., (iii) olfactory system for electronic fragrance system, etc., (iv) tactile system for contact tactile, air cooling and heating, etc. and (v) taste system for food refrigeration and heating;

•        Comprehensive Data System, which is planned to cover (i) sensor collection system for temperature, humidity, gas content, etc., (ii) voice collection system for voice control, (iii) action collection system for gesture acquisition, eye tracking, whole body action acquisition, etc., (iv) physical input system for key, touch screen, etc. and (v) external visual collection system; and

•        Cloud Control System, which is planned to cover mobility control, multiple vehicle coordination and vehicle and home connectivity.

Additionally, in order to equip our SPVs with autonomous driving technology, we are developing an intelligent autonomous driving assistant, with powerful computing capability, advanced algorithms and multi-dimensional integrated sensors. We plan the core technologies to include:

•        Special domain controller for autonomous driving with high computing power and low power consumption. Aiming to achieve intelligent driving, the self-developed special domain controller for autonomous driving is planned to integrate various heterogeneous processors with customized peripheral sensor interfaces, meeting both the high-computing-power requirements of high-performance autonomous driving algorithms and the low-power-consumption requirements of vehicle components;

•        Heterogeneous multi-sensor fusion sensing and positioning system. Our self-designed scheme is planned to integrate and deploy various heterogeneous sensors such as LiDAR (Light Detection And Ranging), camera, millimeter wave radar, GNSS (Global Navigation Satellite System) and IMU (Inertial Measurement Unit), so as to realize the fusion sensing of the data set and the stable sensing and positioning of the positioning algorithm in various complex scenes;

•        Decision planning and control system based on reinforcement learning architecture. Our intelligent driving system is planned to use a decision-making and planning algorithm based on reinforcement learning, which is developed to complete the full coverage of urban, high-speed and rural scenes. The control algorithm is planned to carry self-adaptive capability for vehicle situation change and different travel scenes;

•        Vehicle-infrastructure coordination solution. Utilizing 5G technology, the vehicle and infrastructure perception data is planned to be fused to realize the environment perception without blind area, the overall optimization of vehicle path planning will be realized through collaborative decision-making planning, and the global optimization of traffic system is planned to be realized through regional and global data fusion. Such autonomous driving capabilities are planned to allow the vehicles to be safer, more efficient and more intelligent as well as to form an intelligent transportation system together with road-side infrastructures.

We plan to install different levels of autonomous driving technology on our vehicles. At product launch, we plan for MUSE to have level 2.5 autonomous driving system.

Furthermore, we plan to collaborate with a top-tier supplier, CATL, to develop our vehicles’ battery cells. MUSE is planned to use CATL’s 3rd Generation CTP (cell-to-pack) battery system, which uses a ternary lithium battery made of lithium nickel-cobalt-manganate with a high energy density. It is also planned to have an integrated isolation cooling system which physically achieve dry and wet separation. Additionally, the battery system is planned to carry a thermal diffusion safety design, which is intended to prevent single cell failure from compromising the whole pack and improve escape time. Moreover, we plan to equip it with a pyro fuse to reduce high voltage safety risk after collision.

Research and Development

Our R&D efforts are focused on vehicle design, product engineering, manufacturing engineering, intelligent seating design, intelligent network, vehicle body engineering, vehicle safety engineering, data and data security, supply quality engineering, CAD (computer-aided design) and supply chain management. In addition, we plan to work with our ecosystem partners to design and develop a rich portfolio of smart software and hardware. We are in the process of assembling a team of experienced experts and engineers to bring innovative and safe passenger vehicles to market. For the years ended December 31, 2023, 2024 and 2025, we invested US$24.4 million, US$4.5 million, and US$0.1 million in R&D activities, respectively, which accounted for 12.2%, 4.6%, and 0.04% of our total operating expenses, respectively. We expect to scale up both our in-house R&D and collaboration with external R&D partners in order to enhance and commercialize our products and technologies.

In the field of autonomous driving, building a dedicated R&D team and recruiting experienced personnel to support our future need for such technology in our vehicles. We are also actively seeking external partners to co-develop or acquire autonomous driving technology.

See “Risk Factors — Risks Relating to Our Business — Our inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply could have a material adverse effect on our business, results of operations or financial condition.”

Sales and Marketing

Our marketing and communications strategy is planned to initially focus on promoting the awareness of our brand which will represent a premium brand with high-quality vehicles and services in the Middle East and the Gulf Cooperation Council countries. We aim to engage in cost-effective branding activities by taking advantage of digital channels including social media and maintaining an “always on” online presence to build an online and offline ecosystem of users. We do not intend to invest in traditional mass-marketing, such as billboard and magazines, given its inefficiency and poor return-on-investment. In selected markets globally, we plan to adopt a partnership-driven marketing and distribution strategy for individual and corporate customers which focuses on products and brand, distribution, and the establishment of an AI-NAS ecology system.

For individual customers, we plan to focus on building strong brand recognition and loyalty among our target demographics. We believe these customers pursue technological innovation, enjoy beautiful and intelligent design and yearn for an exclusive and luxurious life journey. We seek to reach mobile-internet savvy middle-class customers via endorsements from their key opinion leaders (KOLs). We also plan to offer fully-digitalized and personalized customer experience from VR showroom to mobile and online product customization, order placement and order tracking, including virtual assembly inspection, home delivery ceremony and owners’ club. Moreover, we plan to pursue selective co-branding with global luxury partners.

For corporate customers, we seek to offer smart mobility solutions through various commercial partnerships with, for example, travel companies, corporate fleets, luxury hotels and passenger service companies to meet the unique demands of corporate customers and travelers through tailor-made service packages. In the future, our integrated business service platform is planned to enable corporate clients to define and customize both hardware and software of their vehicle fleet with a broad range of value-add services at their disposal. Additionally, we believe our smart vehicle products are an ideal candidate for mobile vehicle pooling businesses and smart city public transportation.

For all customers, our sales network globally is planned to be asset-light, which we believe will provide an accelerated representation model that delivers both the brand and customer experience, sales performance and investment returns for our partners. We believe this will ensure all our customers globally can enjoy a consistently outstanding Robo.ai brand and ownership experience.

We are planning a balanced marketing and distribution model that uses the UAE as the foundation for our initial growth and accelerated development of relevant passenger technologies. However, over time we plan to expand our market presence to reduce our exposure to macroeconomic risks. Our international strategy will initially focus on the Middle East, Africa, Europe and Southeast Asia through reputable and influential local partners to cultivate both the consumer and the business demands for our products and services. We plan to further expand our global reach to the rest of the world, which will primarily be driven by our future sales and marketing strategy and partnerships.

See also “Risk Factors — Risks Relating to Our Business — Our brand and reputation could be harmed by negative publicity or safety concerns regarding our products or the products of our competitors, which could materially and adversely affect our business, results of operations or financial condition.”

Pricing

We plan to adopt the same pricing strategy globally and price our products based on a variety of factors, such as product positioning, government subsidy policy, competitive landscape, spending patterns of target consumers and production costs.

Government Support

There are currently a number of national-level and municipal-level regulations and policies in major markets around the world that incentivize consumers to purchase EVs. Additionally, the United Kingdom government provides vehicles incentives such as purchase subsidies, exemption from the vehicle excise duty and London’s congestion charge. European Union countries such as Germany and France have also introduced a series of EV subsidies. These policies are subject to certain limits as well as changes that are beyond our control. Any uncertainty or delay in collection of the government subsidies may also have an adverse impact on our financial condition. For details, see “Risk Factors — Risks Relating to Our Business — Our inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply could have a material adverse effect on our business, results of operations or financial condition.” Furthermore, we aim to further expand our production capacity in the UAE by cooperating with local government and entities.

Comprehensive Services

Value-add services

We intend for our SPVs to have functions that synchronize with passenger’s smart devices such as smartphone, smart watch and other wearables to access their personal preference and information from other applications. Through these, we aim to provide our customers with various expandable services such as health monitoring and in-vehicle entertainment for our passengers. Moreover, we aim to allow passengers to be able to access a selected list of third-party games, subscriptions and lifestyle services on their mobile phones which can be synchronized with AI-NAS.

In addition to in-vehicle services offered to enhance passenger experience, we also aim to provide our customers with various value-add services for a full-quality passenger experience, including, for example, hotel VIP service, healthcare specialist hotline, online shopping privileges and airport and high-speed rail VIP service.

After-sale services and warranty

In Middle East, we plan to initially offer after-sale services through our importer and distributor partners and manage such network based on market requirements and our global representation standards.

Our vehicle electrical systems are planned to be monitored via PLM (product lifecycle management) system and industry 4.0 methodology to allow 100% real-time tracking of aftersales repair and warranty issues. All critical and valuable components are planned to be traceable on every vehicle in service, and we plan to monitor vehicle component quality issues and intervene remotely to prevent failure or initiate a service workshop visit to prevent a customer breakdown. Any major quality issues involving vehicle software is planned to be remedied primarily through updates, coupled with remote diagnosis of vehicles, data analysis, proactive repair of the relevant system to prevent failure and the addition of new features and functions.

We intend to provide product warranty as required under the relevant law of the markets where we operate and also evaluate our warranty terms based on different market requirements and competitive environment. Furthermore, we plan for the vehicle components we procure from suppliers and vehicles manufactured through our contract engineering arrangement with W Motors to all carry standard warranty provisions in line with industry standard. We will continue to provide warranty services as required by local laws. See also “Risk Factors — Risks Relating to Our Business — We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, including reputational harm, increased insurance premiums or the need to self-insure, which could adversely affect our business and operating results.”

Manufacturing

Our asset-light manufacturing model

We plan to pursue an asset-light manufacturing model through strategic partnerships.

In the first phase of our collaboration, we cooperate with other partners to design and manufacture MUSE in the manufacturing base in the UAE. The facility is planned to have full EV production capacity including stamping, body, painting, final assembly and battery pack, with a planned annual production capacity of 100,000 vehicles. We, together with other partners such as W Motors and other suppliers, develop all essential parts of MUSE vehicle, including body, interior, exterior, electrical architecture, powertrain, and perform early testing. For details of the contract engineering, see “— Vehicle development and contract engineering process.” Going forward, we plan to further expand our production capacity by cooperating with local governments and entities for SKD operations in the UAE as well as other locations. We have established a SKD facility for EV assembly in the UAE to manufacture and market our vehicles in the Middle East, Africa, Southeast Asia and Europe.

In the UAE, W Motors produces the Supersport under an exclusive license from us. Headquartered in Dubai, W Motors is a manufacturer of high-performance luxury hypercars in the Middle East. It specializes in automotive design, research and development, as well as vehicle engineering and manufacturing. In the first phase of our collaboration, production of the Supersport is to take place in W Motor’s SKD plant in Dubai with a planned production floor of 12,000 sqm, over 400 workers and an annual production capacity of 500 units. After 2025, in the second phase of collaboration, we plan to set up a joint venture with W Motors to construct a full production plant to expand the product portfolio and to serve the broader global markets.

We believe our strategic partnerships with W Motors and others allow us to substantially lower our overall capital expenditure and ramp up production in an efficient manner without dealing with complex labor and capacity management issues. By sharing respective platforms, technologies and resources with these industry leaders, we believe we are well-positioned for accelerated product development with reduced capital investment. See also “Risk Factors — Risks Relating to Our Business.”

Vehicle development and contract engineering process

We believe we have strong in-house capabilities in vehicle design and engineering, covering the entire product development process which mainly involves concept feasibility review and approval, product design and engineering, product design validation, prototype production and validation, product launch and mass production. We believe we have assembled a team of vehicle development and manufacturing experts from leading automotive ESPs worldwide.

Currently, we are at the styling, surfacing and initial packaging phase for MUSE and are completing the platform and design integration. We have further begun detailed design of the vehicle’s body-in-white (BIW), interior and exterior, powertrain, battery and electrical architecture. We aim to develop a platform which is eventually capable of supporting Level 4 and above autonomous driving technology. For details, see “— Research and Development.”

We have paid certain fees to W Motors and bore certain costs as part of the preliminary development of the MUSE.

See also “Risk Factors — Risks Relating to Our Business — Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on its business.”

Quality control

We will implement full-cycle quality control, covering design, procurement, production, sales and after-sales services. Our quality assurance measures include:

1.      Design:    We use tools such as APQP (Advanced Product Quality Planning), DFQ (Design for Quality), DFMEA (Design Failure Mode and Effect Analysis) and PFMEA (Design Failure Mode and Effect Analysis) to ensure that all critical product attributes are taken into account from design to after-market. Each critical attribute is defined and evaluated for potential failures. Failure modes are evaluated for risk and critical control plans are developed for high-risk items. We identify key customer attributes and develop perceivable quality standards that govern product performance, ease of use and connectivity.

2.      Procurement:    We implement PPAP (Production Parts Approval Process) to validate product and process capabilities of our supply base. We ensure that from the planning phase our suppliers are capable of making the right parts in the right quantity at the right quality level to meet our program requirements. Additionally, we plan to implement rigorous incoming quality inspection methodology which includes (i) on-site laboratory to validate material characteristics, (ii) checking fixtures to verify dimensional and appearance quality, and (iii) color matching processes to ensure painted parts received will match painted vehicles.

3.      Production:    Shanghai ICONIQ New Energy Development Co., Ltd. is planned to be responsible for defining the required quality standards and product performance specifications for MUSE. Jiangsu ICONIQ New Energy Manufacturing Co., Ltd. is planned to implement and manage vehicle and component quality control systems and processes in order to ensure that all technical performance and quality targets are fully achieved by MUSE vehicle’s target launch date.

4.      Vehicle testing and calibration:    Our engineering service provider is intended to ensure that every finished vehicle undergoes extensive testing and quality assurance processes, including wheel alignment, brake force testing, AVMC (Around View Monitor Calibration) and ADAS calibration and testing,

100% water leakage testing and full electrical systems testing. All critical parts and systems specified are planned to be traceable by regulations, and are planned to be scanned and stored for ten years in our vehicle database.

5.      Final vehicle quality control:    We plan for each vehicle that has passed the testing and calibration process to be inspected by our quality experts to ensure that it meets all quality requirements before it is released for sales distribution. This is planned to include 100% test track validation, a complete visual quality inspection, electrical test revalidation and verification that any defects detected in previous operations have been satisfactorily eliminated.

6.      After-sale warranty repair and problem rectification:    See “Business — Comprehensive Services — After-sale services and warranty.”

Our Suppliers

During the year ended December 31, our major suppliers mainly included suppliers of lithium, interior and other automotive components. We procure components from both domestic and global suppliers. In our procurement process, we choose suppliers based on a variety of factors, such as technological expertise, product quality, manufacturing capacity, price and market reputation. We continuously seek to optimize our supply chain to improve cost efficiency and control supply chain risks. See also “Risk Factors — Risks Relating to Our Business — We are dependent on our suppliers, some of which are single-source suppliers. Suppliers may fail to deliver necessary components of our vehicles according to our schedule and at prices, quality levels and volumes acceptable to us.”

Pursuant to our agreements with the key suppliers, we generally co-develop components with them for our SPVs, and then source such co-developed components from such suppliers. We believe such strategic partnerships offer us advantages in pricing, such as most favorable prices and volume based discounts as well as access to new technologies. We have co-developed technology solutions with certain suppliers, and we believe such collaboration demonstrates the suppliers’ confidence in our R&D capabilities and prospects.

We also collaborate with certain technology companies related to R&D for various key technologies. For details, see “Business — Research and Development.”

Logistics and Warehouse

Given that most of our products are still in the development stage, we do not own or lease warehouses at the moment. If and when we commence mass production of our vehicles, we plan to use the logistics and warehouse network of W Motors and our facilities in KEZAD for the delivery of such products to our customers. For aftersales services and support around the world, we plan to utilize appropriate global parts and logistics partners to minimize the impact on our operations during the initial phases of business growth while delivering expected services to our customers and retail partners.

Data Privacy and Security

We are committed to complying with data privacy laws and protecting the security of customer data, which is a key component of our core value around passenger experience. We mainly collect and store data through various smart devices within our vehicles to provide tailored in-vehicle services and enhance passenger experience. See also “Risk Factors — Risks Relating to Our Business — Our business generates and processes a large amount of data, and we are required to comply with laws and regulations in jurisdictions relating to data privacy and security. The improper use or disclosure of data could have a material and adverse effect on our business and prospects.” We believe that our policies and practice with respect to data privacy and security are in compliance with applicable laws and prevalent industry practice in the markets where we operate. Our data and IT departments plan to formulate a company-wide policy on data compliance in accordance with ISO standards, to be monitored and reinforced by our internal compliance team. Our R&D team is actively recruiting talents with background in data security and is capable of providing technical support and resources to ensure the security of the intelligent operating systems of our vehicles. Aside from strictly limiting and monitoring employee access to customer data, we will also provide data privacy training to our employees and partners who are required to report any information security breach.

Moreover, we seek to cooperate with leading big data and cloud computing service suppliers to provide highly-effective data processing and safety services to further enhance the security of customer data. MUSE is planned to carry the AI-NAS system, which is equipped with a firewall that separates a vehicle’s entertainment system from its operation control system to ensure the safety of passengers. We are not aware of any material data leakage or security breach incidents during the year ended December 31, 2025. See “Risk Factors — Risks Relating to Our Business — Our business generates and processes a large amount of data, and we are required to comply with laws and regulations in jurisdictions relating to data privacy and security. The improper use or disclosure of data could have a material and adverse effect on our business and prospects.”

Intellectual Property

Our intellectual property rights are importantly valuable to our business. We rely on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. As of December 31, 2025, we had transferred over 60 patent rights from our PRC operating subsidiaries to our Dubai headquarters. We plan to leverage our asset-light strategy to focus more investment into the development of our intellectual property to support our passenger-centric strategy. For details, see “Risk Factors — Risks Relating to Our Business — We rely on patents (including pending patent applications), unpatented proprietary know-how, trade secrets and contractual restrictions to protect some of our intellectual and other proprietary rights. Failure to adequately protect, enforce or otherwise obtain sufficient coverage of intellectual and other proprietary rights may undermine our competitive position and could materially and adversely affect our business, prospects, results of operations or financial condition.”

Under our planned business model, all core vehicle intellectual property rights will belong exclusively to us. Any third-party services we utilize during the design phase are planned to be contractually obliged to ensure that any off-the-shelf technology adopted is free of intellectual property licensing fees or encumbrances. As of the date of this prospectus, we have not been sued by any third party for infringement of intellectual property rights and we were unaware of any threatened material proceedings or claims against us relating to intellectual property rights. See “Risk Factors — Risks Relating to Our Business — We may be subject to intellectual property infringement claims or other allegations, which may be time-consuming and result in substantial costs and removal of data or technology from our system.”

Competition

We primarily compete in the market for EVs and are subject to intense competition from traditional automotive OEMs, new EV brands and other technology companies entering the automotive market. Aside from existing players such as Tesla, Lucid and NIO, as a number of incumbent OEMs shift their focus towards the EV market, the competition may further intensify given their strong brand recognition, substantial financial resources, sophisticated engineering capabilities and established sales channels. For details, see “Risk Factors — Risks Relating to Our Business — The global passenger vehicle market is highly competitive, and demand for EVs may be cyclical and volatile. We may not be successful in competing in this industry, which may materially and adversely affect our business, results of operations or financial condition.”

Insurance

We currently do not maintain business disruption insurance. As a result, we face risks associated with not having business disruption insurance coverage. For details, see “Risk Factors — Risks Relating to Our Business — Failure to carry adequate insurance coverage may have a material adverse effect on our business, results of operations or financial condition.” We will research and implement additional insurance as we expand our presence and operations globally.

Environmental and Social Matters

Environmental protection

As EVs increase their market penetration, more stringent rules, regulations and standards are being put in place by regulators who aim to reduce the overall carbon footprint of EVs during their whole lifecycle. We fully support the regulatory development for lifecycle carbon management and plan to implement second-life battery repurposing program from the very beginning of vehicle development, as well as through sales, marketing and after-sales services. We believe that this allows us to achieve not only environmental protection and green business governance but also supports cross-sector eco-system development and revenue growth.

From an environmental protection standpoint, without proper recovery and recycling systems, used/spent EV batteries may be wasted and even pose environmental risks. From a cross-sector eco-system development standpoint, used batteries from EVs are still capable of performing a wide range of less-demanding tasks such as electric two-wheelers, forklifts, AGVs, mobile charging facilities and wind/solar energy storage, all of which carry meaningful demand. From a revenue enhancement standpoint, we believe second-life battery repurposing provides us with a unique opportunity to monetize the battery asset which makes up to 30-40% of vehicle production cost. As the second-life repurposing technologies mature and second-life battery applications become more widely accepted, we believe the used battery packs can potentially generate additional revenue opportunities.

Corporate social responsibility

We are subject to various laws and regulations in respect of occupational health and safety, and are committed to complying with such regulatory requirements, preventing and reducing hazards and risks associated with our operation, and ensuring the health and safety of our employees and surrounding communities. During the year ended December 31, 2025, we had no material accidents in the course of our operation and we were unaware of any material claims for personal or property damages in connection with health and occupational safety.

Legal Proceedings and Compliance

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. To our knowledge, except as disclosed below, as of the date of this prospectus, the total exposure to all pending litigations against us was insignificant. We and our subsidiaries are taking appropriate measures to settle such cases, and we believe there are no legal proceedings pending or threatened against us or our directors that could, individually or in the aggregate, have a material adverse effect on our business, financial condition and results of operations. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained. See “Risk Factors — Risks Relating to Our Business — We are subject to claims, disputes, lawsuits and other legal and administrative proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse, we could have a material adverse effect on our business, prospects, results of operations or financial condition.”

Yizhong Dispute

In December 2016 and February 2017, Tianjin Yizhong Jinshajiang Equity Investment Fund Partnership (“Yizhong”, Tianjin Tuoda Enterprise Management Service Co., Ltd. (“Tianjin Tuoda”) and Tianjin Tianqi Group Co., Ltd (“Tianqi Group”), our subsidiary, entered into two convertible debt contracts, under which Yizhong agreed to provide loans of $15.7 million (RMB 100 million) and $2.3 million (RMB 15 million) in cash respectively to Tianqi Group with an annual interest rate of 8% and a convertible term of one year. Yizhong could convert the principal without accrued interest into equity interest of Tianqi Group within one year from the date of signing the contracts. $15.7 million and $2.3 million were paid to Tianqi Group on December 27, 2016 and February 3, 2017, respectively. If Yizhong does not exercise the exchange right when the convertible term expires, Yizhong has the right to ask for Tianqi Group to pay the unpaid principal and interests accrued till the actual repayment date. As Yizhong did not exercise the debt-to-equity swap, Tianqi Group treated the $18.0 million principal in total as liability and continually accrued interest expense with an annual rate of 8% per year since the principal injection date.

Yizhong requested repayment from Tianqi Group on January 29, 2019 for repayment with no satisfactory response. On September 13, 2021, Yizhong filed an arbitration application to the China International Economic and Trade Arbitration Commission (the “CIETAC”), claiming that Tianqi Group shall pay $6.8 million (RMB43.5 million) interest accrued from cash injection date to Tianqi Group till August 31, 2021, $23.5 thousand (RMB0.2 million) legal fees, few other fees related to the lawsuit, and Tianqi Group shall bear the arbitration fee.

On November 16, 2021, Yizhong applied to CIETAC for preservation of Tianqi Group’s property with the same claimed amount of $6.9 million (RMB43.7 million), and CIETAC approved the preservation application on December 17, 2021 and decided to freeze Tianqi Group’s cash in one bank account with a restricted ceiling of $6.9 million with a one-year duration.

On February 18, 2022, CIETAC informed both parties this case would be heard on March 30, 2022. Affected by the COVID-19 outbreak, CIETAC approved to delay the case hearing to May 13, 2022. This case was heard online. Both parties submitted evidence, and no verdict concluded.

On August 29, 2022, Tianqi Group reached a settlement agreement with Yizhong regarding the disputed amount (the “Yizhong Settlement Agreement”). Under the Yizhong Settlement Agreement, Tianqi Group shall pay to Yizhong US$1.39 million, US$4.76 million, US$8.32 million and US$8.92 million as of August 31, 2022, December 31, 2022, June 30, 2023 and December 31, 2023, respectively. The timely payment of such amount shall release Tianqi Group from its obligations for the payment of the principal amount and accrued interest under the two convertible debt contracts.

Tianqi Group executed the instalment plan and repaid the accrued interests and part of the legal fees in the amount of US$6.1 million (RMB 41.4 million) for the year ended December 31, 2022. During 2023, Tianqi Group repaid in the amount of US$7.9 million (RMB56.0 million) according to the instalment plan, leaving a total of US$8.5 million (RMB60.0 million) in debt obligations to Yizhong outstanding. Before the Company’s divestiture of Tianqi Group, the Company accrued default interests of US$1.7 million and US$3.6 million as interest expense, net in 2024 and 2023.

Jinghong Dispute

On December 3, 2018, Tianjin Jinghong Investment Development Group Co., Ltd. (“Jinghong”) and Tianqi Group entered into a cooperation agreement (the “2018 Cooperation Agreement”), under which Jinghong agreed to acquire the 100% equity interest of Tianjin Tianqi Group Meiya Automobile Manufactory Co., Ltd. (“Meiya Automobile”) from Tianjin Benefo Machinery Equipment Group Co., Ltd. (“Tianjin Benefo”) with the consideration provided by Tianqi Group.

On May 21, 2019, Jinghong and Tianqi Group entered into an updated cooperation agreement (the “2019 Cooperation Agreement”), the purpose of which was partly to amend and restate some of the material terms of the 2018 Cooperation Agreement, under which Tianqi Group agreed to cooperate with Jinghong in the field of NEVs through a newly-established joint venture after Jinghong acquires the equity interest of Meiya Automobile. Under the same agreement, Tianqi Group agreed that after Jinghong signed an equity transfer agreement with Tianjin Benefo to acquire the 100% equity interest of Meiya Automobile (the “Equity Transfer Agreement”), Tianqi Group shall pay Jinghong the equity transfer price of RMB97 million and assume other obligations of Meiya Automobile. To the knowledge of Tianqi Group, Jinghong has acquired 100% equity of Meiya Automobile under the Equity Transfer Agreement.

Jinghong demanded Tianqi Group pay for the RMB 97 million equity transfer price on August 21, 2019, which Tianqi Group did not comply. On April 14, 2021, Jinghong issued a notice to Tianqi Group to terminate the 2018 Cooperation Agreement and the 2019 Cooperation Agreement. On May 18, 2022, Jinghong filed a lawsuit to the People’s Court of Jinghai District, Tianjin City (the “Jinghai District Court”), which was amended on May 23, 2022. The amended complaint, which Tianqi Group received on June 10, 2022, requested that (i) the Jinghai District Court confirm that the 2018 Cooperation Agreement and the 2019 Cooperation Agreement were terminated on April 15, 2021; (ii) Tianqi Group pay (a) a total amount of RMB100 million to Jinghong for its various losses under the 2019 Cooperation Agreement, as well as (b) any amounts owed to Tianjin Benefo by Jinghong for its breach of the Equity Transfer Agreement; and (iii) Tianqi Group bear the litigation fee and all other relevant expenses. The amended complaint, which Tianqi Group received on June 10, 2022, requested that (i) the Jinghai District Court confirm that the 2018 Cooperation Agreement and the 2019 Cooperation Agreement were terminated on April 15, 2021; (ii) Tianqi Group pay (a) a total amount of RMB152.5 million to Jinghong for the equity transfer consideration and its various losses under the 2019 Cooperation Agreement, as well as (b) accrued interest at the loan prime rate of People’s Bank of China for the period from May 18, 2022 to the date Tianjin Group settle the payment; and (iii) Tianqi Group bear the litigation fee and all other relevant expenses.

Hearing of the lawsuit was held on May 12, 2023 and there was no verdict. The Company’s management believes that the allegations in the aforementioned lawsuit lack merit, and the Company intends to vigorously defend the action. Our management believes that the allegations in the aforementioned lawsuit lack merit, and we intend to vigorously defend the action.

As of August 23, 2023, the Tianjin Municipal People’s Court has ruled to terminate the current execution of the case.

China Renaissance Securities (Hong Kong) Limited Dispute

On February 12, 2022, the Company engaged China Renaissance Securities (Hong Kong) Limited (“CRS”) to act as a financial advisor in connection with the Business Combination. On February 17, 2023, CRS filed proceedings FSD 40 of 2023 in the Grand Court of the Cayman Islands, being a winding up petition to appoint official liquidators to the Company, on the ground that it is unable to pay its debts (the “CRS Petition”). The Petition was scheduled to be heard before the court on April 25, 2023. On March 27, 2023, the Company and CRS entered into a settlement agreement as a compromise of all and any disputed claims known or unknown between them. Pursuant to the agreement, CRS consents to the withdrawal from the proceedings with no order as to costs while the Company shall pay CRS the sum of $4.25 million on or before March 29, 2023. On March 28, 2023, the Company paid CRS the full settlement amount. The CRS Petition was cancelled on April 12, 2023.

Linklaters Dispute

On April 13, 2023, a winding up petition was brought by Linklaters LLP (“Linklaters”) against ICONIQ before the Cayman Grand Court. Linklaters claimed a total amount of US$2.1 million pursuant to an engagement letter dated February 25, 2022 and a supplemental agreement dated August 26, 2022. On May 15, 2023, the Company and Linklaters entered into a settlement agreement and the Company agreed to pay $1.7 million as final settlement on May 17, 2023. On May 16, 2023, the Company paid Linklaters the full settlement amount.

Loop Capital Dispute

On May 3, 2023, a winding up petition was brought by Loop Capital Markets LLC (“Loop Capital”) against ICONIQ before Cayman Grand Court (the “Loop Capital Petition”), claiming a total amount of US$10.1 million and warrants totaling 2 million units pursuant to an engagement letter dated February 11, 2022. The dispute was concluded in January 2025 and the Company was ordered by the arbitrator to pay a total of US$14.7 million to settle all claims and counterclaims.

Tiancheng Dispute

In January 2023, NWTN (Zhejiang) Motors Limited (“NWTN Zhejiang”), a subsidiary of the Company, invited the Tiancheng Coating System Changzhou Co., Ltd. (“Tiancheng”) to bid for the coating production line project, specifying technical requirements and payment terms. Tiancheng submitted bids, including a final offer of RMB296.8 million, and was orally notified of winning the bid in February 2023. Tiancheng fulfilled design obligations, completing over 4,200 drawings and achieving the second payment milestone (60% of the contract value) after sign-offs in April 2023. NWTN Zhejiang delayed contract signing and refused to pay the total amount plus interest of RMB94.7 million. Tiancheng argues a factual contract existed under Chinese law, citing bid documents, acceptance of performance, and legal precedents. The lawsuit demanding contract payment, interest, and litigation costs, filed on February 4, 2024.

On June 30, 2025, the court of first instance rendered a judgment ordering NWTN Zhejiang to compensate Tiancheng for economic losses in the amount of RMB5 million. Tiancheng has since appealed the judgment, and the second-instance proceedings were in the second-instance litigation stage before the Company’s divestiture of relevant subsidiaries in China.

Xingjing Dispute

Xingjing (Guangzhou) Technology Co., Ltd. (“Xingjing”) alleged that after signing a RMB2.6 million system development service contract in June 2023, NWTN Zhejiang paid only the first 30% installment but defaulted on subsequent payments totaling RMB2.1 million, including principal, liquidated damages, and legal fees. Xingjing claimed to have fulfilled deliverables for the second and third payment stages. Through court mediation on April 29, 2025, the parties agreed that NWTN Zhejiang would pay RMB1.7 million by September 30, 2025.

Longchuang Dispute

In January 2025, Shanghai Longchuang Automotive Design Co., Ltd. (“Longchuang”) filed a lawsuit against NWTN Zhejiang alleging a contract dispute over unpaid project fees. Longchuang claimed the NWTN Zhejiang owed RMB0.9 million for multiple agreements signed during June to November 2023, covering mold development and sample parts supply for vehicle models. After mediation on March 24, 2025, the parties reached a settlement that NWTN Zhejiang agreed to pay RMB0.9 million in three installments by September 30, 2025, November 30, 2025 and December 15, 2025.

Employee Disputes

As of December 31, 2025, a total of 26 employees had filed an arbitration against the Company, among whom, 26 had formally terminated the employment relationship with the Company. Settlement agreements were entered with those employees in 2022 and 2023.

Subsequent to the issuance of the audit report dated June 10, 2025, the Company became involved in a legal matter related to an employee arbitration award against Shanghai ZunYu Automotive Sales Ltd. In July 2025, the matter was referred to court-mediated pre-litigation proceedings. Before the Company’s divestiture of the relevant subsidiaries in China, the case was in the second instance stage.

Compliance

During the year ended December 31, 2025, we had experienced the following non-compliance incidents:

Non-compliance incidents	Reasons for non-compliance	Legal consequences and potential maximum penalties	Remedial measures taken and to be taken	Any operational and financial impact
The shareholding structure registered by Tianqi Group, our subsidiary, is different from the actual shareholding structure

In 2021, Guozhong Tianhong Asset Management (Tianjin) Co., Ltd. (“Guozhong”), Tianqi Group, Tianjin Tuoda Enterprise Management Service Co., Ltd and Shenzhen Yinghe Huicheng Investment Center (Limited Partnership) entered into a debt-for-equity swap agreement and intend to enter a supplementary agreement to debt-for-equity swap agreement (“Debt-for-Equity Agreements”), according to which Guozhong converted all of approximately

Tianqi Group may be ordered by the competent administration for market regulation to register such change. If Tianqi Group refuses to take corrective action in a timely manner, it shall be fined not less than RMB10,000 nor more than RMB100,000; and if the circumstances are serious, Tianqi Group’s business license shall be revoked.

In 2024, we continuously communicated with Guozhong to complete the business license registration as soon as possible. Guozhong did not register the change of its shareholding structure at the competent administration for market regulation

After consulting our Mainland China counsel, we believe that the failure to register such change of its shareholding structure at the competent administration for market regulation does not affect our status as a shareholder of Tianqi Group. The unregistered equity interest of Guozhong Tianhong accounted for only 0.44% of the equity interest of Tianqi Group as of December 31, 2022, while ICONIQ Tianjin actually held 73.72% of the equity interest of Tianqi Group.

Non-compliance incidents	Reasons for non-compliance	Legal consequences and potential maximum penalties	Remedial measures taken and to be taken	Any operational and financial impact

US$173.0 million claims against Tianqi Group into certain equity interests in Tianqi Group. Tianqi Group has not registered such change of its shareholding structure at the competent administration for market regulation.

75% equity interests of Tianjin Automotive New Energy Automobile Co., Ltd. (“Tianqi New Energy”), an affiliate of our Group, held by Tianqi Group had been frozen. 100% equity interests of Shanghai ICONIQ New Energy Development Co., Ltd. (“Shanghai ICONIQ”), a subsidiary of our Group, held by Tianqi Group had been frozen.

The equity freezing of the registered capital of approximately US$118 million in Tianqi New Energy held by Tianqi Group arose from commercial disputes involving its approximately US$0.8 million service fees owed to its suppliers as Tianqi Group was unable to repay debts to such creditors due to its liquidity issue. The equity freezing of the registered capital of RMB 90.7 million in Shanghai ICONIQ held by Tianqi Group arose from commercial disputes between Tianqi Group and Jinghong.

		As result of the equity freezing, the disposal of such equity interests and the distribution of dividends and bonuses are restricted.	We are raising funds from various channels to gradually repay the arrears and solve the equity freeze issue.

While we believe that the impact of the equity freezing of the registered capital of Tianqi New Energy and Shanghai ICONIQ is limited as it has not affected our daily operation, we may continue to be subject to the risks involving the limitation on the disposal of such equity interests and the distribution of dividends and bonuses.

As we established our headquarters in and moved our place of incorporation to Dubai, UAE on March 22, 2022, we are subject to the laws and regulations of the UAE onwards. For details, see “Risk Factors — Risks Relating to Our Business — Uncertainties with respect to the UAE legal system and changes in laws and regulations in the UAE, including with respect to licenses, approvals and taxes, could adversely affect our business.”

Awards and Recognitions

We have received recognition and awards for our products and services, with examples set forth below:

Award/Recognition	Award Year	Awarding Institution/Authority
“The most incredible concept car”	2018	HOTCARS
The World’s Top 10 Concept Car (Seven SPV)	2018	The 88th Geneva Auto Show

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

This discussion and analysis should be read together with “Business,” “Selected Historical Financial Data,” and our consolidated financial statements and related notes that are included elsewhere in this prospectus.. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section of this prospectus entitled “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section of this prospectus entitled “Risk Factors” or elsewhere in this prospectus.

Headquartered in Dubai, UAE, we strive to offer vehicles that embody a “passenger-centric” design philosophy. Our innovative vehicle designs integrate technologies such as digital connectivity and autonomous driving to deliver outstanding travel experience to passengers. Since our rebranding in August 2025, we have been strategically shifting into a decentralized, AI-powered intelligent asset platform that integrates smart vehicles, robotics, and blockchain. See “Prospectus Summary — Recent Development.” Our mission is to build a global AI asset platform that connects AI terminals across industries, empowers users with intelligent infrastructure, and reshapes how value is created and exchanged worldwide. Our vision is to pioneer an intelligent future with an AI-powered smart mobility, smart device, and smart asset ecosystem.

We have historically focused on the development of a portfolio of EVs, including MUSE and autonomous logistics vehicles, which are planned to be equipped with autonomous driving technology and digital connectivity through collaboration with strategic partners. The vehicles provide a unique insight into our design DNA and will help anchor our brand positioning as we progressively launch our vehicle portfolio. We envision each of the vehicles to be one enhanced with perception, reasoning, and actuating devices that enhance the riding experience. We are systematically expanding into the smart mobility solutions sector as part of our ongoing transition toward an AI-powered smart mobility ecosystem. Moreover, by partnering with automotive engineering service providers, we have adopted an asset-light manufacturing model, which we believe allows us to lower our initial capital expenditures and ramp up the production and commercialization of our products efficiently. Furthermore, we have established strategic collaborations to jointly develop and deploy electric and autonomous mobility and smart logistics solutions in key international markets to further support our transformation. See “— Recent Development.” We continue to explore opportunities with new partners to enhance product features and to develop new models that can leverage economy of scale from our existing product platforms and technologies, which will help attract external resources, reinforce our brand, and generate additional revenue. See “Business — Manufacturing — Our Asset-Light Manufacturing Model.”

We believe that in recent years, the demand growth in the global passenger vehicle markets has been fueled by increases in per capita income, adoption of electric vehicles, and significant advancement in technologies such as advanced driver assistance system. While electric vehicles remain an important part of our business, we are progressively broadening our focus to adjacent intelligent mobility areas such as autonomous logistics and eVTOLs, supported by our evolving AI and digital technology capabilities.

Our total revenues decreased by 92.1% from US$12.0 million in 2024 to US$1.0 million in 2025. We recorded a net loss of US$266.7 million, US$172.7 million and US$167.6 million in 2023, 2024, and 2025, respectively.

Key Factors Affecting Our Results of Operations

Our results of operations are affected by the following company-specific factors.

Consumer Demand for EVs

We are a smart passenger vehicle (SPV) company and compete in the global EV market. Our future growth is dependent on the demand for and customers’ willingness to adopt EVs for their passenger vehicle needs. For details, see “Risk Factors — Risks Relating to Our Business — Our future growth is dependent upon consumers’ willingness to adopt EVs and specifically our vehicles.” We believe the market for EVs is still rapidly evolving and is characterized by rapid technology advancement, intense competition, evolving government regulations and industry standards and changing consumer demands and preferences. We believe that perceptions about the features, quality, safety, performance and cost of EVs, technology breakthroughs or developments in relevant technologies, as well as the regulatory and macroeconomic environment, could directly affect the adoption of EVs. In order to meet customer demand and drive adoption of our SPVs, we plan to expand our network of strategic relationships and ramp up our vehicle production and commercialization.

Product Development

Our success depends in part on our ability to manufacture and commercialize our vehicle products at scale and to meet our customers’ needs. We are developing a product portfolio of SPVs with an aim of utilizing leading technologies in digital connectivity and autonomous driving through collaboration with strategic partners and have partnered with automotive engineering service providers under an asset-light manufacturing model. We have limited experience to date in manufacturing passenger vehicles at scale, and our ability to develop, deliver and commercialize our SPVs at scale is still unproven. There is no guarantee that the hardware, software and components required for mass production can be successfully developed to our specifications, timely delivered or properly integrated. The extent to which we can secure efficient, automated, low-cost production capabilities and processes and reliable sources of component supply directly affects our ability to meet the quality, price, engineering, design and production standards required to successfully deliver our vehicles and grow our revenue cost-efficiently.

Funding for Our Operations

Since inception, we have dedicated a significant amount of resources to the development of commercial-ready passenger vehicles. We had negative cash flow from operating activities of $138.0 million, excluding $45.0 million in an escrow account, and $178.0 million for the years ended December 31, 2023 and 2022, respectively. We had cash inflow of $33.6 million for the year ended December 31, 2024. We had negative cash flow from operating activities of US$5.1 million for the year ended December 31, 2025. We had a total shareholder’s deficit of US$66.6 million and a total shareholder’s equity US$60.9 million as of December 31, 2024 and 2023 respectively. We had a total shareholder’s deficit of US$116.1 million as of December 31, 2025. We expect to have negative net cash used in operating activities for the year ended December 31, 2025, as we continue to incur research and development and general and administrative expenses as well as make capital expenditures in our efforts to engage in research and development work and ramp up productions. In particular, we have incurred significant general and administrative expenses during the Track Record Period, a large portion of which comprises payroll expense, as our directors, senior management and team of talented employees are one of the key success factors of our business and we have attracted a deep bench of veterans across various industries. For details, see “Management”. Our general and administrative expenses were US$91.0 million, US$169.0 million and US$23.6 million, representing 92.8%, 84.4% and 57.5% of our total operating expenses for the years ended December 31, 2024, 2023 and 2022, respectively. Our general and administrative expenses were US$157.0 million, representing 99.5% of our total operating expenses for the year ended December 31, 2025. As we intend to increase our investment into research and development activities and ramp up the production of our vehicle products, we will require additional capital to fund our such activities for the foreseeable future. Until we can generate sufficient operating cash flow from our product sales, we expect to finance our operations through a combination of existing cash on hand, equity and debt financings. For additional discussion of our liquidity and capital resources, see “— Liquidity and Going Concern” and “Risk Factors — Risks Relating to Our Business — Our financial statements have been prepared on a going concern basis and we may need to raise additional capital in the future to fund our continued operations.”

Regulatory Landscape

We operate within an industry that is subject to substantial laws, regulations and standards related to environmental, manufacturing, safety, testing, data protection and cybersecurity, and any failure to comply with these laws, regulations or standards, including as they evolve, could harm our reputation, subject us to significant fines and liability and materially and adversely affect our business, results of operations and financial condition. See also “Risk Factors — Risks Relating to the Regions in Which We Operate.” In addition, government regulations and economic incentives could also drive or hamper the demand for our products and services.

Impact of Inflations

Relative to those of the United States and the EU, the countries and regions in which we have operations, such as the UAE, have not experienced significant inflation. Although the resulting impact from inflation has not been significant for us in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in the UAE or other countries or regions where we may operate and as we commence commercial production of our vehicles. The principal factors contributing to the inflationary pressures that have been experienced or will be experienced by us include but are not limited to increases in the prices of steel and various other materials that will be used to manufacture our vehicles, including aluminium, steel, lithium, nickel, copper, cobalt, neodymium, terbium, praseodymium and manganese, as well as lithium-ion cells and semiconductors from suppliers, as well as the cost of construction and labor. During the development phase of our vehicles, we will rely on global supply chain to minimize the impact of inflationary pressures by negotiating favorable pricing with our suppliers. Our progressive product launch timeline also provides us with sufficient time to hedge our procurement risks. Furthermore, we plan to base our manufacturing and operations primarily in countries with lower labor cost, which will also help us manage our risk exposure to inflation.

Key Components of Results of Operations

Net Revenue

We generate revenues from (i) sales of smart electric vehicles, and (ii) sales of auto parts and materials.

Cost of Revenues

Cost of vehicle sales primarily includes direct parts, materials, labor cost and manufacturing overheads (including depreciation of assets associated with production) and reserves for estimated warranty expenses. Cost of services and others primarily includes cost of direct parts, materials, depreciation of associated assets used for providing the services, labor costs and installment costs.

Operating Expenses

General and Administrative Expenses

Our general and administrative expenses mainly consist of (i) staff cost and depreciation related to general and administrative personnel, (ii) share-based compensation, (iii) professional service fees, (iv) allowance for expected credit losses, (v) properties rental fees, and (vi) other corporate expenses.

Selling Expenses

Our selling expenses mainly consist of freight, depreciation, vehicle, marketing, promotional and advertising expenses.

Research and Development Expenses

Our research and development expenses consist primarily of design and development expenses with new technology, payroll and related expenses for research and development professionals, materials and supplies, and other research and development related expenses. We expense all research and development costs as incurred.

Other Loss

Other income (expenses), net

Other income (expenses), net consists primarily of (i) the additional individual income tax expenses incurred due to our late payroll payment, (ii) contingent liabilities for litigation, (iii) expenses or gains incurred resulting from discrepancies in the enforcement payments, including exemption or overpayments, following the legal proceedings or negotiated settlements, (iv) government subsidies, and (v) disposal loss of property and equipment.

Interest expenses, net

Interest expenses, net consists primarily of (i) interest earned on cash deposits in banks, and (ii) interest accrued by us in arrears on various loans and others.

Financial expenses

Financial expenses represent the financial expenses accrued for PIPE Investor.

Impairment of property and equipment

Impairment of property and equipment is related to our certain property and equipment associated with vehicle manufacturing.

Loss of impairment on investments

Loss of impairment on investments is related to our long-term investment in Shanghai OBS Culture and Technology Co., Ltd. (“Shanghai OBS”).

Changes in fair value of warrant liabilities

Changes in fair value of warrant liabilities are primarily related to our warrant instruments.

Changes in fair value of convertible notes

Changes in fair value of convertible notes are primarily related to our convertible notes.

Results of Operations

The following tables set forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the years ended December 31,
	2025	2024	2023
	(In USD in thousands)
Net revenue	$950	$11,995	$37,333
Cost of revenues	(356)	(9,327)	(49,014)
Gross profit (loss)	594	2,668	(11,681)
Operating expenses:
General and administrative expenses	(156,964)	(90,956)	(168,971)
Selling expenses	(676)	(2,609)	(6,908)
Research and development expenses	(64)	(4,479)	(24,434)
Total operating expenses	(157,704)	(98,044)	(200,313)
Loss from operations	(157,110)	(95,376)	(211,994)
Other loss, net:
Other income (expenses), net	2,006	(22,840)	(18,482)
Interest expenses, net	(9,802)	(2,691)	(3,248)
Financial expenses	—	(36,137)	(30,000)
Impairment of property and equipment	—	—	(3,183)
Loss of impairment on investments	—	(15,918)	—
Changes in fair value of warrant liabilities	(35)	236	212
Change in fair value of convertible notes	(2,626)	—	—
Total other loss	(10,457)	(77,350)	(54,701)

	For the years ended December 31,
	2025	2024	2023
	(In USD in thousands)
Loss before income tax provision	(167,567)	(172,726)	(266,695)
Income tax provision	—	—	—
Net loss	$(167,567)	$(172,726)	$(266,695)

____________

Note:

(1)      Share-based compensation expenses were allocated as follows:

	For the years ended December 31,
	2025	2024	2023
General and administrative expenses	$117,036	$—	$23,338
Total	$117,036	$—	$23,338

Year ended December 31, 2025 compared with year ended December 31, 2024

Net Revenue

Our net revenue decreased by US$11.0 million, or 92.1% from US$12.0 million in 2024 to US$1.0 in 2025. The significant decline was primarily attributable to the Company’s ongoing strategic transformation, under which it is repositioning its business to focus on the sectors of Smart city, smart mobility, and AI.

Cost of revenues

Our cost of revenues decreased by US$8.9 million, or 96.2% from US$9.3 million in 2024 to US$0.4 in 2025, primarily attributable to the decrease of revenue.

General and administrative expenses

Our general and administrative expenses increased by US$66.0 million, or 72.6% from US$91.0 million in 2024 to US$157.0 million in 2025. This increase was primarily attributable to an increase of US$117.0 in share-based compensation expenses, mainly due to equity incentives granted to employees for retention and performance, and equity-settled consideration for services from providers, and partially offset by: (i) a decrease of US$37.8 million in allowance for credit losses, (ii) a decreases of US$7.1 million, US$3.7 million and US$2.4 million in payroll expenses, professional services expenses and rental fees, respectively, driven by the reduction in operating scale.

Selling expenses

Our selling expenses significantly decreased by US$1.9 million, or 74.1% from US$2.6 million in 2024 to US$0.7 million in 2025 primarily attributable to our business downsizing in 2025 resulting in the decrease in freight expenses and marketing and promotional expenses.

Research and development expenses

Our research and development expenses decreased by US$4.4 million, or 98.6% from US$4.5 million in 2024 to US$0.1 million in 2025, primarily due to reduced vehicle development activities, as well as lower R&D related payroll expenses resulting from a decrease in R&D headcount during the year.

Other income (expenses), net

We recorded net other income of US$2.0 million in 2025, primarily due to US$2.5 million gain from the resolution of a legal dispute and a US$0.7 million gain from the disposal of R&D vehicles. These gains were partially offset by a US$1.2 million loss from disposal of obsolete or inadequately maintained property and equipment. In comparison, we recorded net other expenses of US$22.8 million in 2024, mainly due to contingent liabilities for litigation and expenses recognized in connection with legal disputes.

Interest expense, net

Our interest expense, net increased by US$7.1 million from US$2.7 million in 2024 to US$9.8 million in 2025, primarily due to interest accrued on overdue third-party loans and interest accrued on outstanding litigation-related payables.

Financial expenses

Our financial expenses were nil and US$36.1 million for the years ended December 31, 2025 and 2024, which represented a 15% guaranteed annual return on a PIPE investment that be obligated by our several shareholders. Please see Note 9 PIPE Escrow Account to our consolidated financial statements in this prospectus for details.

Loss of impairment on investments

Loss of impairment on investment were nil and US$15.9 million for the year ended December 31, 2025 and 2024, which was primarily attributable to the full impairment of our long-term investment in W Motors due to the investee’s net liability position.

Net loss

As a result of the foregoing, we had a net loss of US$167.6 million in 2025 and US$172.7 million in 2024.

Year ended December 31, 2024 compared with year ended December 31, 2023

Net Revenue

Our net revenue decreased by US$25.3 million, or 67.9% from US$37.3 million in 2023 to US$12.0 in 2024, primarily due to discontinuation of our Rabdan-branded vehicle line and intense market competition.

Cost of revenues

Our cost of revenues decreased by US$39.7 million, or 81.0% from US$49.0 million in 2023 to US$9.3 in 2024, primarily attributable to the decrease of revenue.

General and administrative expenses

Our general and administrative expenses decreased by US$78.0 million, or 46.2% from US$169.0 million in 2023 to US$91.0 million in 2024, primarily attributable to (i) an decrease of US$19.8 million in allowance for expected credit loss due to our expectation that the corresponding receivables and prepayments would not be recoverable, given our current operating conditions, and (ii) decreases of US$23.3 million, US$19.6 million, US$6.3 million, US$4.1 million and US$1.4 million in share-based compensation expenses, professional services expenses, directors’ and officers’ insurance expenses, business entertainment expenses and rental fees respectively, as a result of downsizing for discontinuation of our Rabdan-branded vehicle line during 2024.

Selling expenses

Our selling expenses significantly decreased by US$4.3 million, or 62.2% from US$6.9 million in 2023 to US$2.6 million in 2024 primarily attributable to our business downsizing in 2024 resulting in the decrease expenses in marketing and promotional activities.

Research and development expenses

Our research and development expenses decreased by US$19.9 million, or 81.7% from US$24.4 million in 2023 to US$4.5 million in 2024, primarily due to lower expenses related to vehicle development, as well as a decrease in R&D related payroll expenses as result of decrease in the number of R&D staffs during the year.

Other (expenses) income, net

Our net other expenses increased by US$4.3 million, or 23.6% from US$18.5 million in 2023 to US$22.8 million in 2024. The fluctuation was mainly contributed to (i) gains of US$3.6 million arising from certain exemption from discrepancies in the enforcement payments following legal proceedings or negotiated settlements expenses and US$1.6 million government subsidies in 2023, (ii) US$22.1 million increased by lawsuit provision for the closed and on-going lawsuits in 2024, and partially offset by (iii) a legal dispute that was resolved in 2023, resulting in a decrease of indemnification charge of US$23.0 million in 2024.

Interest expense, net

Our interest expense, net decreased by US$0.5 million from US$3.2 million in 2023 to US$2.7 million in 2024, primarily attributable to interest income decreased due to decrease of cash in bank, interest expense accrued on our loans from a third party that became overdue since 2023 and remained unpaid during 2024.

Financial expenses

Our financial expenses increased by US$6.1 million from US$30.0 million in 2023 to US$36.1 million in 2024, which was primarily attributable to the 15% guaranteed annual return on a PIPE investment that certain shareholders promised to an investor of us and a fund usage fee during 2024. Please see Note 9 PIPE Escrow Account to our consolidated financial statements in this prospectus for details.

Loss of impairment on investments

Loss of impairment on investment was US$15.9 million for the year ended December 31, 2024, which was primarily attributable to the full impairment of our long-term investment in W Motors due to the investee’s net liability position.

Net loss

As a result of the foregoing, we had a net loss of US$172.7 million in 2024 and US$266.7 million in 2023.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), Robo.ai Inc. (the “Company”) has obtained an undertaking from the Financial Secretary that:

(1)    no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company or its operations; and

(2)    no tax be levied on profits, income gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by the Company:

(a)     on or in respect of the shares, debentures or other obligations of the Company; or

(b)    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

The undertaking for the Company is for a period of 20 years from April 28, 2026.

British Virgin Islands

Our subsidiaries incorporated in the British Virgin Islands are not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

United Arab Emirates

Our subsidiaries incorporated in United Arab Emirates are currently not subject to taxation in United Arab Emirates, as companies operating in the designated free zones of the UAE and not conducting business activities in the UAE mainland are exempt from corporate taxes or customs duty.

Hong Kong

Our subsidiaries incorporated in Hong Kong are subjected to Hong Kong profits tax. With effect from April 1, 2018, a two-tiered profits tax rate regime applies. The profits tax rate for the first HKD 2 million of corporate profits is 8.25%, while the standard profits tax rate of 16.5% remains for profits exceeding HKD 2 million. If no election has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to standard profits tax rate. Because the preferential tax treatment is not elected by us, the subsidiaries registered in Hong Kong are subject to income tax at a rate of 16.5%.

United States

Our subsidiary, which incorporated in USA in 2022, is subject to statutory U.S. Federal corporate income tax at a rate of 21% for the years ended December 31, 2025, 2024 and 2023. U.S. does not believe it is more likely than not that the losses are realizable. There is no related tax provision other than state minimum taxes.

No income tax provision has been recognized for the years ended December 31, 2025, 2024 and 2023.

We do not file combined or consolidated tax returns, therefore, losses from our individual subsidiaries may not be used to offset other subsidiaries’ earnings within us. Valuation allowance is considered on each individual subsidiary basis. Full valuation allowance had been provided as of December 31, 2025 and 2024 respectively in respect of all deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

PIPE ESCROW ACCOUNT

In September 2022, NWTN Inc. and Al Ataa Investment LLC (“PIPE Investor” or the “Pledgee”), a company incorporated in Abu Dhabi Global Market entered into a PIPE Subscription Agreement for PIPE Investor investing US$200 million into NWTN. Following the execution of PIPE Subscription Agreement, in September 2022, seven shareholders of ICONIQ (“Pledgor”), and PIPE Investor entered into a cash pledge agreement (the “Cash Pledge Agreement”). The Cash Pledge Agreement shall take effect and shall expire two years from November 14, 2023, the date the Pledgee transfers the full amount of US$200 million into NWTN. Pursuant to the Cash Pledge Agreement, the Pledgor agreed to pledge as following:

(a)     To cover Pledgee’s PIPE investment in NWTN by reimbursing the Pledgee the difference between the sales price of Pledgee’s NWTN stocks in open market and the US$10.26 book value of Pledgee’s holding shares, if the sales price is lower than the US$10.26 book value, for a period of 24 months.

(b)    To award Pledgee’s PIPE investment in NWTN by guaranteeing the Pledgee a minimum 15% annual return on its remaining holding of NWTN shares for a period of 24 months, to be paid on a semi-annual basis. In the event of an investment exit by the Pledgee, any accrued annual 15% return payments must be paid to the Pledgee calculated up to the exit date.

In addition, NWTN, FIRST ABU DHABI BANK PJSC (the “Escrow Agent”), and an affiliate entity of PIPE Investor entered into an Escrow Agreement. Pursuant to the Escrow Agreement, NWTN agreed to open an account (the “Escrow Account”) and credit the sum of US$100 million (the “Escrow Amount”) into the Escrow Account as cash pledge for the disbursements stated in the agreements. Pledgor is the obligator of the following disbursements, if any. In 2022, the Escrow Account was opened in the name of a subsidiary of Al Ataa, and NWTN had disbursed US$100 million into the account, which presented as PIPE escrow account on the consolidated balance sheet for the presented period.

Key terms of Escrow Agreement were as follows:

(a)     Escrow Account is a non-interest-bearing account.

(b)    Escrow Amount would be transferred a minimum 15% annual return to PIPE Investor on PIPE Investor’s holding of NWTN’s ordinary shares for a period of 24 months, to be disbursed on semi-annual basis. In the event of an investment exit by PIPE Investor, any accrued annual 15% return payments must be paid to the PIPE Investor calculated up to the exit date.

(c)     NWTN’s market share price (VWAP of 10 days,1 month, 3 months) and PIPE Investor’s share selling plan for the following 6 months, if any, is to be evaluated on a quarterly basis. At times of market price of Robo.ai’s shares drop below US$10.26 and the total difference between market price and US$10.26 (plus the shortage to make guaranteed 15%minimum annual return) exceeds the escrow account balance of US$100 million, NWTN should deposit additional funds to make up the difference.

(d)    3 months after (b) above is executed, the escrow account will be reviewed. If the market value of NWTN’s shares has recovered, funds over the needed US$100 million escrow will be redirect back to NWTN’s business operating account.

(e)     Escrow Agent shall release the Escrow Amount and transfer such amount less any amounts which Escrow Agent is entitled to retain to Robo.ai in 3 business days after November 9, 2024.

In accordance with Codification of Staff Accounting Bulletins Topic 5: Miscellaneous Accounting — T. Accounting for Expenses or Liabilities Paid by Principal Stockholder(s) (SAB 5T), as the Pledgor is obligated to pay the 15% annual return on a semi-annual basis to the Pledgee, which should be reflected as an expense in our financial statements with a corresponding credit to contributed (paid-in) capital. The minimum 15% guaranteed annual return on Al Ataa’s holding shares is recognized as financial expenses during the execution period and the actual disbursements to Al Ataa will be recognized as additional paid-in capital as incurred.

For the years ended December 31, 2025, 2024 and 2023, we incurred financial expenses related to the 15% guaranteed annual return totaling nil, US$6.1 million and US$30.0 million, respectively. During 2023 and early 2024, we made advance payments to the PIPE Investor amounting to US$15.0 million and US$45.0 million, respectively, on behalf of the Pledgors. As the Pledgors have not reimbursed us for these payments, we recorded amounts due from the Pledgors of US$15.0 million on August 29, 2023 and US$45.0 million on July 1, 2024, respectively, with corresponding credits to additional paid-in capital, reflecting a deemed capital contribution.

On September 7, 2023, Mr. Alan Wu, the former CEO of the Company, the Group, and the investor entered into a loan agreement under which we were permitted to withdraw $30 million from the account for a three-month period. The withdrawn amount bore an annualized interest rate of 10%, which was recognized as an interest expense in 2023.

On July 1, 2024, an addendum was signed to restructure the original loan agreement. Under the revised terms, we agreed to transfer $10 million to the investor, thereby terminating the loan agreement. We considered the $10 million as a fund usage fee and recognized it as a financial expense in 2024.

After evaluating the collectability of these amounts, we recorded a full provision for the amounts due from the Pledgors as of December 31, 2025 and 2024, respectively. See Note 24, Related Party Transactions to our consolidated financial statements in this prospectus for further details.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. For the years ended December 31, 2025, 2024, and 2023, we incurred significant and recurring operating losses of approximately US$157.1 million, US$95.4 million and US$212.0 million, respectively. Operating cash flows were negative at approximately US$5.1 million and US$138.0 million for the years ended December 31, 2025 and 2023, respectively, compared with a positive inflow of US$33.6 million for the year ended December 31, 2024. We reported working capital deficits of approximately US$116.6 million and US$70.7 million as of December 31, 2025 and 2024, respectively, and an accumulated deficit of approximately US$904.4 million as of December 31, 2025, compared to approximately US$737.0 million as of December 31, 2024. We are also exposed to unresolved litigation and guarantee obligations, which could further strain its limited financial resources. These conditions raise substantial doubt about our ability to continue as a going concern.

Historically, we have relied on financing from existing shareholders and third-party investors as its primary sources of liquidity. In order to address its liquidity needs and improve its financial position, management has implemented or plans to implement the following actions:

1.      Disposal of ICONIQ Holding Limited.    In February 2026, we completed the disposal of ICONIQ Holding Limited, which management expects will eliminate historical liabilities and significant losses associated with that business. See Note 28 Subsequent Events to our Audited Financial Statements for further details.

2.      Potential financing arrangements.    We have entered into the EPFA with the EPFA Investor and the Securities Purchase Agreement with the Selling Shareholder in December 2025, providing potential access to up to US$100.0 million and US$80.0 million, respectively. However, our ability to obtain funding under these arrangements is subject to various conditions, including market conditions, regulatory requirements and contractual limitations, and there can be no assurance that we will be able to access such funding when needed. See Note 14 and Note 22 to our Audited Financial Statements for further details.

While management believes that the above actions may provide additional liquidity and improve our financial position, these plans are subject to significant uncertainties and conditions that are not entirely within our control. Accordingly, management cannot conclude that it is probable that these plans will effectively alleviate the substantial doubt about our ability to continue as a going concern within one year after the issuance date of these consolidated financial statements. Therefore, substantial doubt about our ability to continue as a going concern remains.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the ordinary course of business.

The following table sets forth a summary of our cash flows for the periods presented.

	For the years ended December 31,
	2025	2024	2023
	(In USD in thousands)
Net cash (used in) provided by operating activities	$(5,066)	$33,577	$(138,046)
Net cash provided by (used in) investing activities	76	(656)	(21,229)
Net cash provided by (used in) financing activities	8,827	(55,000)	(26,979)
Effect of exchange rate changes	203	(24)	(2,366)
Net increase/(decrease) in cash and cash equivalents	4,040	(22,103)	(188,620)
Cash and cash equivalents and restricted cash, at beginning of the period	1,287	23,390	212,010
Cash and cash equivalents and restricted cash, at end of the period	$5,327	$1,287	$23,390

Operating Activities

Net cash used in operating activities was US$5.1 million in 2025, primarily due to net loss of US$167.6 million, adjusted for the positive non-cash items of US$155.8 million that primary consisted of: (i) impairment loss of advance to suppliers and prepaid expenses and other current assets of US$4.3 million, (ii) share-based compensation of US$117.0 million, (iii) change in fair value of convertible notes of US$2.6 million, (iv) interests on loans from a third party of US$1.8 million; and (v) allowance for expected credit losses of $23.7 million; and further adjusted for changes in operating assets and liabilities that have a positive effect on operating cash flow which were consisted primary of: (i) a decrease in inventories of US$1.8 million, (ii) an increase in accounts payable of US$3.8 million, and (iii) an increase in accrued expenses and other current liabilities of US$3.2 million primarily reflected accrued interest on litigation-related payables; partially offset by negative factors consisted mainly of (i) a decrease in operating lease payment of US$1.7 million primarily due to the termination of certain leases.

Net cash provided by operating activities was US$33.6 million in 2024, primarily attributable to net loss of US$172.7 million, adjusted for the positive non-cash items of US$145.8 million that primary consisted of: (i) allowance for expected credit loss of US$65.7 million, (ii) financial expenses on PIPE of US$36.1 million, (iii) loss of impairment on investments of US$15.9 million, (iv) lawsuit provision of US$22.1 million; and further adjusted for changes in operating assets and liabilities that have a positive effect on operating cash flow which were consisted primary of: (i) a decrease in PIPE escrow account of US$55.0 million as a result of the execution of several agreements (see Note 9 PIPE Escrow Account to our consolidated financial statements in this prospectus for details), (ii) a decrease in inventories of US$28.9 million mainly due to current sales being heavily reliant on historical stock, (iii) an increase in accrued expenses and other current liabilities of US$2.8 million; partially offset by negative factors consisted mainly of (i) a decrease of US$24.3 million in accounts payable as a result of the lower purchase of vehicles and related materials and (ii) a decrease of US$3.0 million in operating lease due to the expiration of certain long-term office leases that were either not renewed or replaced with short-term leases.

Net cash used in operating activities was US$138.0 million in 2023, primarily attributable to net loss of US$266.7 million, adjusted for the positive non-cash items of US$167.1 million that primary consisted of: (i) allowance for expected credit loss of US$85.4 million, (ii) financial expenses on PIPE of US$30.0 million, (iii) share-based compensation of US$23.3 million, (iv) inventory write-downs of US$16.1 million; and further adjusted for changes in operating assets and liabilities that have a negative effect on operating cash flow which were consisted primary of: (i) an increase in accounts receivable of US$6.3 million as we started to generate revenues in 2023, (ii) an increase in prepaid expenses and other current assets of US$54.4 million mainly due to the increased amounts due from export agent in relation to our purchase of vehicles and our investments in Evergrande New Energy, partially offset by positive factors consisted mainly of (i) a decrease of US$15.0 million in PIPE escrow account as a result of the execution of several agreements (see Note 9 PIPE Escrow Account to our consolidated financial statements in this prospectus for details), and (ii) a decrease of US$13.8 million in advances to suppliers due to the substantial inventory purchases made at the end of 2022 and throughout 2023.

Investing Activities

Net cash provided by investing activities was approximately nil in 2025.

Net cash used in investing activities was US$0.7 million in 2024, mainly due to loans to related parties of US$0.5 million.

Net cash used in investing activities was US$21.2 million in 2023, mainly due to loans to related parties of US$15.7 million and purchases of property and equipment of US$5.5 million.

Financing Activities

Net cash flows provided by financing activities was US$8.8 million for the six months ended in 2025, primarily attributable to (i) proceeds from convertible notes of US$7.1 million, (ii) loan proceeds from related parties of US$1.1 million, and (iii) proceeds from shareholder contributions of US$0.8 million; partially offset by repayments of loan from a related party of US$0.2 million.

Net cash flows used in financing activities was US$55.0 million in 2024, primarily attributable to payments of US$55 million a PIPE investor for both the 15% guaranteed annual return and a fund usage fee on PIPE investment.

Net cash flows used in financing activities was US$27.0 million in 2023, primarily attributable to payments of US$15 million to a PIPE investor for the 15% guaranteed annual return on PIPE investment and repayments in the total amount of US$12.6 million of loans from a third party and related parties.

Contractual obligations and contingencies

Through the issuance date of our consolidated financial statements, we have been involved in certain legal proceedings and disputes arising in the ordinary course of business, as further described in Note 26 Commitments and contingencies to our consolidated financial statement in this prospectus.

Except for the above, we are not aware of any other pending or threatened claims and litigation as of December 31, 2025 and through the issuance date of our consolidated financial statements.

Off-Balance Sheet Commitments and Arrangements

During the years ended December 31, 2025, 2024 and 2023, except as otherwise disclosed in this prospectus, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Research and Development, Patent and Licenses, etc.

Please refer to “Business — Research and Development” and “— Intellectual Property.”

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. Out of our significant accounting policies, which are described in Note 3 Summary of Significant Accounting Policies of our consolidated financial statements included elsewhere in this prospectus, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions. While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Fair value measurement of warrant liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Management evaluates all of its financial instruments, including issued warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the warrant liabilities are recognized in the consolidated statement of operations and comprehensive loss as incurred.

We issued 350,000 Private Warrants, 690,000 Representative Warrants and 13,800,000 Public Warrants in connection with its Transaction. The Public Warrants met the criteria for equity classification and are recorded as additional paid-in capital on the Consolidated Balance Sheet at the completion of the Business Combination. The Private Warrants contain exercise and settlement features that may change with a change in the holder, which precludes the Private Warrants from being indexed to our own stock. For Representative Warrants, net cash settlement is assumed under ASC 815-40 as we are required to deliver registered shares to the purchasers of

Representative Warrants. Therefore, both the Private Warrants and the Representative Warrants are recognized as warrant liabilities on the Consolidated Balance Sheet at fair value, with subsequent changes in fair value recognized in the Consolidated Statement of Operations and Comprehensive Loss at each reporting date until exercised.

Fair value measurement of convertible notes

Under the Fair Value Option Subsection of ASC Subtopic 825-10, Financial Instruments — Overall (“ASC 825”), we have an irrevocable option to designate certain financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in the statement of operations. Changes in fair value do not include accrued interest on debt instruments. Any changes in the fair value of liabilities resulting from changes in instrument-specific credit risk are reported in other comprehensive (loss) gain. We separately measure changes attributed to instrument-specific credit risk by calculating the difference between the overall change in the fair value of the instrument and the change attributed to fluctuations in the relevant risk-free.

We elected the fair value option for its convertible notes, and we believe the fair value option best reflects the economics of the underlying transaction. See Note 14 for details.

Current expected credit loss

On January 1, 2023, we adopted ASC 326, Financial Instruments — Credit Losses, which requires recognition of allowances upon origination or acquisition of financial assets at an estimate of expected credit losses over the contractual term of the financial assets (the current expected credit loss or the “CECL” model) using the modified retrospective transition method.

Our financial assets subject to the CECL model mainly include accounts receivable, amounts due from related parties and other current and non-current assets.

For accounts receivable, we estimate the loss rate based on historical experience, the age of the receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from customers. For advances to suppliers, amounts due from related parties and prepaid expenses and other current assets, we review them on a periodic basis and make allowances on an individual basis when there is doubt as to the collectability. These amounts are written off after all collection efforts have been exhausted.

Allowance for expected credit loss of US$23.7 million, US$64.4 million and US$22.8 million were recognized for the years ended December 31, 2025, 2024 and 2023, respectively.

Impairment loss of non-financial assets

Advance to suppliers and prepayments represent amounts paid in advance for goods or services to be received in the future. Such amounts do not represent financial assets as they do not give rise to a contractual right to receive cash or another financial instrument, and therefore are not within the scope of ASC 326 Financial Instruments — Credit Losses.

We evaluate the recoverability of advance to suppliers and prepayments at each reporting date. When events or changes in circumstances indicate that the carrying amount of prepayments may not be recoverable, we assess whether it is probable that the prepaid amounts will not be realized through the receipt of goods or services, or through refund.

The Company evaluates the recoverability of advance to suppliers and prepayments at each reporting date. When events or changes in circumstances indicate that the carrying amount of prepayments may not be recoverable, the Company assesses whether it is probable that the prepaid amounts will not be realized through the receipt of goods or services, or through refund.

Indicators of impairment may include, but are not limited to, significant financial difficulties of the counterparty, bankruptcy or insolvency, disputes regarding performance under the underlying agreements, cancellation or termination of contracts, or other adverse changes in the business environment that affect the counterparty’s ability to fulfill its obligations.

If it is determined that the carrying amount is not recoverable, an impairment loss is recognized in the amount by which the carrying value of the prepayments exceeds the amount expected to be recovered.

Estimates of recoverability involve significant judgment and are based on available information regarding the financial condition of counterparties and the status of the underlying arrangements.

We recognized impairment loss of US$4.3 million, US$1.2 million and US$62.7 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Inventory write-down

Inventories, consisting of smart electric vehicles and auto parts and materials purchased, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand, as well as the aging of inventory.

During the years ended December 31, 2025, 2024, and 2023, we recognized inventory write-downs of US$0.1 million, US$0.9 million and US$16.1 million, respectively, within cost of revenues.

Provision of income tax and valuation allowance for deferred tax asset

We account for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

We accrued income tax payable of US$9 as of December 31, 2025 and 2024. We did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations and comprehensive loss for the years ended December 31, 2025, 2024 and 2023 respectively. We do not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and result of operations is disclosed in Note 3 to our consolidated financial statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

Prior to this business combination, we had been a private company with limited accounting personnel and other resources with which to address our internal control. In the course of auditing our consolidated financial statements included in this prospectus, we identified four material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) our company’s lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC to address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements, including disclosure notes, in accordance with U.S. GAAP and SEC financial reporting requirements, (ii) our company’s lack of period end financial closing policies and procedures for preparation of consolidated financial statements, including disclosure notes, which are in compliance with U.S. GAAP and relevant SEC financial reporting requirements, (iii) our company’s lack of internal file management procedures and an effective record management system which causes the deficiency in liability recording and cut-off evaluation process, and (iv) our company’s lack of sufficient approval process for expenditures. The deficiency may result in material errors going unnoticed or unauthorized transactions being processed.

To remediate our identified material weaknesses, we plan to adopt measures to improve our internal control over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staffs, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, (iv) establishing period end financial closing policies and procedures for preparation of consolidated financial statements, (v) establishing internal document management policies and systems, and (vi) continuing our efforts to implement necessary reviews and controls at relevant levels with all important documents and contracts submitted for proper and sufficient reviews.

However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

We report financial results in U.S. dollars, and a material portion of its sales and operating costs are realized in currencies other than the U.S. dollar. As such, we are exposed to currency risk due to cash, trade and other receivables, borrowings and trade and other payables denominated in foreign currency, being primarily the U.S. dollar. If the value of any currencies in which sales are realized, particularly RMB and AED, depreciates relative to the U.S. dollar, our foreign currency revenue will decrease when translated to U.S. dollars for reporting purposes. In addition, any depreciation in foreign currencies could result in higher local prices, which may negatively impact local demand and have a material adverse effect on our business, results of operations or financial condition. Alternatively, if the value of any of the currencies in which operating costs are realized appreciates relative to the U.S. dollar, our operating costs will increase when translated to U.S. dollars for reporting purposes.

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities, deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

We have evaluated subsequent events through the date of issuance of the consolidated financial statements, and did not identify any subsequent events with material financial impacts on our consolidated financial statements except as disclosed in Note 28: Subsequent events.

MANAGEMENT

The following table sets forth certain information relating to our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Alan Nan Wu	45	Executive Chairman
Benjamin Zhai	58	Chief Executive Officer and Executive Director
Elizabeth Ching Yee Chung	55	Independent Non-Executive Director
Jin He	40	Independent Non-Executive Director
Yehong Ji	60	Independent Non-Executive Director
Adrian Wong	39	Chief Financial Officer
John Chaoyin Xie	34	Chief Operating Officer

Alan Nan Wu has served as our Executive Chairman of our board of directors since the consummation of the Business Combination in November 2022, and served as our Chief Executive Officer from November 2022 to May 2025. Mr. Wu was the founder of ICONIQ and has served as its executive director and CEO since 2016. Mr. Wu resigned as the Chief Executive Officer and continue to serve as the Executive Chairman of the Board on May 13, 2025. His area of experience includes traditional automobiles and electric vehicles. Concurrently with his positions at the Company, Mr. Wu also serves as the legal representative at My Car (Shenzhen) technology Ltd., which is a company that engages in technology development, service, consulting and EV sales, Tianjin Tuoda Management Service Ltd, which is a company that engages in enterprise consulting and service, and ICONIQ (Tianjin) New Energy Technology Research Institute, which is a company that engages in new energy research and development. Prior to serving as director of ICONIQ Holding Limited, Mr. Wu served as head of China region at J C Horizon Ltd. Mr. Wu earned his bachelor’s degree in 2004 from Kennedy College of Technology in Canada.

Benjamin Bin Zhai has served as our Executive Director since May 2025 and our Chief Executive Officer since May 2025. From January 2025 to May 2025, Mr. Zhai served as an Independent Non-Executive Director of our board of directors and a member and Chairman of the Compensation Committee. He is the founder and Chairman of Hiland International Talent Group. Prior to that, Mr. Zhai has worked in various global and executive roles, including as Chief Executive Officer of Shenzhen Talent Group, Chief Executive Officer (China) of Canoo (GoEV), Global Managing Director of Russell Reynolds Associates, Global Partner of Egon Zehnder, and Principal of A. T. Kearney Management Consultants. He has been serving on the board of directors of DCITS, a fin-tech company listed in Shenzhen Stock Exchange (SZSE: 00555) as an independent director, since 2019. He has been a director of Geto New Material Group (SZSE: 300986) since November 2024. Mr. Zhai graduated from Wuhan University of Science and Technology, Australian National University and Harvard Business School. He is currently undertaking his Doctor of Business Administration study with Hong Kong University and Peking University.

Elizabeth Ching Yee Chung has served as an Independent Non-Executive Director of our board of directors since January 2025. She has been the Chief Executive Officer and a director of Brillink Bank Corporation Limited, a digital bank specializing in supply chain finance, since March 2021. From July 2018 to July 2023, she was the Chief Executive Officer and a director of China Brilliant Global Ltd. (8026.HK). Ms. Chung has served an independent director of Star Plus Legend Holdings Ltd. (6683.HK) since April 2023. From January 2023 to May 2024, she was an independent director of InvesTech Holdings Ltd. (1087.HK). Ms. Chung was the Chief Executive Officer and a director of Paganini Milano (SG) PTE Ltd from January 2017 to July 2019. Prior to that, she was a director of Bank of China International from 2009 to 2017 and the Assistant Vice President of HSBC Broking Securities (Asia) Ltd from 2000 to 2009. Ms. Chung obtained a bachelor of science degree from Rutgers, The State University of New Jersey in October 1994.

Jin He has served as an Independent Non-Executive Director of our board of directors since January 2025. He has been the general manager of Foresight Capital, a venture capital and financial advisory firm, since January 2020. Prior to that, Mr. He was the Executive Director of Infinity Equity, an equity investment firm, from June 2013 to December 2019. From August 2006 to March 2008, Mr. He was an electrical engineer at Commercial Aircraft Corporation of China, Ltd., an aerospace manufacturer. Mr. He obtained a bachelor’s degree in electrical engineering from Nanchang Institute of Aviation Technology and an MBA degree from Fudan University.

Yehong Ji has served as an Independent Non-Executive Director of our board of directors since August 2025. He is currently a Senior Advisor at the Investment Banking Division of Barclays Singapore. He was the Vice Chairman of Greater China Banking of Barclays from March 2021 to June 2025. Prior to that, Mr. Ji served as the Managing Director and Co-Head of China Business Development at ICBC International, Hong Kong from September 2017 to March 2021. From June 2016 to September 2017, he was the Co-President of China Science & Merchant Investment Management. He served as Managing Director of China Investment Banking at JP Morgan Securities, Hong Kong from May 2011 to June 2016. Prior to that, he also worked at various financial institutions, including Credit Suisse, Citigroup Global Markets, Morgan Stanley and NM Rothschild, Jardine Fleming Securities. His earlier career experience includes roles at Beijing Huayuan Group, China Ministry of Foreign Economic Relations and Trade and Hangzhou Automotive Engine Plant. Mr. Ji obtained a bachelor’s degree in science in Applied Mechanics from Chongqing University and a bachelor’s degree of economics in international trade from the University of International Business and Economics in Beijing.

Adrian Wong has served as our Chief Financial Officer since July 2025, who brings nearly two decades of investment banking and strategy consulting experience to our Company, with particular expertise in advising high-growth technology and mobility companies. Most recently, Mr. Wong served as Managing Director at China Galaxy International Securities from March 2023 to June 2025, the investment banking arm of China Investment Corporation, where he led the industrial team. Previously, he spent eight years at Morgan Stanley’s Investment Banking Division from August 2015 to February 2023 as an Executive Director with expertise in industrial and mobility technology sector. His career began in consulting at Mercer Limited from July 2008 to May 2013. Mr. Wong holds an MBA from The Wharton School at the University of Pennsylvania and earned his bachelor’s degree in psychology from The Chinese University of Hong Kong.

John Chaoyin Xie has served as our Chief Operation Officer since July 2025. He has deep expertise in the new energy vehicle sector and a proven track record in ESG strategy development and execution. From February 2021 to September 2024, Mr. Xie served as Secretary-General of NIO Users Trust and concurrent Chairman of NIO Users Foundation, where he refined organizational management and strategic execution capabilities. Prior to that, he led the Innovation Business Unit in China, focusing on automotive strategy consulting and smart manufacturing solutions from December 2015 to January 2021. From July 2015 to December 2015, he started his career at BMW. Mr. Xie holds a Bachelor of Business Administration from Jilin University.

Board of Directors

Our board of directors consists of five members as of the date of this prospectus and consisted of five members as of December 31, 2025. Officers are elected by and serve at the discretion of the board of directors.

If the number of directors changes, any increase or decrease will be apportioned so as to maintain the number of directors. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our Company by making it difficult to replace members of the board of directors.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The board of directors maintains a majority of independent directors who are deemed to be independent under the definition of independence under Rule 5605(c)(2) of the Nasdaq Stock Market Rules and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated. We do not have any service contacts with our directors that provide for benefits upon termination of employment.

Our board of directors plays a significant role in our risk oversight. The board of directors makes all relevant company decisions.

Committees of the Board of Directors

We have established a audit committee, nominating committee, compensation committee and Strategy and Environmental Social and Governance (ESG) Committee. Our directors will adopt a charter for each respective committee. The composition of each committee is set forth below.

Audit Committee

Our audit committee is composed of Elizabeth Ching Yee Chung, Yehong Ji and Jin He, with Ms. Chung serving as chairperson as of the date of this prospectus. Our board of directors has determined that all such committee members meet the independence requirements under the Nasdaq Listing Rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is financially literate, in accordance with Nasdaq audit committee requirements, and possesses prior experience sitting in auditing committees of publicly-listed companies. Ms. Chung qualifies as an “audit committee financial expert” as defined in the applicable SEC rules. In arriving at this determination, our board of directors examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Nomination Committee

Our nomination committee is composed of Alan Nan Wu, Elizabeth Ching Yee Chung, and Jin He, with Mr. Wu serving as chairperson, as of the date of this prospectus. The nomination committee is responsible for the assessment of the performance of the board of directors, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

Compensation Committee

Our compensation committee is composed of Elizabeth Ching Yee Chung, Jin He, and Yehong Ji, with Mr. He serving as chairperson, as of the date of this prospectus. The compensation committee is responsible for reviewing and making recommendations to the board of directors regarding its compensation policies for our officers and all forms of compensation. The compensation committee also administers our equity-based and incentive compensation plans and makes recommendations to the board of directors about amendments to such plans and the adoption of any new employee incentive compensation plans.

Strategy and Environmental Social and Governance (ESG) Committee

Our Strategy and ESG Committee is composed of Alan Nan Wu, Benjamin Bin Zhai, Yehong Ji, Elizabeth Ching Yee Chung, and Jin He, with Mr. Wu serving as chairperson as of the date of this prospectus, and was composed of Alan Nan Wu with Mr. Wu serving as chairperson, as of December 31, 2025. The Strategy and ESG Committee is responsible for reviewing and making recommendations to the board of directors regarding our strategic development, operational management, corporate sustainability, regulatory compliance, as well as environmental social and governance policies for our officers and employees.

Duties of Directors

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Appointment and Removal of Directors

The Fifth Amended and Restated Memorandum and Articles of Association provide that a director may be appointed by ordinary resolution or by the directors of the Company, and any appointment may be to fill a vacancy or as an additional director of the Company. Without prejudice to the Company’s power to appoint a person to be a director of the Company pursuant to Fifth Amended and Restated Memorandum and Articles of Association, the board of directors of the Company shall have power at any time to appoint any person who is willing to act as a director of the Company, either to fill a vacancy or as an addition to the existing board of directors of the Company, subject to the total number of directors of the Company not exceeding any maximum number fixed by or in accordance with Fifth Amended and Restated Memorandum and Articles of Association. The Fifth Amended and Restated Memorandum and Articles of Association also provide that a remaining director may appoint a director even though there is not a quorum of directors. Any director appointed by the board shall, if still a director, retire at the next annual general meeting after his appointment and be eligible to stand for election as a director at such meeting.

The office of a director shall be vacated if, amongst other things, such director (a) is prohibited by the Companies Act of the Cayman Islands from acting as a director or (b) he is made bankrupt or makes an arrangement or composition with his creditors generally or (c) he resigns his office by notice to the Company or (d) he only held office as a director for a fixed term and such term expires; or (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (h) without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

Terms of Directors and Executive Officers

A director shall hold office until such time as he or she resigns his office by notice in writing to us, is removed from office by ordinary resolution or is otherwise disqualified from acting as a director or removed in accordance with the Fifth Amended and Restated Memorandum and Articles of Association.

Foreign Private Issuer Status

We are an exempted company limited by shares incorporated in 2022 under the laws of the Cayman Islands. We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we currently publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are a non-U.S. company with foreign private issuer status listed on Nasdaq. Nasdaq listing rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, we are not required to have:

•        a majority of the board of directors consist of independent directors;

•        a compensation committee consisting of independent directors;

•        a nominating committee consisting of independent directors; or

•        regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we currently have a majority-independent compensation committee and nominating and corporate governance committee. Subject to the foregoing, we rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

Employees.

As of December 31, 2025, we had a total of 29 employees. Over 70% of our employees held bachelor degree or above. The number of our employees significantly decreased from 68 as of December 31, 2024 due to strategic transformation.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, officers, and directors. This includes our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Ethics.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending a letter to us at Meydan Grandstand, 6th floor, Meydan Road, Nad AI Sheba, Dubai, United Arab Emirates for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of our securities. All communications received as set forth above will be opened by the Corporate Secretary or his or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

Compensation of Directors and Executive Officers

Officers are elected by and serve at the discretion of the board of directors. Employee directors do not receive any compensation for their services on the board of directors. Non-employee directors are entitled to receive $100,000 per year for serving as directors and may receive stock grants pursuant to our share incentive plans. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each board of directors meeting attended.

Cash Compensation

During the fiscal year ended December 31, 2025, cash compensation of US$400 thousand was paid to our former non-executive directors.

Equity Awards

In the fiscal year ended December 31, 2025, 3,635,001 earnout shares was issued to Muse Limited (the company held by Mr. Alan Nan Wu, Executive Chairman of the Company). Please refer to Note 20 Share-Based Compensation for more details.

Employment Agreements

We have entered into employment agreements with the following executive officers.

Employment Agreement with Benjamin Bin Zhai

On May 9, 2025, the Company through its wholly-own subsidiary, ICONIQ Green and Mr. Zhai entered into an employment contract for Mr. Zhai’s services as the Chief Executive Officer of ICONIQ Green for a term of four years, commencing from May 13, 2025, with a base salary of US$20,000 per month. Mr. Zhai will be granted (i) 5,000,000 restricted Class B ordinary shares of the Company as of May 13, 2025 (the “Initial Grant”) pursuant to the 2022 Equity Incentive Plan of the Company (the “2022 Plan”) and (ii) up to 3,560,000 restricted Class B ordinary shares of the Company (together with the Initial Grant, the “Grants”) pursuant to the 2022 Plan upon achievement of certain key performance indicator and approval of the Board. 32% of granted shares will vest in a single batch six months after the grant date and the remaining 68% will vest in four equal annual installments of 17% each, with each installment vesting on the anniversary of the grant over four years, subject to Mr. Zhai’s continued service to the Company. However, if the granted shares have not been registered at the vesting date, such vesting date is automatically extended until 10 trading days after the registration of those shares with the Securities and Exchange Commission. Mr. Zhai has agreed to a non-compete and non-solicitation restriction for six months after the termination of the employment contract. The Employment Contact may be terminated by either party within a one-month advance written notice or immediately by ICONIQ Green in the event of Mr. Zhai’s breach of the employment contract or misconduct, negligence or breach of duty or trust. Mr. Zhai is entitled to payments on account of any end of service entitlement in line and payable under the UAE Labour Law 33 of 2021 and any amendments, notifications, and regulations thereof.

Employment Agreement with Alan Nan Wu

On March 1, 2022, Mr. Alan Nan Wu entered into a limited term employment contract with ICONIQ Green Technology FZCO, our wholly-owned subsidiary and Dubai headquarters entity, for Mr. Wu’s services as the Chief Executive Officer and Chairman of ICONIQ Green Technology FZCO for a term of three years from March 1, 2022 to February 28, 2025. Mr. Wu is entitled to wage in accordance with the regulations determined by Ministry of Human Resources & Emiratisation of UAE and participation in our employee stock ownership plan. The employment contract may be terminated by either party with a 30-day advance notice.

Employment Agreement with Howard Shixuan Yu

On March 1, 2022, Mr. Howard Shixuan Yu, our former Chief Technology Officer, entered into a limited term employment contract with ICONIQ Green Technology FZCO, our wholly-owned subsidiary and Dubai headquarters entity, for Mr. Yu’s services as the Chief Technology Officer of ICONIQ Green Technology FZCO for a term of three years from March 1, 2022 to February 28, 2025. Mr. Yu is entitled to wage in accordance with the regulations determined by Ministry of Human Resources & Emiratisation of UAE and participation in our employee stock ownership plan. The employment contract may be terminated by either party with a 30-day advance notice.

Employment Agreement with Huainan Liao

On February 21, 2023, Mr. Huainan Liao, our former Vice Chairman and Group Executive President, entered into a limited term employment contract with NWTN General Trading LLC, our wholly-owned subsidiary and Dubai headquarters entity, for Mr. Liao’s services as the Group Vice Chairman and Group Executive President of NWTN General Trading LLC for a term of two years from February 21, 2023 to February 20, 2025. Mr. Liao is entitled to wage in accordance with the regulations determined by Ministry of Human Resources & Emiratisation of UAE and participation in our employee stock ownership plan. The employment contract may be terminated by either party with a 30-day advance notice.

Employment Agreement with Adrian Wong

On July 3, 2025, Mr. Adrian Wong entered into a limited term employment contract with ICONIQ Green Technology FZCO, our wholly-owned subsidiary and Dubai headquarters entity, for Mr. Wong’s services as the Chief Financial Officer of the Company for a term of four years from July 3, 2025. Mr. Wong is entitled to wage in accordance with the regulations determined by Ministry of Human Resources & Emiratisation of UAE and participation in our employee stock ownership plan. The employment contract may be terminated by either party with a one-month advance notice.

Employment Agreement with John Chaoyin Xie

On July 3, 2025, Mr. John Chaoyin Xie entered into a limited term employment contract with ICONIQ Green Technology FZCO, our wholly-owned subsidiary and Dubai headquarters entity, for Mr. Xie’s services as the Chief Operating Officer of the Company for a term of four years from July 3, 2025. Mr. Xie is entitled to wage in accordance with the regulations determined by Ministry of Human Resources & Emiratisation of UAE and participation in our employee stock ownership plan. The employment contract may be terminated by either party with a one-month advance notice.

2022 Equity Incentive Plan

Our 2022 Equity Incentive Plan, which we refer to herein as the “2022 Plan,” became effective upon the Closing of the Business Combination. The 2022 Plan allows us to provide equity awards as part of our compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote our business and increase shareholder value. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2022 Plan may determine, as further described below.

Certain Key Plan Provisions

The 2022 Plan will continue until terminated by our board of directors or any committee authorized by the board of directors.

The 2022 Plan provides for the grant of stock options, both incentive stock options and non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards.

42,845,000 Class B ordinary shares equal to fifteen percent (15%) of the aggregate number of our ordinary shares issued and outstanding immediately after the Closing are authorized for issuance pursuant to awards under the 2022 Plan.

The 2022 Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the lesser of (i) a number equal to 1.5% of the aggregate number of shares of our ordinary shares outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as is determined by our board. The automatic share reserve feature and any provisions that are or would create a “formula” plan for purposes of the Nasdaq listing requirements will operate only until the ten-year anniversary of the earlier of the initial adoption of the 2022 Plan by our board or the approval of the 2022 Plan by our shareholders, and therefore no automatic share reserve increase will be added after the increase on the first day of our 2032 fiscal year.

The 2022 Plan is administered by our board of directors or any authorized by our board.

Summary of the 2022 Plan and Implementation Status

The following paragraphs provide a summary of the principal features of the 2022 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2022 Plan and is qualified in its entirety by the specific language of the 2022 Plan.

Eligibility

The 2022 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any of our parent and subsidiary corporations’ employees, and the grant of non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to our employees, directors and consultants and employees, directors and consultants of any of our parents or subsidiaries.

For the avoidance of doubt, the administrator may grant awards to any of the foregoing service providers, including individuals who may be considered “related parties” under the Listing Rules of Nasdaq, including as consideration in a transaction or series of related transactions in which a related party has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in our company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions.

Authorized Shares

Subject to the adjustment provisions contained in the 2022 Plan and the evergreen provision described below, a total of Class B ordinary shares equal to fifteen percent (15%) of the aggregate number of ordinary shares issued and outstanding immediately after the Closing is reserved for issuance pursuant to the 2022 Plan. The number of shares available for issuance under the 2022 Plan also includes an automatic annual increase, or the evergreen feature, on the first day of each of our fiscal years, beginning with fiscal year 2023 and ceasing as described below, equal to the lesser of:

•        a number of shares equal to 1.5% of the total number of all outstanding shares of all classes of ordinary shares as of the last day of the immediately preceding fiscal year; or

•        such number of shares as our board may determine.

The evergreen feature and any provisions that are or would create a “formula” plan for purposes of the Nasdaq listing requirements will operate only until the ten year anniversary of the earlier of the initial adoption of the 2022 Plan by our board or the approval of the 2022 Plan by our shareholders, and therefore no automatic share reserve increase under the evergreen feature will be added after the increase on the first day of our 2031 fiscal year. Shares issuable under the 2022 Plan may be authorized, but unissued, or reacquired Class B ordinary shares. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below, and other than to the extent the exchange program includes an exchange or transfer of previously granted restricted stock), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or, for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2022 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2022 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan. Shares that actually have been issued under the 2022 Plan under any award will not be returned to the 2022 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2022 Plan. Shares subject to an award (other than a restricted stock award) withheld to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to such award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2022 Plan) will become available for future grant or sale under the 2022 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2022 Plan. Subject to the capitalization adjustment provisions included in the 2022 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal to the aggregate number of Class B ordinary shares reserved for issuance under the 2022 Plan pursuant to the “Shares Subject to the Plan” section, plus the Class B ordinary shares that become available for issuance under the 2022 Plan pursuant to the annual evergreen feature.

In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation or any successor or replacement accounting standard) that causes the per share value of a Class B ordinary share to change, such as a stock dividend, share split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the administrator of the 2022 Plan, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2022 Plan, will adjust the number and class of shares that may be delivered under the 2022 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2022 Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation, such equitable adjustments described in the foregoing sentence may be made to the extent and in a manner as determined to be appropriate and equitable by the administrator to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan. In either case, the decision of the administrator regarding any such adjustment shall be final, binding and conclusive.

Plan Administration

Our board of directors or any committee authorized by our board will have authority to administer the 2022 Plan. In addition, to the extent it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, the committee and such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including but not limited to, the power to determine the fair market value of Class B ordinary shares, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2022 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. For the avoidance of doubt under the Nasdaq listing rules, the administrator has authority to grant awards under the 2022 Plan to any eligible individual, which awards may cover in excess of five percent (5%) of the number of all our classes of ordinary shares and/or five percent (5%) of the voting power of Robo.ai outstanding before the issuance of the applicable award. The administrator has the power, to the extent permitted by applicable laws, to delegate functions to subcommittees comprised of members of our board or other individuals satisfying applicable laws (which may include employees). Without obtaining the consent of the applicable participant or approval by our shareholders, the administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2022 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2022 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the 2022 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and other parties and will be given the maximum deference permitted by applicable law.

Stock Options

Stock options may be granted under the 2022 Plan. Except with respect to substitute awards granted in connection with certain corporate transactions, the per share exercise price of options granted under the 2022 Plan must be equal to at least 100% of the fair market value of a Class B ordinary share on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Robo.ai Inc.’s (or any of our parents’ or subsidiaries’) outstanding shares, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of our Class B ordinary share on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, Class B ordinary shares or other shares of another class of our ordinary shares, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the vested portion of the option will remain exercisable for six months; if such cessation is due to termination of service for cause, the shares covered by the option (including both the vested and the unvested portion of the option) will immediately revert to the 2022 Plan on the date of such termination. In all other cases, in the absence of a specified time in an award agreement, the vested portion of the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of options. Until the ordinary shares are issued (as evidenced by the appropriate entry in our Register of Members or on our books or of our duly authorized transfer agent), the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above. The exercise of any option under the 2022 Plan shall be subject to Robo.ai Inc. having a sufficient number of authorized shares available to cover such exercise, including that our shareholders shall have approved, in accordance with applicable laws.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class B ordinary shares between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the vested stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the vested stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with Class B ordinary shares, or a combination of both. Except with respect to substitute awards granted in connection with certain corporate transactions, the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of Class B ordinary shares that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards, although the consideration paid by the recipient for the restricted stock will be at least the par value of the shares. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will be fully vested and will not be subject to any period of restriction or other vesting or restriction requirement or provision, and/or that consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2022 Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one Class B ordinary share. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment, although the consideration paid by the recipient for payment of the restricted stock units will be at least the par value of the shares to be paid to the individual. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals

(including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2022 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or shares. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2022 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both, as set forth in the award agreement. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors

All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan provides that in any given fiscal year, no outside director may be granted any equity awards (including equity awards under the 2022 Plan) (the value of which will be based on their grant date fair value) and be provided any cash retainers for service as an outside director in amounts that, in the aggregate, exceed $750,000, provided that in the fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2022 Plan will be determined according to U.S. GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or prior to the effective date of our Registration Statement on Form 8-A, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2022 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2022 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of Robo.ai Inc., the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2022 Plan provides that in the event of a merger of Robo.ai Inc. with or into another corporation or entity or a “change in control” (as defined in the 2022 Plan), each outstanding award will be treated as the administrator (as constituted prior to the merger or change in control) determines, without a participant’s consent. The administrator may provide that awards granted under the 2022 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration, or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to an outside director while such individual was an outside director that, in the event of a change in control, are assumed or substituted for equity awards of the acquirer, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise outstanding options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which otherwise would not be vested or exercisable, all restrictions on other outstanding awards will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement, a Robo.ai policy related to director compensation, or other written agreement authorized by the administrator.

Forfeiture and Clawback

Awards will be subject to any clawback policy adopted by us and in effect as of the date of grant or any clawback policy of which we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to us or reimburse us for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The 2022 Plan will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten-year anniversary of the earlier of the adoption of the 2022 Plan by our board or the approval of the 2022 Plan by our shareholders, and the evergreen feature of the 2022 Plan will terminate on the ten-year anniversary of the earlier of the adoption of the 2022 Plan by our board or the approval of the 2022 Plan by our shareholders. In addition, the administrator will have the authority to amend, suspend, or terminate the 2022 Plan or any part of the 2022 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

2026 Equity Incentive Plan

Our 2026 Equity Incentive Plan, which we refer to herein as the “2026 Plan,” became effective upon the Board approval on February 27, 2026. The 2026 Plan is materially the same as the 2022 Plan, except for the major revisions on authorized shares described below.

Subject to the adjustment provisions and the evergreen provision in the 2026 Plan, a total of Class B ordinary shares equal to fifteen percent (15%) of the aggregate number of ordinary shares issued and outstanding as of February 27, 2026 plus a number of Class A ordinary shares equal to fifty percent (50%) of the aggregate number of ordinary shares issued and outstanding as of February 27, 2026 are reserved for issuance pursuant to the 2026 Plan.

2026 Equity Incentive Plan (2)

Our 2026 Equity Incentive Plan (2), which we refer to herein as the “2026 EIP (2),” became effective upon the Board approval on June 8, 2026. The 2026 Plan is materially the same as the 2026 Plan, except for the major revisions on authorized shares described below.

Subject to the adjustment provisions and the evergreen provision in the 2026 EIP (2), a total of Class B ordinary shares equal to twenty percent (20%) of the aggregate number of ordinary shares issued and outstanding as of June 8, 2026 plus a number of Class A ordinary shares equal to fifteen percent (15%) of the aggregate number of ordinary shares issued and outstanding as of June 8, 2026 are reserved for issuance pursuant to the 2026 Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2022 Plan and the 2026 Plan. There can be no assurance that those laws and regulations will not change in the future (including retroactively). The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Incentive Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code, except for purposes of the alternative minimum tax with respect to option exercises. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.

Non-statutory Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a non-statutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received or any cash delivered to the participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income at the time the restrictions (if any) constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units and Performance Awards

There generally are no immediate tax consequences of receiving an award of restricted stock units or a performance award. A participant who is granted restricted stock units or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued and the amount of any cash paid to such participant at the time of settlement of the award following vesting. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A; Section 457A

Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature granted under the 2022 Plan and the 2026 Plan to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income (including amounts payable under any aggregate arrangements), as well as interest on such deferred compensation. In addition, Section 457A of the Code generally provides that any compensation that is deferred under a nonqualified deferred compensation plan sponsored by certain entities that are considered to be a nonqualified entity is includible in gross income when there is no substantial risk of forfeiture of the rights to such compensation.

Medicare Surtax

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of our ordinary shares issued pursuant to awards under the 2022 Plan and the 2026 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect

We generally will be entitled to a tax deduction in connection with an award under the 2022 Plan and the 2026 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-statutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain current and former “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

The foregoing is only a summary of the effect of U.S. federal income taxation upon participants and ROBO.AI with respect to awards under the 2022 plan. It does not purport to be complete and does not discuss the impact of employment or other tax requirements, the tax consequences of a participant’s death, or the provisions of the income tax laws of any municipality, state, or non-U.S. jurisdiction in which the participant may reside.

PRINCIPAL SHAREHOLDERS

The following tables show the beneficial ownership of ordinary shares as of July 10, 2026, by:

•        each person known by us to beneficially own more than 5% of the outstanding ordinary shares;

•        each of our named executive officers and directors; and

•        all of our named executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any ordinary shares as to which the holder has sole or shared voting power or investment power and also any ordinary shares which the holder has the right to acquire within 60 days of July 10, 2026 through the exercise of any option, conversion or any other right. As of July 10, 2026, there were 173,131,207 ordinary shares issued and outstanding, consisting of 8,817,501 Class A ordinary shares and 164,313,706 Class B ordinary shares. Each Class A ordinary share is convertible into one (1) Class B ordinary share at any time at the option of the holder of such Class A ordinary share. Each Class A ordinary share is entitled to twenty-five (25) votes, while each Class B ordinary share is entitled to one vote.

Unless otherwise noted, the business address of each beneficial owner is c/o Meydan Grandstand, 6th floor, Meydan Road, Nad Al Sheba, Dubai, UAE.

The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of July 10, 2026:

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares Beneficially Owned	% of Class	Number of Class B Ordinary Shares Beneficially Owned	% of Class	% of Total Voting Power
Directors and Executive Officers
Alan Nan Wu(1)	8,817,501	100%	448,782	*	57.4
Benjamin Bin Zhai	—	—	195,000	*	*
Elizabeth Ching Yee Chung	—	—	5,708	*	*
Jin He	—	—	5,708	*	*
Yehong Ji	—	—	18,796	*	*
Adrian Wong	—	—	97,500	*	*
John Chaoyin Xie	—	—	39,000	*	*
All executive officers and directors as a group	8,817,501	100%	810,494	*	57.5
Five Percent Holders
AETHERON AI LIMITED(2)			104,097,957	63.4	27.1
Philip Zhang-Zhan(3)			10,245,902	6.2	2.7
Chi-Ting Chuang(4)			9,221,312	5.6	2.4

____________

Notes:

*        Less than 1% of the total number of outstanding ordinary shares.

(1)      Represents 440,160 Class B ordinary shares held of record by Alan Nan Wu and 8,622 Class B ordinary shares held of record by MUSE LIMITED. MUSE LIMITED is a company incorporated under the laws of British Virgin Islands, wholly owned by Alan Nan WU, Executive Chairman of our board of directors, with its business address at Sea Meadow House, P.O. Box 116 Road Town, Tortola, British Virgin Islands. Mr. Wu may be deemed to beneficially own the shares held by MUSE LIMITED and has sole voting and dispositive power over all shares reported herein.

(2)      Represents 104,097,957 Class B ordinary shares held of record by AETHERON AI LIMITED. AETHERON AI LIMITED is a company incorporated under the laws of the British Virgin Islands. AETHERON AI LIMITED has sole voting and dispositive power over all shares reported herein. The business address of AETHERON AI LIMITED is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(3)      Represents 10,245,902 Class B ordinary shares held of record by Philip Zhang-Zhan. Philip Zhang-Zhan is a shareholder of QC CAPITAL LIMITED, a company incorporated under the laws of the British Virgin Islands. Philip Zhang-Zhan has sole voting and dispositive power over all shares reported herein. The business address of QC CAPITAL LIMITED is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(4)      Represents 9,221,312 Class B ordinary shares held of record by Chi-Ting Chuang. Chi-Ting Chuang is a shareholder of QC CAPITAL LIMITED, a company incorporated under the laws of the British Virgin Islands. Chi-Ting Chuang has sole voting and dispositive power over all shares reported herein. The business address of QC CAPITAL LIMITED is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

Record Holders

As of July 10, 2026, we had 2 holder of record of our Class A ordinary shares and 82 holders of record of our Class B ordinary shares. The number of holders of record and the shares they held is based exclusively upon the certified shareholder list provided by our transfer agent and does not address whether a share or shares may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of a share or shares in the Company.

SELLING SHAREHOLDER

The Class B ordinary shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon conversion or otherwise pursuant to the terms of the Notes. For additional information regarding the issuance of the SPA Notes, see “Prospectus Summary — Recent Developments — Recent Investment from Global Institutional Investors — Convertible Note Facility.” We are registering the Class B ordinary shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except for the entry into, and ownership of the SPA Notes issued pursuant to, the Securities Purchase Agreement, and the entry into and the receipt of Class B ordinary shares issuable pursuant to the EPFA, neither the Selling Shareholder nor its affiliates have had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ordinary shares held by the Selling Shareholder. The second column lists the number of ordinary shares beneficially owned by the Selling Shareholder, based on its respective ownership of ordinary shares and SPA Notes, as of July 10, 2026.

The third column lists the Class B ordinary shares being offered by this prospectus by the Selling Shareholder and does not take into account any beneficial ownership limitations on conversion of the Notes set forth therein.

In accordance with the terms of registration rights agreements with the Selling Shareholder, this prospectus generally covers the resale of the Class B ordinary shares issuable upon conversion or otherwise pursuant to the terms of the Notes in the aggregate principal amount of US$13.0 million, based on a conversion premium of 110% and the current floor price of the Third Note of US$0.64. This prospectus also covers any additional Class B ordinary shares that may become issuable by reason of share splits, share dividends, or other anti-dilution events described in the Notes. The number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the Class B ordinary shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Notes, the Selling Shareholder may not convert any portion of a Note, to the extent that, after giving effect to such conversion, it (together with certain of its affiliates and other related parties) would beneficially own in excess of 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion. The number of shares in the second column reflects this limitation. The Selling Shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Robo.ai Class B Ordinary Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Robo.ai Class B Ordinary Shares to be Sold Pursuant to this Prospectus	Robo.ai Class B Ordinary Shares Beneficially Owned After the Offering(2)
	Number		Percent		Number	Percent
JAK Mobility Ventures II LLC(3)	625,000	(4)	0.38%	22,343,750	0	0%

____________

*        Represents less than 1%

(1)      Applicable percentage ownership is based on 164,313,706 Class B ordinary shares outstanding as of July 10, 2026.

(2)      Represents the number of Class B ordinary shares that will be held by the Selling Shareholder after completion of this offering based on the assumptions that (a) all Class B ordinary shares underlying the Notes covered by this prospectus are sold and (b) no other Class B ordinary shares are acquired or sold by the Selling Shareholder prior to completion of this offering. However, the Selling Shareholder may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of ordinary shares that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)      JAK Mobility Ventures II LLC (“JAK Mobility”) is managed by ATW Partners Opportunities Management LLC (the “Adviser”). Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Adviser (the “Managing Members”). JAK Mobility, the Adviser and the Managing Members may be deemed to have shared voting and dispositive power with respect to the securities beneficially owned by JAK Mobility and each of JAK Mobility, the Adviser and the Managing Members disclaim beneficial ownership of the Company’s securities reported herein. The business address of each of the foregoing entities and individuals is c/o ATW Partners Opportunities Management LLC, ONE PENN, 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

(4)      Represents Class B ordinary shares issuable to JAK Mobility upon conversion of the Third Note, based on the current conversion price of $3.20 as of July 10, 2026.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Business Combination and Related Transactions

On November 11, 2022 (the “Closing Date”), pursuant to the Business Combination Agreement dated as of April 15, 2022, as amended on September 28, 2022, by and among Robo.ai Inc. (formerly known as NWTN Inc.), East Stone, Purchaser Representative, First Merger Sub, Second Merger Sub, and ICONIQ, the parties consummated the mergers of (a) the First Merger Sub merging with and into ICONIQ, with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Robo.ai Inc., and (b) the Second Merger Sub merging with and into East Stone, with East Stone surviving the Second Merger as a wholly-owned subsidiary of Robo.ai Inc., as well as the other transactions contemplated by the Business Combination Agreement. As a result of the Business Combination, Robo.ai Inc. currently owns 100% of the outstanding ordinary shares of ICONIQ.

Pursuant to the Business Combination Agreement, immediately prior to the Closing of the Business Combination, all of the Class A ordinary shares of ICONIQ that were issued and outstanding immediately prior to the First Merger were cancelled and converted into an aggregate of 32,715,010 Class A ordinary shares of Robo.ai Inc., and all of the Class B ordinary shares of ICONIQ that were issued and outstanding immediately prior to the First Merger were cancelled and converted into an aggregate of 207,314,707 Class B ordinary shares of Robo.ai Inc.

On the Closing Date, the following securities issuances were made by Robo.ai Inc. to East Stone’s securityholders: (i) each outstanding ordinary share of East Stone was cancelled and converted automatically into the right to receive one Class B ordinary share of Robo.ai Inc.; (ii) each outstanding warrant (including public warrant and private warrant) of East Stone was converted into a warrant to purchase the same number of Robo.ai Inc.’s Class B ordinary shares at the same exercise price and for the same exercise period; (iii) each outstanding right of East Stone was automatically converted into one-tenth of one Class B ordinary share of Robo.ai Inc.

Additionally, pursuant to the Subscription Agreements with the PIPE Investors, the PIPE Investors received an aggregate of 38,986,354 Class B ordinary shares for a purchase price at $10.26 per share for an aggregate purchase price of $400 million.

Employment Agreements

See “Management — Employment Agreements.”

Share Incentives

See “Management — Share Incentive Plan.”

Other Related Party Transactions

The table below sets forth the related parties and their relationships with the Group:

No.	Name of Related Parties	Relationship
1	ICONIQ (Tianjin) New Energy Technology Research Institute (“ICONIQ Institute”)	Controlled by the Company’s Executive Chairman, Mr. Alan Nan Wu (100%)
2	Shenzhen Yinghehuicheng Investment Center (Limited Partnership) (“Shenzhen Yinghehuicheng”)	A company controlled by a shareholder of the Company, and also a non-controlling shareholder of Tianqi Group
3	Tianjin Tuoda Enterprise Management Service Co., Ltd. (“Tianjin Tuoda”)	A company controlled by a group of shareholders of the Company, and also a non-controlling shareholder of Tianqi Group
4	Mr. Alan Nan Wu	Shareholder and Executive Chairman of the Company
5	Vision Path Holdings Limited (“Vision Path”)*	Shareholder of the Company
6	Shanghai OBS Culture and Technology Co., Ltd. (“Shanghai OBS”)	A company in which the Group holds a 20% equity interest. Mr. Aaron Huainan Liao, the Company’s Vice Chairman & Executive Global President, is the Chief Executive Officer of Shanghai OBS.
7	Al Ataa	Shareholder of the Company
8	Muse Limited	A company 100% held by Mr. Alan Nan Wu

No.	Name of Related Parties	Relationship
9	Mr. Benjamin Zhai	Chief Executive Officer and Executive Director of the Company
10	My Car (Shenzhen) Technology Co., Ltd. (“My Car”)	A company which Mr. Alan Nan Wu held 25.3% and nil equity interest as of June 26, 2023 and June 30, 2023, respectively
11	Long Hope Holdings Limited (Long Hope)*	Shareholder of the Company

____________

*        Vision Path and Long Hope were added as additional guarantors and jointly undertook joint and several guarantee obligations in respect of the Puluo Debt. See Note 26 Commitments and Contingencies to our consolidated financial statements in this prospectus for details.

The Group had the following significant related party transactions for the years ended December 31, 2025, 2024, and 2023:

	For the years ended December 31,
Nature	2025	2024	2023
Expense paid by a related party on behalf of the Group
– Mr. Benjamin Zhai(i)	$205	$—	$—
– Mr. Alan Nan Wu(ii)	—	(54)	(53)
Technical service provided by a related party
– Shanghai OBS	—	—	380
Loan proceeds from related parties
– Mr. Benjamin Zhai(i)	95	—	—
– Mr. Alan Nan Wu(ii)	1,034	—	—
Repayments to a related party
– Mr. Alan Nan Wu(ii)	188	480	4,658
Repayments of Mr. Nan Wu loan by Tianjin Tuoda
– Mr. Alan Nan Wu(iii)	—	—	1,592
Loan to related parties
– Shanghai OBS	16	63	—
– Tianjin Tuoda(iii)	95	—	15,679
Interest expenses of loan from a related party
– Mr. Benjamin Zhai(i)	150	—	—
Accrued financial expenses to PIPE Investor
– Al Ataa (see Note 9 PIPE escrow account for details)	—	(36,137)	(30,000)
Share-based compensation
– Muse Limited (see Note 20 share-based compensation for details)	—	—	23,338
– Vision Path (see Note 20 share-based compensation for details)	32,560	—	—
– Long Hope (see Note 20 share-based compensation for details)	$13,600	$—	$—

The Group had the following related party balances with the related parties mentioned above:

	As of December 31,
	2025	2024
Amounts due from related parties:
– Tianjin Tuoda(iii)	$14,326	$13,662
– Mr. Alan Nan Wu(ii)	287	1,569
– Shanghai OBS	81	62
– The Pledgor (see Note 9 PIPE escrow account for details)	60,000	60,000
Subtotal	$74,694	$75,293
Less: Allowance for expected credit loss (see Note 9 PIPE escrow account for details)	(74,694)	(75,293)
Amount due from related parties, net	$—	$—

Amounts due to related parties, current:
– Vision Path(iv)	$4,855	$4,651
– Shenzhen Yinghehuicheng	672	644
– Mr. Benjamin Zhai(i)	450	—
Total	$5,977	$5,295

____________

(i)      On April 16, 2025, the Group entered into a loan agreement with the Mr. Benjamin Zhai, pursuant to provide a loan in the principal amount of US$300. The loan has a term of 12 months from the date the funds are received by the Group. Under the terms of the agreement, the Company is required to repay a total amount of US$450 upon maturity, representing principal of US$300 and total interest of US$150. The effective annual interest rate is approximately 50%. Of the total loan proceeds, approximately US$95 was remitted directly to the Group, and the remaining US$205 was paid by Mr. Benjamin Zhai on behalf of the Group to settle audit service fees.

(ii)     In 2022, My Car paid loan and expenses on behalf of the Group totaled US$5.5 million, which were interest-free and repayable on demand, and the Group repaid US$5.8 million. The Group provided loan to My Car of US$1.5 million which was transferred to Mr. Nan Wu from My Car, as a result, the balance of amounts due from My Car as of December 31, 2025 and 2024 was nil.

In 2022, Mr. Nan Wu paid loan and expenses on behalf of the Group totaled US$3.8 million, net off the expenses the Group paid for Mr. Nan Wu. Mr. Nan Wu also provided interest-free loans of US$2.9 million to the Group for ordinary operations in 2022, which was repayable on demand. In 2023, the Group had repaid the amount in full to Mr. Alan Nan Wu.

In 2024, the Group made repayments to Mr. Nan Wu of US$0.5 million. In 2025, the Group received interest-free loans of US$1.0 million from Mr. Nan Wu and made repayments of US$0.2 million.

(iii)    In April 2022, Tianjin Tuoda and the Group entered into a financing service agreement that Tianjin Tuoda would provide financing service for a 6.5% commission fee. In 2022, a PIPE amounted to US$200 million wired into the Group as permanent equity, which was associated with Tianjin Tuoda’s financing service. As a result, the commission fee payable to Tianjin Tuoda was US$13 million, which was recognized as additional paid-in capital in the consolidated financial statements.

The Group paid US$6.1 million of expenses on behalf of Tianjin Tuoda, of which US$3,792 remained due to Tianjin Tuoda as of December 31, 2022.

During the six months ended June 30, 2023, the Group provided interest-free loans totaled US$1.6 million to Tianjin Tuoda to support its normal operations, which was repayable on demand. In June 2023, the Group’s claim on Tianjin Tuoda was transferred to Mr. Alan Nan Wu, resulting in the balance of amounts due from Tianjin Tuoda was nil, and the balance of amounts due from Mr. Alan Nan Wu was US$320 as of June 30, 2023.

In the second half of 2023, the Group continued to provide a series interest-free loans amounting to US$15.7 million to Tianjin Tuoda to support its normal operations. In 2025, the Group continued to provide a series interest-free loans amounting to US$0.1 million to Tianjin Tuoda. As of December 31, 2025 and 2024, US$14.3 and US$13.7 million remains outstanding.

(iv)    In August 2022, Vision Path, the Group and Hainan Union Management Co., Ltd (“Hainan Union”) entered into a share transfer agreement. Under the agreement, Vision Path would sell its shares of the Group to Hainan Union with an amount of US$5.0 million and provided the amount to the Group as an interest-free loan for two years to support the Group’s normal operations. Among them, US$3.0 million would be due on August 24, 2024 and the rest would be due on September 27, 2024. In 2025, the Group negotiated with Vision Path and consented to have an extension of payment of the total loan to extend the repayment date to December 31, 2026. As of December 31, 2025 and 2024, US$4.7 million is due and in default and the Group does not make any payment to Vision Path.

As of December 31, 2025, the Group recorded full credit losses for amounts due from related parties based on the management’ estimation of the collectability.

TAXATION

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of Robo.ai Inc. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies save for those which hold interests in land in the Cayman Islands. An instrument of transfer in respect of a warrant or Robo.ai Inc. ordinary shares is stampable if executed in or brought into the Cayman Islands.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act

(As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), Robo.ai Inc. (the “Company”) has obtained an undertaking from the Financial Secretary that:

(1)    no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company or its operations; and

(2)    no tax be levied on profits, income gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by the Company:

(a)     on or in respect of the shares, debentures or other obligations of the Company; or

(b)    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

The undertaking for the Company is for a period of 20 years from April 28, 2026.

British Virgin Islands

Our subsidiaries incorporated in the British Virgin Islands are not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Dubai

Our subsidiaries incorporated in Dubai are currently not subject to taxation in Dubai, as companies operating in the designated free zones of the UAE and not conducting business activities in the UAE mainland are exempt from corporate taxes or customs duty. See also “Risk Factors — Risks Relating to the Regions in Which We Operate — Uncertainties with respect to the UAE legal system and changes in laws and regulations in the UAE, including with respect to licenses, approvals and taxes, could adversely affect our business.”

Hong Kong

Our subsidiaries incorporated in Hong Kong are subjected to Hong Kong profits tax. With effect from April 1, 2018, a two-tiered profits tax rate regime applies. The profits tax rate for the first HKD 2 million of corporate profits is 8.25%, while the standard profits tax rate of 16.5% remains for profits exceeding HKD 2 million. If no election has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to standard profits tax rate. Because the preferential tax treatment is not elected by the Company, the subsidiary registered in Hong Kong is subject to income tax at a rate of 16.5%.

We did not recognize any income tax benefit for the years ended December 31, 2023, 2024, and 2025.

We do not file combined or consolidated tax returns, therefore, losses from individual subsidiaries of the Company may not be used to offset other subsidiaries’ earnings within the Company. Valuation allowance is considered on each individual subsidiary basis. Full valuation allowance had been provided as of December 31, 2023, 2024, and 2025, respectively, in respect of all deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

Material United States Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the ownership and disposition of our Class B ordinary shares and warrants. This discussion applies only to Class B ordinary shares and warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of Class B ordinary shares and warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Robo.ai has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below. The One Big Beautiful Bill Act (OBBBA), enacted on July 4, 2025, made significant changes to the U.S. international tax rules, including renaming “global intangible low-taxed income” (GILTI) as “net CFC tested income” (NCTI) and renaming “foreign-derived intangible income” (FDII) as “foreign-derived deduction eligible income” (FDDEI), effective for taxable years beginning after December 31, 2025, and we cannot assure investors as to the impact of these changes on U.S. Holders. Robo.ai Inc. has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities;

•        traders in securities that elect to mark to market interested party transactions that require shareholder approval;

•        tax-exempt organizations or governmental organizations;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding ordinary shares and/or warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to ordinary shares and/or warrants, as the case may be, being taken into account in an applicable financial statement;

•        persons that actually or constructively own 5% or more (by vote or value) of the ordinary shares;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. Holders having a functional currency other than the U.S. dollar;

•        persons who hold or received ordinary shares and/or warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Class B ordinary shares and/or warrants, as the case may be, that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or;

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Class B ordinary shares and/or warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO HOLDERS OF CLASS B ORDINARY SHARES AND WARRANTS WILL DEPEND ON EACH HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF CLASS B ORDINARY SHARES AND WARRANTS.

U.S. Holders

Distributions on Class B Ordinary Shares

If Robo.ai Inc. makes distributions of cash or property on the Class B ordinary shares, the gross amount of such distributions (including any amount of foreign taxes withheld) will be treated for U.S. federal income tax purposes first as a dividend to the extent of Robo.ai Inc.’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Robo.ai Inc. does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•        either (a) the shares are readily tradable on an established securities market in the United States, or (b) Robo.ai Inc. is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•        Robo.ai Inc. is neither a PFIC (as discussed below “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Robo.ai Inc.’s in any taxable year in which the dividend is paid or the preceding taxable year;

•        the U.S. Holder satisfies certain holding period requirements; and

•        the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

It is not expected that Robo.ai Inc. will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. In addition, there also can be no assurance that Class B ordinary shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, Robo.ai Inc. will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Class B ordinary shares. Subject to certain exceptions, dividends on Class B ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Robo.ai Inc. with respect to the Class B ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Class B Ordinary Shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Class B ordinary shares or warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such ordinary shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Class B ordinary shares or warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Class B ordinary shares and/or warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class B ordinary share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in Class B ordinary shares received upon exercise of the warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant received therefore and the exercise price. The U.S. Holder’s holding period for a Class B ordinary share received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Class B ordinary shares received would equal the U.S. Holder’s basis in the warrants exercised therefore. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Class B ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class B ordinary shares would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Class B Ordinary Shares and Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of ordinary shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class B ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the warrants deemed exercised and (ii) the exercise price of such warrants. A U.S. Holder’s holding period for the Class B ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of Class B ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed under “Description of Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a warrant would, however, be treated as receiving a constructive distribution from Robo.ai Inc. if, for example, the adjustment increases the holder’s proportionate interest in Robo.ai Inc.’s assets or earnings and profits (for instance, through an increase in the number of Class B ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Class B ordinary shares which is taxable to the holders of such shares as described under “— Distributions on Class B Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from Robo.ai Inc. equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Class B ordinary shares could be materially different from that described above, if Robo.ai Inc. is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•        at least 75% of its gross income for such year is passive income; or

•        at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Robo.ai Inc. will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Robo.ai Inc. owns, directly or indirectly, 25% or more (by value) of the stock.

Based on the current and anticipated composition of the income, assets and operations of Robo.ai Inc. and its subsidiaries, there is a risk Robo.ai Inc. may be treated as a PFIC for the current taxable year. However, there can be no assurances in this regard, nor can there be any assurances that Robo.ai Inc. will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Robo.ai Inc. can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Robo.ai Inc. or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether Robo.ai Inc. or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Robo.ai Inc.’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Changes in the composition of Robo.ai Inc.’s or any of its subsidiaries’ income or composition of Robo.ai Inc.’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if Robo.ai Inc. were considered a PFIC at any time that a U.S. Holder owns ordinary shares or warrants, Robo.ai Inc. would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Class B ordinary shares or warrants at their fair market value on the last day of the last taxable year in which Robo.ai Inc. is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Class B ordinary shares or warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Robo.ai Inc. subsequently becomes a PFIC.

For each taxable year that Robo.ai Inc. is treated as a PFIC with respect to a U.S. Holder’s Class B ordinary shares or warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Class B ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Class B ordinary shares will be treated as excess distributions. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Class B ordinary shares;

•        the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Robo.ai Inc. is a PFIC, will be treated as ordinary income; and

•        the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Class B ordinary shares or warrants cannot be treated as capital gains, even though the U.S. Holder holds the Class B ordinary shares or warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Robo.ai Inc. may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Robo.ai Inc. does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Robo.ai Inc.’s subsidiaries.

If Robo.ai Inc. is a PFIC, a U.S. Holder of Class B ordinary shares (but not warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Class B ordinary shares only if Robo.ai Inc.

provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Robo.ai Inc. will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Class B ordinary shares in the event Robo.ai Inc. is treated as a PFIC for any taxable year. There can be no assurance, however, that Robo.ai Inc. will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of warrants will not be able to make a QEF election with respect to their warrants.

In the event Robo.ai Inc. is a PFIC, a U.S. Holder that makes a QEF election with respect to its Class B ordinary shares would generally be required to include in income for each year that Robo.ai Inc. is treated as a PFIC the U.S. Holder’s pro rata share of Robo.ai Inc.’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Class B ordinary shares. Any net deficits or net capital losses of Robo.ai Inc. for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the Class B ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the Class B ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Class B ordinary shares by a corresponding amount.

If Robo.ai Inc. owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Robo.ai Inc. providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the ordinary shares in which Robo.ai Inc. is a PFIC, then the Class B ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its Class B ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Class B ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its Class B ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its Class B ordinary shares to elect out of the Excess Distribution Rules discussed above if Robo.ai Inc. is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its Class B ordinary shares, such U.S. Holder will include in income for each year that Robo.ai Inc. is treated as a PFIC with respect to such Class B ordinary shares an amount equal to the excess, if any, of the fair market value of the Class B ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Class B ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Class B ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Class B ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class B ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Class B ordinary shares, as well as to any loss realized on the actual sale or disposition of the Class B ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. Holder’s basis in the Class B ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Robo.ai Inc. makes would generally be subject to the rules discussed above under “— Distributions on Class B Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of warrants will not be able to make a mark-to-market election with respect to their warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Class B ordinary shares, which are listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Class B ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Robo.ai Inc..

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Class B ordinary shares in which Robo.ai Inc. is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the Class B ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Class B ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Robo.ai Inc. is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

This section applies to Non-U.S. Holders of Class B ordinary shares and warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Class B ordinary shares or warrants that is not a U.S. Holder, including:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        a foreign corporation; or

•        a foreign estate or trust.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class B Ordinary Shares and Warrants to Non-U.S. Holders

Any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of Class B ordinary shares or (ii) gain realized upon the sale or other taxable disposition of ordinary shares and/or warrants generally will not be subject to U.S. federal income taxation unless:

•        the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•        in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders-Exercise or Lapse of a warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Class B ordinary shares and warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to distributions received by U.S. Holders of Class B ordinary shares, and the proceeds received on sale or other taxable disposition of Class B ordinary shares or warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any distributions with respect to Class B ordinary shares and proceeds from the sale, exchange, redemption or other disposition of Class B ordinary shares or warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s Class B ordinary shares or warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Distributions paid with respect to Class B ordinary shares and proceeds from the sale of other disposition of Class B ordinary shares or warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of our share capital includes a summary of specified provisions of our Amended and Restated Memorandum and Articles of. The rights of shareholders described in this section are available only to Robo.ai Inc.’s shareholders. For the purposes of this section, a “shareholder” means a person who holds shares of Robo.ai Inc.

General

The Fifth Amended and Restated Memorandum and Articles of Association authorizes the issuance of up to 25,000,000 Class A ordinary shares and 175,000,000 Class B ordinary shares, each of US$0.002 par value per share.

Ordinary Shares

The holders of Class B ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders, while the holders of Class A ordinary shares are entitled to twenty-five (25) votes.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the votes cast at an annual meeting for the election of directors can elect all of the directors to be elected at such general meeting.

Each Class A ordinary share will be convertible into one (1) Class B ordinary share (as adjusted for share splits, share combinations and similar transactions) at the option of the holder thereof. Class B ordinary shares will not be convertible into Class A ordinary shares under any circumstances. Holders of Class B ordinary shares do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Class B ordinary shares.

Alan Nan WU controls the voting power of all of the outstanding Class A ordinary shares. Although Alan Nan WU controls the voting power of all of the outstanding Class A ordinary shares, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class A ordinary shares by a holder thereof to any person which is not a Permitted Transferee (as defined below) of such holder, those shares will automatically and immediately convert into Class B ordinary shares. In addition, all Class A ordinary shares will automatically convert to Class B ordinary shares in other events described below. See “— Optional and Mandatory Conversion.”

Voting Rights

Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of the shareholders. In respect of all matters upon which holders of our ordinary shares are entitled to vote, each Class A ordinary share is entitled to twenty-five (25) votes and each Class B ordinary share is entitled to one (1) vote. At any meeting of shareholders, a resolution put to the vote of the meeting shall be decided by way of a show of hands and not by way of a poll, unless before, or on, the declaration of the result of the show of hands, a poll is duly demanded.

Class A ordinary shares and Class B ordinary shares vote together on all matters, except that we will not, without the approval of holders of a majority of the voting power of the Class A ordinary shares, voting exclusively and as a separate class:

•        increase the number of authorized Class A ordinary shares;

•        issue any Class A ordinary shares or securities convertible into or exchangeable for Class A ordinary shares, other than (i) to any Key Executive (as defined below) or their Affiliates (as defined below), or (ii) on a pro rata basis to all holders of Class A ordinary shares permitted to hold such shares under the Fifth Amended and Restated Memorandum and Articles of Association;

•        create, authorize, issue, or reclassify into, any preference shares in our capital or any shares in our capital that carry more than one (1) vote per share;

•        reclassify any Class A ordinary shares into any other class of shares or consolidate or combine any Class A ordinary shares without proportionately increasing the number of votes per Class A ordinary share; or

•        amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Fifth Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of Class A ordinary shares.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast at a meeting of shareholders, while a special resolution will require not less than two-thirds of votes cast at a meeting of shareholders. An ordinary resolution and a special resolution may also be passed by way of a unanimous resolution in writing of shareholders entitled to vote, with prior notice duly given.

Optional and Mandatory Conversion

Each Class A ordinary share will be convertible into one (1) Class B ordinary share (as adjusted for share splits, share combinations and similar transactions) at the option of the holder thereof. Class B ordinary shares will not be convertible into Class A ordinary shares under any circumstances.

Any number of Class A ordinary shares held by a holder thereof will automatically and immediately be converted into an equal number of Class B ordinary shares upon the occurrence of any of the following:

•        Any direct or indirect sale, transfer, assignment, or disposition of such number of Class A ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class A ordinary shares through voting proxy or otherwise to any person that is not a Permitted Transferee of such holder; or

•        The direct or indirect sale, transfer, assignment, or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Class A ordinary shares that is an entity to any person that is not a Permitted Transferee of the such holder.

Transfer of Ordinary Shares

Class A ordinary shares may be transferred only to a Permitted Transferee of the holder and any Class A ordinary shares transferred otherwise will be converted into Class B ordinary shares as described above. See “Optional and Mandatory Conversion.”

“Affiliate” means, with respect to a person, (i) any other person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person, including trusts, funds and accounts promoted, sponsored, managed, advised or serviced by such person (ii) if such person is an individual, his/her Family Member (as defined below) and Affiliates of such person and/or his/her Family Members; provided, that in the case of a Key Executive, the term Affiliate shall include such Key Executive’s Permitted Entities (as defined below), notwithstanding anything to the contrary contained herein.

A “Permitted Transferee” with respect to each holder of Class A ordinary shares, any or all of the following:

(a)     any Key Executive;

(b)    any Key Executive’s Affiliate;

(c)     Robo.ai Inc. or any of its subsidiaries;

(d)    in connection with a transfer as a result of, or in connection with, the death or incapacity of a Key Executive: any Key Executive’s Family Members, another holder of Class A ordinary shares, or a designee approved by majority of all directors, provided that in case of any transfer of Class A ordinary shares pursuant to clauses (b) through (c) above to a person who at any later time ceases to be a Permitted Transferee under the relevant clause, Robo.ai Inc. shall be entitled to refuse registration of any subsequent transfer of such Class A ordinary shares except back to the transferor of such Class A ordinary shares pursuant to clauses (b) through (c) (or to a Key Executive or his or her Permitted Transferees) and in the absence of such transfer back to the transferor (or to a Key Executive or his or her Permitted Transferees), the applicable Class A ordinary shares be subject to mandatory conversion as set out above.

“Key Executives” means Muse Limited, a company incorporated in the Cayman Islands, and Mr. Alan Nan WU, the sole shareholder of Muse Limited.

“Permitted Entity” means, with respect to any Key Executive:

(a)     any person in respect of which such Key Executive has, directly or indirectly: (i) control with respect to the voting of all the Class A ordinary shares held by or to be transferred to such person; (ii) the ability to direct or cause the direction of the management and policies of such person or any other person having the authority referred to in the preceding clause (a)(i) (whether by contract, as executor, trustee, trust protector or otherwise); or (iii) the operational or practical control of such person, including through the right to appoint, designate, remove or replace the person having the authority referred to in the preceding clauses (a)(i) or (ii);

(b)    any trust or estate planning entity (including partnerships, limited companies, and limited liability companies), that is primarily for the benefit of, or the ownership interests of which are controlled by, the Key Executive or its Affiliates and/or any persons controlled directly or indirectly controlled by such a trust or other trusts or estate planning entities described in this paragraph (b).

“Family Member” means, with respect to an individual, any of such individual’s former, current or future spouse, parent, step-parent, grandparent, step-grandparent, child, step-child, grandchild, step-grandchild, sibling, step-sibling, niece, nephew and in-laws, including adoptive relationships.

Warrants

Public and Private Warrants

Each warrant (other than the Representative’s Warrants, as defined and described below) represents the right to purchase one-half (1/2) of one Class B ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, until November 14, 2027. No public warrants are exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of such warrants and a current prospectus relating to such ordinary shares. Pursuant to the Amendment to Warrant Agreement that we entered into in connection with the consummation of the Business Combination, a copy of which is filed as Exhibit 4.3 to this registration statement, Robo.ai Inc. will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of such warrants is not effective within a specified period following the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period during which we have failed to maintain an effective registration statement, exercise warrants on a cashless basis in the same manner as if we had called the warrants for redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of our ordinary shares for the ten (10) trading days ending on the trading day prior to the date of exercise. The public warrants will become exercisable on the later of the Closing Date and 12 months from February 24, 2021 and will expire on the fifth (5th) anniversary of the Closing Date.

Our private warrants are identical to the public warrants, except that such private warrants are be exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and are not redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. In addition, for as long as the private warrants are held by I-Bankers or their respective designees or affiliates, they may not be exercised after February 19, 2025.

The Representative’s Warrants (as defined below) are identical to our public warrants, except that each Representative Warrant is exercisable to purchase one full Class B ordinary share at $12.00 per share. Such warrants are not redeemable for as long as they are held by I-Bankers or their respective designees or affiliates, and they may not be exercised after February 24, 2025.

We may call the warrants for redemption (excluding the private warrants and the Representative’s Warrants), in whole and not in part, at a price of $0.01 per warrant,

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” will mean the average reported last sale price of the ordinary shares traded in the form of Class B ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our Class B ordinary shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of Class B ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% (or such other amount specified by the holder) of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Representative’s Warrants

On February 24, 2020, East Stone issued an aggregate of 690,000 warrants of East Stone (“Representative’s Warrants”), exercisable at $12.00 per full share, to I-Bankers. and EarlyBird, in connection with their services as underwriters for East Stone’s initial public offiering (the “IPO”). In connection with the Closing of the Business Combination, each outstanding Representative’s Warrant was converted into one warrant of Robo.ai Inc. (formerly known as NWTN Inc.) that entitles the holder thereof to purchase one full Class B ordinary share of Robo.ai Inc. in lieu of one ordinary share of East Stone. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the IPO registration statement of East Stone and the closing of East Stone’s initial business combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five-year anniversary of the effective date of the registration statement.

The Representative’s Warrants and such shares purchased pursuant to the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 360 days immediately following the date of the effectiveness of the IPO registration statement of East Stone pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 360 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 360 days immediately following the effective date of the IPO registration statement of East Stone except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the IPO registration statement of East Stone with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the Representative’s Warrants. The exercise price and number of ordinary shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a share dividend, or Robo.ai Inc.’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price.

Dividends

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Tax Treaty

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income, withholding or corporation tax.

No Cayman Islands stamp duty is payable in respect of the issue of our ordinary shares or on an instrument of transfer in respect of our ordinary shares provided that the relevant documents are not executed in or brought to the Cayman Islands, or produced before a Cayman Islands court. However, as above, Cayman Islands stamp duty will be payable if an instrument of transfer is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

Anti-Takeover Provisions

Some provisions of Cayman Islands law and our Fifth Amended and Restated Memorandum and Articles of Association may have the effect of delaying, deterring or discouraging another party from acquiring control of our Company. Our Fifth Amended and Restated Memorandum and Articles of Association provide for a classified board of directors with three-year staggered terms as well as restrictions requiring the holders of shares together carrying at least ten per cent of the rights to vote at a shareholder meeting to be able to requisition a general meeting of shareholders. As a matter of Cayman Islands law, any resolutions in writing must be passed unanimously.

These provisions of our Fifth Amended and Restated Memorandum and Articles of Association and Cayman Islands law could delay the ability of shareholders to change the membership of a majority of its board, force shareholder action to be taken at an annual meeting or an extraordinary general meeting called by our board of directors or on the requisition of the holders of shares carrying at least ten per cent of the rights to vote at a shareholder meeting, and in turn delay the ability of shareholders to force consideration of a proposal or take action.

Our Fifth Amended and Restated Memorandum and Articles of Association requires an ordinary resolution to remove any director. Our Fifth Amended and Restated Memorandum and Articles of Association and Cayman Islands law also require a special resolution to amend the Fifth Amended and Restated Memorandum and Articles of Association. Such requirements may prevent our existing shareholders from effecting a change of management of our Company and removing the provisions in our constitutional documents that may have an anti-takeover effect.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Class B Ordinary Shares:

Subscriber	Date of Issuance	Number of Securities	Consideration
W Motors Automotive Group Holding Limited (“W Motors”)	December 29, 2023	308,171	As settlement for certain business transaction debt owed by the Company
	December 29, 2023	2,070,000	In exchange for 107,646 restricted ordinary shares of W Motors
Zhu LI	August 5, 2025	345,679	US$140,000 of cash consideration
Zhengjian SHI	August 5, 2025	1,506,173	US$610,000 of cash consideration
Vision Path Holdings Limited	August 5, 2025	22,000,000	As settlement for certain payment obligations owed by the Company
Long Hope Holdings Limited	August 5, 2025	10,000,000	As settlement for certain payment obligations owed by the Company
Sara International Holdings Ltd	August 5, 2025	84,134	As settlement for certain rental payment obligations owed by the Company
Tak Yuen Colin LAW	August 5, 2025	225,500	As settlement for certain service fee payment obligations owed by the Company
Meiwei CHENG	August 5, 2025	94,301	As consideration for the services performed by the Subscriber for the Company
Chi Heng MA	August 5, 2025	330,000	As consideration for the services performed by the Subscriber for the Company
Chi Wa MA	August 5, 2025	330,000	As consideration for the services performed by the Subscriber for the Company
Tianlei HAN	August 5, 2025	528,088	As consideration for the services performed by the Subscriber for the Company
Yusheng YE	August 5, 2025	56,581	As consideration for the services performed by the Subscriber for the Company

Subscriber	Date of Issuance	Number of Securities	Consideration
Ying PEI	August 5, 2025	1,000,167	As consideration for the services performed by the Subscriber for the Company
Mi LIN	August 5, 2025	914,438	As consideration for the services performed by the Subscriber for the Company
Zhenxing FU	August 5, 2025	274,332	As consideration for the services performed by the Subscriber for the Company
Gang CAO	August 5, 2025	274,332	As consideration for the services performed by the Subscriber for the Company
Fenggao MIAO	August 5, 2025	70,012	As consideration for the services performed by the Subscriber for the Company
Xiaoming HOU	August 5, 2025	70,012	As consideration for the services performed by the Subscriber for the Company
JZ&MZ Limited	August 5, 2025	3,772,058	As consideration for the services performed by the beneficial owner of the Subscriber for the Company
Rainbow Rocket Limited	August 5, 2025	1,000,167	As consideration for the services performed by the beneficial owner of the Subscriber for the Company
Alpha Bright Ocean Limited	August 5, 2025	2,000,000	As consideration for the services performed by the beneficial owner of the Subscriber for the Company
Meiwei CHENG	September 8, 2025	60,805	As consideration for services previously rendered to the Company
Liya LIU	September 8, 2025	100,000	As consideration for services previously rendered to the Company
Chin-Min PAN	September 8, 2025	78,008	As consideration for services previously rendered to the Company
Dashuai LI	September 8, 2025	51,596	As consideration for services previously rendered to the Company
YA II PN, LTD.	September 8, 2025	239,785	As 50% of the subscription commitment fee under the Standby Equity Purchase Agreement entered into by and between the Company and YA II PN, LTD., dated September 3, 2025
YA II PN, LTD.	December 19, 2025	239,785	As 50% of the subscription commitment fee under the Standby Equity Purchase Agreement entered into by and between the Company and YA II PN, LTD., dated September 3, 2025
Mobius Technology Co., Limited	December 19, 2025	4,922,930	As consideration for shares of Aitos.io Pte. Ltd.
Mobius Technology Limited	December 19, 2025	6,000,000	As a performance incentive and retention bonus for the core team of Aitos.io Pte. Ltd.
Dreamwork International Investments Ltd.	December 19, 2025	258,320	As consideration for shares of Aitos.io Pte. Ltd.
Burkhan Capital LLC	December 19, 2025	500,000	As consideration for advisory services
JAK Mobility Ventures II LLC	January 16 – May 14, 2026	4,786,414	As consideration for convertible note conversion
SZOP OPPORTUNITIES I LLC	January 26 – May 12, 2026	2,500,000	As consideration for equity investment

Subscriber	Date of Issuance	Number of Securities	Consideration
Aetheron AI Limited	May 7, 2026	104,097,957	As consideration for shares of Neurovia AI Limited
Sheikh Ali Abdulrahman Ali Bin Rashed Al Nuaimi	May 7, 2026	235,347	As consideration for advisory services
Yunmi New Energy Technology Limited	May 7, 2026	900,000	As consideration for debt settlement
JW INTERNATIONAL L.L.C-FZ	May 7, 2026	500,000	As consideration for leases
Heyong Shen	May 7, 2026	122,721	As consideration for advisory services
Mi Lin	May 7, 2026	5,660	As consideration for the services performed by the Subscriber for the Company
Yi Zhang	May 7, 2026	1,362	As consideration for the services performed by the Subscriber for the Company
Jinli Wang	May 7, 2026	8,565	As consideration for the services performed by the Subscriber for the Company
Bangyan Luo	May 7, 2026	6,896	As consideration for the services performed by the Subscriber for the Company
Weimin Yao	May 7, 2026	58,257	As consideration for the services performed by the Subscriber for the Company
Xin Liu	May 7, 2026	104,376	As consideration for the services performed by the Subscriber for the Company
Baojin Su	May 7, 2026	31,039	As consideration for the services performed by the Subscriber for the Company
Daonan Yan	May 7, 2026	31,378	As consideration for the services performed by the Subscriber for the Company
Ping Duan	May 7, 2026	30,848	As consideration for the services performed by the Subscriber for the Company
Rong Mu	May 7, 2026	12,993	As consideration for the services performed by the Subscriber for the Company
Jingmei Weng	May 7, 2026	14,377	As consideration for the services performed by the Subscriber for the Company
Qing Miao	May 7, 2026	13,767	As consideration for the services performed by the Subscriber for the Company
Yang Bai	May 7, 2026	28,832	As consideration for the services performed by the Subscriber for the Company
Qing Dong	May 7, 2026	6,614	As consideration for the services performed by the Subscriber for the Company
Xinyi Lin	May 7, 2026	20,909	As consideration for the services performed by the Subscriber for the Company
Dan Luo	May 7, 2026	21,476	As consideration for the services performed by the Subscriber for the Company
Chenxuan Zhao	May 7, 2026	6,123	As consideration for the services performed by the Subscriber for the Company
Jing Yu	May 7, 2026	11,468	As consideration for the services performed by the Subscriber for the Company
Qingsheng Hu	May 7, 2026	2,472	As consideration for the services performed by the Subscriber for the Company

Subscriber	Date of Issuance	Number of Securities	Consideration
Jian Mao	May 7, 2026	1,923	As consideration for the services performed by the Subscriber for the Company
Philip Zhang-Zhan	June 15, 2026	10,245,902	As consideration for shares of QC Capital Limited
Chi-ting Chuang	June 15, 2026	9,221,312	As consideration for shares of QC Capital Limited
Feifei Petrelli	June 15, 2026	1,024,591	As consideration for shares of QC Capital Limited
QY Global AI Venture Limited	June 15, 2026	614,755	As consideration for advisory services
Data Sense Limited	June 15, 2026	6,420,545	As consideration for advisory services

Convertible Notes

On December 10, 2025, the Company entered into the Securities Purchase Agreement with the Selling Shareholder, under which the Company may issue, and the Selling Shareholder may purchase, SPA Notes in an aggregate principal amount of up to $80 million, in multiple closings, subject to certain conditions. The Initial Closing occurred on December 10, 2025, at which time the Company issued the Initial Note in the principal amount of $8.5 million. After deducting the original issue discount and transaction costs, the Company received net proceeds of approximately $7.14 million. At the Second Closing, on May 14, 2026, the Company issued the Second Note with a principal amount of $1.5 million. After deducting the original issue discount and transaction costs, the Company received net proceeds of approximately $1.297 million. At the Third Closing, on June 5, 2026, the Company issued the Third Note with a principal amount of $2.0 million. After deducting the original issue discount and transaction costs, the Company received net proceeds of approximately $1.84 million.

Equity Purchase Facility

On December 11, 2025, we entered into the EPFA, with the EPFA Investor. Pursuant to the EPFA, we have the right, but not the obligation, to direct the EPFA Investor to purchase up to US$100.0 million in newly issued Class B ordinary shares. As of the date hereof, we have received gross proceeds of approximately US$2.1 million from the sale of an aggregate of 2,499,999 Class B ordinary shares, after giving effect to the reverse stock split, pursuant to the EPFA and have approximately US$97.9 million worth of Class B ordinary shares still available to be issued and sold pursuant to the EPFA.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon conversion or otherwise pursuant to the terms of the Notes to permit the resale of these ordinary shares by the Selling Shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Class B ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The Selling Shareholder may sell all or a portion of the Class B ordinary shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Class B ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Class B ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•        on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•        in the over-the-counter market;

•        in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•        through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales made after the date the Registration Statement is declared effective by the SEC;

•        broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell Class B ordinary shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholder may transfer the ordinary shares by other means not described in this prospectus. If the Selling Shareholder effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Shareholder or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class B ordinary shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The Selling Shareholder may also sell Class B ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the notes or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee, or other successors in interest as Selling Shareholder under this prospectus. The Selling Shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholder and any broker-dealer participating in the distribution of the Class B ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Class B ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the Selling Shareholder and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Class B ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class B ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Class B ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the Class B ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the Class B ordinary shares.

We will pay all expenses of the registration of the Class B ordinary shares pursuant to the registration rights agreement estimated to be US$6,731.95, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Class B ordinary shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES RELATED TO THE OFFERING

We estimate the following expenses in connection with the offer and sale of our ordinary shares by the Selling Shareholder. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	US$	11,448.63
Legal fees and expenses		*
Accountants’ fees and expenses		*
Printing expenses		*
Miscellaneous costs		*
Total		*

____________

*        These fees cannot be defined at this time.

Under the Purchase Agreement, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

We have been represented by Han Kun LLP with respect to certain legal matters as to United States federal securities and New York State law. Appleby has advised us on certain legal matters as to Cayman Islands law, including the issuance of the Class B ordinary shares offered by this prospectus.

EXPERTS

The consolidated financial statements of Robo.ai Inc. (formerly known as NWTN Inc.) as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024 have been included herein in reliance upon the report of Assentsure PAC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

On September 24, 2025, we announced the dismissal of Assentsure PAC and appointment of Onestop Assurance PAC as our independent registered accounting firm for the fiscal year ending December 31, 2025, effective September 15, 2025.

The office of Assentsure PAC is located at 180B Bencoolen Street #03-01, The Bencoolen, Singapore.

The office of Onestop Assurance PAC is located at 10 Anson Road, #21-14 International Plaza, Singapore 079903.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On January 9, 2025, the audit committee of the Company dismissed Marcum Asia CPAs LLP (“Marcum Asia”) as its independent registered public accounting firm. Marcum Asia’s report on the financial statements for the years end December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph regarding the change in accounting principles. However, as described below, the financial statements on which the report was issued contained errors and should not be relied upon.

During the two most recent fiscal years ended December 31, 2022 and through the subsequent Interim Period up to and including the date of Marcum Asia’s dismissal, there were no “disagreements” (as that term is defined in Item 16F(a)(1)(iv) of Form 20-F) between the Company and Marcum Asia on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Marcum Asia, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company’s financial statements for those periods. Other than as described below, there were no reportable events (as that term is described in Item 16F(a)(1)(v) of Form 20-F) during the two fiscal years ended December 31, 2022 and 2021 or in the subsequent period up to and including the date of Marcum Asia’s dismissal.

As disclosed in the Company’s report on Form 6-K filed on July 22, 2024, the audit committee and the management of the Company, after discussion with Marcum Asia, concluded that the audited financial statements for the year ended December 31, 2022, which were included in the Original Form 20-F, and the unaudited financial statements for the six months ended June 30, 2023 should no longer be relied upon and should be restated to reflect the appropriate accounting treatment for seven shareholders’ borrowings from the Company to satisfy their guarantee obligations at the Affected Periods under the Al Ataa Agreements.

Additionally, Marcum advised the Company that it would need to support that the shareholders’ borrowings discussed in the preceding paragraph was permitted under SOX 402(b). A review by a legal firm retained by the audit committee has not been completed as of the date hereof.

The Company had material weaknesses in its internal controls over financial reporting relating to (i) a lack of full-time accounting and financial reporting personnel with appropriate knowledge of U.S. GAAP and the SEC reporting and compliance requirements and (ii) a lack of an effective review by management for the year end accounting close and reporting. The errors in the Company’s financial statements for the Affected Periods were largely attributable to weak controls at the time when the Al Ataa Agreements became effective. The Company has also determined that its internal control over financial reporting was not effective as of December 31, 2023 and is in the process of implementing a remediation plan to address its control deficiencies.

The Company has provided a copy of the foregoing disclosures to Marcum Asia and requested that Marcum Asia furnish it with a letter addressed to the SEC stating whether Marcum Asia agrees with the above statements. A copy of Marcum Asia’s letter, dated January 13, 2025, was filed as Exhibit 16.1 to the Company’s report on Form 6-K filed with the SEC on January 14, 2025 and is filed as Exhibit 16.1 to this prospectus.

On January 9, 2025, the audit committee of the Company approved the appointment of Assentsure PAC as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2024, 2023, 2022 and 2021 and interim six-month periods ended June 30, 2024 and 2023, subject to completion of its standard client acceptance procedures. During the two most recent fiscal years and in the subsequent interim period through the appointment of Assentsure PAC, the Company has not consulted with Assentsure PAC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

On September 24, 2025, the Company announced the dismissal of Assentsure PAC and appointment of Onestop Assurance PAC as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2025, effective September 15, 2025. The appointment of Onestop and decision not to re-engage Assentsure PAC have been approved by the audit committee and the board of directors of the Company.

Assentsure PAC’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through September 15, 2025, (i) there were no disagreements as that term is defined in Item 16F(a)(1)(iv) of Form 20-F, between the Company and Assentsure PAC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Assentsure PAC’s satisfaction, would have caused Assentsure PAC to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period, and (ii) there were no reportable events within the meaning of Item 16F(a)(1)(v) of Form 20-F.

The Company has provided a copy of the foregoing disclosures to Assentsure PAC and requested that Assentsure PAC furnish them with a letter addressed to the SEC stating whether Assentsure PAC agrees with the above statements. A copy of Assentsure PAC’s letter, dated September 24, 2025, was filed as Exhibit 16.1 to the Company’s report on Form 6-K filed with the SEC on September 24, 2025 and is filed as Exhibit 16.2 to this prospectus.

During the Company’s fiscal years ended December 31, 2024 and December 31, 2023 and the subsequent interim period through September 15, 2025, neither the Company nor anyone on its behalf has consulted with Onestop regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Onestop concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement as that term is defined in Item 16F(a)(1)(iv) of Form 20-F, or (iii) any reportable event within the meaning of Item 16F(a)(1)(v) of Form 20-F.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR
SERVICE OF PROCESS IN THE UNITED STATES

Robo.ai Inc. is incorporated under the laws of the Cayman Islands. Service of process upon Robo.ai Inc. and upon its directors and officers named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of our offerings. The address of our agent is located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have also been advised by our Cayman Islands legal counsel that any final and conclusive judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature nor a fine or other penalty) and/or certain non-monetary judgments rendered in any action or proceedings brought against our Company in a foreign court (other than certain judgments of a superior court of certain states of the Commonwealth of Australia) will be recognized as a valid judgment by the courts of the Cayman Islands without re-examination of the merits of the case. On general principles, we would expect such proceedings to be successful provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in the Cayman Islands and the judgment is not contrary to public policy in the Cayman Islands, has not been obtained by fraud or in proceedings contrary to natural justice.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Registered Securities that may be offered under this prospectus from time to time. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at https://www.sec.gov. Our website address is http://www.roboai.io. The information on, or that can be accessed through, our website is not part of this prospectus.

ROBO.AI INC.
(FORMERLY KNOWN AS NWTN Inc.)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Robo.ai Inc. (formerly known as NWTN Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Robo.ai Inc. and its subsidiaries (collectively, the “Group”) as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty relating to Going Concern

The accompanying consolidated financial statements have been prepared assuming that Robo.ai Inc. (the “Company”) will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations, including a net loss of approximately US$167.6 million for the year ended December 31, 2025, and has experienced negative operating cash flows of approximately US$5.1 million for the same period. As of December 31, 2025, the Company also has a net working capital deficit of approximately US$116.6 million. These conditions, together with other matters described in Note 2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ OneStop Assurance PAC

We have served as the Company’s auditor since 2025

Singapore

April 30, 2026

Assentsure PAC
UEN – 201816648N
180B Bencoolen Street #03-01
The Bencoolen Singapore 189648
http://www.assentsure.com.sg

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of NWTN Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NWTN Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that NWTN Inc. (the “Company”) will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring operating losses and has an accumulated deficit of approximately $737.0 million as of December 31, 2024. Although the Company reported positive cash flows from operating activities during 2024, it continued to experience significant financial strain, including a substantial decline in unrestricted cash to approximately $0.1 million at year-end. The Company remains highly dependent on external financing and is also subject to litigation and guarantee obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assentsure PAC

Singapore

June 10, 2025

We have served as the Company’s auditor since 2025.
PCAOB ID Number 6783

ROBO.AI INC.
(FORMERLY KNOWN AS NWTN Inc.)
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$4,138	$148
Restricted cash	1,189	1,139
Advance to suppliers, net	—	143
Inventories, net	267	2,423
Prepaid expenses and other current assets, net	2,406	28,699
Total current assets	8,000	32,552

Non-current assets:
Property and equipment, net	357	2,502
Intangible assets, net	14	28
Operating lease right-of-use asset, net	73	6,383
Total non-current assets	444	8,913

TOTAL ASSETS	$8,444	$41,465

Liabilities
Current liabilities:
Accounts payable	$29,305	$25,308
Advance from customers	—	85
Loans from a third party	15,886	13,417
Warrant liabilities	87	52
Amounts due to related parties	5,977	5,295
Convertible notes	11,126	—
Accrued expenses and other current liabilities	62,174	56,821
Lease liabilities, current	4	2,250
Total current liabilities	124,559	103,228

Non-current liabilities:
Lease liabilities, non-current	—	4,804
Total non-current liabilities	—	4,804

TOTAL LIABILITIES	124,559	108,032

Shareholders’ deficit
Class A Ordinary shares* (par value of US$0.0001 per share; 500,000,000 and 100,000,000 Class A Ordinary Shares authorized, as of December 31, 2025 and 2024, respectively; 36,350,011 and 36,350,011 Class A Ordinary Shares issued and outstanding as of December 31, 2025 and 2024, respectively)	4	4
Class B Ordinary Shares* (par value of US$0.0001 per share; 3,500,000,000 and 400,000,000 Class B Ordinary Shares authorized, as of December 31, 2025 and 2024, respectively; 334,343,429 and 255,849,682 Class B Ordinary Shares issued and outstanding as of December 31, 2025 and 2024, respectively)	33	26
Additional paid-in capital	798,241	678,528
Accumulated deficit	(904,391)	(737,049)
Accumulated other comprehensive loss	(5,675)	(4,105)
Robo.ai Shareholders’ deficit	(111,788)	(62,596)
Non-controlling interests	(4,327)	(3,971)
Total Shareholders’ deficit	(116,115)	(66,567)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$8,444	$41,465

The accompanying notes are an integral part of these consolidated financial statements.

ROBO.AI INC.
(FORMERLY KNOWN AS NWTN Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2025	2024	2023
Net revenue	$950	$11,995	$37,333
Cost of revenues	(356)	(9,327)	(49,014)
Gross profit (loss)	594	2,668	(11,681)

Operating expenses:
General and administrative expenses	(156,964)	(90,956)	(168,971)
Selling expenses	(676)	(2,609)	(6,908)
Research and development expenses	(64)	(4,479)	(24,434)
Total operating expenses	(157,704)	(98,044)	(200,313)
Loss from operations	(157,110)	(95,376)	(211,994)
Other loss:
Other income (expenses), net	2,006	(22,840)	(18,482)
Interest expenses, net	(9,802)	(2,691)	(3,248)
Financial expenses	—	(36,137)	(30,000)
Impairment of property and equipment	—	—	(3,183)
Loss of impairment on investments	—	(15,918)	—
Changes in fair value of warrant liabilities	(35)	236	212
Change in fair value of convertible notes	(2,626)	—	—
Total other loss	(10,457)	(77,350)	(54,701)

Loss before income tax provision	(167,567)	(172,726)	(266,695)
Income tax provision	—	—	—
Net loss	$(167,567)	$(172,726)	$(266,695)
Less: Net loss contributed to noncontrolling interests	(225)	(191)	(1,401)
Net loss attributable to Robo.ai’ s shareholders	(167,342)	(172,535)	(265,294)
Other comprehensive (loss) gain
Foreign currency translation (loss) gain	(1,701)	225	(1,545)
Total comprehensive loss	$(169,268)	$(172,501)	$(268,240)
Loss per ordinary share attributable to shareholders
Basic and Diluted	$(10.59)	$(11.81)	$(18.50)
Weighted average number of ordinary shares outstanding*
Basic and Diluted	15,795,362	14,609,985	14,340,340

Note:

(1) Share-based compensation expenses were allocated as follows:

	For the years ended December 31,
	2025	2024	2023
General and administrative expenses	$117,036	$—	$23,338
Total	$117,036	$—	$23,338

____________

*        Earnings per share have been retrospectively restated to reflect the effect of reverse stock split effective on April 1, 2026 (see Note 28).

The accompanying notes are an integral part of these consolidated financial statements.

ROBO.AI INC.
(FORMERLY KNOWN AS NWTN Inc.)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	Class A Ordinary shares*		Class B Ordinary shares*			Subscription receivables	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive Loss	Total Company’s equity (deficit)	Non- controlling interests	Total shareholders’ equity (deficit)
	Share	Amount	Share		Amount
Balance as of December 31, 2022	32,715,010	$3	253,470,511		$25	$(576)	$576,820	$(299,220)	$(2,586)	274,466	$(2,578)	$271,888
Net loss	—	—	—		—	—	—	(265,294)	—	(265,294)	(1,401)	(266,695)
Foreign currency translation	—	—	—		—	—	—	—	(1,708)	(1,708)	163	(1,545)
Liabilities obligated by shareholders (Note 9)	—	—	—		—	—	15,000	—	—	15,000	—	15,000
Execution of warrants to ordinary shares	—	—	1,000		—	576	12	—	—	588	—	588
Issuance of ordinary shares**	—	—	2,378,171	**	1	—	18,358	—	—	18,359	—	18,359
Share-based compensation	3,635,001	1	—		—	—	23,338	—	—	23,339	—	23,339
Balance as of December 31, 2023	36,350,011	$4	255,849,682		$26	$—	$633,528	$(564,514)	$(4,294)	64,750	$(3,816)	$60,934
Net loss	—	—	—		—	—	—	(172,535)	—	(172,535)	(191)	(172,726)
Foreign currency translation	—	—	—		—	—	—	—	189	189	36	225
Liabilities obligated by shareholders (Note 9)	—	—	—		—	—	45,000	—	—	45,000	—	45,000
Balance as of December 31, 2024	36,350,011	$4	255,849,682		$26	$—	$678,528	$(737,049)	$(4,105)	(62,596)	$(3,971)	$(66,567)
Net loss	—	—	—		—	—	—	(167,342)	—	(167,342)	(225)	(167,567)
Foreign currency translation	—	—	—		—	—	—	—	(1,570)	(1,570)	(131)	(1,701)
Share-based compensation	—	—	71,376,511		5	—	117,240	—	—	117,245	—	117,245
Issuance of shares for debt extinguishment	—	—	84,134		—	—	117	—	—	117	—	117
Issuance of shares to acquire16.58% equity interest in Aitos ***	—	—	5,181,250		1	—	1,606	—	—	1,607	—	1,607
Contribution from shareholders	—	—	1,851,852		1	—	750	—	—	751	—	751
Balance as of December 31, 2025	36,350,011	$4	334,343,429		$33	$—	$798,241	$(904,391)	$(5,675)	$(111,788)	$(4,327)	$(116,115)

____________

*        Shares are related to the reverse recapitalization for the business combination and reorganization for the founding shareholders are presented on a retroactive basis to reflect both the reverse recapitalization and the reorganization.

**      On December 29, 2023, the Company issued 2,378,171 Class B ordinary shares of a par value of US$0.0001 each to W. Motors Automotive Group Holding Limited. See Note 22 for more details

***    On September 18, 2025, the Company issued 5,181,250 Class B ordinary shares to acquire 1,745 ordinary shares of Aitos.io Pte. Ltd. (“Aitos”), representing approximately 16.58% of Aitos’s issued and outstanding share capital. See Note 7 and Note 22 or further details.

The accompanying notes are an integral part of these consolidated financial statements.

ROBO.AI INC.
(FORMERLY KNOWN AS NWTN Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(167,567)	$(172,726)	$(266,695)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	699	775	800
Amortization of operating lease right-of-use asset	903	2,767	2,383
Changes in fair value of warrant liabilities	35	(236)	(212)
Change in fair value of convertible notes	2,626	—	—
Issuance costs and discount on convertible notes	1,365	—	—
Loss of impairment on investments	—	15,918	—
Impairment of property and equipment	—	—	3,183
Disposal loss of property and equipment	1,217	37	—
Lawsuit provision	1,143	22,143	—
Inventory write-down	109	890	16,107
Inventory write-off	443	—	—
Allowance for expected credit losses	23,691	61,988	22,766
Impairment loss of advance to suppliers and prepaid expenses and other current assets	4,319	3,665	62,665
Financial expenses on PIPE	—	36,137	30,000
Gain from dissolution of a subsidiary	—	—	90
Interests on loans from a third party	1,831	1,751	3,578
Interests on loans from a related party	150	—	—
Expense paid by the related parties on behalf of the Group	205	—	—
Share-based compensation	117,036	—	23,338
Accounts payable exemption treated as capital injection	—	—	2,440
Loss on early termination of operating lease	56	74	—
Changes in assets and liabilities:
Accounts receivable, current	—	847	(6,269)
Advance to supplier	19	(329)	13,777
Inventories	1,823	28,921	2,635
Prepaid expenses and other current assets	(773)	715	(54,447)
Accounts receivable, non-current	—	—	(3,829)
Amounts due from/due to related parties	471	54	53
PIPE escrow account	—	55,000	15,000
Operating lease	(1,697)	(3,033)	(1,671)
Accounts payable	3,760	(24,255)	(4,134)
Advance from customers	(85)	(299)	383
Accrued expenses and other current liabilities	3,155	2,772	13
Net cash (used in) provided by operating activities	(5,066)	33,577	(138,046)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	—	(160)	(5,509)
Purchases of intangible asset	(2)	(17)	(41)
Proceeds from disposal of property and equipment	189	63	—
Loan to a related party	(111)	(542)	(15,679)
Net cash provided by (used in) investing activities	76	(656)	(21,229)

ROBO.AI INC.
(FORMERLY KNOWN AS NWTN Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2025	2024	2023
CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds from related parties	1,129	—	—
Repayments of loan from a related party	(188)	—	(4,658)
Repayments of loan from third parties	—	—	(7,909)
Proceeds from convertible notes	7,135	—	—
Proceeds from shareholder contributions	751	—	—
Payments of financial expenses	—	(55,000)	(15,000)
Proceeds from execution of warrants	—	—	588
Net cash provided by (used in) financing activities	8,827	(55,000)	(26,979)

Effect of exchange rate changes	203	(24)	(2,366)

Net increase/(decrease) in cash and cash equivalents	4,040	(22,103)	(188,620)
Cash and cash equivalents and restricted cash, at beginning of the period	1,287	23,390	212,010
Cash and cash equivalents and restricted cash, at end of the period	$5,327	$1,287	$23,390

SUPPLEMENTAL DISCLOSURE OF NON CASH FLOW INFORMATION:
Expenses paid by related parties on behalf of the Company	$—	$54	$53
Issuance of shares to acquire16.58% equity interest in Aitos (Note 7 and Note 22)	$1,607	$—	$—
Issuance of shares for debt extinguishment	$117	$—	$—
Issuance of shares to settle employee compensation liabilities	$209	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$—	$10,000	$748

The accompanying notes are an integral part of these consolidated financial statements.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

ICONIQ HOLDING LIMITED (“ICONIQ”) was incorporated under the laws of the Cayman Islands on March 11, 2021 as an exempted company with limited liability.

On April 15, 2022, ICONIQ entered into a business combination agreement, as amended on September 28, 2022 (the “Business Combination Agreement”), with (i) East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone” or the “Purchaser”), (ii) Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative of East Stone and the shareholders of East Stone immediately prior to Closing from and after the Closing (the “Purchaser Representative”), (iii) Robo.ai Inc. (“Robo.ai,” formerly known as NWTN Inc. prior to August 15, 2025, the “Company” or “Pubco”), an exempted company incorporated with limited liability in the Cayman Islands, (iv) Muse Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), and (v) Muse Merger Sub II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the Company being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into East Stone (the “Second Merger”, and together with the First Merger, the “Mergers”), with East Stone surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of East Stone being converted into the right to receive substantially equivalent securities of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”).

The Company and its subsidiaries primarily engage in smart electric vehicles design and development through its direct or indirectly owned subsidiaries (collectively, the “Group”) in the People’s Republic of China (“PRC” or “China”).

Reverse recapitalization

On November 11, 2022 (the “Closing Date”), East stone and NWTN consummated the closing of the Transaction of East Stone and NWTN, following the approval at a Special Meeting of the shareholders on November 10, 2022. Following the consummation of the Transaction, ICONIQ as a wholly-owned subsidiary of NWTN and the outstanding shares of ICONIQ being converted into the right to receive shares of NWTN, the combined company will retain the NWTN name.

ICONIQ was determined to be the accounting acquirer given ICONIQ effectively controlled the combined entity after the transaction. The transaction is not a business combination because East Stone was not a business. The transaction is accounted for as a reverse recapitalization, which is equivalent to the issuance of shares by ICONIQ for the net monetary assets of the Company, accompanied by a recapitalization. ICONIQ is determined as the accounting acquirer and the historical financial statements of ICONIQ became the Company’s historical financial statements, with retrospective adjustments to give effect of the reverse recapitalization. All of the Class A ordinary shares of ICONIQ that were issued and outstanding immediately prior to the First Merger were cancelled and converted into an aggregate of 32,715,010 Pubco Class A ordinary shares (the “Pubco Class A Ordinary Shares”). All of the Class B ordinary shares of ICONIQ that were issued and outstanding immediately prior to the First Merger were cancelled and converted into an aggregate of 207,314,707 Pubco Class B ordinary shares (the “Pubco Class B Ordinary Shares”), which has been restated retrospectively to reflect the equity structure of the Company. Loss per share is retrospectively restated using the historical weighted-average number of ordinary shares outstanding multiplied by the exchange ratio.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

The par value of ordinary shares remained US$0.0001, the difference of US$9,513 was adjusted retrospectively as in addition paid-in capital as of December 31, 2022. The consolidated statements of changes in shareholders’ deficit for the years ended December 31, 2022 and 2021 were also adjusted retrospectively to reflect these changes.

History of the Group and Reorganization

The Company commenced its operation through Tianjin Tianqi Group Co., Ltd (“Tianqi Group”) since 2017.

In preparation for its IPO, the Group completed a reorganization (the “Reorganization”) on January 19, 2022, which involved the following steps:

•        Formation of ICONIQ, ICONIQ Motors Limited, ICONIQ Global Limited, ICONIQ (Tianjin) Investment Co. Ltd (“WFOE”), ICONIQ Green Technology FZCO (“FZCO”), ICONIQ (Tianjin) Motors Ltd.

•        WFOE obtained 94.66% of the equity interests of Tianqi Group by increasing in the registered capital of Tianqi Group (the “Capital Increase”).

The shareholders and their respective equity interests in the entities remain similar immediately before and after the capital injection in Tianqi Group. Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, the entities under common control are presented on a combined basis for all periods to which such entities were under common control (“Reorganization”). Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2025, 2024 and 2023, the results of these subsidiaries are included in the financial statements for both periods, and the equity has been restated to reflect the change as well.

As of December 31, 2025, the details of the Company’s subsidiaries are as follows.

Name	Date of Incorporation	Place of incorporation	Percentage of ownership	Principal Activities
ICONIQ	March 11, 2021	Cayman Islands	100%	Investment holding
FZCO	March 22, 2022	Dubai	100%	Business management, operations, commercialization
NWTN Technology USA INC.	October 20, 2022	USA	100%	Investment holding
NWTN Automobile Cars Trading Sole Proprietary LLC	February 23, 2023	Dubai	100%	Vehicle wholesale and retail
NWTN Technologies Industries Solo Proprietorship L.L.C.	November 22, 2022	Dubai	100%	Business management, operations, commercialization
ICONIQ Motors Limited	March 24, 2021	British Virgin Islands	100%	Investment holding
ICONIQ Global Limited	April 28, 2021	Hong Kong, PRC	100%	Investment holding
Suez Top Ventures Limited	November 25, 2021	Hong Kong, PRC	100%	Investment holding
ICONIQ (Tianjin) Investment Co. Ltd (“WFOE”)	July 15, 2021	PRC	100%	Investment holding
ICONIQ (Tianjin) Motors Co., Ltd.	August 11, 2021	PRC	100%	Investment holding

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Name	Date of Incorporation	Place of incorporation	Percentage of ownership	Principal Activities
NWTN (Zhejiang) Motors Limited (“NWTN Zhejiang”)	June 14, 2022	PRC	100%	Business management, operations, commercialization
NWTN Smart Motors Shenzhen New Technology Limited	December 30, 2022	PRC	100%	Technology development
Tianqi Group	September 5, 2016	PRC	95.88%	Design and technology development
Shanghai Zunyu Automobile Sales Co., Ltd. (“Shanghai Zunyu”)	December 27, 2014	PRC	99.31%	Vehicle wholesale and retail
Shanghai ICONIQ New Energy Development Co., Ltd. (“Shanghai ICONIQ”)	April 25, 2014	PRC	95.88%	Technology development
Tianjin Tianqi New Energy Automobile Co., Ltd. (“Tianjin Tianqi”)	December 7, 2018	PRC	95.88%	Technology development
East Stone	August 9, 2018	BVI	100%	Investment holding
NWTN General Trading Sole Proprietary LLC	February 23, 2023	Dubai	100%	General trading
NWTN Green Energy Co.	May 31, 2023	Dubai	100%	Business management
Robo.ai Investment	February 21, 2025	Dubai	100%	Investm ent holding
NWTN holding limited	January 15, 2025	Cayman Islands	100%	Investment holding
NWTN Global Energy Co. LTD	April 18, 2023	Hong Kong, PRC	100%	Business management
Astra Mobility Meta (Cayman Islands) Limited (“Astra”)*	August 29, 2025	Cayman Islands	100%	Investment holding

____________

*        On February 28, 2025, the Company entered into a share exchange agreement with Astra, pursuant to which the Company agreed to acquire 100% of Astra’s equity. The acquisition consideration consists of the issuance of 15,000,000 Class B ordinary shares to Astra’s shareholders, subject to certain performance conditions and a lock-up period. Upon completion of the acquisition on August 29, 2025, Astra became the Company’s wholly-owned subsidiary. As of the date of this annual report, the consideration shares have not yet been issued.

2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. For the years ended December 31, 2025, 2024 and 2023, the Company incurred significant and recurring operating losses of approximately US$157.1 million, US$95.4 million and US$212.0 million, respectively. Operating cash flows were negative at approximately US$5.1 million and US$138.0 million for the years ended December 31, 2025 and 2023, respectively, compared with a positive inflow of US$33.6 million for the year ended December 31, 2024. The Company reported working capital deficits of approximately US$116.6 million and US$70.7 million as of December 31, 2025 and 2024, respectively, and an accumulated deficit of approximately US$904.4 million as of December 31, 2025, compared to approximately

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

2. GOING CONCERN (cont.)

US$737.0 million as of December 31, 2024. The Company is also exposed to unresolved litigation and guarantee obligations, which could further strain its limited financial resources. These conditions raise substantial doubt about the Company’ s ability to continue as a going concern.

Historically, the Company has relied on financing from existing shareholders and third-party investors as its primary sources of liquidity. In order to address its liquidity needs and improve its financial position, management has implemented or plans to implement the following actions:

1.      Disposal of ICONIQ Holding Limited. In February 2026, the Company completed the disposal of ICONIQ Holding Limited, which management expects will eliminate historical liabilities and significant losses associated with that business. See Note 28 Subsequent Events for further details.

2.      Potential financing arrangements. The Company has entered into an equity purchase facility with SZOP Opportunities I LLC and a convertible note facility with JAK Mobility Ventures II LLC in December 2025, providing potential access to up to US$100.0 million and US$80.0 million, respectively. However, the Company’s ability to obtain funding under these arrangements is subject to various conditions, including market conditions, regulatory requirements and contractual limitations, and there can be no assurance that the Company will be able to access such funding when needed. See Note 14 and Note 22 for further details.

While management believes that the above actions may provide additional liquidity and improve the Company’s financial position, these plans are subject to significant uncertainties and conditions that are not entirely within the Company’s control. Accordingly, management cannot conclude that it is probable that these plans will effectively alleviate the substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these consolidated financial statements. Therefore, substantial doubt about the Company’s ability to continue as a going concern remains.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the ordinary course of business.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation and principles of consolidation

The consolidated financial statements include the financial statements of the Group. The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) to reflect the financial position, results of operations and cash flows of the Group.

Subsidiaries are those entities in which the Group, directly or indirectly, controls more than one half of the voting power or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

All intercompany transactions and balances among the Group and its subsidiaries have been eliminated upon consolidation.

A non-controlling interest is recognized to reflect the portion of the subsidiaries’ equity which is not attributable, directly or indirectly, to the Group. Non-controlling interests are presented as a separate component of equity on the consolidated balance sheet and net income and other comprehensive income are attributed to controlling and non-controlling interests respectively.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(b) Use of estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, assessment for impairment oflong-lived assets, write-down for inventories, the recoverability of prepayments and other current assets, provisions and contingent liabilities, accounting for deferred income taxes and valuation allowance for deferred tax assets, as well as fair value determination of convertible notes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(c) Cash and cash equivalents

Cash and cash equivalents include cash on hand, balances held at financial institutions, and demand deposits with original maturities of three months or less from the date of acquisition. These amounts are readily convertible to known amounts of cash and are not subject to significant risk of changes in value. All cash and cash equivalents are unrestricted as to withdrawal and use.

(d) Restricted cash

Restricted cash consists of litigation frozen deposits.

(e) Accounts receivable, net

Accounts receivable are stated at the original amount less an allowance for credit loss. Accounts receivable are recognized in the period when the Group has provided services to its customers and when its right to consideration is unconditional. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Group has developed a current expected credit loss (“CECL”) model based on historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from customers. The Group considers historical collection rates, current financial status, macroeconomic factors, and other industry-specific factors when evaluating for current expected credit losses. Accounts receivable balances are written off after all collection efforts have been exhausted.

(f) Inventories

Inventories, consisting of smart electric vehicles and auto parts and materials purchased by the Group, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand, as well as the aging of inventory.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(g) Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Electronic equipment	5 years
Vehicles	5 years
Production facilities	10 years
Battery and charging swap infrastructure	5 years
Furniture	5 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of operations and comprehensive loss.

(h) Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets are amortized using the straight-line approach over the estimated economic useful lives of the assets as follows:

Category	Estimated useful lives
Software	2 years
Trademark	10 years

(i) Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows.

(j) Long term investment

Equity investments accounted for using the equity method

The Group applies the equity method of accounting to equity investments, in common stock or in-substance common stock, over which it has significant influence but does not own a majority equity interest or otherwise control. Under the equity method, the Group initially records its investment at cost. The difference between the cost of the equity investment and the amount of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill or as an intangible asset as appropriate, which is included in the equity method investment on the consolidated balance sheets. The Group subsequently adjusts the carrying amount of the investment to recognize the Group’s proportionate share of each equity investee’s net income or loss into consolidated statements of operations and comprehensive loss after the date of investing.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equity investments without readily determinable fair values

The Group’s equity investments without readily determinable fair values, which do not qualify for the existing practical expedient in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), to estimate fair value using the net asset value per share (or its equivalent) of the investment (“NAV practical expedient”), and over which the Group does not have the ability to exercise significant influence through the investments in common stock or in substance common stock, are accounted for under the measurement alternative upon the adoption of ASU 2016-01 (the “Measurement Alternative”). Under the Measurement Alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. All gains and losses on these investments, realized and unrealized, are recognized in the combined statements of operations and comprehensive loss.

The Group makes assessment of whether an investment is impaired based on the performance and financial position of the investee as well as other evidence of market value at each reporting date.

Such assessment includes, but is not limited to, reviewing the investee’s cash position, recent financing, as well as the financial and business performance. The Group recognizes an impairment loss equal to the difference between the carrying value and fair value in the consolidated statements of operations and comprehensive loss if any.

(k) Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

•        Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

•        Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities.

The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Group’s financial assets and liabilities primarily include cash and cash equivalent, accounts receivable, amounts due from related parties, other receivables (included in prepayments and other current assets), accounts payable, loan from a third party, warrant liabilities, amounts due to related parties, convertible notes and other payables (included in accrued expenses and other current liabilities).

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The warrant liabilities are measured at fair value using the market approach based on the quoted prices in active markets at the reporting date. The Group classifies the valuation techniques that use these inputs as Level I of fair value measurements.

Convertible notes are measured at fair value using unobservable inputs and categorized in Level III of the fair value hierarchy, see Note 14.

The Group’s non-financial assets, such as property and equipment as well as intangible assets, would be measured at fair value only if they were determined to be impaired.

Liabilities Measured at Fair Value on a Recurring Basis

The following table details the fair value measurements of liabilities that were measured at fair value on a recurring basis based on the following three-tiered fair value hierarchy per ASC 820, Fair Value Measurement, as of December 31, 2025 and 2024.

	Fair Value Measurement using
	Level 1	Level 2	Level 3	Total fair value
Warrant liabilities:
As of December 31, 2025	$87	$—	$—	$87
As of December 31, 2024	$52	$—	$—	$52
Convertible notes:
As of December 31, 2025	$—	$—	$11,126	$11,126
As of December 31, 2024	$—	$—	$—	$—

Warrant liabilities

As of December 31, 2025 and 2024, the fair value of the Private Warrants were US$0.05 and US$0.03 per warrant, with an exercise price of US$11.50 per share, and the Representative Warrants were US$0.10 and US$0.06 per warrant, with an exercise price of US$12.00 per share, respectively. The changes for warrant liabilities measured at fair value are as follows:

	Private Warrants	Representative Warrants
Fair value as of December 31, 2022	$101	$399
Change in fair value	(43)	(169)
Fair value as of December 31, 2023	$58	$230
Change in fair value	(47)	(189)
Fair value as of December 31, 2024	$11	$41
Change in fair value	7	28
Fair value as of December 31, 2025	$18	69

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convertible notes

The following is a reconciliation of the beginning and ending balances for convertible note measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2025, see Note 14 for details:

Opening balance	—
New convertible note issued	7,135
Debt issuance expenses	1,365
Change in fair value of convertible note	2,626
Ending balance	11,126

(l) Current expected credit loss

On January 1, 2023, the Group adopted ASC 326, Financial Instruments — Credit Losses, which requires recognition of allowances upon origination or acquisition of financial assets at an estimate of expected credit losses over the contractual term of the financial assets (the current expected credit loss or the “CECL” model) using the modified retrospective transition method.

The Group’s financial assets subject to the CECL model mainly include accounts receivable, amounts due from related parties and other current and non-current assets.

For accounts receivable, the Group estimates the loss rate based on historical experience, the age of the receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from customers. For amounts due from related parties and other current assets, we review them on a periodic basis and make allowances on an individual basis when there is doubt as to the collectability. These amounts are written off after all collection efforts have been exhausted.

For the years ended December 31, 2025, 2024 and 2023, allowance for expected credit losses made by the Group were shown as follows:

	For the years ended December 31,
	2025	2024	2023
Allowance for expected credit losses for accounts receivable, current	$—	$1,493	$3,937
Allowance for expected credit loss for other current assets	24,898	2,423	—
(Reversal of) Allowance for expected credit losses for amounts due from related parties	(1,207)	60,495	15,000
Allowance for expected credit losses for accounts receivable, non-current	—	—	3,829
Total	$23,691	$64,411	$22,766

(m) Impairment loss of non-financial assets

Advance to suppliers and prepayments represent amounts paid in advance for goods or services to be received in the future. Such amounts do not represent financial assets as they do not give rise to a contractual right to receive cash or another financial instrument, and therefore are not within the scope of ASC 326 Financial Instruments — Credit Losses.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group evaluates the recoverability of advance to suppliers and prepayments at each reporting date. When events or changes in circumstances indicate that the carrying amount of prepayments may not be recoverable, the Group assesses whether it is probable that the prepaid amounts will not be realized through the receipt of goods or services, or through refund.

Indicators of impairment may include, but are not limited to, significant financial difficulties of the counterparty, bankruptcy or insolvency, disputes regarding performance under the underlying agreements, cancellation or termination of contracts, or other adverse changes in the business environment that affect the counterparty’s ability to fulfill its obligations.

If it is determined that the carrying amount is not recoverable, an impairment loss is recognized in the amount by which the carrying value of the prepayments exceeds the amount expected to be recovered.

Estimates of recoverability involve significant judgment and are based on available information regarding the financial condition of counterparties and the status of the underlying arrangements.

For the years ended December 31, 2025, 2024 and 2023, impairment loss made by the Group were shown as follows:

	For the years ended December 31,
	2025	2024	2023
Impairment loss of advance to suppliers	$127	$649	$42,478
Impairment loss of prepaid expenses	4,192	593	20,187
Total	$4,319	$1,242	$62,665

(n) Warrants

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Management evaluates all of its financial instruments, including issued warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the warrant liabilities are recognized in the consolidated statement of operations and comprehensive loss as incurred.

The Group issued 350,000 Private Warrants, 690,000 Representative Warrants and 13,800,000 Public Warrants in connection with its Transaction. The Public Warrants met the criteria for equity classification and are recorded as additional paid-in capital on the Consolidated Balance Sheet at the completion of the Business Combination. The Private Warrants contain exercise and settlement features that may change with a change in the holder, which precludes the Private Warrants from being indexed to the Company’s own stock. For Representative Warrants, net cash settlement is assumed under ASC 815-40 as the Company is required to deliver registered shares to the purchasers of Representative Warrants. Therefore, both the Private Warrants and the Representative Warrants are recognized as warrant liabilities on the Consolidated Balance Sheet at fair value, with subsequent changes in fair value recognized in the Consolidated Statement of Operations and Comprehensive Loss at each reporting date until exercised.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(o) Convertible notes

Under the Fair Value Option Subsection of ASC Subtopic 825-10, Financial Instruments — Overall (“ASC 825”), the Group has an irrevocable option to designate certain financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in the statement of operations. Changes in fair value do not include accrued interest on debt instruments. Any changes in the fair value of liabilities resulting from changes in instrument-specific credit risk are reported in other comprehensive (loss) gain. The Group separately measures changes attributed to instrument-specific credit risk by calculating the difference between the overall change in the fair value of the instrument and the change attributed to fluctuations in the relevant risk-free.

The Group elected the fair value option for its convertible notes, and the Group believes the fair value option best reflects the economics of the underlying transaction. See Note 14 for details.

(p) Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(q) Revenue recognition

The Group’s revenues are generated from sales of smart electric vehicles and auto parts and materials.

The Group recognizes revenues pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, reduced by value added tax (“VAT”). To achieve the core principle of this standard, the Group applies the following five steps:

1.      Identification of the contract, or contracts, with the customer;

2.      Identification of the performance obligations in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of the revenue when, or as, a performance obligation is satisfied.

The Group recognizes revenues pursuant to Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised smart electric vehicles is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those products net of and value added tax. Revenue recognition policy for the revenue stream is as follows:

Sales of smart electric vehicles

The Group generates revenue from sales of smart electric vehicles through purchase orders. The Group identified only one performance obligation to provide customers with vehicles, at a fixed price stated in the purchase orders. Full prepayment is required before or upon the Group’s delivery of the vehicles. Revenue is recognized at a

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

point of time upon the customer’s acceptance of the smart electric vehicles. The Group is deemed as the principal, recognizing revenue on a gross basis as the Group the Group is primary responsible for fulfilling the contract, bears the inventory risk, and has the discretion in establishing the sales price.

In the normal course of business, the Group’s warranties are required by the law and related to the risk of purchasing defective products. In addition, the Group would not sell a warranty separately. Accordingly, warranty costs are treated as a cost of fulfillment subject to accrual, rather than a performance obligation.

The Group recognizes a warranty liability at the time of sale based on historical warranty claim experience and other relevant factors. The estimated warranty costs are recorded as cost when the related revenue is recognized. Actual repair and replacement costs are charged against the warranty liability as incurred.

In the instance that a customer selects to pay by installments for vehicles under an auto financing program provided to the customers by the Group, such arrangement contains a significant financing component and as a result, the transaction price is adjusted to reflect the impact of time value of the transaction price using an applicable discount rate (i.e. the interest rates of the loan reflecting the credit risk of the borrower). Interest income from such arrangements with a significant financing component is presented as other income. Receivables related to the vehicle installment payment are expected to be repaid by customers beyond one year of the dates of the financial statements are recognized as non-current assets. The difference between the gross receivable and the respective present value is recorded as unearned interest income. Interest income from such arrangements with a significant financing component is presented separately from revenue from contracts with customers.

Sales of auto parts and materials

The Group generates revenue from sales of auto parts and materials through purchase orders. The Group considers that there is only one performance obligation to provide customers the specific materials explicitly stated in a sales contract under ASC 606. The transaction price is explicitly agreed on contracts and fixed without any variable consideration. The Group recognizes revenues at a point in time when the control of the auto parts and materials is transferred to the customer upon the customer’s pickup and acceptance of auto parts and materials.

(r) Warranties

The Group provides a one-year manufacturer’s standard warranty on all vehicles sold. The Group accrues a warranty reserve for the vehicles sold by the Group, which includes the Group’s best estimate of the future costs to be incurred in order to repair or replace items under warranties and recalls when identified. These estimates were made based on actual claims incurred to date and an estimate of the nature, frequency and magnitude of future claims with reference made to the past claim history. These estimates are inherently uncertain given the Group’s relatively short history of sales, and changes to the Group’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve is expected to be incurred within the next 12 months and included within accrued expenses and other liabilities on the consolidated balance sheets. Warranty expense is recorded as a component of cost of sales in the consolidated statements of comprehensive loss.

The Group’s standard warranty is an assurance-type warranty, as it is required by law and is intended to provide assurance that the vehicles comply with agreed-upon specifications. The Group does not consider standard warranty as being a separate performance obligation as it is intended to provide greater quality assurance to customers and is not viewed as a distinct obligation. Accordingly, standard warranty is accounted for in accordance with ASC 460, Guarantees.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(s) Litigation

The Group and its operations from time to time may be parties to or targets of lawsuits, claims, investigations, and proceedings including product liability, personal injury, patent and intellectual property, commercial, contract, environmental, health and safety, and environmental matters, which are handled and defended in the ordinary course of business. The Group accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Group accrues the minimum amount.

(t) Research and development expenses

Research and development expenses consist primarily of design and development expenses with new technology, payroll and related expenses for research and development professionals, materials and supplies and other R&D related expenses. Research and development expenses are expensed as incurred.

(u) General and administrative expenses

General and administrative expenses mainly consist of (i) staff cost and depreciation related to general and administrative personnel, (ii) share-based compensation, (iii) professional service fees, (iv) allowance for expected credit losses, (v) properties rental fees, and (vi) other corporate expenses.

(v) Selling and marketing expenses

Selling and marketing expenses mainly consist of marketing, promotional and advertising expenses. The advertising expenses were nil, US$0.8 million and US$5.7 million for the years ended December 31, 2025, 2024 and 2023, respectively.

(w) Share-based compensation

Share-based awards granted to eligible employees, officers, directors, and non-employees, including unvested shares, are measured at fair value on grant date and are classified as equity awards in accordance with ASC 718, Compensation-Stock Compensation.

For the share-based awards granted with only service conditions that have a graded vesting schedule, share-based compensation expenses are recognized using the graded vesting method, over the requisite service period, which is generally the vesting period. The Group elects to recognize the effect of forfeitures in compensation costs when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.

The Group’s share-based awards primarily consist of restricted share awards, the details of which are disclosed in Note 20. The fair value of restricted shares granted is determined based on the fair value of the underlying ordinary shares of AIIO on the grant date, which is based on the quoted market price of AIIO’s ordinary shares on the Nasdaq Global Market.

(x) Employee benefits

The Company’s subsidiaries in PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of operations and comprehensive loss amounted to approximately nil, US$0.8 million and US$1.8 million for the years ended December 31, 2025, 2024 and 2023, respectively.

(y) Leases

Prior to the adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance including ASU No. 2017-13, ASU No. 2018-10, ASU No. 2018-11, ASU No. 2018-20, and ASU No. 2019-01 (collectively, “Topic 842”), operating leases were not recognized on the consolidated balance sheets, instead, rental expenses with fixed payments were recognized on a straight-line basis over the lease term.

At the inception of a contract, the Group determines if the arrangement is, or contains, a lease. Operating lease liabilities are recognized at lease commencement based on the present value of lease payments over the lease term. Operating lease right-of-use assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred and less any lease incentives received. As the rate implicit in the lease cannot be readily determined, the Group uses incremental borrowing rate at the lease commencement date in determining the imputed interest and present value of lease payments. The incremental borrowing rate is determined based on the rate of interest that the Group would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment. The lease term for all of the Group’s leases includes the non-cancellable period of the lease plus any additional periods covered by either a Group’s option to extend (or not to terminate) the lease that the Group is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. For operating leases, the Group recognizes a single lease cost on a straight-line basis over the remaining lease term.

The Group has elected not to recognize right-of-use assets or lease liabilities for leases with an initial term of 12 months or less and the Group recognizes lease expense for these leases on a straight-line basis over the lease terms.

(z) Income taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Group’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special

ROBO.AI INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

circumstances, where the underpayment of taxes is more than RMB100,000 ($13,913). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Group accrued income tax payable of US$9 as of December 31, 2025 and 2024. The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations and comprehensive loss for the years ended December 31, 2025, 2024 and 2023 respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(aa) Foreign currency transactions and translations

The functional and reporting currency of the Company is the United States Dollar (“US$”). The Company’s operating subsidiaries in China, Dubai and the United States use their respective currencies Renminbi (“RMB”), United Arab Emirates Dirham (“AED”), and US$ as their functional currencies.

The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive loss included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the financial expenses in consolidated statements of operations and comprehensive loss.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:

Balance sheet items, except for equity accounts	As of December 31,
	2025	2024
US$ against RMB	6.9931	7.2993
US$ against AED	3.6728	3.6726
Items in the statements of operations and comprehensive loss, and statements of cash flows	For the years ended December 31,
	2025	2024	2023
US$ against RMB	7.1875	7.1957	7.0809
US$ against AED	3.6729	3.6726	3.6843

No representation is made that the RMB and AED amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(ab) Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Shares issuable for little to no consideration upon the satisfaction of certain conditions are considered as outstanding shares and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

included in the computation of basic loss per share as of the date that all necessary conditions have been satisfied. Net losses are not allocated to other participating securities if based on their contractual terms they are not obligated to share the losses.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares, using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive.

(ac) Segment reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) identified as the Group’s Chief Executive Officer, relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting.

Geographic information

The majority of the Group’s long-lived assets as of December 31, 2025 and 2024, were located in the Mainland China, the United States, the United Arab Emirates. The following table sets forth the disaggregation of the Groups long-lived assets by geographic area:

	As of December 31,
	2025	2024
The United States	$—	$151
The United Arab Emirates	408	6,125
Mainland China	36	2,637
Total	$444	$8,913

Long-lived assets as presented above include property and equipment, intangible assets, and right-of-use assets. The disclosure also includes certain non-tangible and financial assets (e.g., PIPE escrow account) for informational purposes, although these are not classified as long-lived assets under ASC 280.

(ad) Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40). The ASU requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization, within relevant income statement captions. This ASU also requires disclosure of the total amount of selling expenses along with the definition of selling expenses. The ASU is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Adoption of this ASU can either be applied prospectively to consolidated financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the consolidated financial statements. Early adoption is also permitted. This

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASU will result in the required additional disclosures being included in the consolidated financial statements, once adopted. The Group is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statement.

In January 2025, the Financial Accounting Standards Board (“FASB”) updated 2025-01: Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. Public business entities must adopt the guidance in Update 2024-03 for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The update clarifies that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Group is evaluating the impact the updated guidance will have on its consolidated financial statements and disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). The amendments in ASU 2025-05 provide entities with a practical expedient to simplify the estimation of expected credit losses on current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606, Revenue from Contracts with Customers (“ASC 606”) by allowing the assumption that current conditions as of the balance sheet date will not change during the remaining life of the asset. ASU 2025-05 is effective for the Company for its for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Group is currently evaluating the impact ASU 2025-05 will have on its consolidated financial statements.

In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (“Topic 815”) and Revenue from Contracts with Customers (“Topic 606”): Derivatives Scope Refinements and Scope Clarification for Share-Based Noncash Consideration from a Customer in a Revenue Contract (“ASU 2025-07”). ASU 2025-07, expands an existing scope exception under Topic 815 to exclude non-exchange-traded contracts where the underlying is based on the operations or activities specific to one of the contract parties. The Group is currently evaluating the impact that this update will have on the consolidated financial statements.

In November 2025, the FASB issued ASU 2025-08, Financial Instruments — Credit Losses (“Topic 326”): Purchased Loans (“ASU 2025-08”). The amendments expand the population of acquired loans subject to the gross-up approach, treating non-credit-deteriorated loans (excluding credit cards) as “seasoned” if purchased at least 90 days after origination or acquired in a business combination. ASU 2025-08 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Group is currently evaluating the impact that this update will have on the consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31,
	2025	2024
Accounts receivable	$5,333	$5,333
Less: Allowance for expected credit losses	(5,333)	(5,333)
Accounts receivable, net	$—	$—

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

4. ACCOUNTS RECEIVABLE, NET (cont.)

As of December 31, 2025 and 2024, the accounts receivable remained outstanding assessed as uncollectible and a full allowance for expected credit losses had been recognized.

The movement of allowance for credit losses for the years ended December 31, 2025, 2024 and 2023 were as follows:

	For the years ended December 31,
	2025	2024	2023
Balance at the beginning of the year	$5,333	$7,777	$—
Addition during the year	—	1,493	7,766
Written off during the year	—	(3,951)	—
Effect of exchange rate differences	—	14	11
Balance at the end of the year	$5,333	$5,333	$7,777

5. ADVANCE TO SUPPLIERS, NET

Advance to suppliers, net consisted of the following:

	As of December 31,
	2025	2024
Advance to suppliers	$43,366	$43,194
Less: impairment loss	(43,366)	(43,051)
Advance to suppliers, net	$—	$143

The movement of impairment loss for the years ended December 31, 2025, 2024 and 2023 were as follows:

	For the years ended December 31,
	2025	2024	2023
Balance at the beginning of the year	$43,051	$42,523	$—
Addition during the period	820	1,546	42,478
Reversal during the period	(693)	(897)	—
Effect of exchange rate differences	188	(121)	45
Balance at the end of the year	$43,366	$43,051	$42,523

6. INVENTORIES, NET

Inventories, net consisted of the following:

	As of December 31,
	2025	2024
Smart electric vehicles	$267	$1,313
Auto parts and other materials	—	1,110
Total	$267	$2,423

During the years ended December 31, 2025, 2024, and 2023, the Group recognized inventory write-downs of US$0.1 million, US$0.9 million and US$16.1, respectively, within cost of revenues. The write-down in 2025 and 2024 was primarily due to the estimated net realizable value of the related inventories falling below their carrying cost.

During the years ended December 31, 2025, 2024, and 2023, the Group recognized inventory write-off of US$0.4 million, nil, and nil, respectively, within other income (expenses), net.

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(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2025	2024
Amounts due from export agents(i)	$28,057	26,810
Prepaid expenses(ii)	—	$7,386
Deductible input VAT(iii)	3,150	3,015
Deposits(iv)	741	1,572
Prepaid investment funds(v)	1,606	—
Advance to staff	59	696
Others	—	7
Less: allowance for expected credit losses	(28,057)	(2,389)
Less: impairment losses	(3,150)	(8,398)
Prepaid expenses and other current assets, net	$2,406	$28,699

The movement allowance for expected credit losses for the years ended December 31, 2025, 2024 and 2023 were as follows:

	For the years ended December 31,
	2025	2024	2023
Balance at the beginning of the year	$2,389	$—	$—
Addition during the period	24,898	2,423	—
Effect of exchange rate differences	770	(34)	—
Balance at the end of the year	$28,057	$2,389	$—

The movement of impairment losses for the years ended December 31, 2025, 2024 and 2023 were as follows:

	For the years ended December 31,
	2025	2024	2023
Balance at the beginning of the year	$8,398	$20,182	$—
Addition during the period	4,192	593	20,187
Write off during the period	(9,580)	(12,259)	—
Effect of exchange rate differences	140	(118)	(5)
Balance at the end of the year	$3,150	$8,398	$20,182

____________

(i)      In April 2023, NWTN Zhejiang entered into vehicle sales agreements with entities including Jizhida’an (Jinhua) Technology Co., Ltd (hereinafter referred to as “Jizhida’an”). Pursuant to these agreements, the vehicles to be sold would be transferred to export agents (such as China National Vehicles IMP. & EXP. Co., Ltd, hereinafter referred to as “Vehicles IMP. & EXP.”) and then purchased by FZCO through separate vehicle sales agreements. These sales agreements were procedural in nature, in order to facilitate the process of vehicles exportation from Mainland China to the Group’s factory in the UAE. In this regard, the Group did not recognize revenue or cost. In addition, the transaction price would be separately settled under each agreement, therefore, the Group recognized the receivables from Jizhida’an in prepaid expenses and other current assets and payables to Vehicles IMP. & EXP in accounts payable. For the years ended December 31, 2025 and 2024, the Group recognized credit losses for the receivables of US$25.7 million and US$2.4 million, respectively, based on the management’ estimation of the collectability of the amounts due from vehicle import and export.

(ii)     Prepaid expenses primarily consisted of directors’ and officers’ insurance expenses to be amortized within a year and prepaid commission expenses for financing and marketing services, advance payment for the potential investment or acquisition as of December 31, 2025 and 2024. For the years ended December 31, 2025 and 2024, the Group recognized

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS (cont.)

impairment losses for the prepaid expenses of US$0.3 million and US$7.2 million, respectively, based on the management’ estimation of the recoverability. For the year ended December 31, 2025, the Group wrote off certain prepayments of approximately US$7.5 million, which had been fully provided for impairment, as management determined that there was no reasonable expectation of receiving the related goods or services or recovery of the amounts. Accordingly, as of December 31, 2025, there were no remaining balances related to these impaired prepayments.

(iii)    Deductible input VAT will be expected to be utilized in the future, and there is no expiry of the deductible input VAT as per the country’s jurisdiction. For the year ended December 31, 2025, the Group recognized impairment losses for the prepaid expenses of US$3.2 million based on the management’ estimation of the recoverability.

(iv)    Deposits mainly consisted of property rental deposits, car rental deposits and export agent deposits. For the years ended December 31, 2025 and 2024, the Group recognized impairment losses of US$0.8 million and US$0.6 million, respectively, based on the management’ estimation of the collectability of the deposits. For the year ended December 31, 2025, the Group wrote off certain receivables of approximately US$1.4 million, which had been provided for, as management determined that there was no reasonable expectation of recovery. Accordingly, as of December 31, 2025, the remaining balance of these deposits was US$0.7 million.

(v)      Prepaid investment represents shares issued in advance in connection with a proposed investment in Aitos pursuant to a share purchase agreement entered into on September 18, 2025. Under the agreement, the Company agreed to acquire 1,745 ordinary shares of Aitos, representing 16.58% of Aitos’s issued and outstanding shares, for total consideration of US$8.29 million, which will be settled through the issuance of 5,181,250 Class B ordinary shares of the Company at a price of US$1.60 per share. For accounting purposes, the prepaid investment was measured based on the fair value of the Company’s Class B ordinary shares on December 19, 2025, the date the shares were issued. As of December 31, 2025, the transaction has not yet been completed. Accordingly, the consideration paid in advance has been recorded as prepaid investment.

8. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31,
	2025	2024
Vehicles held for use(i)	$452	$3,234
Production facilities	2,767	2,748
Electronic equipment(i)	641	775
Furniture(i)	193	283
Leasehold improvement	114	114
Battery and charging swap infrastructure(i)	101	106
Less: Accumulated depreciation	(710)	(1,599)
Less: Impairment of property and equipment(i)	(3,201)	(3,159)
Property and equipment, net	$357	$2,502

____________

(i)      For the year ended December 31, 2025, the Group recognized a loss of US$1.2 million on the disposal of certain property and equipment, including vehicles held for use, primarily due to management’s disposal of assets that had become obsolete or were not adequately maintained.

(ii)     Accumulated impairment loss of property and equipment was US$3.2 million as of December 31, 2025 and 2024, which was recognized on certain property and equipment associated with vehicle manufacturing.

Depreciation expenses were US$0.7 million, US$0.8 million and US$0.8 million for the years ended December 31, 2025, 2024 and 2023, respectively.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

8. PROPERTY AND EQUIPMENT, NET (cont.)

Impairment made for property and equipment was as follows:

Amounts
Balance as at December 31, 2022	$—
Impairment made during the period	3,183
Effect of exchange rate differences	3
Balance as at December 31, 2023	$3,186
Impairment made during the period	—
Effect of exchange rate differences	(27)
Balance as at December 31, 2024	$3,159
Impairment made during the period	—
Effect of exchange rate differences	42
Balance as at December 31, 2025	$3,201

9. PIPE ESCROW ACCOUNT

In September 2022, NWTN and Al Ataa Investment LLC (“PIPE Investor” or the “Pledgee”), a company incorporated in Abu Dhabi Global Market entered into a PIPE Subscription Agreement for PIPE Investor investing US$200 million into NWTN. Following the execution of PIPE Subscription Agreement, in September 2022, seven shareholders of ICONIQ (“Pledgor”), and PIPE Investor entered into a cash pledge agreement (the “Cash Pledge Agreement”). The Cash Pledge Agreement shall take effect and shall expire two years from November 14, 2023, the date the Pledgee transfers the full amount of US$200 million into NWTN. Pursuant to the Cash Pledge Agreement, the Pledgor agreed to pledge as following:

(a)     To cover Pledgee’s PIPE investment in NWTN by reimbursing the Pledgee the difference between the sales price of Pledgee’s NWTN stocks in open market and the US$10.26 book value of Pledgee’s holding shares, if the sales price is lower than the US$10.26 book value, for a period of 24 months.

(b)    To award Pledgee’s PIPE investment in NWTN by guaranteeing the Pledgee a minimum 15% annual return on its remaining holding of NWTN shares for a period of 24 months, to be paid on a semi-annual basis. In the event of an investment exit by the Pledgee, any accrued annual 15% return payments must be paid to the Pledgee calculated up to the exit date.

In addition, NWTN, FIRST ABU DHABI BANK PJSC (the “Escrow Agent”), and an affiliate entity of PIPE Investor entered into an Escrow Agreement. Pursuant to the Escrow Agreement, NWTN agreed to open an account (the “Escrow Account”) and credit the sum of US$100 million (the “Escrow Amount”) into the Escrow Account as cash pledge for the disbursements stated in the agreements. Pledgor is the obligator of the following disbursements, if any. In 2022, the Escrow Account was opened in the name of a subsidiary of Al Ataa, and NWTN had disbursed US$100 million into the account, which presented as PIPE escrow account on the consolidated balance sheet for the presented period.

Key terms of Escrow Agreement were as follows:

(a)     Escrow Account is a non-interest-bearing account.

(b)    Escrow Amount would be transferred a minimum 15% annual return to PIPE Investor on PIPE Investor’s holding of NWTN’s ordinary shares for a period of 24 months, to be disbursed on semi-annual basis. In the event of an investment exit by PIPE Investor, any accrued annual 15% return payments must be paid to the PIPE Investor calculated up to the exit date.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

9. PIPE ESCROW ACCOUNT (cont.)

(c)     NWTN’s market share price (VWAP of 10 days,1 month, 3 months) and PIPE Investor’s share selling plan for the following 6 months, if any, is to be evaluated on a quarterly basis. At times of market price of NWTN’s shares drop below US$10.26 and the total difference between market price and US$10.26 (plus the shortage to make guaranteed 15%minimum annual return) exceeds the escrow account balance of US$100 million, NWTN should deposit additional funds to make up the difference.

(d)    3 months after (b) above is executed, the escrow account will be reviewed. If the market value of NWTN’s shares has recovered, funds over the needed US$100 million escrow will be redirect back to NWTN’s business operating account.

(e)     Escrow Agent shall release the Escrow Amount and transfer such amount less any amounts which Escrow Agent is entitled to retain to NWTN in 3 business days after November 9, 2024.

In accordance with Codification of Staff Accounting Bulletins Topic 5: Miscellaneous Accounting — T. Accounting for Expenses or Liabilities Paid by Principal Stockholder(s) (SAB 5T), as the Pledgor is obligated to pay the 15% annual return on a semi-annual basis to the Pledgee, which should be reflected as an expense in the Group’s financial statements with a corresponding credit to contributed (paid-in) capital. The minimum 15% guaranteed annual return on Al Ataa’s holding shares is recognized as financial expenses during the execution period and the actual disbursements to Al Ataa will be recognized as additional paid-in capital as incurred.

For the years ended December 31, 2025, 2024 and 2023, the Group incurred financial expenses related to the 15% guaranteed annual return totaling nil, US$26.1 million and US$30.0 million, respectively. During 2023 and early 2024, the Group made advance payments to the PIPE Investor amounting to US$15.0 million and US$45.0 million, respectively, on behalf of the Pledgors. As the Pledgors have not reimbursed the Group for these payments, the Group recorded amounts due from the Pledgors of US$15.0 million on August 29, 2023 and US$45.0 million on July 1, 2024, respectively, with corresponding credits to additional paid-in capital, reflecting a deemed capital contribution.

On September 7, 2023, Mr. Alan Wu, the former CEO of the Company, the Group, and the investor entered into a loan agreement under which the Company was permitted to withdraw $30 million from the account for a three-month period. The withdrawn amount bore an annualized interest rate of 10%, which was recognized as an interest expense in 2023.

On July 1, 2024, an addendum was signed to restructure the original loan agreement. Under the revised terms, the Group agreed to transfer $10 million to the investor, thereby terminating the loan agreement. The Group considered the $10 million as a fund usage fee and recognized it as a financial expense in 2024.

After evaluating the collectability of these amounts, the Group recorded a full provision for the amounts due from the Pledgors as of December 31, 2025 and 2024, respectively. See Note 24, Related Party Transactions, for further details.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

10. LONG-TERM INVESTMENT

	Equity investments accounted for using the equity method	Equity investments without readily determinable fair values
Balance as of December 31, 2022	$—	$—
Investment made(i)	—	15,918
Balance as of December 31, 2023	$—	$15,918
Impairment loss of investment(i)	—	(15,918)
Balance as of December 31, 2024	$—	$—
Investment made	—	—
Balance as of December 31, 2025	$—	$—

____________

(i)      On December 28, 2023, The Group entered into an equity investment term sheet with W. Motors Automotive Group Holding Limited (“W. Motors”), a private company, pursuant to which the Group agreed to issue 308,171 Class B ordinary shares as consideration for its unpaid research and development service fees, and an additional 2,070,000 Class B ordinary shares in exchange for a 5% equity interest in W. Motors. As the Group has neither obtained control over nor been able to exert significant influence on the investee before or after the transaction, the investment is accounted for as a long-term equity investment without readily determinable fair values and measured at cost, and less impairment if any. Given that the fair value of the Group’s ordinary shares is more reliably measurable, being listed on a public exchange, the investment was initially recognized at the fair value of the shares issued by the Group, amounting to approximately US$15.9 million.

As of December 31, 2024, the Group made full impairment on the long-term investment in W. Motors due to the investee’s net liability position.

11. ACCOUNTS PAYABLE

Accounts payable represent obligations of the Group to suppliers for purchases of vehicles held for sale and raw materials. The Group generally receives credit terms ranging from 0 to 180 days. As of December 31, 2025 and 2024, accounts payable totaled US$29.3 million and US$25.3 million, respectively.

12. LOANS FROM A THIRD PARTY

As of December 31, 2025 and 2024, loans from a third party consisted of the principal and legal fees for the loans from Tianjin Yizhong Jinshajiang Equity Investment Fund Partnership (“Yizhong”). In 2016 and 2017, Tianqi Group entered into two convertible debt agreements with Yizhong. According to the agreements, Yizhong provided loans of US$18.0 million (RMB115.0 million) to the Group. The interest rate for the loans were 8% interest rate per annum, and Yizhong could convert the principal without accrued interest into equity interest of Tianqi Group within one year from the date of signing the agreements. Yizhong didn’t exercise the conversion right in 2017 and 2018, and the Group should repay the principal and the accrued interests to Yizhong. In 2021, Yizhong filed against the Group to claim for the repayment of the accrued interests, legal fees and other fees related to the lawsuit.

In 2022, Yizhong and the Group agreed to an instalment plan, which allowed the Group to repay the outstanding obligations totalling US$21.7 million (RMB157.4 million) through August 2022 to December 2023. Considering the Group was experiencing financial difficulties and the instalment plan was offering a concession to the Group, therefore, the Group accounted for the instalment plan as a trouble debt restructuring involving a modification of debt terms. The difference of US$0.7 million (RMB 4.4 million) between the carrying value and the future undiscounted cash flow under the instalment plan was recognized in other income (expense), net in 2022.

Tianqi Group executed the instalment plan and repaid the accrued interests and part of the legal fees in the amount of US$6.1 million (RMB 41.4 million) for the year ended December 31, 2022. During 2023, Tianqi Group repaid in the amount of US$7.9 million (RMB56.0 million) according to the instalment plan, leaving a total of

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

12. LOANS FROM A THIRD PARTY (cont.)

US$8.5 million (RMB60.0 million) in debt obligations to Yizhong outstanding. Accordingly, the Group accrued default interests of US$1.8 million, US$1.7 million and US$3.6 million as interest expense, net for the years ended December 31, 2025, 2024 and 2023. As of December 31, 2025, the outstanding balance remains US$15.9 million.

Pursuant to the supplemental settlement agreement dated August 8, 2025, a third-party guarantor provided a joint and several liability guarantee for the Group’s repayment obligations under the instalment plan to Yizhong.

On August 25, 2025, the board of directors approved the settlement of a debt of US$12.5 million (RMB90.0 million) owed by Tianqi Group to Yizhong. Pursuant to the approved arrangement, the Group will issue 10,000,000 Class B ordinary shares to the third-party guarantor, acting as the designated shareholding entity on behalf of Yi Zhong, at a price of US$1.25 per share. This third-party guarantor will sell the shares in the public market and remit the proceeds to Yi Zhong to settle the outstanding debt. As of the issuance of the consolidated financial statements, no shares had been issued under the arrangement.

13. WARRANTS

In connection with the Business Combination, the Company assumed 14,840,000 warrants from East Stone (the “Warrants”), which consisted of 13,800,000 Public Warrants, 350,000 Private Warrants and 690,000 Representative Warrants. The Public Warrants met the criteria for equity classification and the Private Warrants and Representative Warrants are classified as liability.

Common Stock Warrants became exercisable on the later of (a) the completion of the Business Combination or (b) 12 months from the closing of the initial public offering (“IPO”) (February 19, 2020). The common stock warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Public Warrants

As of December 31, 2025 and 2024, the Company had 12,524,392 and 12,524,392 Public Warrants outstanding, respectively. Each whole Public Warrant entitles the registered holder to purchase one-half share of the Company’s Class B ordinary share at a price of US$11.50 per share, subject to the following conditions discussed below.

The Company may redeem the Public Warrants in whole and not in part, at a price of US$0.01 per Warrant:

•        at any time while the Warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds US$18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading days period ending on the third trading business day prior to the notice of redemption to Warrant holders, and,

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

13. WARRANTS (cont.)

at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the trust account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such warrants. Accordingly, the warrants may expire worthless.

Detail related to Public Warrant activity was as follows:

Public Warrants	Number of Warrants	Weighted Average Exercise Price
Balances as of December 31, 2022	12,526,392	$11.50
Exercised	(2,000)	11.50
Balances as of December 31, 2023	12,524,392	$11.50
Exercised	—	11.50
Balances as of December 31, 2024	12,524,392	$11.50
Exercised	—	11.50
Balances as of December 31, 2025	12,524,392	$11.50

For the years ended December 31, 2025, 2024 and 2023, nil, nil and 2,000 Public Warrants were exercised with the gross proceeds of nil, nil and US$0.01 million, respectively.

Warrant liabilities

As of December 31, 2025 and 2024, the Company had 350,000 Private Warrants, and 690,000 Representative Warrants outstanding, respectively. Each whole Private Warrants entitles the registered holder to purchase one-half share of the Company’s Class B ordinary share at a price of US$11.50 per share, while each whole Representative Warrants entitles one Class B ordinary share at a price of US$12.00 per share.

The Private Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Representative Warrants are different from Public and Private Warrants. The exercise price of Representative Warrants is US$12.00 and is non-redeemable. Representative’s Warrants have been deemed compensation by FINRA and were subject to a lock-up period.

As of December 31, 2025, the remaining contractual terms for the outstanding Private Warrants and Representative Warrants to purchase the Company’s ordinary shares were each 1.9 years.

14. CONVERTIBLE NOTES

On December 10, 2025, the Company entered into a securities purchase agreement with JAK Mobility Ventures II LLC (“JAK”, “the investor”), under which the Company may issue, and JAK may purchase, convertible notes (the “Notes”) in an aggregate principal amount of up to $80 million, in multiple closings, subject to certain conditions. The initial closing occurred on December 10, 2025, at which time the Company issued a convertible note with a principal amount of $8.5 million. After deducting the original issue discount and transaction costs, the Company received net proceeds of approximately $7.14 million.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

14. CONVERTIBLE NOTES (cont.)

The Notes mature two years after issuance, bear no interest, and rank pari passu with all other Notes. Upon an Event of Default, the Notes accrue interest at 14% per annum. The Notes are convertible, in whole or in part at any time after issuance, into conversion shares in an amount equal to the (i) product of the principal being converting and 110%, divided by (ii) the lower of (A) the closing price on the day prior to the issuance date and (B) the greater of (I) 90% of the lowest daily VWAP (as defined in the Securities Purchase Agreement) during the 10 Trading Days (as defined in the Securities Purchase Agreement) prior to conversion and (II) the Floor Price (as defined in the Securities Purchase Agreement). The Initial Note matures on December 10, 2027 and has an initial conversion price of US$0.58 per Class B ordinary share.

Proceeds from the Notes are to be used for general corporate purposes and working capital, with up to $1.0 million available for debt repayment, share repurchase, or litigation settlement. The Company also agreed to customary restrictions on issuing additional equity or entering into certain subsequent placements during the covenant period.

The Company has elected to recognize the convertible note at fair value and therefore there was no further evaluation of embedded features for bifurcation. The Company engaged third party valuation firm to perform the valuation of convertible note. The fair value of the convertible note is calculated using the Scenario-based Discounted Cash Flows with Monte Carlo Simulation Model (the “Monte Carlo Model”). The major assumptions used in the Monte Carlo Model are as follows:

	December 10, 2025	December 31, 2025
Risk-free interest rate	3.5981%	3.5656%
Expected life	2 years	1.94 years
Share price	$0.57	$0.31
Volatility	65.55%	65.98%
Conversion Multiple Threshold	1.17x	1.17x

Sensitivity Analysis of Convertible Notes

The fair value of the convertible notes is subject to changes in certain key assumptions, among which the conversion multiple threshold is one of the most significant unobservable inputs.

The conversion multiple threshold represents management’s estimate of the level at which conversion is economically rational and directly impacts the probability and timing of conversion events.

The following table presents a sensitivity analysis of the fair value of the convertible notes as of December 10, 2025 and December 31, 2025, assuming changes in the conversion multiple threshold while all other inputs are held constant. The sensitivity range reflects management’s reasonably possible variation in this unobservable input based on internal estimates and market comparables. Amounts are presented in thousands.

	1.10x	1.17x	1.20x
As of December 10, 2025	10,613	11,124	11,415
As of December 31, 2025	10,478	11,126	11,415

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

15. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2025	2024
Contingent liabilities of Jinghong Dispute(i)	$26,458	$22,904
Contingent liabilities of Loop Dispute(ii)	15,793	14,677
Payroll payable(iii)	8,138	6,137
Lawsuit provision(iv)	5,159	7,360
Accrued expense	5,472	4,343
Output VAT(v)	661	627
Warranty provisions	—	472
Borrowing from a third party	123	172
Others	370	129
Total	$62,174	$56,821

____________

(i)      On May 18, 2022, Tianjin Jinghong Investment Development Group Co., Ltd. (“Jinghong”) filed proceedings with the Group. And the verdict was issued on July 20, 2023 that the Group was ordered to bear a total amount of approximately RMB162.7 million (US$22.9 million), covering equity transfer consideration, disbursement and other relevant expense, which was recognized in accrued expense and other liabilities as of December 31, 2023. As of December 31, 2024, the amount increased to RMB167.2 million (US$22.9 million) with RMB5.7 million (US$0.8 million) of interests accrued on continuous extensions and repayment of RMB1.2 million (US$0.2 million). As of December 31, 2025, the amount increased to RMB185.0 million (US$26.5 million) with RMB17.8 million (US$2.6 million) of interests accrued on continuous extensions for the year ended December 31, 2025. As of the issuance date of the consolidated financial statements, this amount remains outstanding.

(ii)     On May 3, 2023, a winding up petition was brought by Loop Capital Markets LLC (“Loop Capital”) against ICONIQ before Cayman Grand Court (the “Loop Capital Petition”), claiming a total amount of US$10.1 million and warrants totaling 2 million units pursuant to an engagement letter dated February 11, 2022. The dispute was concluded in January 2025 and the Group was ordered by the arbitrator to pay a total of US$14.7 million to settle all claims and counterclaims. As of December 31, 2025 the amount increased to US$15.8 million with US$1.1 million of interests accrued on continuous extensions for the year ended December 31, 2025. As of the issuance date of the consolidated financial statements, this amount remains outstanding.

(iii)    Payroll payable includes human resource litigation amounting to RMB6.3 million (US$0.8 million), which remained unpaid as of December 31, 2025 and the issuance date of the audited consolidated financial statements.

(iv)    Lawsuit provision represented liabilities accrual for closed and on-going lawsuits the Group did not pay or make settlement. The Group regularly reviews these disputes to determine whether its accruals are adequate. The amount of ultimate loss may differ from these estimates.

In January 2023, NWTN Zhejiang invited Tiancheng Coating System Changzhou Co., Ltd. (“Tiancheng”) to bid for a coating production line project and Tiancheng was orally notified as the winning bidder to claim total amount plus interest of RMB94.7 million in February 2024. As of December 31, 2024, the Group considered to bear the obligation of this payment of RMB47.4 million (US$6.5 million), half of the total claimed amount. Subsequently, Tiancheng filed an appeal against the first-instance judgment. Tiancheng claimed that NWTN Zhejiang shall pay RMB30 million (US$4.3 million) as compensation for relevant losses resulting in reversal of RMB17.4 million (US$2.2 million) of the previous recognized lawsuit provision for the year ended December 31, 2025. As of December 31, 2025 and the issuance date of the audited consolidated financial statements, the second-instance proceedings remain ongoing, the Company considered to bear the obligation of this payment and US$4.3 million has been reflected in lawsuit provision.

Xingjing (Guangzhou) Technology Co., Ltd. (“Xingjing”) alleged that under a system development service contract signed in June 2023 for RMB2.6 million, NWTN Zhejiang paid only the initial 30% installment and defaulted on the remaining payments. Through court mediation on April 29, 2025, the parties agreed that NWTN Zhejiang would pay RMB1.8 million (US$0.3 million) by September 30, 2025; as of December 31, 2025 and the issuance date of the audited consolidated financial statements, this amount remains outstanding.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

15. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES (cont.)

Anfeirui Engineering Technology (Chengdu) Co., Ltd., Shanghai Zhuolun International Logistics Co., Ltd., Hangzhou Yarui Standard Technology Service Co., Ltd., Shanghai Longchuang Automotive Design Co., Ltd., Shanghai Luanming Automobile Technology Co., Ltd., and Shanghai Xundao New Energy Technology Co., Ltd. provided project management, freight forwarding services, technical standard certification services, mold development, supplied interior and exterior modification and customization services to the Group, respectively. However, they failed to collect the payments and sued the Group for totaling US$0.6 million.

Other than the disputes discussed above, as of December 31, 2025 and the issuance date of the audited consolidated financial statements, there were still seven closed lawsuits or mediation against the Group for unpaid claim amount, penalty and accrued interests with minors amounts, which also have been fully recorded as lawsuit provision. For the years ended December 31, 2024 and 2025, the Group recognized a lawsuit provision of $7.5 million and a reversal of $2.5 million, respectively.

(v)      The amounts of output VAT cannot be offset against input tax, since they are arising from different legal entities.

16. LEASES

The balances for the operating leases where the Group is the lessee are presented as follows:

	As of December 31,
	2025	2024
Operating lease right-of-use assets	$73	$6,383

Lease liabilities – current	$(4)	$(2,250)
Lease liabilities – non-current	—	(4,804)
Total operating lease liabilities	$(4)	$(7,054)

The components of operating lease expenses are as follows:

	For the years ended December 31,
	2025	2024	2023
Operating lease expense	$903	$2,767	$2,383
Short-term lease expense	283	314	2,252
Lease termination expense	56	74	—
Total lease expense	$1,242	$3,155	$4,635

Short-term leases included lease of offices, warehouse and others with a term of 12 months or less, which were excluded from the recognition of right-of-use assets or lease liabilities.

For the year ended December 2025, the Group derecognized right-of-use assets of $5.6 million and lease liabilities of $4.3 million in connection with lease terminations, resulting in a loss on lease termination of US$55,879, which was recognized in consolidated statements of operations.

Both operating lease expense, short-term lease expense and termination expense are recognized as general and administrative expenses and other expense.

Other information related to operating leases where the Group is the lessee is as follows:

	As of December 31,
	2025	2024
Weighted-average remaining lease term (in years)	0.50	2.99
Weighted-average discount rate	3.10%	4.31%

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

16. LEASES (cont.)

Because most of the leases do not provide an implicit rate of return, the Group used the incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

The following is a schedule of future minimum payments under the Group’s operating leases as of December 31, 2025:

For the year ended December 31,	Amounts
2026	$4
Total lease payments	4
Less: imputed interest	—
Total operating lease liabilities, net of interest	$4

17. OTHER INCOME (EXPENSES), NET

Other income (expenses), net by nature consisted of the following

	For the years ended December 31,
Nature	2025	2024	2023
Loss of Loop Dispute (see Note 15 for more details)	$—	$(14,677)	$—
Contingent liabilities for litigation (see Note 15 for more details)	2,488	(7,466)	—
Penalty due to breach of contracts	—	(543)	—
Transfer-out of input tax	—	(158)	—
Disposal loss of property and equipment (see Note 8 for more details)	(1,217)	—	—
Income from disposal of R&D vehicles	735	—	—
Loss on inventory write-off	(443)	—	—
Loss of Jinghong Dispute (see Note 15 for more details of Jinghong Dispute)	—	—	(22,971)
Write-off/settlement of long-outstanding receivables and payables	—	—	(1,418)
Individual income tax surcharge due to delayed payroll payments	—	—	(494)
Gain (expenses) incurred resulting from discrepancies in the enforcement payments	—	(135)	4,679
Individual income tax refund	8	121	—
Corporate income tax refund	164
Government subsidies	—	27	1,590
Gain from dissolution of a subsidiary (see Note 19 for more details)	—	—	90
Others	271	(9)	42
Total	$2,006	$(22,840)	$(18,482)

18. INTEREST EXPENSES, NET

	For the years ended December 31,
Nature	2025	2024	2023
Interest expenses on various loans and others	$(9,823)	$(2,756)	$(4,531)
Interest income on cash deposits in banks	21	65	1,283
Total	$(9,802)	$(2,691)	$(3,248)

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

18. INTEREST EXPENSES, NET (cont.)

Interest expense primarily consists of interest accrued on various borrowings, including loans from a third party (refer to Note 12, Loans from a Third Party) and interest expense accrued on Jinghong Dispute, Loop Dispute and others (refer to Note 15 Accrued expenses and other current liabilities).

19. DISSOLUTION OF A SUBSIDIARY

On June 27, 2023, the Group dissolved its subsidiary, Jiangsu ICONIQ New Energy Automobile Manufacturing Co., Ltd. (“Jiangsu ICONIQ”), which was wholly owned by Tianqi Group. Jiangsu ICONIQ had not conducted any material operations since its establishment in 2018. The dissolution did not represent a strategic shift and had no material impact on the Group’s overall business; therefore, it did not meet the criteria to be classified as a discontinued operation under ASC 205-20.

Upon completion of the dissolution, the remaining assets and liabilities of Jiangsu ICONIQ, totaling US$0.09 million, were written off from the consolidated balance sheets. The resulting gain was recognized in other income (expense), net as gain on dissolution of a subsidiary in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023.

20. SHARE-BASED COMPENSATION

Earnout shares

In connection with the Business Combination, each Class A ordinary share of ICONIQ that was issued and outstanding before the Transactions was cancelled and converted into the right to receive 90% of such number of NWTN’s Class A ordinary shares equal to the Exchange Ratio (as defined in the Business Combination Agreement, which is 32,715,010 shares); and the contingent right to receive 10% of such number of NWTN’s Class A ordinary shares equal to the Exchange Ratio, which is 3,635,001 shares (the “Earnout Shares”).

The Earnout Shares will be issued to Muse Limited (the company held by Mr. Alan Nan Wu, Executive Chairman of the Company) when the Company delivers 12 vehicles on an aggregate basis or would be adjusted if the Company has delivered less than 12 vehicles by the end of 2023.

The Earnout Shares are determined as compensation, which is a transaction separate from the reverse recapitalization. In addition, the issuance of Earnout Shares does not meet any condition to be classified as a liability under ASC 718, thus it should be classified as an equity financial instrument, and measured at fair value using the quoted market price on grant date, November 11, 2022, which is US$7.30 per share.

The Company evaluated and considered that the performance condition of delivering 12 vehicles would probably be achieved by the end of 2023. Thus, the Company should recognize compensation cost for awards with performance conditions. In addition, all terms and conditions of the Earnout Shares were approved and communicated to the grantee on November 11, 2022, which is considered the grant date under ASC 718. The requisite service period should be the shortest of the explicit, implicit or derived service periods, which is determined as the period from November 11, 2022, the grant date, to December 31, 2023.

In October 2023, the performance condition of delivering 12 vehicles is achieved and the Earnout Shares was issued to Muse Limited accordingly.

Share-based expenses recognized in general and administrative expenses were nil, nil and US$23.3 million for the years ended December 31, 2025, 2024 and 2023, respectively.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

20. SHARE-BASED COMPENSATION (cont.)

2022 Equity Incentive Plan

On August 25, 2025, the Group adopted the 2022 Equity Incentive Plan (“2022 Plan”), which permits the granting of share options, restricted share units, restricted shares, and other equity-based awards to employees, directors, and consultants of the Group. Under the Group’s 2022 Plan, RSUs and restricted shares may vest upon grant or over a period determined at the time of grant, and options will vest as specified in the individual award agreements. The purpose of the 2022 Plan is to attract, retain, and motivate key personnel by providing incentives through equity-based awards, aligning their interests with the long-term success of the Group.

Restricted Shares for existing employees

On August 25, 2025, the Group granted 15 active employees and five independent directors amounting to 43,544,217 restricted shares, and the fair value on the grant date of each restricted share was $1.39.

On September 17, 2025, the Group granted 1 active employee amounting to 800,000 restricted shares, and the fair value on the grant date of each restricted share was $1.93.

On November 28, 2025, the Group granted 1 active employee amounting to 7,142,857 restricted shares, and the fair value on the grant date of each restricted share was $0.70.

The vesting schedules of the share-based awards granted to employees vary depending on factors such as their employment commencement dates and contributions to the Company, as specified in the respective individual award agreements.

For the majority of employees, the vesting schedules are as follows:

•        Employees who joined the Company on or before July 28, 2023: 66% of the total granted shares vested on the grant date, and 17% of the total granted shares will vest on July 17, 2026 and July 17, 2027, respectively.

•        Employees who joined the Company between July 28, 2023 and July 19, 2024: 49% of the total granted shares vested on the grant date, and 17% of the total granted shares will vest on July 17, 2026, July 17, 2027 and July 17, 2028, respectively.

Accordingly, the share-based awards granted to employees contain only service conditions and follow a graded vesting schedule. As such, compensation expense related to these awards is recognized over the requisite service period using the graded vesting attribution method.

The following table summarized the Company’s restricted share activities under the 2022 Plan:

	Number of nonvested restricted shares	Weighted average fair value per ordinary share at the grant dates
Outstanding as of December 31, 2024	—	$—

Granted	51,487,074	$1.30
Vested	(21,166,544)	$1.39
Forfeited	—	$—

Outstanding as of December 31, 2025	30,320,530	$1.24

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

20. SHARE-BASED COMPENSATION (cont.)

Total share-based compensation expenses recognized for these restricted shares for the year ended December 31, 2025 were US$44,598,258. As of December 31, 2025, there was approximately US$22,472,203 of total unrecognized compensation cost related to unvested restricted shares. The unrecognized compensation costs are expected to be recognized over a weighted average period of 2.28 years.

Restricted Shares for external consultants

On August 25, 2025, the Group granted 5 external consultants amounting to 7,601,103 restricted shares, and the fair value on the grant date of each restricted share was $1.39.

The vesting schedules are as follows: 66% of the total granted shares vested on the grant date, and 17% of the total granted shares will vest on July 17, 2026 and July 17, 2027, respectively.

Accordingly, the share-based awards granted to external consultants contain only service conditions and follow a graded vesting schedule. As such, compensation expense related to these awards is recognized over the requisite service period using the graded vesting attribution method.

The following table summarized the Company’s restricted share activities under the 2022 Plan:

	Number of nonvested restricted shares	Weighted average fair value per ordinary share at the grant dates
Outstanding as of December 31, 2024	—	$—

Granted	7,601,103	$1.39
Vested	(5,016,727)	$1.39
Forfeited	—	$—

Outstanding as of December 31, 2025	2,584,376	$1.39

Total share-based compensation expenses recognized for these restricted shares for the year ended December 31, 2025 were US$8,005,939. As of December 31, 2025, there was approximately US$2,559,594 of total unrecognized compensation cost related to unvested restricted shares. The unrecognized compensation costs are expected to be recognized over a weighted average period of 1.55 years.

Other share-based compensation

In 2025, the Company issued 5,988,170 ordinary shares to 13 former employees to settle outstanding salaries and as compensation for their past employment or consulting services. For the year ended December 31, 2025, the Company recognized share-based compensation expenses of US$8,058,888 and a loss of US$12,567 related to the settlement of outstanding salaries, measured based on the closing price of the Company’s shares on the respective issuance dates.

On September 18, 2025, the Company agreed to grant an aggregate of 6,000,000 Class B ordinary shares to the core management team of Aitos as performance incentives and retention bonuses. These shares are subject to transfer restrictions and will vest in two tranches, with 50% becoming transferable three months after the closing and the remaining 50% becoming transferable six months after the closing, in accordance with the share purchase agreement. The Company recognized share-based compensation expense of $9,211,326, measured based on the closing price of the Company’s ordinary shares on September 18, 2025. As of December 31, 2025, approximately US$2,488,674 of total unrecognized compensation cost related to the unvested restricted shares remained and is expected to be recognized over a weighted-average period of approximately 0.21 years.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

20. SHARE-BASED COMPENSATION (cont.)

On December 10, 2025, the Company and Burkhan Capital LLC mutually agreed to terminate the convertible note purchase agreement dated September 29, 2025. In connection with the termination, the Company issued 500,000 Class B ordinary shares to Burkhan Capital LLC for advisory services pursuant to related agreements entered into on December 10, 2025. The shares were issued on December 19, 2025 in a private placement and are subject to a six-month lock-up. The Company recognized share-based compensation expense of US$285,000, measured based on the closing price of the Company’s ordinary shares on December 10, 2025.

On September 3, 2025, the Company entered into a standby equity purchase agreement with YA II PN, Ltd. (“Yorkville”), pursuant to which the Company had the right, but not the obligation, to issue and sell up to US$100.0 million of its Class B ordinary shares to Yorkville over a 24-month period. The agreement was subsequently terminated. In connection with the arrangement, the Company issued an aggregate of 479,570 Class B ordinary shares to Yorkville as consideration for Yorkville’s commitment to reserve the standby equity purchase capacity under the agreement, including 239,785 shares issued on September 8, 2025 and 239,785 shares issued on December 19, 2025. The Company recognized share-based compensation expense of US$410,032 for the year ended December 31, 2025, measured based on the closing price of the Company’s ordinary shares on issuance dates.

Pursuant to a supplemental agreement entered into in 2025, Vision Path was added as a new co-obligor and Long Hope Holdings Limited (“Long Hope”) was introduced as an additional guarantor. Both parties jointly assumed joint and several guarantee obligations in respect of the Puluo Debt. As consideration for providing the guarantee services, the Company issued 22,000,000 and 10,000,000 Class B ordinary shares to Vision Path and Long Hope, respectively. These share issuances were accounted for as share-based compensation for guarantee services, with the related expense recognized in the consolidated statements of operations. For the year ended December 31, 2025, the Company recognized share-based compensation expense of US$46,160,000 in connection with this arrangement.

On July 24, 2025, the Company issued 225,500 Class B ordinary shares to TakYuen Colin LAW pursuant to a supplemental agreement as consideration for legal services provided. For the year ended December 31, 2025, the Company recognized share-based compensation expenses of US$306,680, measured based on the closing price of the Company’s shares on issuance dates.

21. TAXATION

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), Robo.ai Inc. (the “Company”) has obtained an undertaking from the Financial Secretary that:

(1)    no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company or its operations; and

(2)    no tax be levied on profits, income gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by the Company:

(a)     on or in respect of the shares, debentures or other obligations of the Company; or

(b)    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

The undertaking for the Company is for a period of 20 years from April 28, 2026.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

21. TAXATION (cont.)

British Virgin Islands

The Company’s subsidiaries incorporated in the BVI are not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

United Arab Emirates

Our subsidiaries incorporated in United Arab Emirates are currently not subject to taxation in United Arab Emirates, as companies operating in the designated free zones of the UAE and not conducting business activities in the UAE mainland are exempt from corporate taxes or customs duty.

Hong Kong

The Company’s subsidiaries incorporated in Hong Kong are subjected to Hong Kong profits tax. With effect from April 1, 2018, a two-tiered profits tax rate regime applies. The profits tax rate for the first HKD 2 million of corporate profits is 8.25%, while the standard profits tax rate of 16.5% remains for profits exceeding HKD 2 million. If no election has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to standard profits tax rate. Because the preferential tax treatment is not elected by the Group, the subsidiaries registered in Hong Kong are subject to income tax at a rate of 16.5%.

Mainland China

Generally, the Group’s WFOE and subsidiaries, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

United States

The company’s subsidiary, which incorporated in USA in 2022, is subject to statutory U.S. Federal corporate income tax at a rate of 21% for the years ended December 31, 2025, 2024 and 2023. U.S. does not believe it is more likely than not that the losses are realizable. There is no related tax provision other than state minimum taxes.

The following table sets forth current and deferred portion of income tax expense of the Group:

For the years ended December 31,
	2025	2024	2023
Current income tax expense	$—	$—	$—
Deferred income tax expense	—	—	—
Total income tax expense	$—	$—	$—

Loss before provision for income tax were attributable to the following geographic locations:

	For the years ended December 31,
	2025	2024	2023
Mainland China	$30,345	$38,651	$84,911
Dubai	10,915	33,370	77,134
United States	126,307	100,705	104,650
Total loss before income tax expenses	$167,567	$172,726	$266,695

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

21. TAXATION (cont.)

The following table sets forth reconciliation between the statutory income tax rate and the effective tax rates:

	For the years ended December 31,
	2025	2024	2023
Statutory income tax rate in PRC	25.0%	25.0%	25.0%
Tax effect of non-deductible items	—	—	(0.1)%
Tax effect of undeclared expenses(i)	—	(5.2)%	(2.9)%
Tax effect of fair value change of convertible notes	(0.4)%	—	—
Tax effect of share-based compensation	(17.5)%	—	—
Tax effect of income tax rate differences in jurisdictions other than the PRC	(2.6)%	(2.7)%	(4.4)%
Tax effect of net operating loss not applicable to carryforwards	(0.3)%	7.5%	(6.1)%
Change in valuation allowance	(4.2)%	(24.6)%	(11.5)%
Effective tax rate	—	—	—

____________

(i)      The undeclared expenses mainly represent accrued financial expenses associated with PIPE escrow accounts. These are related expenses for which the Group will not include in the tax return, thereby giving rise to a permanent difference.

As of December 31, 2025 and 2024, the significant components of the deferred tax assets were summarized below:

	As of December 31,
	2025	2024
Deferred tax assets:
Net operating loss carried forward	$39,608	$36,748
State net operating loss carried forwards for US entity	718	586
Accrued expenses	652	468
Impairment loss	12,167	13,376
Allowance for expected credit loss	30,512	24,273
Impairment on investments	3,980	3,980
Inventory write-down	4,277	4,249
Lawsuit provision	6,346	5,509
Property and equipment	799	788
Total deferred tax assets	99,059	89,977
Less: valuation allowance	(99,059)	(89,977)
Deferred tax assets, net of valuation allowance	$—	$—

Roll forward of valuation allowance
Balance at the beginning of the year	$89,977	48,363
Allowance made during the year	6,978	42,532
Effect of exchange rate differences	2,104	(918)
Balance at the end of the year	$99,059	89,977

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

21. TAXATION (cont.)

As of December 31, 2025, the Group had net operating loss from US entity of US$11.0 million that will be carried forward indefinitely and state net operating loss from US entity of US$8.9 million recognized in 2024 and US$5.9 million recognized in 2023 that will expire beginning in year 2044 and 2043, if unused, respectively. As of December 31, 2025, the net operating loss carry forward from Mainland China will expire, if unused, as follows:

	Net operating loss carry forward due by schedule
	2026	2027	2028	2029	2030	Total
Net operating loss carry forward	2,639	24,336	39,416	76,836	6,006	149,233

The Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries of the Group may not be used to offset other subsidiaries’ earnings within the Group. Valuation allowance is considered on each individual subsidiary basis. Valuation allowance of US$99.1 million, US$90.0 million and US$48.4 million had been provided as of December 31, 2025, 2024 and 2023, respectively in respect of all deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

22. ORDINARY SHARES

The Company is authorized to issue a total of 100,000,000 Class A ordinary shares of a par value of US$0.0001 each and a total of 400,000,000 Class B ordinary shares of a par value of US$0.0001 each. Each Class A ordinary share is entitled to twenty-five votes; and each Class B ordinary share is entitled to one vote. Each Class A ordinary share is convertible into one Class B ordinary share at any time at the option of holder of such Class A ordinary share. Class B ordinary share is not convertible into any Class A ordinary share.

In October 2023, the performance condition of delivering 12 vehicles is achieved and the Earnout Shares of 3,635,001 Class A ordinary shares was issued to Muse Limited accordingly. See Note 20 for details.

In April 2023, the Company issued 1,000 Class B ordinary shares for exercise of warrants for the exercise price of US$11.50 per share. In December 2023, the Company issued 2,378,171 Class B ordinary shares of a par value of US$0.0001 each to a shareholder.

On July 31, 2025, the Company issued 84,134 Class B ordinary shares to Sara International Holdings Ltd. (“Sara”) pursuant to a Share Issuance Agreement to settle an outstanding payable to Sara with a principal amount of US$98,865. Based on the closing price of the Company’s ordinary shares on July 31, 2025, the Company recognized a loss of US$18,081 in connection with the settlement of this liability through the issuance of equity.

On August 5, 2025, the Company issued an aggregate of 1,851,852 Class B ordinary shares to two investors, Zhu Li and Shi Zhengjian, consisting of 345,679 and 1,506,173 shares, respectively. The Company received gross proceeds of $140,000 and $610,000 from the respective investors.

On September 18, 2025, the Company issued 5,181,250 Class B ordinary shares to acquire 1,745 ordinary shares of Aitos, representing approximately 16.58% of Aitos’s issued and outstanding share capital. See Note 7 for further details.

During the year ended December 31, 2025, the Company granted an aggregate of 51,487,074 Class B ordinary shares to 17 active employees and five independent directors under share-based compensation arrangements. As of December 31, 2025, 21,166,544 shares had vested and been issued. See Note 20 for further details.

During the year ended December 31, 2025, the Company granted an aggregate of 7,601,103 Class B ordinary shares to five external consultants under share-based compensation arrangements. As of December 31, 2025, 5,016,727 shares had vested and been issued. See Note 20 for further details.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

22. ORDINARY SHARES (cont.)

During the year ended December 31, 2025, the Company issued an aggregate of 45,193,240 Class B ordinary shares to former employees and other external service providers in consideration for services rendered or in settlement of outstanding obligations. See Note 20 for further details.

As of December 31, 2025 and 2024, 36,350,011 Class A ordinary shares were issued and outstanding, 334,343,429 and 255,849,682 Class B ordinary shares were issued and outstanding.

Increase in share capital

Effective October 23, 2025, the Group increased its authorized share capital from US$50,000 divided into 500,000,000 shares, comprising (i) 100,000,000 Class A ordinary shares with a par value of US$0.0001 per share and (ii) 400,000,000 Class B ordinary shares with a par value of US$0.0001 per share, to US$400,000 divided into 4,000,000,000 shares, comprising (i) 500,000,000 Class A ordinary shares and (ii) 3,500,000,000 Class B ordinary shares, each with a par value of US$0.0001 per share.

Equity Purchase Facility

On December 11, 2025, the Group entered into an Equity Purchase Facility Agreement (the “EPFA”) with SZOP Opportunities I LLC (“SZOP”), pursuant to which the Group has the right, but not the obligation, to sell up to US$100.0 million of its newly issued Class B ordinary shares to SZOP over the term of the EPFA.

Under the EPFA, the Group may, at its sole discretion and subject to the terms and conditions set forth therein, deliver advance notices to require SZOP to purchase specified amounts of shares (each, an “Advance”), subject to a maximum advance amount per notice. There is no minimum usage requirement and no commitment or non-usage fee. The EPFA limits SZOP’s beneficial ownership to 4.99% of the Group’s outstanding Class B ordinary shares (or voting power), which may be increased or decreased by SZOP upon 61 days’ prior notice, up to a maximum of 9.99%.

The Group is restricted from entering into certain variable rate transactions during the term of the EPFA and is subject to limitations on additional equity issuances during the defined restricted period, including providing SZOP participation rights in certain subsequent placements. As of the issuance of the consolidated financial statements, no shares had been issued under the EPFA.

23. NON-CONTROLLING INTERESTS

As a result of the Reorganization of the Company that was completed on January 19, 2022 (see Note 1), Tianqi Group and its subsidiaries’ financial statements have been prepared on a consolidated basis by applying the pooling of interests method as if the reorganization had been completed at the beginning of the earliest reporting period, and the equity interests held by the original shareholders are recognized as non-controlling interests as if the Capital Increase were occurred on January 1, 2020.

As of December 31, 2020, the non-controlling interests consisted of (i) the 4.76% of the equity interests in Tianqi Group held by the original shareholders after giving retroactive effect to the Reorganization of the Company, and (ii) the 25% of the equity interests in Tianjin Tianqi held by a non-controlling shareholder.

On November 24, 2021, Tianqi Group acquired the 25% equity interests of Tianjin Tianqi from its non-controlling shareholders at a consideration of RMB140,000 (approximately US$21,969), causing Tianqi Group’s equity interest to increase from 75% to 100%. The balance of non-controlling interests had decreased by RMB18,048,191 ($2,832,155) in response to the transaction.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

23. NON-CONTROLLING INTERESTS (cont.)

In 2021, Tianqi Group entered into a series of supplemental agreements (the “new supplemental agreements”) with Taizhou Puluo New Energy Automobile Equity Investment Enterprise (Limited Partnership) (“Puluo”), Guozhong Tianhong Asset Management (Tianjin) Co., LTD (“Guozhong Tianhong”, or the new investor), and Tianjin Tuoda Enterprise Management Service Co., LTD (“Tianjin Tuoda”) which is the shareholder of the Tianqi Group. Under the supplemental agreements, Guozhong Tianhong agreed to repay the investment subscription of US$166.7 million (RMB1.088 billion) to Puluo and at the same time converted the debts into 10.625% of equity shares of Tianqi Group. If the Company fails to get approval from U.S. Securities and Exchange Commission (“SEC”) and complete a business combination with SPAC as of December 31, 2024, Guozhong Tianhong shall transfer the Puluo Debts as well as its equity interest of Tianqi Group to Tianjin Tuoda, and Tianjin Tuoda would repay the Puluo Debts to Puluo and takeover the equity interests of Tianqi Group on January 1, 2025.

Each of Mr. Nan Wu and ICONIQ has provided guarantee liability for Tianjin Tuoda’s repayment to Puluo and ICONIQ has provided guarantee for Guozhong Tianhong’s repayment to Puluo. The Group would assume joint guarantee obligations arising from Guozhong Tianhong or Tianjin Tuoda’s default on the Puluo Debts, and the guarantee is valid until two years after the due date of performance of repayment obligations In addition, each of eight shareholders of the Group, representing an aggregated holding interest of 39.2% of ICONIQ as of December 31, 2021, signed letters of support to commit their financial support to Tianjin Tuoda for the indebtedness, as well as to assume the joint and several guarantee liability of Puluo Debts. As of December 31, 2022, aggregated holding interest held by the eight shareholders was 33.3% of the Group.

Although there is a contingency term which related to the success of SPAC merger transaction, as of December 31, 2021, the Puluo Debts was de-recognized by the Company, and the equity interests owned by Guozhong Tianhong through the conversion of debts were recognized as non-controlling interests.

In 2022, there was a subscribed capital contribution of US$44.6 million (RMB300 million) from NWTN Zhejiang to Tianqi Group, resulting in a decreased in non-controlling interest in Tianqi Group from 5.30% to 4.12%. The subscription was not received by Tianqi Group as of December 31, 2022.

As of December 31, 2025 and 2024, the non-controlling interests were 4.12% and 4.12%, respectively, of the equity interests in Tianqi Group held by Guozhong Tianhong and the original shareholders, after giving retroactive effect to the Reorganization of the Company.

As of December 31, 2025 and 2024, non-controlling interests in the consolidated balance sheet was US$4.3 million and US$4.0 million respectively.

24. RELATED PARTY TRANSACTIONS

(a) The table below sets forth the related parties and their relationships with the Group:

No.	Name of Related Parties	Relationship
1	ICONIQ (Tianjin) New Energy Technology Research Institute (“ICONIQ Institute”)	Controlled by the Company’s Executive Chairman, Mr. Alan Nan Wu (100%)
2	Shenzhen Yinghehuicheng Investment Center (Limited Partnership) (“Shenzhen Yinghehuicheng”)	A company controlled by a shareholder of the Company, and also a non-controlling shareholder of Tianqi Group
3	Tianjin Tuoda Enterprise Management Service Co., Ltd. (“Tianjin Tuoda”)	A company controlled by a group of shareholders of the Company, and also a non-controlling shareholder of Tianqi Group
4	Mr. Alan Nan Wu	Shareholder and Executive Chairman of the Company
5	Vision Path Holdings Limited (“Vision Path”) *	Shareholder of the Company

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

24. RELATED PARTY TRANSACTIONS (cont.)

No.	Name of Related Parties	Relationship
6	Shanghai OBS Culture and Technology Co., Ltd. (“Shanghai OBS”)	A company in which the Group holds a 20% equity interest. Mr. Aaron Huainan Liao, the Company’s Vice Chairman & Executive Global President, is the Chief Executive Officer of Shanghai OBS.
7	Al Ataa	Shareholder of the Company
8	Muse Limited	A company 100% held by Mr. Alan Nan Wu
9	Mr. Benjamin Zhai	Chief Executive Officer and Executive Director of the Company
10	My Car (Shenzhen) Technology Co., Ltd. (“My Car”)	A company which Mr. Alan Nan Wu held 25.3% and nil equity interest as of June 26, 2023 and June 30, 2023, respectively
11	Long Hope Holdings Limited (Long Hope) *	Shareholder of the Company

____________

*        Vision Path and Long Hope were added as additional guarantors and jointly undertook joint and several guarantee obligations in respect of the Puluo Debt. See Note 26 Commitments and Contingencies.

(b) The Group had the following significant related party transactions for the years ended December 31, 2025, 2024 and 2023:

	For the years ended December 31,
Nature	2025	2024	2023
Expense paid by a related party on behalf of the Group
– Mr. Benjamin Zhai(i)	$205	$—	$—
– Mr. Alan Nan Wu(ii)	—	(54)	(53)
Technical service provided by a related party
– Shanghai OBS	—	—	380
Loan proceeds from related parties
– Mr. Benjamin Zhai(i)	95	—	—
– Mr. Alan Nan Wu(ii)	1,034	—	—
Repayments to a related party
– Mr. Alan Nan Wu(ii)	188	480	4,658
Repayments of Mr.Nan Wu loan by Tianjin Tuoda
– Mr. Alan Nan Wu(iii)	—	—	1,592
Loan to related parties
– Shanghai OBS	16	63	—
– Tianjin Tuoda(iii)	95	—	15,679
Interest expenses of loan from a related party
– Mr. Benjamin Zhai(i)	150	—	—
Accrued financial expenses to PIPE Investor
– Al Ataa (see Note 9 PIPE escrow account for details)	—	(36,137)	(30,000)
Share-based compensation
– Muse Limited (see Note 20 share-based compensation for details)	—	—	23,338
– Vision Path (see Note 20 share-based compensation for details)	32,560	—	—
– Long Hope (see Note 20 share-based compensation for details)	$13,600	$—	$—

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

24. RELATED PARTY TRANSACTIONS (cont.)

(c) The Group had the following related party balances with the related parties mentioned above:

	As of December 31,
	2025	2024
Amounts due from related parties:
– Tianjin Tuoda(iii)	$14,326	$13,662
– Mr. Alan Nan Wu(ii)	287	1,569
– Shanghai OBS	81	62
– The Pledgor (see Note 9 PIPE escrow account for details)	60,000	60,000
Subtotal	$74,694	$75,293
Less: Allowance for expected credit loss (see Note 9 PIPE escrow account for details)	(74,694)	(75,293)
Amount due from related parties, net	$—	$—

Amounts due to related parties, current:
– Vision Path(iv)	$4,855	$4,651
– Shenzhen Yinghehuicheng	672	644
– Mr. Benjamin Zhai(i)	450	—
Total	$5,977	$5,295

____________

(i)      On April 16, 2025, the Group entered into a loan agreement with the Mr. Benjamin Zhai, pursuant to provide a loan in the principal amount of US$300. The loan has a term of 12 months from the date the funds are received by the Group. Under the terms of the agreement, the Company is required to repay a total amount of US$450 upon maturity, representing principal of US$300 and total interest of US$150. The effective annual interest rate is approximately 50%. Of the total loan proceeds, approximately US$95 was remitted directly to the Group, and the remaining US$205 was paid by Mr. Benjamin Zhai on behalf of the Group to settle audit service fees.

(ii)     In 2022, My Car paid loan and expenses on behalf of the Group totaled US$5.5 million, which were interest-free and repayable on demand, and the Group repaid US$5.8 million. The Group provided loan to My Car of US$1.5 million which was transferred to Mr. Nan Wu from My Car, as a result, the balance of amounts due from My Car as of December 31, 2025 and 2024 was nil.

          In 2022, Mr. Nan Wu paid loan and expenses on behalf of the Group totaled US$3.8 million, net off the expenses the Group paid for Mr. Nan Wu. Mr. Nan Wu also provided interest-free loans of US$2.9 million to the Group for ordinary operations in 2022, which was repayable on demand. In 2023, the Group had repaid the amount in full to Mr. Alan Nan Wu.

          In 2024, the Group made repayments to Mr. Nan Wu of US$0.5 million. In 2025, the Group received interest-free loans of US$1.0 million from Mr. Nan Wu and made repayments of US$0.2 million.

(iii)    In April 2022, Tianjin Tuoda and the Group entered into a financing service agreement that Tianjin Tuoda would provide financing service for a 6.5% commission fee. In 2022, a PIPE amounted to US$200 million wired into the Group as permanent equity, which was associated with Tianjin Tuoda’s financing service. As a result, the commission fee payable to Tianjin Tuoda was US$13 million, which was recognized as additional paid-in capital in the consolidated financial statements.

          The Group paid US$6.1 million of expenses on behalf of Tianjin Tuoda, of which US$3,792 remained due to Tianjin Tuoda as of December 31, 2022.

          During the six months ended June 30, 2023, the Group provided interest-free loans totaled US$1.6 million to Tianjin Tuoda to support its normal operations, which was repayable on demand. In June 2023, the Group’s claim on Tianjin Tuoda was transferred to Mr. Alan Nan Wu, resulting in the balance of amounts due from Tianjin Tuoda was nil, and the balance of amounts due from Mr. Alan Nan Wu was US$320 as of June 30, 2023.

          In the second half of 2023, the Group continued to provide a series interest-free loans amounting to US$15.7 million to Tianjin Tuoda to support its normal operations. In 2025, the Group continued to provide a series interest-free loans amounting to US$0.1 million to Tianjin Tuoda. As of December 31, 2025 and 2024, US$14.3 and US$13.7 million remains outstanding.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

24. RELATED PARTY TRANSACTIONS (cont.)

(iv)    In August 2022, Vision Path, the Group and Hainan Union Management Co., Ltd (“Hainan Union”) entered into a share transfer agreement. Under the agreement, Vision Path would sell its shares of the Group to Hainan Union with an amount of US$5.0 million and provided the amount to the Group as an interest-free loan for two years to support the Group’s normal operations. Among them, US$3.0 million would be due on August 24, 2024 and the rest would be due on September 27, 2024. In 2025, the Group negotiated with Vision Path and consented to have an extension of payment of the total loan to extend the repayment date to December 31, 2026. As of December 31, 2025 and 2024, US$4.7 million is due and in default and the Group does not make any payment to Vision Path.

As of December 31, 2025, the Group recorded full credit losses for amounts due from related parties based on the management’ estimation of the collectability.

25. RESTRICTED NET ASSETS

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of its subsidiaries included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

In accordance with the Mainland China regulations on Enterprises with Foreign Investment, a WFOE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WFOE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. WFOE is subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Group’s PRC consolidated subsidiaries are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s subsidiaries are restricted in their ability to transfer a portion of their net assets to the Group. As of December 31, 2025 and 2024, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Group’s subsidiaries, that are included in the Group’s consolidated net assets were approximately US$81.4 million and US$88.0 million.

26. COMMITMENTS AND CONTINGENCIES

Contingencies

The Group is, from time to time, subject to claims and disputes arising in the normal course of business. In the opinion of the management, while the outcome of any such claims and disputes cannot be predicted with certainty, its ultimate liability in connection with these matters is not expected to have a material adverse effect on the Group’s results of operations.

Except for the Disputes described below, the Group is not aware of any pending or threatened claims or litigation as of December 31, 2025 and through the issuance date of these consolidated financial statements.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

26. COMMITMENTS AND CONTINGENCIES (cont.)

Puluo Debt

During 2018, Tianqi Group entered into a series of agreements with Taizhou Puluo New Energy Automobile Equity Investment Enterprise (Limited Partnership) (“Puluo”) and had received several loans from Puluo totaled RMB1.088 billion (approximately US$150.0 million) which was to be repaid in full as of December 31, 2018 (the “Puluo Debts”).

In December 2021, to settle the Puluo Debts, Tianqi Group entered into a series of supplemental agreements (the “New Agreements”) with Puluo, Guozhong Tianhong Asset Management (Tianjin) Co., LTD (“Guozhong Tianhong”), and Tianjin Tuoda. Under the New Agreements, Guozhong Tianhong acquired the Puluo Debts from Puluo, resulting in a payment obligation of RMB1.088 billion by Tianqi Group to Guozhong Tianhong, as well as a payment obligation of RMB1.088 billion by Guozhong Tianhong to Puluo. On the same day, Guozhong Tianhong converted its RMB1.088 billion credit due from Tianqi Group into 10.625% of equity shares of Tianqi Group.

According to the New Agreements, in the event that the Group fails to obtain approval from the SEC and complete a business combination before December 31, 2022, Guozhong Tianhong is obligated to transfer both the Puluo Debts and its equity interest of Tianqi Group to Tianjin Tuoda. Subsequently, on January 1, 2023, Tianjin Tuoda would assume responsibility for repaying the Puluo Debts to Puluo while also acquiring the equity interests of Tianqi Group. However, the consummation of a business combination before December 31, 2022 would require Guozhong Tianhong to pay back Puluo Debts in two installments within a period of two years from the date of the business combination. Additionally, within this same timeframe following completion of the business combination, Tianjin Tuoda will make two installment payments towards indemnifying Puluo (referred to as “Indemnification”). On November 11, 2022, the Company consummated the business combination with East Stone.

According to the New Agreements, the Group assumed joint and several liability (the “Joint and Several Liability”) for both the repayment of the Puluo Debts and the Indemnification from Guozhong Tianhong or Tianjin Tuoda (the “Co-obligator”) to Puluo. Additionally, Mr. Alan Nan Wu assumed joint and several liability for the repayment of the Indemnification from Tianjin Tuoda to Puluo.

In 2022, eight shareholders of the Group signed letters of support to demonstrate their commitment to providing financial support to Tianjin Tuoda for its indebtedness in the event that the Group fails to complete a business combination, as well as assuming joint and several liability of the Group for the repayment of both the Puluo Debts and the Indemnification. In 2023, (i) two shareholders of the Group signed letters of support to commit their financial support to Tianjin Tuoda and Guozhong Tianhong for the indebtedness, as well as assuming the joint and several liability for the repayment of both the Puluo Debts and the Indemnification, and (ii) Guozhong Tianhong signed a letter to commit its repayment of the debt to Puluo (collectively, the “Shareholders’ Support”).

As of December 31, 2023, 2024 and 2025, the Puluo Debts payable by Guozhong Tianhong were US$153.2 million, US$149.1 million and US$155.6 million, and the Indemnification payable by Tianjin Tuoda were US$71.7 million, US$73.3 million and US$80.7 million, respectively.

Pursuant to a supplemental agreement entered into in 2025, Vision Path was added as a new co-obligor and Long Hope Holdings Limited was introduced as an additional guarantor, both jointly undertaking the relevant joint and several guarantee obligations. The parties further acknowledged that, except in the case of acceleration events, the creditors will not seek to enforce the Group’s joint and several guarantee obligations under the termination agreement before December 31, 2027.

In consideration for the provision of guarantee services by Vision Path and Long Hope, the Company issued 22 million and 10 million Class B ordinary shares, respectively, to the guarantors. The Company recognized share-based compensation expense of US$46.2 million for the year ended December 31, 2025 in connection with this arrangement. See Note 20 Share-based compensation for details.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

26. COMMITMENTS AND CONTINGENCIES (cont.)

The management assessed the Joint and Several Liability in accordance with ASC 405-40. As of December 31, 2024 and 2025, the Company has not recognized a liability in respect of such arrangement, based on the following considerations:

(i) Enforcement restriction

Under the relevant agreements, except in the case of specified acceleration events, the creditors are not entitled to enforce the Group’s joint and several guarantee obligations prior to December 31, 2027. As of December 31, 2025, no acceleration event had been triggered.

(ii) Assessment of acceleration and legal analysis

Based on the contractual terms and relevant legal analysis, the Company has not triggered any acceleration events as of December 31, 2025. Furthermore, the arrangement does not specify the Company’s payment obligations, and accordingly, no present obligation requiring recognition has been identified as of December 31, 2024 and 2025.

(iii) Mitigation considerations

Management believes that, even in the event of potential acceleration, it would take appropriate actions to address and resolve any related obligations.

(iv) Subsequent disposal of ICONIQ Holding Limited

In February 2026, the Company completed the disposal of ICONIQ Holding Limited. Under the relevant transaction agreement, all liabilities and guarantees of ICONIQ Holding Limited, whether contingent or actual, remain the responsibility of the purchaser, and the Company has no continuing liability. As the contractual arrangements relating to the Puluo Debt were entered into by ICONIQ Holding Limited, the Company believes it has no remaining exposure following the disposal. See Note 28 Subsequent events for details.

Canshi Dispute

On July 31, 2021, Shanghai Canshi Investment Management Co., Ltd. (“Canshi”), Tianjin Tuoda, the Group, and Mr. Alan Nan Wu entered into a supplementary settlement agreement. Under this agreement, the Group agreed to provide a joint and several guarantee for Tuoda’ s repayment of a RMB10 million loan (plus accrued interest at 12% per annum from July 1, 2016), and further undertook to compensate Canshi in connection with the Group’ s overseas listing. The compensation was to be paid six months after the Group’ s listing and was calculated with reference to Canshi’ s notional equity interest at a RMB250 million valuation, multiplied by 50% of the average closing price of the Group’ s shares over 20 trading days prior to the due date. Mr. Alan Nan Wu also provided a joint and several guarantee for the Group’s obligations.

The Group completed its listing on November 14, 2022, and the compensation became due on May 14, 2023. The Group, however, failed to make the payment. On April 28, 2025, Canshi filed a civil complaint with the Shanghai No. 1 Intermediate People’ s Court against the Group, Mr. Alan Nan Wu, and Mr. Fu Xing, claiming (i) compensation of RMB238.7 million, (ii) liquidated damages of RMB7.3 million, and (iii) related fees and costs, with joint and several liability sought from Mr. Alan Nan Wu and Mr. Fu Xing. The total claimed amount is approximately RMB246.3 million. The case is currently pending.

According to the legal opinion dated September 25, 2025, the relevant clause of the agreement has been deemed invalid and is unlikely to be upheld by the courts. As a result, no compensation is expected to be payable under this claim, and the estimated liability arising from this litigation is nil. The Group does not expect any material adverse impact from this matter.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

27. SEGMENT REPORTING

The Group operates in a single operating segment and has one reportable segment, which includes all activities related to the sales of smart electric vehicles and auto parts and materials. The determination of a single segment is consistent with the consolidated financial information regularly provided to the Group’s chief operating decision maker (“CODM”). The CODM uses consolidated net loss for the purpose of assessing performance, making operating decisions and allocating resources. The measurement of segment assets is reported on the balance sheet as total consolidated assets.

The table below provides information about Group’s segment (in thousands):

	For the years ended December 31,
	2025	2024	2023
Revenues	$950	$11,995	$37,333

Less:
Cost of revenues	(356)	(9,327)	(49,014)

Segment gross (loss) profit	594	2,668	(11,681)

Less:
Depreciation and amortization	(699)	(775)	(800)
Amortization of operating lease right-of-use asset	(903)	(2,767)	(2,383)
Changes in fair value of warrant liabilities	(35)	236	212
Change in fair value of convertible notes	(2,626)	—	—
Disposal loss of property and equipment	(1,217)	(37)	—
Lawsuit provision	(1,143)	(22,143)	—
Inventory write-downs	(109)	(890)	(16,107)
Allowance for expected credit losses	(23,691)	(64,411)	(22,766)
Impairment loss	(4,319)	(1,242)	(62,665)
Interests on loans from a third party	(1,831)	(1,751)	(3,578)
Salary expenses	(5,248)	(14,543)	(20,593)
Rental expenses	(1,242)	(3,155)	(4,635)
Share-based compensation expenses	(117,036)	—	(23,338)
Financial expenses on PIPE (see Note 9 for details)	—	(36,137)	(30,000)
Other operating expenses	(266)	(2,248)	(46,631)
Interest expenses, net	(9,802)	(2,691)	(3,248)
Other income (expenses), net	2,006	(22,840)	(18,482)
Segment loss	$(167,567)	$(172,726)	$(266,695)

28. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of issuance of the consolidated financial statements, except for the events mentioned below, the Company did not identify any subsequent events with material financial impact on the Company’s consolidated financial statements.

Conversion of convertible note

In January 2026, JAK completed a series of conversions with an aggregate conversion amount of US$2.7 million. Pursuant to these conversions, the Group issued 14,671,200 ordinary shares at conversion prices ranging from US$0.12 to US$0.25 per share, as of the issuance date of the consolidated financial statements.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

28. SUBSEQUENT EVENTS (cont.)

The conversions were settled through the issuance of ordinary shares and did not involve any cash outflows. Upon each conversion, the carrying amount of the respective convertible notes, which had been measured at fair value as of December 31, 2025, was derecognized, and equity was recognized for the fair value of shares issued.

Disposal of ICONIQ Holding Limited

Subsequent to the reporting period, on February 5, 2026, the Company entered into a share transfer agreement with Energy Plus Management Limited, pursuant to which the Company agreed to dispose of its entire equity interest in ICONIQ Holding Limited, representing 100% of the issued and outstanding shares of ICONIQ Holding Limited, for a nominal consideration of US$1.00. The transaction has been completed in February 2026.

The Company determined that the disposal represents a significant strategic transaction. A disposal gain of US$59.6 million was recognized assuming the disposal occurred on June 30, 2025. This amount is based on ICONIQ Holding’s net assets as of that date, which is consistent with the independent valuation. The actual gain on disposal may differ from US$59.6 million due to changes in ICONIQ Holding’s net assets between June 30, 2025 and the actual disposal date.

As of December 31, 2025, ICONIQ Holding Limited remained fully operational and continued to be consolidated in the Company’s financial statements. Although management had conducted preliminary internal evaluations of strategic alternatives relating to ICONIQ during the second half of 2025, no binding commitment to sell had been approved by the Board of Directors, no definitive buyer had been identified, and no legally binding sale documentation had been executed as of that date.

Accordingly, the Company determined that, as of December 31, 2025, ICONIQ Holding Limited did not meet the criteria to be classified as held for sale under ASC 360-10-45-9, nor did the disposal qualify for presentation as a discontinued operation under ASC 205-20. The execution of the share transfer agreement and related approvals occurred after the reporting period and therefore represent a non-adjusting subsequent event. No reclassification or adjustment was required in the consolidated financial statements for the year ended December 31, 2025.

Acquisition of a Subsidiary

The Company, through its indirectly wholly owned subsidiary Robo.ai Investments L.L.C.-FZ, entered into a share purchase agreement dated February 19, 2026 with Yuntao Liu, the 100% owner of Chinasky Car Trading FZE (the “Target’), an automobile trading company incorporated in Dubai, UAE, to acquire 51% of the Target for US$1,000,000, payable in 7,388,799 Class B ordinary shares of the Company (the “Consideration Shares”), which are subject to a four-year lock-up and will be released in four equal annual tranches. The Company, through Robo.ai Investments L.L.C.-FZ, will support the Target in additional business lines, including leasing, automotive parts sales, after-sales service, and insurance-related projects, while the Target will provide a global distribution and logistics network across the Middle East, Central and West Asia, Eastern Europe, and North Africa to accelerate the commercialization of the Company’s intelligent hardware and mobility solutions. The agreement also provides pre-emptive and first refusal rights.

Entry into a Joint Venture Agreement with DaBoss.AI Inc.

On February 9, 2026, Robo.ai Inc. (the “Company”), through its indirectly wholly owned subsidiary, Robo.ai Investments L.L.C.-FZ, entered into a joint venture agreement with DaBoss.AI Inc. to establish a joint venture under the laws of the United Arab Emirates for the purpose of operating an Embodied AI data collection center within the Gulf Cooperation Council (“GCC”) region.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

28. SUBSEQUENT EVENTS (cont.)

Pursuant to the agreement, Robo.ai Investments L.L.C.-FZ will be responsible for providing non-technical infrastructure and operational support, while DaBoss.AI Inc. will be responsible for the technical and commercial operations of the joint venture. The Company is expected to beneficially own 51% of the equity interests of the joint venture and, upon establishment, intends to consolidate the financial results of the joint venture in accordance with U.S. GAAP.

The joint venture is expected to be established within 60 days following the execution of the agreement. The board of directors of the joint venture will consist of five members, three appointed by Robo.ai Investments L.L.C.-FZ and two appointed by DaBoss.AI Inc. The chief executive officer will be nominated by DaBoss.AI Inc., and the chief financial officer will be nominated by Robo.ai Investments L.L.C.-FZ. Certain reserved matters require the approval of shareholders representing at least two-thirds of the voting power or the affirmative vote of the director appointed by DaBoss.AI Inc.

The initial project of the joint venture is expected to involve the deployment of a distributed data collection network in the United Arab Emirates. The agreement also provides that certain data collection and annotation business opportunities within the GCC region will be conducted exclusively through the joint venture and includes customary shareholder rights, including buyout rights, liquidation rights, rights of first refusal, and drag-along rights. The agreement has an initial term of ten years and may be renewed or terminated in accordance with its terms.

Entry into a Joint Venture Agreement with Tachyon9 Corporation

On January 28, 2026, Robo.ai Inc. (the “Company”), through its indirectly wholly owned subsidiary, Robo.ai Investments L.L.C.-FZ, entered into a joint venture agreement with Tachyon9 Corporation to establish a joint venture under the laws of the United Arab Emirates to invest in, develop, own, and operate data center facilities. Pursuant to the agreement, the Company will beneficially own 51% of the joint venture and, accordingly, will consolidate the joint venture’s financial results under U.S. GAAP. The joint venture is expected to be established within 60 days from the date of the agreement. The board of directors of the joint venture will consist of three members, two appointed by the Company’s subsidiary and one appointed by the other joint venture party. The CEO will be appointed jointly by both parties, while the CFO will be appointed by the Company’s subsidiary.

The joint venture’s first material project will involve the development and operation of a data center facility with a target design capacity of approximately 20 megawatts (MW) of critical IT load. The project is expected to be located in the Asia-Pacific or Middle East and North Africa regions, with the specific site to be mutually agreed upon following a feasibility study.

The joint venture agreement has a term of 10 years, which may be extended by written mutual consent or terminated pursuant to the agreement. The agreement also provides for certain shareholder rights, including buyout rights, liquidation rights, right of first refusal, and drag-along rights.

Reverse Stock Split

On April 1, 2026, the Company announced that it would implement a 1-for-20 reverse stock split of all classes of its ordinary shares, including Class A and Class B ordinary shares. The reverse stock split was approved by the Company’s board of directors on January 19, 2026. Upon effectiveness, the number of outstanding shares decreased from 36,350,011 to 1,817,501 for Class A ordinary shares, and from 355,750,058 to 17,787,525 for Class B ordinary shares. Concurrently, the par value of the Company’s ordinary shares increased from US$0.0001 per share to US$0.002 per share.

ROBO.AI INC.

(FORMERLY KNOWN AS NWTN Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

28. SUBSEQUENT EVENTS (cont.)

The reverse stock split was implemented to regain compliance with the US$1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market. The reverse stock split affects all shareholders proportionately and does not alter any shareholder’s ownership percentage, except for adjustments resulting from the treatment of fractional shares.

All outstanding options, warrants, and other convertible securities were proportionately adjusted in accordance with their respective terms. No fractional shares were issued in connection with the reverse stock split, and any fractional shares otherwise issuable were rounded up to the nearest whole share.

The reverse stock split has been retrospectively reflected in the calculation of earnings per share. Except for EPS, no full retrospective adjustment has been made to prior period share or per-share information in the accompanying consolidated financial statements and related disclosures.

Adoption of Equity Incentive Plan (EIP 2026)

On February 27, 2026, the Company adopted the Equity Incentive Plan (2026) (the “EIP 2026”), which is substantially consistent with the Company’s previously adopted Equity Incentive Plan (2022) (the “EIP 2022”), except that the EIP 2026 authorizes the issuance of up to 50% of the Company’s Class A ordinary shares under the employee share incentive scheme.

All awards previously granted under the EIP 2022 remain outstanding and continue to be governed by their respective terms. The Board of Directors approved the EIP 2026 to promote the Company’s long-term growth and profitability by providing performance-based incentives to employees, directors and consultants.

Meanwhile, the Board approved the issuance of 18,000,000 Class A ordinary shares to Nan Wu, the Executive Chairman, under the Equity Incentive Plan (EIP 2026). The shares were issued in accordance with the terms of the EIP 2026 and the corresponding award agreement.

Robo.ai Inc.

UP TO 22,343,750 CLASS B ORDINARY SHARES

This prospectus is dated July 10, 2026